As filed with the Securities and Exchange Commission on May 8, 2012
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-1
 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MMRGLOBAL, INC.
 (Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	33-0892797 (I.R.S. Employer Identification Number)

4401 Wilshire Blvd., Suite 200
Los Angeles, California 90010
(310) 476-7002
 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Robert H. Lorsch
Chief Executive Officer
MMRGlobal, Inc.
4401 Wilshire Blvd., Suite 200
Los Angeles, California 90010
(310) 476-7002
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mark L. Skaist, Esq.
Justin Hughes, Esq.
Stradling Yocca Carlson & Rauth,
a Professional Corporation
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
(949) 725-4100

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated file, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated file" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	100,000,000	$0.02	$2,000,000	$229.20

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant's common stock as reported on the OTC Bulletin Board on May 4, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated May ___, 2012

Prospectus

Offering Up to 100,000,000 Shares
Common Stock

This prospectus relates to the offer and resale of up to 100,000,000 shares of our common stock, par value $0.001 per share, or the "Shares," by the selling stockholder, Granite State Capital, LLC, or "Granite." Granite has agreed to purchase 100,000,000 shares pursuant to the investment agreement we entered into with Granite on April 16, 2012. Subject to the terms and conditions of such investment agreement, which is referred to in this prospectus as the "Investment Agreement," we have the right to "draw," or sell, up to $15 million in shares of our common stock to Granite. This arrangement is sometimes referred to as the "Facility."

We will not receive any proceeds from the resale of the Shares offered by Granite. We will, however, receive proceeds from the sale of shares to Granite pursuant to the Facility. When we draw an amount of the Shares, the per share purchase price that Granite will pay to us in respect to such draw will be determined in accordance with a formula set forth in the Investment Agreement. Generally, with respect to each draw, Granite will pay us a per share purchase price equal to ninety-five percent (95%) of the lowest daily volume weighted average price, or the "VWAP," of our common stock during the five consecutive trading day period beginning on the trading day immediately following the day on which Granite receives our draw notice and ending on and including the date that is four trading days after the date of our draw notice.

Granite may sell the shares of common stock from time to time at the prevailing market price on the OTCQB, the OTC Bulletin Board, or on an exchange if our shares of common stock become listed for trading on such an exchange, or in privately negotiated transactions. Granite is an "underwriter" within the meaning of the Securities Act of 1933, as amended, or the "Securities Act," in connection with the resale of our common stock under the Facility.

Our common stock is quoted on the OTCQB, the OTC market tier for companies that are reporting with the SEC, under the symbol "MMRF," and on the OTC Bulletin Board under the symbol "MMRF.OB." The last reported sale price of our common stock on the OTC Bulletin Board on April 30, 2012 was $0.02 per share.

Investing in the offered securities involves a high degree of risk, including those risks set forth in the "Risk Factors" section of this prospectus, as well as those set forth in any prospectus supplement.

We will be responsible for all fees and expenses incurred in connection with the preparation and filing of this registration statement, provided, however, we will not be required to pay any underwriters' discounts or commissions relating to the securities covered by the registration statement.

You should read this prospectus and any prospectus supplement carefully before you decide to invest. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

______________________________

Subject to completion, the date of this prospectus is May __, 2012

______________________________

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information or to make any representation on behalf of our Company that is different from that contained in this prospectus. You should not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered by this prospectus under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or of any sales of these securities. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus may be used only in jurisdictions where it is legal to sell these securities.

______________________________

i

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. The words "anticipate," "expect," "believe," "plan," "intend," "will" and similar expressions are intended to identify such statements. Although the forward-looking statements in this prospectus reflect the good faith judgment of our management, such statements are subject to various risks and uncertainties, including but not limited to those discussed or incorporated by reference herein. Actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements. Except as required by applicable law, we disclaim any duty to update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made. The forward-looking statements included herein are necessarily based on various assumptions and estimates and are inherently subject to various risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates and possible changes or developments in economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including customers, suppliers, business partners and competitors and legislative, judicial and other governmental authorities and officials. Assumptions related to the foregoing involve judgments with respect to, are subject to various risks and uncertainties, including but not limited to those discussed or incorporated by reference herein. Actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

Readers are cautioned not to place undue reliance on forward-looking statements. They reflect opinions, assumptions, and estimates only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements in this prospectus, whether as a result of new information, future events, future circumstances or otherwise, except as required by law.

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ii

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before buying shares of our common stock. You should read the entire prospectus and any prospectus supplements carefully, especially the sections entitled "Cautionary Statement Regarding Forward Looking Statements," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," together with our financial statements and the related notes included elsewhere in this prospectus and in any prospectus supplements related thereto, before deciding to purchase shares of our common stock.

MMRGlobal, Inc.

Depending upon the context, the terms "MMRGlobal," "MMR," "Company," "we," "our" and "us," refers to either MMRGlobal, Inc. (formerly known as MMR Information Systems, Inc.) alone, or MMRGlobal, Inc. and its subsidiaries collectively. The term "MMRIS" refers to MyMedicalRecords, Inc., our wholly-owned subsidiary.

Organizational History

MMRGlobal was originally incorporated as Favrille, Inc., or "Favrille," in Delaware in 2000, and before the Merger (as defined below), operated under a different management team as a biopharmaceutical company focused on the development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. In May 2008, Faville's ongoing Phase 3 registration trial for its lead product candidate failed to show a statistically significant improvement in the treatment of patients with follicular B-cell non-Hodgkin's lymphoma, and accordingly, Favrille decided to sell all of its equipment related to manufacturing of this product, as well as other personal property in an auction. On September 9, 2008, this auction was consummated and Favrille received $3.2 million in net proceeds from the sale of the assets. With the disposition of all of its equipment and other personal property, Favrille ceased to engage in any operations and became a "shell company" as such term is defined in Rule 12b-2 of the Exchange Act.

Agreement and Plan of Merger and Reorganization

On November 8, 2008, Favrille entered into an Agreement and Plan of Merger and Reorganization, or the "Merger Agreement," with its wholly-owned subsidiary Montana Merger Sub, Inc., a Delaware corporation, or the "Merger Sub," and MMRIS, pursuant to which Merger Sub merged with and into MMRIS, with MMRIS continuing as the surviving corporation and a wholly-owned subsidiary of Favrille. We refer to this transaction, which closed on January 27, 2009 and which became effective on February 9, 2009, as the "Merger." Following the Merger, the holders of MMRIS equity prior to the Merger, on a fully diluted basis, owned or had the right to acquire approximately 60.3% of Favrille's equity, the holders of Favrille's equity prior to the Merger, on a fully diluted basis, owned approximately 33.2% of Favrille's equity, and certain beneficiaries under the Creditor Plan (which consist of our former officers and former directors and their affiliates) had the right to own up to approximately 6.5% of Favrille's equity. The Creditor Plan is described in Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and a copy is filed as Exhibit 10.5 to our annual report on Form 10-K for the year ended December 31, 2009.

As a result of the Merger, MMRIS became Favrille's wholly-owned subsidiary, its legal name became MyMedicalRecords, Inc. and our status as a "shell company," as such term is defined in Rule 12b-2 of the Exchange Act, ceased. Although Favrille was the legal acquirer, the Merger is accounted for as a reverse acquisition in accordance with U.S. generally accepted accounting principles, or "GAAP." Under this method of accounting, Favrille is treated as the "acquired" company for financial reporting purposes. This determination was primarily based on the fact that MMRIS's former shareholders held a majority of the equity of the consolidated company immediately following the Merger, MMRIS's operations comprise the ongoing operations of the consolidated entity immediately following the Merger and MMRIS's senior management and director designees assumed control of the consolidated company at the time of the Merger. Thus, upon the consummation of the Merger, Favrille became our company (i.e., the Company).

MMRIS was incorporated in Delaware in 2005 and is headquartered in Los Angeles, California.

In connection with the Merger, on February 9, 2009, we changed our legal entity name from Favrille, Inc. to MMR Information Systems, Inc. Subsequently, on June 16, 2010, we changed our legal entity name from MMR Information Systems, Inc. to MMRGlobal, Inc., which we believe more accurately reflects the nature of our operations.

On March 8, 2011 we formed a subsidiary, which we named MMR Life Sciences Group, Inc., or "Life Sciences," exclusively to maximize the value of our biotech assets including the company's anti-CD 20 antibodies and related FavID vaccine technologies acquired by MMRIS through the Merger. As of the date of this registration statement, the assets have not been transferred to the subsidiary but we are currently working toward completing such transfer.

Our Company and Business Subsequent to the Merger

As of the closing date of the Merger, we adopted MMRIS's business of empowering consumers to manage their Personal Health Records and other important documents, whether paper-based or digital, and by doing so, to better control and organize their lives overall. Starting in 2005, MMR filed patents for a universal Personal Health Record ("PHR") that could be used by any person or any healthcare professional anywhere in the world regardless of the technology on the other end. The Patents are entitled "Methods and System for Providing On-Line Medical Records" and "Methods and System for Providing On-Line Records." Today, we provide patented secure online storage and document management solutions for personal health records and other important documents, such as insurance policies, driver license, IDs, passports, estate planning documents, advance directives and photos, as well as legal and travel documents, amongst others.

The Company expanded its operations and added a line of document storage and management solutions for healthcare professionals, designed to eliminate paper, allow them to operate without dramatically changing the way a medical office operates and allow them to store and share health records with their patients on a real-time basis.

We are also in the business of licensing our intellectual property, which is comprised of biotech assets, including patents, patient samples, anti CD-20 antibodies and others intellectual property, as well as a portfolio of patents pertaining to health information technology.

Our consumer product, "MyMedicalRecords," is an easy-to-use, secure web-based Personal Health Record system, or "PHR," which allows documents, images and voice mail messages to be transmitted in and out of our system using a variety of methods, including fax, voice and file upload, and is not dependent upon any specific electronic medical records, or "EMR," platform. Our system also converts documents it receives by fax into PDF files. Using encryption technology, the system receives these files, as well as voice files and any other uploaded files, including data exported from Telemedicine systems, and stores them in the consumer's personal account, secured by a unique user ID and multiple password combination. A notification is sent to up to three user e-mail addresses (including text-enabled cell and smartphones) whenever a new record is received. Users can then access their files via the Internet and take advantage of an intuitive, customized filing system that allows them to categorize, annotate and file their records for easy access, organization and retrieval. Users can also print, download, e-mail or fax their records from their account, giving our customers greater control over their own Personal Health Records and other information, which they can share with healthcare providers and others as they move through the continuum of care.

We are currently selling our MyMedicalRecords PHR product direct to consumers, to corporations as an employee benefit, physicians, small hospitals, surgery centers and other healthcare professionals, including veterinarians, and to affinity organizations as a "value-added" service for their members or clients. We recently introduced a Prepaid Personal Health Record Card, which the Company plans on offering through retailers. We also sell to insurance companies and plan to sell through financial services organizations in the future. The PHR is offered both via the MyMedicalRecords web site and as a private-label product. When sold to employers and/or affinity groups, the Company counts members as individuals who have received paid access to the MMR system through their employers benefit program or as a member benefit from a respective affinity group. The Company then counts users as the individuals in that member group that activate and commence usage of their individual PHR account. In addition, the MyMedicalRecords PHR is an important component of the MMRPro professional document management and imaging system, which we are selling to physician offices and other healthcare professionals (see section on "MMRPro" for additional information).

Our "MyEsafeDepositBox" service is geared toward small businesses, the financial services, insurance and legal service industries. MyEsafeDepositBox is based on the same technology and architecture as our MyMedicalRecords PHR product. However, rather than focusing on storing medical records, MyEsafeDepositBox is designed to provide secure on-line storage for medical records and vital financial, legal and insurance documents, such as wills and advanced directives. MyEsafeDepositBox.com may be used as a virtual online "safe" and could serve as an essential part of any household's or business's disaster preparedness plan.

In September 2009, we introduced our MMRPro product, which provides physician offices with a powerful and cost-effective solution to the costly and time-consuming challenge of digitizing paper-based medical records, as well as providing doctors the ability to have access to those records through a private portal at MyMedicalRecordsMD.com (go to www.MMRPro.com for more information). MMRPro also features an integrated e-Prescribe automated drug order entry system. In addition, it automatically deploys records that patients can view and print out through a free patient portal, MMRPatientView.com. MMRPro also includes a "stimulus program" that allows doctors the opportunity to earn administrative reimbursements when their patients upgrade from the free MMRPatientView.com portal to a full-featured, paid MyMedicalRecords PHR.

We recognize the critical nature of managing an individual's health information requires that our products and advances be implemented with the utmost care to protect the privacy and confidentiality of our customers' data. The Health Insurance Portability and Accountability Act of 1996, commonly referred to as "HIPAA," requires covered entities to protect the privacy and confidentiality of the protected health information, or PHI, of their patients and customers. Although we are not a covered entity (as that term is defined in HIPAA), we consider it important to take into account the Privacy and Security Standards, and other requirements of HIPAA, when implementing our products and services and believe that we meet and/or exceed current HIPAA standards.

The Health Information Technology for Economic and Clinical Health Act, commonly referred to as "HITECH," enacted on February 17, 2009 as part of the American Recovery and Reinvestment Act, expanded HIPAA's reach beyond that of just covered entities. Now, business associates, defined as an entity that performs a function, activity, or service on behalf of a covered entity and that requires use or access to the PHI of the covered entity, and vendors of Personal Health Records that use or access PHI, must also comply with the HIPAA's Security Standards and many of HIPAA's Privacy Standards.

MMR is not a business associate under HIPAA's three-prong test because MMR would not be considered part of a covered entity's workforce (the first prong) and does not "perform a service on behalf of a covered entity" (the second prong), as the beneficiary of the PHR is the patient, not the covered entity, and the covered entity has no obligation to maintain PHRs on its patients (only medical records). Even so, MMR is re-examining its policies and procedures and reviewing its relationships with all necessary parties to ensure compliance with HITECH and its associated regulations. One of the primary goals of HITECH is to ensure that individuals are notified when there has been (or there is a strong possibility of) a breach of the individual's PHI - a requirement that MMR recognizes and fully supports.

We plan to continue to take advantage of the burgeoning consumer health information market and leverage federal legislation, including the HITECH Act. We believe that the healthcare reform legislation passed by Congress and signed by the President into law in March 2010 (the Patient Protection and Affordable Care Act), could represent a significant behavioral shift in how consumers will manage their healthcare because of the requirement that nearly everyone have insurance. The U.S. Supreme Court heard oral arguments challenging the law during the last week of March 2012 but has not yet issued a ruling on the case. Yet, even with the future of the insurance mandate uncertain, we believe health IT, a largely bipartisan issue, will continue to expand to make Personal Health Records an essential part of patients' lives (as a result of the ever present need to achieve cost savings and improved health outcomes). Modernizing the healthcare system also has significant implications for physicians and other healthcare providers, and we expect that as these physicians and healthcare providers look for cost-efficient ways to digitize their patient records, MMRPro will gain continued awareness and acceptance among the medical provider community. We also believe that, as medical costs and insurance costs increase, and benefits decrease, healthcare consumers will require greater control over their personal (and their families') health and health information.

Our MyMedicalRecords PHR product is designed to enable consumers to store their important medical records and data in one central and secure place where they can manage those records and control how they are accessed and shared. The market for the Company's products is significant. While every healthcare consumer in the U.S., as well as those in other countries, interested in managing their family's health using health information technology, are potential users of our MyMedicalRecords PHR product, we believe that the product has most appeal to these particular market niches:

  The chronically ill and their families who share information among many doctors (this population represents a disproportionate share of U.S. healthcare costs);
  Physicians who are being required to provide patients with timely electronic access to their personal health information;
  Individuals with Health Savings Accounts who need to carefully manage their eligible expenses over the course of a year;
  Consumers with "senior" parents who, in their role as caregivers, want to be sure they have current medical information readily available to react quickly in case of parental illness;
  Consumers with newborns who will be able to build a complete medical file for the newborn, which can last the newborn's entire life;
  Employees who are forced to change doctors and other providers when their employer changes health insurance and who therefore need to manage the transfer of medical information to their new providers;
  Consumers who are concerned with having their Personal Health Records and other important documents in a disaster or other emergency;
  Travelers and businesspeople working overseas who want to ensure that they always have access to their medical records in the event of an emergency;
  Hospitals required to provide patients discharge summary and procedures electronically;

  Home healthcare professionals who want to use technology, particularly PHRs, to maintain and share patient records and support practical daily management issues;
  Wireless providers who are seeing smartphones increasingly used as a hub for remote patient monitoring devices that can export data to PHRs to improve coordination of care in the patient-centered medical home;
  Corporations seeking to offer their employees a valuable benefit (e.g. companies implementing workforce wellness programs and those with expatriate employees would be particularly interested in our product);
  Pharmacists who are unable to spend more time counseling consumers due to time constraints and see PHRs as a way to help bridge the gap; and
  Government agencies, local, state and federal, who are seeking to provide a quick way to deploy a solution for helping families and businesses preserve their vital documents in the event of a man-made or natural disaster

Because of the similarity in functionality between our MyMedicalRecords PHR product and our MyEsafeDepositBox product, we market these products through some of the same channels. The crossover marketing strategy for our MyMedicalRecords PHR product and MyEsafeDepositBox product(s) focuses primarily on the following channels:

  To corporate accounts, as an added employee benefit for their employees, often bundled or co-branded with product offerings to their customers;
  To insurance companies who are looking for a valuable benefit to provide risk and accident policyholders both in the United States and abroad;
  Through affinity groups (such as alumni organizations and other membership organizations) and discount health benefit membership groups to their members; and
  Direct to consumers as a retail subscription product.

Our MMRPro product is an integrated, end-to-end service that gives physicians and other healthcare providers, an easy and cost-effective way to scan and digitize patient medical files, manage those files through a virtual patient chart and give patients up-to-date access to those records through an integrated patient portal. MMRPro is being marketed to:

  Physicians, particularly small group and sole practitioners who still do not have any way to digitize the paper in their offices and who do not want to invest the hundreds of thousands of dollars necessary to implement an Electronic Medical Record, or EMR, system;
  Community hospitals and other clinics which do not have the funds or technology resources to invest in an EMR system;
  Surgery centers and specialty clinics; and
  EMR and EHR vendors who are looking for a way to bring a Personal Health Record into their systems without having to build their own import modules.

The Company is an Independent Software Vendor of Kodak, which manufactures the scanner and scanning software used in the MMRPro system. As a result, MMR utilizes resources of Kodak distribution channels to sell this product into doctor offices nationwide. The Company has also announced that it is entering into a similar agreement with Fujitsu to provide hardware and software solutions to deploy its professional products and services.

The Company was one of the first Integrated Service Providers on Google Health, which discontinued services effective January 2, 2012 but is allowing existing users to access and migrate their data up until January 1, 2013; however, in 2011, we signed an agreement with Microsoft® HealthVault™ and are planning to integrate our services with their platform during 2012.

We continue to work with scientists, experienced investment bankers, venture capitalists and consultants to assist us in generating revenue through the licensing of our biotech assets, which could include milestone payments, as the term is generally used in the industry. We will also explore partnerships with manufacturers and or investors of and in Biotech products and services.

Beginning in June 2009, we filed various national phase filings from the Patent Cooperation Treaty (PCT) patent application directed to anti-CD20 monoclonal antibody assets, one of our biotech assets. National phase filings are pending in major European, Asian, North American, and South American markets, including in the United States, Australia, Brazil, Canada, China, Hong Kong, Europe, India, Japan, South Korea and Mexico.

The Company has relied upon numerous consultants in its efforts to accelerate bringing to market its anti-CD20 monoclonal antibodies. Anti-CD20 antibodies are useful in treating B-Cell malignancies, including Non-Hodgkin Lymphoma (NHL) and additional B-Cell mediated conditions such as rheumatoid arthritis. The Company understands the anti-CD20 antibody assets are potential candidates for the next generation of a Rituximab-type therapy. Rituximab is marketed under the trade name Rituxan® in the United States by Biogen Idec and Genentech (wholly owned member of the Roche Group) and under the name MabThera® by Roche in the rest of the world except Japan, where it is co-marketed by Chugai and Zenyaku Kogyo Co. Ltd. Rituxan® is one of the world's most successful monoclonal antibodies with US $6.6 billion reported total sales in 2010.

On December 22, 2010, the company entered into a non-exclusive agreement with Celgene to license the use of the Company's clinical and scientific data related to targeted immunotherapies for cancer and other disease treatments to stimulate a patient's immune response. In consideration for the rights granted under the agreement, Celgene agreed to pay the Company certain upfront fees and milestones payments. When a milestone is reached it automatically triggers a payment to MMR.

For a complete description of our business, please see the section entitled "Our Business."

Summary Financial Data

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus and any prospectus supplement, including the financial statements, their explanatory notes and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," before making a decision to invest in our common stock. The information contained in the following summary is derived from our financial statements for the years ended December 31, 2011 and 2010.

For accounting purposes, the Merger was treated as a reverse acquisition with MMR being the accounting acquirer. Accordingly, the historical financial results prior to the Merger are those of MMR and replace Favrille's historical financial results prior to the Merger. Our results of operations are included in MMR's financial results beginning on January 27, 2009.

	Years Ended
	December 31,
	2011	2010

Revenues	$1,419,648	$972,988
Cost of revenues	609,212	663,372
Gross profit	810,436	309,616
Other Operating expenses	7,214,436	7,289,021
Loss from operations	(6,404,000)	(6,979,405)
Other expenses	(2,480,427)	(10,920,647)
Net loss	$(8,884,427)	$(17,900,052)

Net loss available to common shareholders per share:
Basic and diluted	$(0.03)	$(0.08)

Our Principal Executive Offices

Our principal executive offices are located at 4401 Wilshire Blvd., Suite 200, Los Angeles, California 90010. Our telephone number is (310) 476-7002 and our website address is www.MMRGlobal.com. Information contained on our website does not constitute part of this prospectus.

Market Data and Industry Information

We obtained the market data and industry information contained in this prospectus from internal surveys, estimates, reports and studies, as appropriate, as well as from market research, publicly available information and industry publications. Although we believe our internal surveys, estimates, reports, studies and market research, as well as industry publications, are reliable, we have not independently verified such information, and as such, we do not make any representation as to its accuracy.

Summary of the Offering

This prospectus relates to the resale of up to 100,000,000 shares of our common stock by Granite (representing 26.7% of the outstanding shares before the Offering and 21.1% of the outstanding shares following the Offering). Granite will acquire our common stock pursuant to the terms and conditions of the Investment Agreement.

The Investment Agreement with Granite provides that Granite is committed to purchase from us, from time to time, up to $15,000,000 of our common stock over the course of 36 months. We may draw on the Facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Investment Agreement. The amount we are entitled to draw in any one notice shall be up to either 1) 200% of the average daily volume of our common stock for the 3 trading days prior to the applicable draw notice date, multiplied by the average of the 3 daily closing prices immediately preceding the draw date, or 2) $500,000. When we draw an amount of the Shares, the per share purchase price that Granite will pay to us in respect to such draw will be determined in accordance with a formula set forth in the Investment Agreement. Generally, with respect to each draw, Granite will pay us a per share purchase price equal to ninety-five percent (95%) of the lowest daily volume weighted average price, or the "VWAP," of our common stock during the five consecutive trading day period beginning on the trading day immediately following the day on which Granite receives our draw notice and ending on and including the date that is four trading days after the date of our draw notice. of the initial number of shares issuable by us and purchasable by Granite under the Facility is 100,000,000 shares , representing 26.7% of the outstanding shares before the Offering and 21.1% of the outstanding shares following the Offering.

Shares of common stock offered by us	None.

Common stock outstanding as of April 23, 2012	374,009,083

Shares of common stock offered by the Selling Stockholder	Up to 100,000,000 shares of our common stock by Granite, the Selling Stockholder (representing 26.7% of the total outstanding before the Offering.

Shares of common stock outstanding following the Offering:	474,009,083

Offering Price	To be determined by the prevailing market price for the shares at the time of the sale or in privately negotiated transactions.

Use of proceeds

We will not receive any proceeds from the sale of shares by the selling stockholder. We will, however, receive proceeds from the sale of shares to Granite under the Facility. We intend to use such proceeds for working capital, reduction of indebtedness, acquisitions and other general corporate purposes. See "Use of Proceeds" for additional information.

Risk Factors

An investment in our common stock is speculative and involves substantial risks. You should read the "Risk Factors" section beginning on page XX of this prospectus for a discussion of certain factors to consider carefully before deciding to invest in shares of our common stock.

Plan of Distribution	The shares of common stock covered by this prospectus may be sold by the selling stockholder in the manner described under "Plan of Distribution."

Stock Symbol

Our common stock is quoted on the OTCQB, the OTC market tier for companies that are reporting with the SEC, under the symbol "MMRF," and on the OTC Bulletin Board, or OTCBB, under the symbol "MMRF.OB."

Investment Agreement

We entered into the Investment Agreement on April 16, 2012. Pursuant to the Investment Agreement, Granite committed to purchase up to $15,000,000 of our common stock over the course of 36 months. The aggregate number of shares issuable by us and purchasable by Granite under the Investment Agreement is 100,000,000.

We may draw on the Facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Investment Agreement. The maximum amount that we are entitled to draw in any one notice is either (i) two hundred percent (200%) of the average daily volume (U.S. market only) of our common stock for the three (3) Trading Days prior to the applicable date of a draw notice, multiplied by the average of the three (3) daily closing prices immediately preceding the date of the applicable draw or (ii) five hundred thousand dollars ($500,000). The purchase price shall be set at ninety-five percent (95%) of the lowest daily VWAP of our common stock during the Pricing Period. There are restrictions applied during each Pricing Period. For example, we are not entitled to deliver another draw during any Pricing Period.

There are circumstances under which we will not be entitled to make a draw from Granite, including the following:

  we will not be entitled to make a draw from Granite unless there is an effective registration statement under the Securities Act to cover the resale of the shares by Granite;
  we will not be entitled to make a draw from Granite unless our common stock continues to be quoted on the OTC Bulletin Board, or becomes listed on a national securities exchange;
  we will not be entitled to make a draw from Granite if we are in default under the Investment Agreement, the registration rights agreement or any other agreement entered into in connection with the Investment Agreement until such default has been cured;
  we will not be entitled to make a draw from Granite if an injunction has been issued and remains in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the Shares;
  we will not be entitled to make a draw from Granite if the issuance of the Shares will violate any shareholder approval requirements of the OTC Bulletin Board, or applicable national securities exchange (if the Company becomes listed on such exchange);
  we will not be entitled to make a draw from Granite to the extent that such shares would cause Granite's beneficial ownership to exceed 4.99% of our outstanding shares; and
  we will not be entitled to make a draw from Granite prior to the closing date of the preceding draw.

There is no guarantee that we will be able to meet the foregoing conditions, any other conditions under the Investment Agreement or that we will be able to draw down any portion of the amounts available under the Investment Agreement.

The registration statement covers 100,000,000 shares of common stock under the Investment Agreement. In order to meet the full allotment of 100,000,000 shares authorized under the Investment Agreement, the Company's common stock would have an assumed VWAP of $0.15 less the 5% discount. Thus, if our share price rises above $0.15 per share, we will not be able to draw down in excess of the $15 million maximum. Likewise, if our share price fails to rise or falls, we are limited to the 100,000,000 shares registered under this registration statement and may not be able to draw the full $15 million.

The net tangible book value per share before and after the distribution, assuming the full $15 million is raised, will be $(0.017) and $0.018, respectively. The amount of the increase in such net tangible book value per share attributable to the cash payments made by Granite will be $0.032. The amount of the immediate dilution from the public offering price which will be absorbed by such purchasers will be $0.06.

The issuance of our shares of common stock under the Investment Agreement will have no effect on the rights or privileges of existing holders of common stock, except that the economic and voting interests of each stockholder will be diluted as a result of the issuance of our shares. Although the number of shares of common stock that stockholders presently own will not decrease, these shares will represent a smaller percentage of our total shares that will be outstanding after any issuances of shares of common stock to Granite. If we draw down amounts under the Investment Agreement when our share price is decreasing, we will need to issue more shares to raise the same amount than if our stock price was higher. Such issuances will have a dilutive effect and may further decrease our stock price. An example of the effect of issuing shares when our stock price is comparatively low is set forth below.

Under the Investment Agreement, the purchase price of the shares to be sold to Granite will be at a discount of 5% from the lowest VWAP of our common stock during the Pricing Period. The table below illustrates an issuance of shares of common stock to Granite under the Investment Agreement for a hypothetical draw amount of $50,000 at an assumed VWAP of $0.03.

Draw Down			Price to be Paid by	Number of Shares
Amount	VWAP	% Discount	Granite	to be Issued
$50,000	$0.03	5%	$ 0.029	1,724,138

By comparison, if the VWAP of our common stock was lower than $0.03, the number of shares that we would be required to issue in order to have the same draw down amount of $50,000 would be larger, as shown by the following table:

Draw Down			Price to be Paid by	Number of Shares
Amount	VWAP	% Discount	Granite	to be Issued
$50,000	$0.025	5%	$ 0.024	2,083,333

Accordingly, the difference of the second example outlined above from the first example outlined above, would be dilution of an additional 359,195 shares issued due to the lower stock price. In effect, a lower price per share of our common stock means a higher number of shares to be issued to Granite, which equates to greater dilution of existing stockholders. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by Granite, and because our existing stockholders may disagree with a decision to sell shares to Granite at a time when our stock price is low, and may in response decide to sell additional numbers of shares, further decreasing our stock price.

We are limited in the maximum number of shares that we may be required to obtain funds from the Investment Agreement to 100,000,000 shares. The actual number of shares which may be sold under the Investment Agreement is dependent upon our trading volume and share price, which varies from day to day. If we issue and sell all shares under the Facility, our stockholders could experience significant downward pressure on the price of our common stock

We entered into the Investment Agreement with the intention to grow our business, which in turn should increase our value. Because of the nature of the Investment Agreement, it appears unlikely that we will be able to draw down the full $15 million without significant positive value being added as a result of the aggregate draw downs. In addition, as reflected above, if our share price declines significantly and we still desire to draw down on the Investment Agreement, we will have to file one or more additional registration statements.

The Investment Agreement further provides that the Company and Granite are each entitled to customary indemnification from the other for any losses or liabilities we or it suffers as a result of any breach by the other of any provisions of the Investment Agreement, our registration rights agreement with Granite, or as a result of any lawsuit brought by a third-party arising out of or resulting from the other party's execution, delivery, performance or enforcement of the Investment Agreement or the registration rights agreement.

The Investment Agreement also contains representations and warranties of each of the parties. The assertions embodied in those representations and warranties were made for purposes of the Investment Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Investment Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a stockholder or investor might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.

Granite further agreed that during the term of the Investment Agreement, neither Granite nor any of its affiliates, nor any entity managed or controlled by it, will, or cause or assist any person to, enter into or execute any short sale of any shares of our common stock as defined in Regulation SHO promulgated under the Exchange Act.

Registration Rights Agreement

Pursuant to the terms of a Registration Rights Agreement, dated April 16, 2012, between Granite and us, we are obligated to file one or more registration statements with the SEC to register the resale by Granite of shares of common stock issued or issuable under the Investment Agreement. We are obligated to file with the SEC an initial registration statement on Form S-1 of which this prospectus forms a part by May 7, 2012, covering the resale of the 100,000,000 shares of common stock. We are obligated to use all commercially reasonable efforts to have the initial registration statement declared effective by the SEC within 90 days after the closing date.

RISK FACTORS

An investment in our common stock involves a high degree risk. Before making a decision to invest in shares of our common stock, you should carefully consider the following risk factors, as well as the other information contained in this prospectus. If any of the following risks actually occur, our business, financial condition, results of operations and prospectus could be materially adversely affected. If this were to occur, the trading price of our common stock could decline significantly and you may lose all or part of your investment in our common stock.

Risks Related to Our Business

Risks Related to Our Business

It is anticipated that we will continue to incur losses and negative cash flow from operations for the foreseeable future and our ability to continue is a going concern.

Historically, we have generated only minimal revenue. While our business includes personal healthcare record and storage products that are currently available, we are nevertheless still at an early stage in developing a business model that will enable us to generate significant revenue from the use of our products. Prior to the Merger, MMR financed its operations primarily through private placements of MMR capital stock and from secured loans from The RHL Group, Inc., a wholly-owned affiliate of MMR's founder and Chief Executive Officer, and our current Chairman, President and Chief Executive Officer, Robert H. Lorsch. Although we expect to continue to receive financing from The RHL Group, we have also continued to incur losses from operations and need additional sources of financing to fund our operations until we develop a profitable business. Even with additional funds from The RHL Group, there is no assurance that we will be able to generate sufficient revenue and working capital to fund our operations and create a sustainable going concern. As a result, it is expected that we will continue to incur operating losses for the foreseeable future.

If we fail to obtain additional financing, we will be unable to fund our operations.

We expect that the cash used in our operations will increase for the next several years. As of December 31, 2011, the Company's current liabilities exceeded its current assets by $6.6 million. Furthermore, during the year ended December 31, 2011, the Company incurred losses of $8.9 million, of which $4.5 million was non-cash related. At the current level of borrowing, the Company requires cash of $275,000 per year to service its debt. Furthermore, not including debt service, in order to continue operating its business, the Company uses an average of $278,000 cash per month, or $3.3 million per year. In addition to the above cash burn from operations, the Company will be required to obtain additional financing in order to meet the obligations for installment payments of $621,000 under the Creditor Plan and our obligations under the subordinated secured indebtedness to The RHL Group (which note payable had a balance of $1,574,312 at December 31, 2011), among other debt obligations. Such obligations are currently due and payable pursuant to the terms of the note. At this rate of cash burn, over the next twelve months, our existing current assets will sustain our business for approximately three to six months.

Although we generate some cash from our operations, we will need additional financing in order to fund operations until we can become cash flow positive, which is not expected to occur in the foreseeable future. For a description and copy of the Creditor Plan see Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" below and Exhibit 10.5.

Other than to meet the Creditor Plan obligations, our future funding requirements will depend on many factors, including:

  The pace of market adoption of current and future products;
  The length of sales cycles and implementation efforts for major corporate accounts;
  The launch of new products; and
  The buildup of a sales and service delivery organization.

If additional debt financing is raised in the future, we may be required to grant lenders a security interest in all or a portion of our assets and issue warrants to acquire our equity securities, resulting in dilution to our stockholders. In addition, any such debt financing may involve restrictive covenants, including limitations on our ability to incur additional debt, limitations on our ability to acquire or assign intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Further, our ability to raise funding through the sale of equity securities will be significantly limited by our existing authorized but unissued common stock. Following the Merger, we have a limited amount of available common stock and any changes to our certificate of incorporation to increase our authorized share capital would require a vote of our stockholders, which could be time consuming and costly to obtain.

Future additional funding may not be available on acceptable terms, or at all. If we are unable to raise additional capital when required or on acceptable terms, then we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our products.

We have been, and may continue to be, unable to generate sufficient cash flow to service our debt obligations.

Our ability to make payments on our indebtedness and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash in the future, which is subject to our ability to execute on our business plan, and also to general economic, industry, financial, competitive, operating, and other factors that are beyond our control.

MMR has a secured credit facility with The RHL Group, with all outstanding amounts due thereunder being guaranteed by us. As of December 31, 2011, the aggregate principal amount owed under The RHL Group credit facility was approximately $1,574,312.

As of December 31, 2011, we owed an aggregate of approximately $1,254,681 in principal amount to certain of our former employees and creditors, as evidenced by promissory notes issued to the same in connection with the Merger. We are obligated to make 18 monthly payments to such employees and creditors beginning August 2, 2009. We have not yet made any of the payments due and payable to such employees and creditors, and thus they are entitled to exercise such rights as may be available to them under applicable law.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay amounts due on our existing indebtedness or to fund our other liquidity needs. Thus, we may need to refinance all or a portion of our indebtedness on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

  Our financial condition at the time;
  Restrictions in our outstanding debt instruments; and
  Other factors, including the condition of the financial markets.

As a result, we may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or other proceeds are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, thereby potentially rendering us insolvent.

The level of our indebtedness could adversely affect our financial condition.

We have significant debt service obligations. As of December 31, 2011, the aggregate principal amount owed under all of our outstanding debt was approximately $2.6 million. The level of our indebtedness could have important consequences. For example, it could:

  Increase our vulnerability to adverse economic and industry conditions;
  Require us to dedicate a substantial portion of our cash flow from operations to the payment of our indebtedness, thereby reducing the availability of cash to fund working capital and capital expenditures and for other general corporate purposes;
  Restrict us from making strategic acquisitions, acquiring new content or exploring other business opportunities;
  Limit our ability to obtain financing for working capital, capital expenditures, general corporate purposes or acquisitions;
  Place us at a disadvantage compared to our competitors that have less indebtedness; and
  Limit our flexibility in planning for, or reacting to, changes in our business and industry.

We are a company with limited operating history and currently have only a small management team and staff, which could limit our ability to effectively seize market opportunities and grow our business.

Our operations are subject to all of the risks inherent in a growing business enterprise, including the likelihood of operating losses. As a smaller company with a limited operating history, our success will depend, among other factors, upon how we manage the problems, expenses, difficulties, complications and delays frequently encountered in connection with the growth of a new business, products and channels of distribution, and current and future development, as well as in the competitive emerging healthcare records management business. In addition, as a company with a limited operating history we have only a small management team and staff to grow our business and manage the risks inherent in a growing business enterprise. These factors could limit our ability to effectively seize market opportunities and grow our business.

Any significant limitation or failure of our technology systems that are critical to our operations could constrain our operations.

We are highly dependent upon the use of third-party technology systems to operate our business. Any failures in these systems could disrupt our business and subject us to losses. Moreover, although we have in place certain disaster recovery plans and backup servers, we may experience system delays and interruptions as a result of natural disasters, power failures, acts of war, and third-party failures. Potential system failures and the cost necessary to address them could result in material financial loss or costs, regulatory actions, breach of client contracts, reputational harm or legal claims and liability, which in turn could negatively impact our business prospects, results of operations and financial condition.

We may not be able to continue to maximize our legacy biotechnology assets or protect our proprietary rights, which may hurt our competitive position and future revenues.

We will only be able to protect our proprietary rights from unauthorized use by third parties to the extent that these rights are covered by valid and enforceable patents or are effectively maintained as trade secrets and are otherwise protectable under applicable law. We will attempt to protect our proprietary position by filing and maintaining U.S. and foreign patent applications related to our proprietary products, technology, inventions and improvements that are important to the development of our business.

The patent positions of biotechnology and biopharmaceutical companies involve complex legal and factual questions and, therefore, enforceability cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from third parties for future products may not provide any protection against competitors. Pending patent applications we may file in the future, or those we may license from third parties, may not result in patents being issued. Also, patent rights may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed or we will develop. The laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

In addition to patents for future and current products, we own a substantial portfolio of assets acquired from Favrille, including data, samples, and other intellectual property rights. We currently seek protection for these assets, in part, through confidentiality and proprietary information agreements. These agreements may not provide meaningful protection or adequate remedies for proprietary technology in the event of unauthorized use, transfer or disclosure of confidential and proprietary information. The parties may not comply with or may breach these agreements. Furthermore, our trade secrets may otherwise become known to, or be independently developed by, competitors.

Our success will further depend, in part, on our ability to operate without infringing the proprietary rights of others. If our activities infringe on patents owned by others, we could incur substantial costs in defending ourselves in suits brought against a licensor or us. Should our products or technologies be found to infringe on patents issued to third parties, the manufacture, use and sale of our products could be enjoined, and we could be required to pay substantial damages. In addition, we, in connection with the development and use of our products and technologies, may be required to obtain licenses to patents or other proprietary rights of third parties, which may not be made available on terms acceptable to us.

We are highly dependent on our Chief Executive Officer and the loss of him could have a material adverse effect on our business and results of operations. Further, we may not be able to attract qualified officers to replace him or other key management personnel necessary to grow our business.

We are highly reliant on the services of our Chief Executive Officer, Robert H. Lorsch. If Mr. Lorsch left, it could have a material adverse effect on our business and results of operations. Further, we must continue to hire experienced managers to continue to grow our business. As a company with limited operating history, we may have difficulty attracting and retaining new individuals. If we are not successful in attracting management, it could have a material adverse effect on our ability to grow our business, which would adversely affect our results of operations and financial condition.

We face substantial competition.

While we believe that our MyMedicalRecords products occupies a unique niche in the marketplace, other companies offer similar services that compete for subscriber enrollment and healthcare professionals from the same patient and physician population, and could compete more directly with us by developing processes and technology functionally similar to those that form our MyMedicalRecords products. MMRPro competes with scanning services that market their services to doctors seeking to convert their historical paper records into electronic files, as well as Electronic Medical Record systems. MMRPro also competes with EMR systems that offer doctors the opportunity to make their entire office paperless. Most of these competitors are larger, more deeply funded companies. To the extent they have more success in obtaining market share and customer acceptance of their products, it could have a negative effect on our ability to grow our business, which could have a material adverse effect on our results of operations and financial condition.

Our growth will depend on our ability to develop our brand and any failure to do so could limit our business prospects, which could have a material adverse effect on our results of operations and financial condition.

We believe that establishing a strong brand will be critical to achieving widespread acceptance and adoption of our products and services. Promoting and positioning our brand will depend largely on the success of our marketing efforts, distribution channels and ability to provide high quality service. Establishing a significant brand presence for an on-line company often requires substantial marketing investment, and many "dot.com" companies have failed to generate the necessary adoption rates even after such a process. Brand promotion activities may not yield increased revenues, and even if they do, any increased revenues may not offset the expenses we incur in building the MyMedicalRecords brand. If we are not successful in building the MyMedicalRecords brand, it could limit our business prospects, which could have a material adverse effect on our results of operations and financial condition.

The handling of medical records is highly regulated. Not only could we be subject to substantial liability for mishandling records if we fail to comply with applicable requirements or if third-parties gain unauthorized access to records or servers but our products may need constant revisions or modifications to comply with an increasingly complex regulatory regime.

The proper handling of health information, what is included in a patient's medical records is subject to extensive state and federal regulations and legal requirements, and we anticipate incurring significant costs to keep informed of and in compliance with such regulations and requirements. The volume and complexity of the regulations is daunting and many have changed substantially in recent years and all are subject to the uncertainties of interpretation.

We recognize the critical nature of managing an individual's health information requires that our products and advances be implemented with the utmost care to protect the privacy and confidentiality of our customers' data. The Health Insurance Portability and Accountability Act of 1996, commonly referred to as HIPAA, requires covered entities to protect the privacy and confidentiality of the protected health information, or PHI, of their patients and customers. Although we are not a covered entity (as that term is defined in HIPAA), we consider it important to take into account the Privacy and Security Standards and other requirements of HIPAA when implementing our products and services and believe that we meet and/or exceed current HIPAA standards.

The Health Information Technology for Economic and Clinical Health Act, commonly referred to as HITECH, enacted on February 17, 2009 as part of the American Recovery and Reinvestment Act, expanded HIPAA's reach beyond that of just covered entities. Now, business associates, defined as an entity that performs a function, activity, or service on behalf of a covered entity and that requires use or access to the PHI of the covered entity, and vendors of Personal Health Records that use or access PHI, must also comply with the HIPAA's Security Standards and many of HIPAA's Privacy Standards. One of the key obligations under HITECH is the requirement to notify individuals when there has been (or there is a strong possibility of) a breach of the individual's PHI.

Further, our products and services may become subject to greater regulation, particularly at the federal level. We may have to reduce, enhance or remove certain offerings to comply with new regulatory standards. If we are not able to effectively modify our product and service offerings to adapt to stricter standards, it could have a material adverse effect on our ability to grow our business and our results of operations and financial condition.

Because of the types of agreements that we enter into with our customers for our products, there is a time lag between the date of the agreement or license and product launch and revenue generation, which may be significant.

In the ordinary course of our business, we enter into agreements with certain customers that typically provide for customization of our product. The degree of customization can vary from simple modifications required to co-brand to highly tailored product modifications, which require significant development efforts on our part. Because these customer arrangements typically do not provide for payment of revenues until product launch, there is often a time lag between the date we enter into an agreement or license with a particular customer and when we begin generating revenues. This time lag can be significant in some cases a year or longer especially when there is a high degree of customization or translation involved requiring extensive product development efforts. Thus, even if we are successful in negotiating agreements and licenses with many customers to co-brand or private label our products for such customers, because of the nature of our arrangements with our customers, there is a risk that it may be some time before we generate revenues from such arrangements, if at all.

Third parties claiming that we infringe their proprietary rights could cause us to incur significant legal expenses and prevent us from selling our products.

The software and Internet industries are characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of patent infringement or other violations of intellectual property rights. In addition to our biotechnology assets, as we expand our product offerings into areas where larger companies with large patent portfolios compete, the possibility of an intellectual property claim against us grows. We could receive claims that we have infringed the intellectual property rights of others, including claims regarding patents, copyrights and trademarks. Any such claim, with or without merit, could result in costly litigation and distract management from day-to-day operations. If we are not successful in defending such claims, we could be required to stop selling our products, pay monetary amounts as damages, enter into royalty or licensing arrangements, or satisfy indemnification obligations that we have with some of our customers.

Our executive officers and directors may have interests that are different from, or in addition to, those of our stockholders generally.

Our executive officers and directors may have interests that are different from, or are in addition to, those of our stockholders generally. These interests include having subordinated debt with a balance of $1,574,312 at December 31, 2011 secured by a security interest in substantially all of our assets, the provision and continuation of indemnification and insurance arrangements for our directors, as well as certain other interests described elsewhere in this prospectus. Notably, our current President, Chairman and Chief Executive Officer, Robert H. Lorsch, may be deemed to beneficially control a total of 31.8% of our voting capital stock, as of December 31, 2011, including shares issuable upon exercise of options and warrants held by Mr. Lorsch and The RHL Group. Because of his high percentage of beneficial ownership, Mr. Lorsch may be able to control matters requiring the vote of stockholders, including the election of our board of directors and certain other significant corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our other stockholders and us. This control could adversely affect the voting and other rights of our stockholders and could depress the market price of our common stock.

Risks Related to Our Common Stock

Investors who purchase shares of our common stock should be aware of the possibility of a total loss of their investment.

An investment in our common stock involves a substantial degree of risk. Before making an investment decision, you should give careful consideration to the risk factors described in this section in addition to the other information contained in this prospectus. The risk factors described herein, however, may not reflect all of the risks associated with our business or an investment in our common stock. You should invest in our Company only if you can afford to lose your entire investment.

Our current management holds significant control over our common stock and they may be able to control our Company indefinitely.

Our management has significant control over our voting stock which may make it difficult to complete some corporate transactions without their support and may prevent a change in control. As of April 23, 2012, our directors and executive officers as a whole, may beneficially own approximately 85,884,688 shares or 23% of our outstanding common stock, assuming that the warrants and options (exercisable as of 60 days from April 23, 2012) were exercised. Certain of our officers and directors disclaim beneficial ownership of certain shares included in the description above. The above-described significant stockholders may have considerable influence over the outcome of all matters submitted to our stockholders for approval, including the election of directors. In addition, this ownership could discourage the acquisition of our common stock by potential investors and could have an anti-takeover effect, possibly depressing the trading price of our common stock.

Our stock price is expected to continue to be volatile, and the market price of our common stock may drop further.

The market price of our common stock could continue to be subject to significant fluctuations. Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company's securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our operating results, financial condition, profitability and/or reputation.

We do not expect to pay cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment.

We anticipate that we will retain our earnings, if any, for future growth and therefore do not anticipate paying cash dividends in the future. As a result, only appreciation of the price of our common stock will provide a return to stockholders. Investors seeking cash dividends should not invest in our common stock.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws, each as amended to date, and applicable Delaware law may prevent or discourage third parties or our stockholders from attempting to replace our management or influence significant decisions.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of delaying or preventing a change in control of our company or our management, even if doing so would be beneficial to our stockholders. These provisions include:

  Dividing our Board of Directors into three classes serving staggered three-year terms;
  Authorizing our Board of Directors to issue preferred stock without stockholder approval;
  Prohibiting cumulative voting in the election of directors;
  Prohibiting stockholder actions by written consent;
  Limiting the persons who may call special meetings of stockholders;
  Prohibiting our stockholders from making certain changes to our certificate of incorporation or bylaws except with 66.7% stockholder approval; and
  Requiring advance notice for raising business matters or nominating directors at stockholders' meetings.

We are also subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for three years unless the holder's acquisition of our stock was approved in advance by our Board of Directors. Together, these charter and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.

There is currently a limited trading market for our common stock, which may limit our stockholders' ability to sell shares of our stock.

Our common stock is currently quoted on the OTCQB and the OTC Bulletin Board, or OTCBB. Because of the limited trading volume on the on the OTCQB and OTCBB of our common stock and the penny stock regulations described below, our investors may not be able to sell their shares due to the absence of a trading market.

We are subject to penny stock regulations and restrictions, which could make it difficult for stockholders to sell their shares of our stock.

SEC regulations generally define "penny stocks" as equity securities that have a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. We do not fall within any exemptions from the "penny stock" definition and are subject to Rule 15g-9 under the Exchange Act, which regulations are commonly referred to as the "Penny Stock Rules." The Penny Stock Rules impose additional sales practice requirements on broker-dealers prior to selling penny stocks, which may make it burdensome to conduct transactions in our shares. Accordingly, it may be difficult to sell shares of our stock, and because it may be difficult to find quotations for shares of our stock, it may be impossible to accurately price an investment in our shares. In addition to the Penny Stock Rules, we are unable to utilize the safe harbor provisions of the Forward Looking Statements sections of the Exchange Act. There can be no assurance that our common stock will qualify for an exemption from the Penny Stock Rules in the future. In any event, we are subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of a penny stock if the SEC determines that such a restriction would be in the public interest.

The Financial Industry Regulatory Authority, or FINRA, sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the Penny Stock Rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

A significant amount of our issued and outstanding shares of common stock are restricted securities and may not be freely resold to the public. When the restriction on any or all of these shares is lifted, and the shares are sold in the open market, the price of our common stock could be adversely affected.

A significant amount of our issued and outstanding shares of common stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act of 1933, as amended, and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. Although Rule 144 may not be immediately available to permit resale of such shares, once available, and given the number of shares that would no longer be restricted, sales of shares by our shareholders, whether pursuant to Rule 144 or otherwise, could have an immediate negative effect upon the price of our common stock.

When we issue additional shares in the future, it will likely result in the dilution of our existing stockholders.

Our certificate of incorporation authorizes the issuance of up to 650,000,000 shares of common stock with a $0.001 par value and 5,000,000 preferred shares with a par value of $0.001. As of April 23, 2012, 374,009,083 common shares were issued and outstanding and no shares of preferred stock were issued and outstanding. If we issue any additional shares, such issuance will cause a reduction in the proportionate ownership and voting power of all current stockholders. Further, such issuance may result in a change of control of our corporation.

Moreover, in the past, we issued warrants and options to acquire shares of common stock. As of April 23, 2012, we had warrants, options and convertible notes to purchase an aggregate of 123,448,741 shares of our common stock. In addition, the issuance of any shares for acquisition, licensing or financing efforts, upon conversion of any preferred stock or exercise of warrants and options, pursuant to our equity compensation plans, or otherwise may result in a reduction of the book value and market price of the outstanding shares of our common stock.

Risks Related to this Offering

We are registering the resale of up to 100,000,000 shares of common stock which may be issued to Granite under the Facility. The resale of such shares by Granite could depress the market price of our common stock and you may not be able to sell your investment for what you paid for it.

We are registering the resale of up to 100,000,000 shares of common stock under the registration statement of which this prospectus forms a part. We may issue up to 100,000,000 shares to Granite pursuant to the Facility. As of April 23, 2012, there were 374,009,083 shares of our common stock issued and outstanding. The sale of these shares into the public market by Granite could depress the market price of our common stock and you may not be able to sell your investment for what you paid for it.

Existing stockholders could experience substantial dilution upon the issuance of common stock pursuant to the Facility.

This prospectus relates to the resale of up to 100,000,000 shares of our common stock by Granite. As of April 23, 2012, we had 374,009,083 shares outstanding. The sale by Granite of all shares pursuant to this prospectus would result in a substantial dilution to our stockholders' current ownership.

Furthermore, the Investment Agreement contemplates our issuance of up to 100,000,000 shares of our common stock to Granite, subject to certain restrictions and obligations. If the terms and conditions of the Investment Agreement are satisfied, and we choose to exercise our draw rights to the fullest extent permitted and sell 100,000,000 shares of our common stock to Granite, our existing stockholders' ownership will be further diluted by such sales. Consequently, the value of your investment may decrease.

Granite will pay less than the then-prevailing market price for our common stock under the Facility.

The common stock to be issued to Granite pursuant to the Investment Agreement will be purchased at a 5% discount to the lowest daily volume weighted average price, VWAP, of our common stock during the five consecutive trading day period beginning on the trading day immediately following the date of delivery of a draw notice by us to Granite, subject to certain exceptions. Therefore, Granite has a financial incentive to sell our common stock upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Granite sells the shares, the price of our common stock could decrease.

We may not be able to access sufficient funds under the Facility when needed.

Our ability to make a draw from Granite and obtain funds under the Facility is limited by the terms and conditions in the Investment Agreement, including restrictions on when we may exercise our draw rights, restrictions on the amount we may draw from Granite at any one time, which is determined in part by the trading volume of our common stock, and a limitation on our ability to make a draw from Granite to the extent that it would cause Granite to beneficial own more than 4.99% of our common stock. Accordingly, the Facility may not be available to satisfy all of our funding needs, even if we are able and choose to take full advantage of the Facility.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock offered by Granite. However, we will receive proceeds from the sale of our common stock to Granite pursuant to the Investment Agreement. The proceeds from our draws under the Facility will be used to support the commercialization of our current and future product candidates, for general working capital needs, and for other purposes that our board of directors, in its good faith, deems to be in our best interest.

All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholder. See "Selling Stockholder" and "Plan of Distribution" described below.

SELLING STOCKHOLDER

The information provided in the table and discussions below has been obtained from Granite, the selling stockholder. The table below identifies the selling stockholder and shows the number of shares of common stock beneficially owned by it before and after this offering, and the numbers of shares offered for resale by the selling stockholder. Our registration of these shares does not necessarily mean that the selling stockholder will sell all or any of their shares of common stock. However, the "Shares Beneficially Owned After Offering" columns in the table assume that all shares covered by this prospectus will be sold by the selling stockholder and that no additional shares of common stock will be bought or sold by the selling stockholder. No estimate can be given as to the number of shares that will be held by the selling stockholder after completion of this offering because the selling stockholder may offer some or all of the shares and, to our knowledge, there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act. As used in this prospectus, "selling stockholder" includes the person or persons listed in the table below, and the donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other transfer.

The following table sets forth the name of the selling stockholder, and if applicable, the nature of any position, office, or other material relationship which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, the amount of shares of our common stock beneficially owned by the stockholder prior to the offering, the amount being offered for the stockholder's account, and the amount to be owned by such stockholder after completion of the offering. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Exchange Act, and generally includes voting or investment power with respect to securities. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose. Applicable percentage ownership is based on 374,009,083 shares of common stock outstanding as of April 23, 2012. Except as otherwise noted, we believe that the stockholder named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by it, subject to applicable community property laws.

	Shares Beneficially Owned Prior to Offering(1)				Shares Beneficially Owned After Offering(1)
Beneficial Owner	Ownership Before Offering	Percentage Before Offering	Shares Being Offered Under this Prospectus		Number of Shares Owned After Offering (1)	Percentage Owned After Offering
Granite State Capital, LLC (2)	1,000,000	*	100,000,000	(3)	1,000,000	*

_____________

* Percentage of shares owned does not exceed one percent.

(1) This column assumes the selling stockholder sells all of its shares being offered pursuant to this prospectus.

(2) Granite State Capital, LLC is a Delaware limited liability company. Theodore Smith is the president of Granite with voting and investment power over the shares.

(3) Represents the maximum number of shares issuable by us and purchasable by Granite under the Investment Agreement, all of which are being offered by the selling stockholder under this prospectus.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock was traded on The Nasdaq Global Market under the symbol "FVRL" from our initial public offering until our delisting on October 3, 2008. On October 3, 2008, our common stock began trading over-the-counter on the OTC Bulletin Board under the symbol "FVRL.OB". Following the Merger, we changed our name from Favrille, Inc. to MMR Information Systems, Inc. In conjunction with the name change, we changed our stock symbol to "MMRF." Our common stock is quoted on the OTCQB, the OTC market tier for companies that are reporting with the SEC, under the symbol "MMRF," and on the OTC Bulletin Board, or OTCBB, under the symbol "MMRF.OB." On June 15, 2010, we changed our name to MMRGlobal, Inc.

Holders

As of December 31, 2011, we had approximately 3,111 stockholders, including beneficial owners of the common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries, which includes an additional 161 registered stockholders of record as a result of the Merger.

Price Range

The market for our common stock is limited and volatile. The following table sets forth the range of high and low high and low closing prices for our common stock for each of the periods indicated as reported by the OTC Bulletin Board. The prices quoted below reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transaction prices.

	High	Low

2011
January 1, 2011 - March 31, 2011	0.095	0.057
April 1, 2011 - June 30, 2011	0.067	0.029
July 1, 2011 - September 30, 2011	0.047	0.029
October 1, 2011 - December 31, 2011	0.054	0.026

2010
January 1, 2010 - March 31, 2010	0.170	0.079
April 1, 2010 - June 30, 2010	0.320	0.129
July 1, 2010 - September 30, 2010	0.155	0.070
October 1, 2010 - December 31, 2010	0.098	0.060

Dividends

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our Board of Directors.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information with respect to our equity compensation plans as of April 23, 2012.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	( c )
Equity compensation plans approved by security holders	13,834,557	$0.13	-	(1)

Equity compensation plans not approved by security holders	4,400,000	$0.07	22,600,000	(2)

Total	18,234,557	$0.23	22,600,000

(1) These options were issued under the 2001 Equity Incentive Plan. The 2001 Plan expired in June 5, 2011, therefore no further shares of Common Stock are reserved for issuance under this plan.

(2) Includes a total of 27 million shares of our Common Stock reserved for issuance under the 2011 Equity Incentive Plan, for which the Company is seeking stockholder approval.

OUR BUSINESS

Organizational History

MMRGlobal Inc. (referred to herein, unless otherwise indicated, as "MMR", "MMRIS," the "Company," "we," "us," and "our") was originally incorporated as Favrille, Inc. ("Favrille") in Delaware in 2000, and since its inception and before the Merger (as defined below), operated under a different management team as a biopharmaceutical company focused on the development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. In May 2008, our ongoing Phase 3 registration trial for our lead product candidate failed to show a statistically significant improvement in the treatment of patients with follicular B-cell non-Hodgkin's lymphoma, and accordingly, we determined to sell all of our equipment related to manufacturing of this product, as well as other personal property in an auction. On September 9, 2008, this auction was consummated and we received $3.2 million in net proceeds from the sale of the assets. With the disposition of all of our equipment and other personal property, we ceased to engage in any operations and became a "shell company" as such term is defined in Rule 12b-2 of the Exchange Act.

Agreement and Plan of Merger and Reorganization

On November 8, 2008, we entered into an Agreement and Plan of Merger and Reorganization, or the Merger Agreement, with our wholly-owned subsidiary Montana Merger Sub, Inc., or the Merger Sub, a Delaware corporation, and MMR, pursuant to which Merger Sub would merge with and into MyMedicalRecords.com, Inc. ("MMR"), a private company formed in January 19, 2005, whose primary purpose was to create a Personal Health Record product with a telecommunications backbone and infrastructure, with MMR continuing as the surviving corporation and a wholly-owned subsidiary of our company. We refer to this transaction, which closed on January 27, 2009 and which became effective on February 9, 2009, as the Merger. Following the Merger, the holders of MMR equity prior to the Merger, on a fully diluted basis, owned or had the right to acquire approximately 60.3% of our equity, the holders of our equity prior to the Merger, on a fully diluted basis, owned approximately 33.2% of our equity, and certain beneficiaries under the Creditor Plan (which consist of our former officers and former directors and their affiliates) had the right to own up to approximately 6.5% of our equity. The Creditor Plan is described in Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and filed as Exhibit 10.1on our report on Form 8-K filed on November 13, 2008.

As a result of the Merger in January 2009, MMR became our wholly-owned subsidiary and its legal name became MyMedicalRecords, Inc. Although we are the legal acquirer, the Merger is accounted for as a reverse acquisition in accordance with U.S. generally accepted accounting principles, or GAAP. Under this method of accounting, Favrille was treated as the "acquired" company for financial reporting purposes. This determination was primarily based on: the fact that MMR's former shareholders held a majority of the equity of the consolidated company, MMR's operations comprise the ongoing operations of the consolidated entity, and MMR's senior management and director designees assumed control of the consolidated company.

In addition, upon the closing of the Merger on January 27, 2009, MMR became our wholly-owned operating subsidiary and we ceased being a "shell company" as such term is defined in Rule 12b-2 of the Exchange Act.

On February 9, 2009, and in connection with the Merger, the Company changed its legal entity name from Favrille, Inc. to MMRGlobal, Inc. Subsequently, on June 16, 2010, the Company changed its legal entity name to MMRGlobal, Inc., which we believe more accurately reflects the nature of our operations.

On March 8, 2011 we formed a subsidiary, which we named MMR Life Sciences Group, Inc., exclusively to maximize the value of our biotech assets including the company's anti-CD 20 antibodies and related FavID™ vaccine technologies acquired by MyMedicalRecords, Inc. through the merger with Favrille. As of this date the assets have not been transferred to the subsidiary but we are in the process to do so.

Our Company and Business Subsequent to the Merger

As of the closing date of the Merger, we adopted MMR's business of empowering consumers to manage their Personal Health Records and other important documents, whether paper-based or digital, and by doing so, to better control and organize their lives overall. Starting in 2005, MMR filed patents for a universal Personal Health Record ("PHR") that could be used by any person or any healthcare professional anywhere in the world regardless of the technology on the other end. The patents are entitled "Methods and System for Providing Online Medical Records" and `"Methods and System for Providing Online Records." Today, we provide patented secure online storage and document management solutions for Personal Health Records and other important documents such as insurance policies, driver's license, IDs, passports, estate planning documents, advance directives, photos, as well as legal and travel documents among others.

The Company expanded its operations and added a line of document storage and management solutions for healthcare professionals, designed to eliminate paper, allow them to operate without dramatically changing the way a medical office operates and allow them to store and share health records with their patients on a real-time basis.

We are also in the business of licensing our intellectual property which is comprised of biotech assets including patents, patient samples, anti-CD20 antibodies and others intellectual property as well as a portfolio of patents pertaining to health information technology. As a result of these licensing activities, we have signed Licensing Agreements for more than $40 million to date. More than $15 million of it pertains to biotech and $30 million to the Settlement and Patent License Agreement with Surgery Center Management, LLC, which is discussed in further detail in the "Customers" section.

Business Overview

The following description of our business relates to our current business and operations.

We offer a suite of secure, online products that empower consumers and professionals alike to manage medical records and other important documents in their life and business, whether paper-based or digital. These online products include: (i) Our Patented MyMedicalRecords.com, an on-line Personal Health Record (PHR) secure system for the entire family including pets; (ii) Our Patented MyEsafeDepositBox, an on-line secure document storage system; (iii) Our Patented MMRPro, an integrated scanning and web-based document management solution for medical providers; and (iv) numerous private label PHR and MyEsafeDepositBox storage solutions including MyBlueButton.com for veterans to upload their health information from their HealtheVet account into an MMR account, NRAeSafe, Chartis Insurance, MedicAlert, E-Mail Frequency LLC and others. Through our product offerings, we are part of a growing trend in which people are increasingly trusting on-line services as a way for them to store and manage critical, sensitive information such as medical records, financial records and vital documents.

In late 2009, we released our electronic document storage and management system for healthcare professionals, particularly small to mid-size physician practices that are still largely or entirely paper-based, Our professional solution, which we refer to as MMRPRo, incorporates an integrated patient portal accessible through www.mmrpatientview.com in response to the need to provide patients with timely access to their medical records. In 2010 we added the MMR Stimulus Program to the MMRPro product offerings which helps healthcare professionals recoup some or all of the cost of managing patient's Personal Health Records. Videos on our products can be found at www.mmrtheatre.com. The Company's television commercials can be viewed at www.mmrontv.com.

We also continue efforts to maximize the current and future value, of the intellectual property that we acquired from Favrille when the Merger was completed in January 2009 as well as the various health IT patents the Company has in several stages from applied-for to issued. These assets include, but are not limited to the exploitation and licensing of, patents, data and samples from the Company's pre-Merger clinical vaccine trials, the FavId™/Specifid™ vaccine, the anti-CD20 antibodies, and the licensing of the Company's biotech and Health IT Patents which include more than 186 additional pending claims and which have the potential effect of enabling the Company to control a dominant marketplace position in personal healthcare.

Products and Services

Our suite of secure, web-based products all are built on proprietary, patented and patent-pending technologies that allow users to easily store, organize, retrieve and share information in a timely and secure manner from anywhere in the world.

Our consumer product, "MyMedicalRecords," is an easy-to-use, secure web-based Personal Health Record system, or PHR, which allows documents, images and voice mail messages to be transmitted in and out of our system using a variety of methods, including fax, voice and file upload and doesn't need to rely on any specific electronic medical records (EMR) platform to maintain medical records. Our platform converts documents it receives by fax into PDF files. Using encryption technology, the system receives these files, as well as voice files and any other uploaded files including data exported from Telemedicine systems, which are all stored in the consumer's personal account secured by a unique user ID and multiple password combination. A notification is sent to up to three user e-mail addresses (including text-enabled cell and smartphones) whenever a new record is received. Users can then access their files via the Internet and take advantage of an intuitive, customized filing system that allows them to categorize, annotate and file their records for easy access, organization and retrieval. Users can also print, download, e-mail or fax their records from their account, giving our customers greater control over their own Personal Health Records and other information, which they can share with healthcare providers and others as they move through the continuum of care.

We are currently selling our MyMedicalRecords PHR product direct to consumers, to corporations as an employee benefit, physicians, small hospitals, surgery centers and other healthcare professionals including veterinarians, and to affinity organizations as a "value-added" service for their members or clients. We recently introduced a Prepaid Personal Health Record Card which the Company plans on offering through retailers. We also sell to insurance companies and plan to sell through financial services organizations in the future. The PHR is offered both via the MyMedicalRecords web site and as a private-labeled product. When sold to employers and/or affinity groups the Company counts members as individuals who have received paid access to the MMR system through their employers benefit program or as a member benefit from a respective affinity group. The Company counts users as the individuals in that member group that activate and commence usage of their individual PHR account. In addition, the MyMedicalRecords PHR is an important component of the MMRPro professional document management and imaging system which we are selling to physician offices and other healthcare professionals (See section on "MMRPro").

Our "MyEsafeDepositBox" service is geared toward small businesses, the financial services, insurance and legal service industries. MyEsafeDepositBox is based on the same technology and architecture as our MyMedicalRecords PHR product. However, rather than focusing on storing medical records, MyEsafeDepositBox is designed to provide secure on-line storage for medical records and vital financial, legal and insurance documents such as wills and advanced directives. MyEsafeDepositBox.com may be used as a virtual on- line "safe" and could serve as an essential part of any household's or business's disaster preparedness plan.

In September 2009, we introduced our MMRPro product which provides physician offices with a powerful and cost-effective solution to the costly and time-consuming challenge of digitizing paper-based medical records, as well as providing doctors the ability to have access to those records through a private portal at MyMedicalRecordsMD.com (go to MMRPro.com for more information). MMRPro also features an integrated e-Prescribe automated drug order entry system. It also automatically deploys records that patients can view and print out through a free patient portal, MMRPatientView.com. MMRPro also includes a "stimulus program" that allows doctors the opportunity to earn administrative reimbursements when their patients upgrade from the free MMRPatientView.com portal to a full-featured, paid MyMedicalRecords PHR.

We recognize the critical nature of managing an individual's health information requires that our products and advances be implemented with the utmost care to protect the privacy and confidentiality of our customers' data. The Health Insurance Portability and Accountability Act of 1996, commonly referred to as HIPAA, requires covered entities to protect the privacy and confidentiality of the protected health information, or PHI, of their patients and customers. Although we are not a covered entity (as that term is defined in HIPAA), we consider it important to take into account the Privacy and Security Standards and other requirements of HIPAA when implementing our products and services and believe that we meet and/or exceed current HIPAA standards.

The Health Information Technology for Economic and Clinical Health Act, commonly referred to as HITECH, enacted on February 17, 2009 as part of the American Recovery and Reinvestment Act, expanded HIPAA's reach beyond that of just covered entities. Now, business associates, defined as an entity that performs a function, activity, or service on behalf of a covered entity and that requires use or access to the PHI of the covered entity, and vendors of Personal Health Records that use or access PHI, must also comply with the HIPAA's Security Standards and many of HIPAA's Privacy Standards.

As a vendor of PHRs, we are implementing policies and procedures, and reviewing our relationships with all necessary parties, to ensure our compliance with HITECH and its associated regulations. MMR is not a business associate under HIPAA's three-prong test. While MMR would not be considered part of a covered entity's workforce (the first prong). Similarly, the Company would not meet the second prong of the test because the Company does not "perform a service on behalf of a covered entity" -since the beneficiary of the PHR is the patient, not the covered entity, and the covered entity has no obligation to maintain PHRs on its patients - only medical records.

Nonetheless, MMR is re-examining its policies and procedures and reviewing its relationships with all necessary parties to ensure compliance with HITECH and its associated regulations, much like MMR's efforts have been with regards to HIPAA and its regulations. One of the primary goals of HITECH is to ensure that individuals are notified when there has been (or there is a strong possibility of) a breach of the individual's PHI - a requirement that MMR recognizes and fully supports.

We plan to continue to take advantage of the burgeoning consumer health information market and leverage federal legislation, including the HITECH Act. We believe that the healthcare reform legislation passed by Congress and signed by the President into law in March 2010 (Patient Protection and Affordable Care Act) could represent a significant behavioral shift in how consumers will manage their healthcare because of the requirement that most everyone have insurance. The U.S. Supreme Court is scheduled to hear oral arguments challenging the law during the last week of March 2012. Even with the future of the insurance mandate uncertain, we believe health IT, a largely bipartisan issue, will continue to expand to make Personal Health Records an essential part of patients' lives as a result of the ever present need to achieve cost savings and improved health outcomes. Modernizing the healthcare system also has significant implications for physicians and other healthcare providers and we expect that as these physicians and healthcare providers look for cost-efficient ways to digitize their patient records, MMRPro will gain continued awareness and acceptance among the medical provider community. We also believe that as medical costs and insurance costs increase, and benefits decrease, healthcare consumers will require greater control over their personal (and their family's) health and health information.

Our MyMedicalRecords PHR product is designed to enable consumers to store their important medical records and data in one central and secure place where they can manage those records and control how they are accessed and shared. The market for the Company's products is significant. While every healthcare consumer in the U.S., as well as those in other countries, interested in managing their family's health using health information technology, are potential users of our MyMedicalRecords PHR product, we believe that the product has most appeal to these particular market niches:

  The chronically ill and their families who share information among many doctors; this "co-morbid population" represents a disproportionate share of U.S. healthcare costs;
  Physicians who are being required to provide patients with timely electronic access to their personal health information;
  Individuals with Health Savings Accounts who need to carefully manage their eligible expenses over the course of a year;
  Consumers with "senior" parents who, in their role as caregivers, want to be sure they have current medical information readily available to react quickly in case of parental illness;
  Consumers with newborns who will be able to build a complete medical file for the newborn, which can last the newborn's entire life;
  Employees who are forced to change doctors and other providers when their employer changes health insurance and who therefore need to manage the transfer to medical information to their new providers;
  Consumers who are concerned with having their Personal Health Records and other important documents in a disaster or other emergency;
  Travelers and businesspeople working overseas who want to ensure that they always have access to their medical records in the event of an emergency; Hospitals required to provide patients discharge summary and procedures electronically;
  Home healthcare professionals who want to use technology, particularly PHRs, to maintain and share patient records and support practical daily management issues;
  Wireless providers who are seeing smartphones increasingly used as a hub for remote patient monitoring devices that can export data to PHRs to improve coordination of care in the patient-centered medical home;
  Corporations seeking to offer their employees a valuable benefit, e.g. companies implementing workforce wellness programs and those with expatriate employees would be particularly interested in our product;

  Pharmacists who are unable to spend more time counseling consumers due to time constraints and see PHRs as a way to help bridge the gap; and Government agencies, local, state and federal, who are seeking to provide a quick way to deploy a solution for helping families and businesses preserve their vital documents in the event of a man-made or natural disaster

Because of the similarity in functionality between our MyMedicalRecords PHR product and our MyEsafeDepositBox product, we market these products through some of the same channels. The crossover marketing strategy for our MyMedicalRecords PHR product and MyEsafeDepositBox product(s) focuses primarily on the following channels:

  To corporate accounts, as an added employee benefit for their employees or bundled or co-branded with their product offerings to their customers;
  To insurance companies who are looking for a valuable benefit to provide risk and accident policyholders both in the United States and abroad;
  Through affinity groups (such as alumni organizations and other membership organizations) and discount health benefit membership groups to their members; and
  Direct to consumers as a retail subscription product.

Our MMRPro product is an integrated, end-to-end service that gives physicians and other healthcare providers, an easy and cost- effective way to scan and digitize patient medical files, manage those files through a virtual patient chart and give patients up-to-date access to those records through an integrated patient portal. MMRPro is being marketed to:

  Physicians, particularly small group and sole practitioners who still do not have any way to digitize the paper in their offices and who do not want to invest the hundreds of thousands of dollars necessary to implement an Electronic Medical Record, or EMR, system;
  Community hospitals and other clinics which do not have the funds or technology resources to invest in an EMR system;
  Surgery centers and specialty clinics; and
  EMR and EHR vendors who are looking for a way to bring a Personal Health Record into their systems without having to build their own import modules.

The Company is an Independent Software Vendor of Kodak, which manufactures the scanner and scanning software used in the MMRPro system. As a result, MMR utilizes resources of Kodak distribution channels to sell this product into doctor offices nationwide. The Company has also announced that it is entering into a similar agreement with Fujitsu to provide hardware and software solutions to deploy its professional products and services.

The Company was one of the first Integrated Service Providers on Google Health, which discontinued services effective January 2, 2012 but is allowing existing users to access and migrate their data up until January 1, 2013, however in 2011 we signed an agreement with Microsoft® HealthVault™ and are planning to integrate our services with their platform during 2012.

We continue to work with scientists and experienced venture capitalists and consultants to assist us in generating revenue through licensing agreements as would be usual and customary in the biotech industry and which could include milestone payments as the term is generally used in the industry. We will also explore partnerships with manufacturers and or investors of and in Biotech products and services. These are assets and other intellectual property that we acquired from our reverse merger with Favrille. Those assets include, but are not limited to, data from our pre-Merger clinical vaccine trials, the FavId™/Specifid™ vaccine, the anti-20 antibodies and certain patient samples.

Beginning in June 2009, we filed various national phase filings from the Patent Cooperation Treaty (PCT) patent application directed to anti-CD20 monoclonal antibody assets. National phase filings are pending in major European, Asian, North American, and South American markets, including in the United States, Australia, Brazil, Canada, China, Hong Kong, Europe, India, Japan, South Korea and Mexico.

The Company has relied upon numerous consultants in its efforts to accelerate bringing to market its anti-CD20 monoclonal antibodies. Anti-CD20 antibodies are useful in treating B-Cell malignancies, including Non-Hodgkin Lymphoma (NHL) and additional B-Cell mediated conditions such as rheumatoid arthritis. The Company understands the anti-CD20 antibody assets are potential candidates for the next generation of a Rituximab-type therapy. Rituximab is marketed under the trade name Rituxan® in the United States by Biogen Idec and Genentech (wholly owned member of the Roche Group) and under the name MabThera® by Roche in the rest of the world except Japan, where it is co-marketed by Chugai and Zenyaku Kogyo Co. Ltd. Rituxan® is one of the world's most successful monoclonal antibodies with US $6.6 billion reported total sales in 2010.

On December 22, 2010, the company entered into a non-exclusive agreement with Celgene to license the use of the Company's clinical and scientific data related to targeted immunotherapies for cancer and other disease treatments to stimulate a patient's immune response and certain other confidential information. In consideration for the rights granted under the Agreement, Celgene agreed to pay the Company certain upfront fees and development milestones. When a milestone is reached it automatically triggers a payment to MMR.

Our Products

MyMedicalRecords - An On-line Personal Health Record (PHR)

Our MyMedicalRecords PHR product, principally accessible at www.mymedicalrecords.com, delivers an easy-to-use, web-based medical records and health information storage, retrieval and management system for consumers. Our MyMedicalRecords PHR product allows for paper-based medical records such as lab reports, radiology reports, MRI reports and progress notes to be transmitted via fax to a secure mailbox that is created when a user enrolls in the service. Our MyMedicalRecords PHR product is designed to allow a user to fax his or her health records or other vital documents into a personal MyMedicalRecords PHR account via a dedicated telephone number, which we refer to as the user's "Lifeline." This unique telephone number is assigned to the user upon enrollment. A user can also upload digital files, such as x-rays, scans or other medical images, as well as other vital documents into his or her account directly from a personal computer through any Internet browser. In addition, the MyMedicalRecords PHR accepts voice messages.

Our MyMedicalRecords PHR product is bilingual in English and Spanish and allows users to store and segregate information for up to 10 family members in a single account. It is a patient-controlled Personal Health Record that provides portability for the user, which means our MyMedicalRecords PHR can stay with the individual through changes in doctors, jobs and insurers.

The MyMedicalRecords PHR takes advantage of the one piece of equipment found in virtually every doctor's office-a fax machine. Healthcare providers can transmit documents to a patient's MyMedicalRecords PHR mailbox without making any changes to existing patient or practice management software. Our MyMedicalRecords PHR product can be used to provide secure storage for a variety of important confidential records, including:

  Patient charts, notes, and medical histories;
  Vaccination and immunization records;
  Lab reports and test results, including any images (or, if offered by a laboratory, links that the user can use to access the laboratory's stored images);
  Copies of prescription orders;
  X-ray results and images (either the actual images or, if offered by a radiology provider, links that the user can use to access the provider's stored images);
  EKG results and images (either the actual images or, if offered by an imaging provider, links that the user can use to access the provider's stored images);
  Birth certificates, living wills, healthcare powers of attorney and advance directives.
  Lab report and pharmacy records through 4medica; and
  Telemedicine data through ng Connect

In addition, users can store important legal, insurance and financial documents, as well as copies of identification documents such as passports and driver's license in their MyMedicalRecords PHR account.

The MyMedicalRecords.com Personal Health Record allows patients to store and manage their records and share information with providers, as they move along the continuum of care.

How it Works

Most providers, regardless of size, rely on fax to move medical records. In fact the average physician receives more than 1,000 faxed pages per month even if they have an EMR or other electronic system. We have based our service on the efficient and effective conversion of faxed documents, uploaded documents, voice files and, more recently, telemedicine, pharmacy and laboratory data. We convert fax into encrypted Portable Document Format, or PDF files using proprietary patented technology. Users are then able to annotate and file these records using a simple, intuitive, on-line document management system. At the same time, users can upload records into their account and organize them using the same file management system as is used for faxed documents. Records can be shared by downloading and sending them from the user's e-mail or transmitted using the system's integrated outbound fax capability.

  Upon enrollment, we send every user a Welcome Kit containing a set of stickers to be placed on their medical files at the doctors' offices that authorizes doctors to fax information into the MyMedicalRecords PHR, as well as a sticker for the back of a driver's license, which contains a special Physician Emergency Log in password that will allow access to user information in the event of a medical emergency.
  When our MyMedicalRecords PHR system receives a document by fax transmission, it converts it into a PDF file and, using secure File Transfer Protocol transmission, or FTP, deposits it in the user's account on a secure server.
  When a faxed record or voice mail is received via the user's personal Lifeline number, our MyMedicalRecords PHR system sends a notification message to up to three e-mail addresses (including smartphones or tablets) provided by the user to inform the user that a new document or voice message has arrived in his or her account.

  The user then accesses the web site, www.mymedicalrecords.com, and logs in using their unique ID (Lifeline number or a User ID that they create) and password. Users are able to view their faxed records using any PDF reader software, which can be downloaded from the Internet free of charge.
  Our MyMedicalRecords PHR product allows users to store, organize, and sort records by doctor, date, type of medical record, and, in the event multiple family members have enrolled in the service, by family member. Users also can annotate their filed records with free-form notes and then use a search feature to find any record containing a specific word or phrase.
  The user can also upload images, such as x-rays or EKG results directly into his or her MyMedicalRecords PHR account and can view these images using an Internet browser or other graphics software. Health information stored in the user's MyMedicalRecords PHR account can also be printed, downloaded and e-mailed from the user's e-mail so the user can easily share it with any provider who may be involved in the treatment of his or her medical condition.
  Users also have the ability to fax records out of their MyMedicalRecords PHR account using an integrated Internet fax service. This feature gives users the ability to easily share information with multiple providers with the privacy of web-based faxing that doesn't require them to print out documents and then place them in a physical fax machine. This feature also transforms the PHR into an integrated fax messaging service, which the Company believes provides a significant competitive advantage over other PHRs.

We sell our MyMedicalRecords PHR product direct to consumers on a monthly and annual subscription basis. We use the Internet as a distribution channel where consumers can enroll in our service online. We are in the process of establishing a distribution channel through retail where consumers will be able to purchase a Prepaid Personal Health Record card at a retail store and write their emergency password on the back of the card.

The prepaid retail card will be manufactured as a high quality credit-card style. The package surrounding it will provide information on the PHR service to encourage both initial purchase and then active use. Because the prepaid card is high quality, emergency personnel will be able to find it in a user's wallet in the event of a medical emergency, thus reinforcing the special Emergency Log in feature of the MMR product. The Company plans to have a magnetic stripe on the back of the card as well, which will allow us to offer the prepaid product in conjunction with pharmacy or store loyalty programs.

Current direct to consumer pricing for our MyMedicalRecords PHR product for a family that permits storing information for up to 10 people is $99.95 for an annual subscription or $9.95 for a monthly subscription when purchased over the Internet. We also occasionally offer free trials and discounted pricing as a way to incentivize consumer acceptance of our MyMedicalRecords PHR product. The retail price point may be different than what the product is being sold for on the Internet.

For special key account programs, such as healthcare providers that would like to make the service available to patients, corporations who want to offer the service as a benefit to employees, insurance companies who offer this to policyholders, or affinity groups and other organizations who want to offer the service to their members, we provide different access-based pricing plans, which vary based on the number of people in the organization and the expected use of the product across the organization's members. For large corporate or key accounts, we co-brand or private label our site. Some examples of private label sites include:

  MedicAlert Gold, www.medicalert.org. MedicAlert licenses our technology to create a product that they sell to their subscribers who want to be able to manage their medical records. For more information go to http://www.medicalert.org/medicalert-membership/additional-services/online-medical-record-repository.htm?selected=Membership+Services_Add+On+Services_Document+Storage
  Chartis Insurance, www.chartisinsurance.com/mmr. The worldwide insurance company offers our MyMedicalRecords PHR service to its Global, Marine & Energy casualty policyholders.
  The National Rifle Association, www.nraesafe.com. The NRA private labels our MyEsafeDepositBox product as a value- added member benefit, consistent with their theme of security and preparedness.

In the first quarter of 2012, during the Consumer Electronics Show ("CES") and the Healthcare Information and Management Systems Society Conference ("HIMSS") in Las Vegas, we unveiled a Prepaid Personal Health Record card which will be offered at retail stores such as supermarkets and drug stores throughout the United States and will be redeemable for a Personal Health Record account on the MyMedicalRecords.com platform. In addition, we will begin offering personalized Prepaid Personal Health Record cards for physicians and hospitals. Instead of leaving the doctor's office with an appointment reminder card, healthcare professionals can hand out a Personal Health Record access card which gives their patients the ability to create and manage a comprehensive online Personal Health Record. The system also includes a document management system, a MyEsafeDepositBox, the ability to send records by outbound fax, prescription drug database and the ability to generate appointment and prescription reminders. Additionally, the cards can be custom designed so that hospitals and medical offices can use them as a cost-effective incentive to patients and outpatients to better manage their health and reinforce where they receive their care. The prepaid PHR card is actually a physician's business card with a purpose. By placing access to a full-featured PHR at the point of care, the cards call attention to the importance of having a Personal Health Record which can improve care, reduce costs and even make the difference in saving a patient's life.

Additional Product Features

Our MyMedicalRecords PHR product offers users multiple ways to enter their personal medical information, including by fax, voice or digital file upload as well as through customized web service links. We believe this integrated capability makes our MyMedicalRecords PHR product easier to use and more accessible to potential customers and healthcare professionals. This gives us a unique competitive advantage in the marketplace and creates a barrier to competitive entry. In addition to the core document conversion, storage and retrieval capabilities, our MyMedicalRecords PHR product provides a layer of useful, value-added interactive tools to help users better manage their personal and/or their families' medical records. These tools include:

  Ability to Attach Received Faxes to e-mail Notifications. Users can elect to have records attached to the notification e-mail they receive when a new medical record is received into their account. This capability is intended to save users the extra step of logging into their account to view new records, which we believe creates a higher level of convenience and usability.
  Health History. Users can enter their personal health history, including information about doctors (such as a doctor's name, address and specialty), vaccinations and immunizations, hospitalizations/surgeries, allergies and other medical conditions that may affect ongoing healthcare.
  Appointment Calendar Feature. Users are able to take advantage of a calendar feature to schedule and generate reminders about upcoming doctor and other health-related appointments. These reminders appear when a user logs into his or her MyMedicalRecords PHR account and also can be sent to the user's e-mail address (or e-mail enabled cell phone) and imported into Microsoft Outlook.
  Prescription History and Refill Reminder Feature. Users are able to enter their prescriptions, pharmacies and refill dates into their MyMedicalRecords PHR accounts. The system generates reminders about refills, which are visible to users when they log into their accounts and are sent to their e-mail addresses (or e-mail enabled cell phone).
  Drug Information and Interaction Database. Users can check for potential interactions across multiple prescriptions and over the counter drugs with this comprehensive database, licensed from Multum. When each user adds a new drug to their MMR PHR prescription history, they can quickly determine if that medication has any kind of negative interaction with other prescriptions they take. This tool is especially vital because drug interactions kill as many as 100,000 Americans each year and consumers who see multiple providers are especially at risk.
  Voice Reminders and Messaging. We have created our MyMedicalRecords PHR product to promote more efficient communication between doctors and patients. In addition to using a patient's personal MyMedicalRecords PHR telephone number to fax health information to a patient's secure on-line account, people can use the telephone number to leave a voice message, such as an appointment reminder, in a secure voice mailbox that is only accessible by the MyMedicalRecords PHR user. Users can also take advantage of this feature to leave themselves a reminder message such as for a doctor appointment or prescription refill reminder. Our MyMedicalRecords PHR product is designed to send a user a notification via e-mail when he or she receives a voice message. This gives users a helpful tool that they can access remotely.
  Secondary Passwords on Selected File Folders. Users can assign a second password to four of the file folders in their MyMedicalRecords PHR account. This feature creates an additional layer of security for personal vital or medical documents that a MyMedicalRecords PHR user does not want a doctor to have access to in the event that the user has given the doctor access to the account, or if the user does not want other family members to be able to see selected information.
  Emergency Log in For Physicians and Other Emergency Response Personnel. Users can create a special password, one for each family member, which doctors and other emergency response personnel can use to gain access to the particular family member's medical records in the event of a medical emergency. This password grants access to an account but does not allow any additions, changes or deletions to be made to the account. In addition, users can decide which records a doctor will be able to see in an emergency situation. Users can write this password on an emergency sticker they receive when they enroll in our MyMedicalRecords PHR service, which can be affixed to a driver's license or personal ID. Users can even include a photograph in their emergency profile.
  Health Information Library. Users have access to an interactive audio and visual encyclopedia, licensed from a third-party, of over 2,000 health information topics presented in both English and Spanish.
  Telemedicine. We are integrating our PHR with the Alcatel Lucent ng Connect telemedicine suite. This will take data directly from wireless Bluetooth monitoring devices, such as blood pressure monitors, and deposit readings directly into the MyMedicalRecords PHR.
  Laboratory Reporting Services. We are integrating our PHR with laboratory reporting services, beginning with 4medica, which is used by tens of thousands of doctors nationwide. Information will be put directly into user accounts and users will be able to view their laboratory reports results in binary format, meaning they will be able chart and graph this data.

The Company believes that these enhancements will increase usability and make it easier for consumers to view their important medical records.

The Company is working with UST Global to create a mobile application for its MyMedicalRecords.com Personal Health Record. This mobile application has already been deployed in beta mode for Android tablets and smartphones. A mobile version for iOS (iPhones and iPads) is currently under development.

Other Applications for Our MyMedicalRecords PHR Product Technologies

We believe our MyMedicalRecords PHR product technology presents potential market opportunities beyond its core "Personal Health Records" storage and management purpose. In the wake of recent hurricanes, tsunamis, earthquakes, fires and other disasters, a great deal of emphasis has been placed on families having a secure place to store their records and vital documents where they cannot be lost or damaged. Our MyMedicalRecords PHR product addresses this need because it allows for the fax transmission, upload and storage of insurance, financial and other personal documents, as well as a place to store digital files such as photographs. We believe this recent emphasis provides us with an opportunity to expand our core market and use our MyMedicalRecords PHR product technology to create the essential "safe deposit" box for all important documents and records of a family or small business. The MyEsafeDepositBox virtual storage product extends the MyMedicalRecords technology into these additional markets.

Currently, the MyMedicalRecords PHR platform is the backbone of the MyBlueButton.com initiative where veterans and Department of Defense personnel can upload their health information from their MyHealtheVet account to a MyMedicalRecords Personal Health Record, where they can easily manage all their medical data and other important information in one secure location. In addition to safely storing their Blue Button data file, each MyMedicalRecords account comes with a password-protected voice mailbox, inbound and outbound fax, a drug interaction tool and many other features to manage and track their health. MyMedicalRecords also allows them to store medical records for their family members, including pets, in one account.

MyEsafeDepositBox - An On-line Secure Document Storage System

Our MyEsafeDepositBox product is based on the same technology and architecture as the MyMedicalRecords PHR, however, rather than focusing on medical records, it is designed to meet the needs of businesses and individuals who are looking for a simple, efficient and economical way to securely store important legal, insurance and financial documents that they cannot afford to lose. Such documents may include copies of insurance policies, deeds of trust, passport, birth certificate, photos of property and other vital documents in addition to medical records that are critical to retrieve in the event of a natural disaster such as an earthquake, hurricane, flood or fire.

We believe that the MyEsafeDepositBox product offers distinctive value in the online storage market due to our telecommunications platform enabling users to fax vital records directly into their MyEsafeDepositBox account without having to first scan paper-based records and have access to a computer to upload information, though the system can receive and store uploaded documents as well. It also permits service providers, such as insurance agents or lenders, to fax documents directly into a user's secure online account. Users also benefit from the ability to sort, store and manage their vital records, while also using a free form text search to find records stored in their account with specific annotations. Our ability to provide private label branding of this product affords banks, insurance companies, escrow services and other financial and legal businesses to provide not only a useful product but also a product that reinforces that business's identity.

In addition, we believe our MyEsafeDepositBox product may also serve as a valuable tool for younger consumers who would not otherwise utilize a Personal Health Record storage system, but are looking for a secure way to organize their personal information to take better control over their financial affairs

Pricing for MyEsafeDepositBox is similar to the MyMedicalRecords Personal Health Record. Suggested retail price is $9.95 per month or $99.95 annually, and is also made available to corporations and membership groups on an access-fee basis.

MyMedicalRecordsMD also known as MMRPro - An Integrated Scanning and Web-Based Document Management Solution for Medical Providers

MyMedicalRecords Pro, or MMRPro was launched in late 2009. This product provides physician practices, particularly smaller practices that are still largely or entirely paper based and are resistant to making the significant investment required to convert to an Electronic Medical Records, or EMR system, a powerful, integrated solution that enables them to scan, digitize, store, manage, retrieve and share records with patients through a managed "Software As Service" web application created and managed by the Company.

A typical EMR implementation costs well in excess of $100,000 and can take several weeks or months to integrate into a doctor's practice. Even worse, during this implementation, a doctor's office is asked to significantly reduce their patient load by as much as 50% which means that the practice loses one-half of its revenue during the implementation period and possibly longer. In a healthcare economy where patient load is critical to a doctor's financial success, this can be very problematic. MMRPro is sold on a three-year license, which includes all hardware, software and system management; a typical four doctor practice would pay $21,600 for the system, which could be financed over the life of the license.

How It Works

At the core of the MMRPro system is a Kodak Scan Station scanner with a special version of Kodak's Capture Pro document imaging software already installed. The system featuring MMRPro is not sold as a stand-alone product by Kodak and must be purchased through MMR. The Company is in the process of adding other scanner manufacturers to the MMRPro system.

As part of the installation of MMRPro in a medical office, a library of the forms most used in that office on a daily basis is created. When a patient arrives at the office, the demographic information about the patient is ported to the MMRPro system. That information is then converted to a multi-dimensional encrypted bar code which is printed on all forms used in the office that will follow the patients. The bar code is unique to every patient. Each section of a patient's chart is also identified in the barcode.

All records generated from an appointment carry the patient's unique bar code. If the patient brings any third party records or health history records, the bar code is printed on a cover sheet to go in front of these records. At the end of an appointment, all paper records for the patients, including progress notes, lab reports, radiology reports and previous medical history after reviewed and approved by the doctor, are scanned into MMRPro and automatically sorted and filed into the correct tabs of a virtual patient chart that has been created online by the system. The files are securely stored Doctors can annotate these scanned records with free-form text notes and search those notes later on making it easy to retrieve specific records.

Once documents have been scanned, doctors or their staff can access them from any Internet-connected computer through the MMRPro doctor portal. In addition, when records are scanned the MMRPro system instantly deploys a copy of the record that the patient can view through a free patient portal, MMRPatientView.com. The Company believes that the ability to instantly share records with patients gives doctors the ability to more efficiently manage and operate their practices because they and their staff are not continually being asked to retrieve patient records. MMRPro also allows for secure messaging between doctor's office and patients, as well as provides both inbound and outbound Internet fax capability, making it easier for a practice to share information with other health providers.

Additional MMRPro Features

  Integrated e-Prescribe Module. MMRPro also includes an integrated e-Prescribe module that gives doctors the ability to do automated prescription ordering and refills. The e-Prescribe software gives doctors a choice of all formulations for a given medication, as well as available generic alternatives and shows what patient benefit coverage will be for the prescription. Any special instructions for the patient can also be entered into the module so they are automatically printed on the prescription label. A prescription order can be faxed or automatically transmitted to the pharmacy. In addition, the e-Prescribe module also makes it possible for doctors to keep a drug history on all their patients, as well as check for any interactions and allergies in real-time.
  Integrated Fax Messaging. MMRPro supports both inbound and outbound Internet fax. While fax continues to be the primary way doctors send and receive information such as lab reports, doctors are increasingly concerned about the privacy issues associated with a fax machine in an open area. MMRPro solves the problem by allowing faxes to be initiated from or delivered directly to admin or doctor computer desktops through its integrated fax messaging. Faxes, which are viewable as PDFs, can be assigned to different doctors in the practice and then filed as part of the patient record. Each practice receives one main fax number for the office, and then individual numbers can be assigned to each doctor in the practice.
  Voice Messaging. MMRPro also accepts voice messages into its system so doctor can hear voice messages from labs or other providers and keep messages as part of the patient record.
  Practice-specific Branding and Content. MMRPro allows providers to create custom content for their practices that patients see when they access records through the MMR Patient View portal. For example, a practice could use this feature to include a message to remind patients to get flu shots or give a wellness tip.
  Practice-specific forms management. A practice can maintain its own library of forms that it uses most often, such as admissions, insurance and treatment forms and print these, with the bar code, on demand when patients come in for an appointment.
  Dynamic Communication with Doctor's Practice Management System. Through a user designated hot-key, MMRPro seamlessly integrates, on a real-time basis, the patient data contained in the physician's practice management system saving the need of having to reenter data.
  Patient View. The MMRPro system incorporates an integrated patient portal, www.mmrpatientview.com, so doctors can give their patients timely electronic access to their medical records after a visit. Patients can sign up at the Reception Desk or they can opt to receive an e-mail after their first visit giving them the opportunity to sign up for the free service. To activate, patients log into their MMRPatientView account with their secure User ID and password combination, after which they can view, download and printout records from their visit, including lab reports, radiology reports and copies of X-ray images. Patients receive alerts any time their doctor places a new record in their account. The Company believes the Patient View portal satisfies the meaningful use requirement for doctors to share electronic copies of records with patients by January 1, 2014.
  Integration with EMR systems. In 2011, MMRGlobal signed an Agreement with Interbit Data (Natick, MA). The two companies have created a joint software solution that will allow hospitals and other clinical facilities to instantly make health information available to patients securely over the Internet using the MMRPatientView portal from any EMR system without first having to scan, fax or print any documents. The Interbit Data-MMR module is already being installed in hospitals and is certified for meaningful use with MEDITECH systems. MEDITECH is being used by more than 650 hospitals nationwide. Although the solution is only deployed for MEDITECH at this time, MMR believes that it can work with virtually any EMR platform, which opens up a significant new market opportunity for MMRGlobal.

The MMRPro "Stimulus Program"

In addition to its product functionality, MMRPro includes a "Stimulus Program" that creates cost-savings and revenue opportunity for its users; in fact, the Company believes its Stimulus Program can generate at least as much money for a doctor practice over a three-year term as the $44,000 that is possible through the HITECH Act over a five-year period. Visit www.mmrpro.com for more information or go to www.mmrtheatre.com and click on MMRPro to see a video about MMRPRo and the Stimulus Program.

The Company believes that MMRPro can ultimately eliminate the need for doctor office staff to go into patient charts to retrieve their records. The Company estimates that this can cost a doctor office as much as $50 per occurrence, when you take into account all of the labor and copying costs associated with retrieving a patient record. If MMRPro makes it possible for a doctor office to eliminate having to manually retrieve just one record per day, it would translate to a savings of more than $10,000 in a single year.

Doctors have the opportunity to earn administrative reimbursements when their patients upgrade from the free MMRPatientView portal to a full-featured, paid MyMedicalRecords Personal Health Record. The Company shares 30% of the subscription revenue from those upgrades with doctors on a monthly basis and believes that patient acceptance for the MyMedicalRecords PHR will be driven by the benefit of being able to store and manage medical records from all doctors for up to 10 family members, not just the one doctor and one family member capability of the free MMR-Patient-View Portal.

HIPAA and HITECH Considerations

We recognize the critical nature of managing an individual's health information requires that our products and advances be implemented with the utmost care to protect the privacy and confidentiality of our customers' data. The Health Insurance Portability and Accountability Act of 1996, commonly referred to as HIPAA, requires covered entities to protect the privacy and confidentiality of the protected health information, or PHI, of their patients and customers. Although we are not a covered entity (as that term is defined in HIPAA), we consider it important to take into account the Privacy and Security Standards and other requirements of HIPAA when implementing our products and services and believe that we meet and/or exceed current HIPAA standards.

The Health Information Technology for Economic and Clinical Health Act, commonly referred to as HITECH, enacted on February 17, 2009 as part of the American Recovery and Reinvestment Act, expanded HIPAA's reach beyond that of just covered entities. Now, business associates, defined as an entity that performs a function, activity, or service on behalf of a covered entity and that requires use or access to the PHI of the covered entity, and vendors of Personal Health Records (PHRs) that use or access PHI, must also comply with the HIPAA's Security Standards and many of HIPAA's Privacy Standards. One of the key obligations under HITECH is the requirement to notify individuals when there has been (or there is a strong possibility of) a breach of the individual's PHI.

MMR is not a business associate under HIPAA's three-prong test. MMR would not be considered part of a covered entity's workforce (the first prong), nor does MMR perform a function or activity on behalf of the covered entity (the second prong of the business associate test) as the covered entity must maintain medical records, not PHRs, on its patients. Finally, MMR does not "perform a service on behalf of a covered entity" (the third prong of the business associate test) since the beneficiary of the PHR is the patient, not the covered entity. Thus, while MMR is not a business associate, it is a "vendor of PHRs" - although MMR does not fit squarely into that category as that term is defined in HITECH either.

Nonetheless, MMR is re-examining its policies and procedures and reviewing its relationships with all necessary parties to ensure compliance with HITECH and its associated regulations, much like MMR's efforts have been with regards to HIPAA and its regulations. One of the primary goals of HITECH is to ensure that individuals are notified when there has been (or there is a strong possibility of) a breach of the individual's PHI - a requirement that MMR recognizes and fully supports.

The Market for Our Products

Demand for both our consumer and professional medical records products is driven primarily by the U.S. healthcare market and the health information technology market. We are expanding our consumer market through strategic partnerships with nurse advocates, local pharmacies, and home healthcare specialists, all of whom have significant one-on-one relationships with patients who can benefit immediately from the use of our PHR. Likewise, we are creating a retail consumer model through the use of prepaid Personal Health Record cards, which will be sold through retail brick and mortar outlets. On the professional side, demand is increasing in the field of ambulatory surgical centers as well as other clinics looking for an elegant and cost effective scanning and document management solution. Management also sees specialty practice areas such as pediatrics, chronic care illnesses and geriatrics as fertile grounds for expanding the MMRPro solution with the integrated patient portal, MMRPatientView. In addition, as the use of teleconsulting and telemedicine becomes more prevalent, the MMRPro solution should provide a perfect platform to facilitate collaboration between doctors and other healthcare providers with the ease of use and access the solution provides.

It should also be noted that demand is not solely U.S. centric. As health IT spreads around the globe, and other countries intensify their focus on controlling healthcare costs through the improved use of information technology, we are seeing increased demand internationally. This expansion and increased demand is evidenced by the Company's agreements in China, Australia and other countries in development to offer Personal Health Record and electronic document management and imaging services. Moreover, in a global economy, companies are increasingly sending employees overseas, a practice which is expected to increase demand for our MyMedicalRecords PHR among ex-pats, particularly in Europe and the Middle East. Additionally, the growth of health IT at home and abroad is further impetus for ensuring the protection and enforcement of our patents worldwide, which have been valued at $300 to $800 million.

In light of the continued occurrence of natural and man-made disasters, demand for our MyEsafeDepositBox product will be driven by relief and educational organizations, as well as by consumers, small businesses, with international focus based on tools that help in disaster preparedness.

Healthcare and Health IT Industry

Health information technology (HIT) is the linchpin of efforts to reform the U.S. healthcare system and adoption of electronic and Personal Health Records continues to be at the center of the national healthcare agenda. Recognized as essential to controlling costs, improving care and saving lives, health IT was included in the American Recovery and Reinvestment Act of 2009 (stimulus bill) within which the Health Information Technology for Economic and Clinical Health Act (HITECH) provisions allocated more than $27 billion to modernize healthcare operations through "meaningful use" of health IT. The effects of this were seen in just under three years after the passage of HITECH, with physicians adopting a basic EHR system having doubled from 17% in 2008 to 34% in 2011 (CDC/NCHS, November 2011).

Even with lingering economic weakness, health IT is expected to continue opening widespread market opportunities in the healthcare industry, which is poised to grow at CAGR of approximately 13% during 2010-2015. The stakes are high: with healthcare spending having reached $2.6 trillion, or 17.5 percent of GDP, in 2010 and expected to soar to $6.5 trillion by 2016, the demand for solutions that control healthcare spending and deliver more efficient care will continue to drive health IT adoption (US e-health Market Analysis, July 2011 / Deltek, Inc. December 2011).

A year after the passage of ARRA and HITECH, President Obama signed into law the Patient Protection and Affordable Care Act, or PPACA, a major overhaul of the United States healthcare and health insurance industries that at its core would require some 32 million Americans to purchase health insurance. Oral arguments challenging the healthcare reform law are scheduled to be heard by the U.S. Supreme Court at the end of March 2012. Should the legislation be upheld, we anticipate increased demand for the cost savings inherent in the use of electronic medical records, particularly the benefits to patients by having a Personal Health Record. However, we believe repeal will not adversely affect our products and services, since from a legislative stand point, health IT has remained largely bipartisan. Moreover, a key driver for increased investment in health IT is a projected near-doubling of the federal healthcare expenditures from $766 billion in 2011 to $1.4 trillion in 2020, due largely to an expected 123% increase in the population of those aged 65 and older by 2050 and dominated by the Internet-savvy baby boom generation. (Miliard, HealthCareIITNews, December 2011)

Taken together, the forces between the need to control healthcare spending and HIT mandates to help achieve this create positive market conditions for the Company's MMRPro and MyMedicalRecords PHR solutions. Furthermore, factors driving demand for our products and services bring into focus additional market opportunities. For instance, the doubling of basic EHR/EMR adoption by physicians since 2008 is a positive trend and additional results show that EMR implementation is now on the radar of a majority of healthcare practitioners. Significantly for the Company, over half the nation's physicians are still practicing in a paper-based world yet increasingly evaluating the need to implement electronic medical records systems if they can mitigate traditional barriers such as cost, unachievable and unusable meaningful use requirements, workflow interruptions and privacy concerns. Given about 50% of U.S. practices consist of one to five doctors where about 65% of all physician visits occur and that the majority of these practices are still using paper-based systems to manage patient charts, there is tremendous opportunity for niche market share for our MMRPro, MMRPatientView and MyMedicalRecords products.

We believe that MMR's strategic partnership with Kodak to distribute MMRPro as an end-to-end solution throughout Kodak's sales channels continues to position the Company to penetrate small-to mid-size physician practices with a cost-effective entry-level EMR system that offers an integrated patient portal and an e-Prescribe module. Further, value propositions for MMRPro in today's constantly evolving healthcare market is its SaaS platform that can work with any EMR system, its cost effectiveness and ease-of-use in light of the fact that doctors remain concerned about the cost of installing expensive, complex systems that interfere with office workflow, and the Company's response to ensure privacy protections for patients covered under HIPAA's Privacy and Security Rules within HITECH.

Additional drivers of health IT which are expected to become more prevalent are multi-platform, multi-channel models of healthcare delivery. According to health economist Jane Sarasohn-Kahn, mobile apps, home-based monitors, Wi-Fi scales, text messaging and e-mail communication will gain traction in the coming years to ensure patients stay well. (iHealthBeat, December 2011). MMR is well-positioned to benefit from multiple technology integrations, demonstrated by our partnership with the Alcatel-Lucent ng Connect Program announced in 2011. We anticipate more strategic partnerships with wireless providers as a result of our integrated telecommunications platform which delivers a PHR that allows medical records to be shared among all healthcare professionals involved in a patient's care using TeleHealth platforms.

In summary, given healthcare's prominence in the national debate, the role of health IT in cost containment and improved patient outcomes, the driving force of HITECH stimulus, America's changing demographics underscored by the first wave of baby boomers entering Medicare in 2011, and the PHR requirement for meaningful use of an EHR, we believe our products, which are cost-effective and highly usable, will benefit from the HIT value propositions in the marketplace. Even with the challenges and uncertainties healthcare providers face in their day-to-day practice, we anticipate they will continue to move away from outdated paper-based systems and focus on spending strategic dollars on health IT as ROI given economic stimulus, the transition of healthcare to more of an outcomes-based reimbursement model, increasing peer pressure and the fact that that increasing numbers of patients are becoming informed healthcare consumers who demand it.

Drivers for MyMedicalRecords PHR Market

Meaningful use criteria require physicians to provide 50% of their patients' electronic copies of their personal health information in Stages 1 and 2 and at least 90% of patients in Stage 3 by 2014 and this is starting to spur eligible healthcare professionals to seriously focus on how they will offer Personal Health Records driven by the HITECH provisions. As a result, the Company entered into such strategic partnerships in the last year as we have with UST Global and Interbit Data, the latter to provide our MMRPatientView portal to users of the MEDITECH EMR system.

Fueling the need for digitized personal medical records and the key challenge to cost containment in the healthcare industry is treating those with chronic conditions. About 10% of the population accounts for 63% of spending on health services, and 21% of health spending is for only 1% of the population. (Department of Health and Human Services, AHRQ). What is needed is a Personal Health Record that can be the main source of information between the primary care physician, specialists and the other health entities involved in the individual's care. With coordinated access to a patient's health information, there is continuity of care that can lead to cost reductions by eliminating unnecessary repeat tests and avoiding preventable medical injuries. According to the much cited Rand Corporation study published in 2005, in addition to the estimated $346 billion that could be saved annually through the use of health IT, the study projected that $82 billion to $100 billion in savings could be realized in coordination across the continuum of care.

With government stimulus creating both awareness and momentum, others not directly affected by meaningful use incentives are driving healthcare technology to control healthcare spending, such as employers incorporating Personal Health Records into workforce wellness programs to increase productivity, health plans offering PHRs to patients to maintain data that monitors health progress in addition to claims data, pharmacies who can offer patients drug interaction tools within a PHR and prescription refill reminders, the patient-centered medical home where caregivers placed PHRs at the top of their list of technology that can best support their practice issues, retailers who can use this as a tool to create stickiness and build loyalty programs at the point-of-sale, and the world of telemedicine where data from remote patient monitoring devices is transmitted by smartphones into a patient's PHR for sharing by the entire medical team.

Also helping to create momentum for PHRs while bridging the public and private sectors are initiatives spearheaded by Department of Human Health Services Secretary Kathleen Sebelius, U.S. Surgeon General Regina Benjamin, M.D., and National Coordinator for health IT Farzad Mostashari that are being used to build awareness and stimulate involvement. One of these, "Take the Pledge," engages both data and non-data holders such as employers and health IT vendors to pledge their support in enabling patients/consumers/employees to have instant access to their personal health information through Personal Health Records. Social media and video contests are also being increasingly used to build PHR communities. MMR joined with over 250 other companies to "Take the Pledge" and we are expanding our presence across the Internet using social media to engage consumers on the value of having a Personal Health Record for themselves and their family. In summary, with increasing use of EHRs requiring patients be provided their personal health information in the form of a Personal Health Record, the development of mobile health apps (an estimate 500 million individuals are expected to be using mobile healthcare applications within the next five years), the rise of the patient-centered medical home, and the use of social media to engage consumers in their healthcare, we believe PHRs have a strong future as part of an overall health IT strategy. Moreover, the MyMedicalRecords PHR - Internet-based for 24/7 access, personally-controlled, easy to use, portable, affordable, and private and secure, fulfills what surveys reveal consumers are most looking for in a PHR, which is access to information online, privacy, the ability to track immunizations and monitor lab reports, communicate with doctors, and correct mistakes in their records.

Drivers for MMRPro Market

Doctors are under increasing pressure to make their offices "digital" as mandated by the Federal Government in order to qualify for incentive payments of $44,000 per physician through Medicare and $63,750 per physician through Medicaid under the HITECH Act. Stimulus funds from HITECH are paid out in three stages of "meaningful use" over a five-year period; for example, a doctor under Medicare who qualifies for funds in 2010 will receive payments beginning in 2011 through 2015. Doctors who wait until 2013 or 2014 to have EHRs in place will be eligible for smaller bonuses. Because of the short time horizons and high costs involved, many eligible professionals, despite the stimulus funds, were until recently resistant to using full-blown Electronic Medical Record systems. Studies cited in a Congressional Budget Office Report show that a three-doctor practice could spend as much as $162,000 in the first year to install and maintain a system. This doesn't include the "hidden" costs of lost revenue from having to reduce patient load and also delays in billing while a new system is being implemented.

Regardless of the early resistance by practitioners, increasing numbers of doctors are moving forward and embracing health information technology. A stunning example of this is that while only a small amount of physicians have met Stage 1 meaningful use criteria (an estimated 3,880 providers) there has been a two-fold increase since 2008 in those who have adopted an EMR/EHR system. This is positive for the Company's MMRPro system because of how it functions as a cost-effective bridge to a full blown Electronic Health Records system while at the same time providing an integrated Patient Portal/Personal Health Record whose attachment is even greater in Stage 3 of meaningful use. And because the fax machine is currently the predominant means physicians use to share information with other doctors, and we believe this number is a great deal higher between doctors and patients, MMRPro's electronic fax capability enables them to run their practice like they always have while digitizing their office. Additionally, with the MMR Stimulus Program, incentives are offered either in place of or in addition to meaningful use payments, where it has been acknowledged that the perks offered by the government may not be enough by themselves to get doctors on board. And when meaningful use incentives are removed from the equation altogether, as is the case with non-eligible professionals such as long-term acute care, rehabilitation and psychiatric hospitals, our end-to-end, user-friendly solutions enable clinical data to be digitized and available across all sites of care.

As a result, the Company sees a significant niche opportunity to provide an efficient, cost-effective system that helps healthcare professionals take the required first step to any form of digital office - scanning and digitizing patient records. The Company believes that the simplicity and elegance of MMRPro makes it attractive to the many thousands of medical offices, community hospitals and other healthcare providers who are still paper-bound and searching for a way to start their digital conversion. As David Blumenthal, former National Coordinator for Health Information Technology, wrote in a perspective piece published in the "New England Journal of Medicine, "It is inconceivable that the health system in the U.S. will indefinitely resist a force that is transforming modern civilization and that offers almost infinite promise for improved and more efficient care." He added that the next generation of healthcare providers, "those weaned on the Internet, Twitter, Facebook, the iPad, and the iPhone" will insist on an electronic system. (Walker, "MedPage Today", 12/22/2011)

Drivers for MyEsafeDepositBox Market

The primary market driver for our MyEsafeDepositBox product is the need for individuals and businesses to be able to easily, efficiently and securely maintain backup copies of paper-based financial, insurance, legal and other vital business and personal documents that can be retrieved at anytime from anywhere over an Internet-connected device, This is especially true during a disaster, where records can be inaccessible or permanently destroyed. Eventually, as consumers continue to grow less reliant on paper, MyEsafeDepositBox can also be marketed as helping them in reduce their carbon footprint.

Online storage is a growth industry that can be viewed as rebounding from the economic recession. According to International Data Corporation's, or IDC's, Worldwide Storage Software Qview, 2011 sales of storage software increased 11.6% over 2010 to $14.16 billion led by data protection and recovery. (StorageNewsletter.com). In-Stat reported the previous year that with home networking adoption passing 50% of households in North America and 13% worldwide, the consumer network storage market is seeing continued growth and is expected to grow at a compound annual growth rate of nearly 40% between 2009 and 2014.

Both companies and individuals are continuing to seek solutions that will allow them to safely backup - and quickly restore - any lost data. We believe that our MyEsafeDepositBox product meets the need of a sub-set of this vast data storage market, and we target individuals and businesses that want to find a secure, web-based solution for storing their most critical personal, financial, legal and insurance records, rather than those looking to back up the entire contents of their computer hard drive or corporate network.

In addition, the need for individuals to augment their personal plans for disaster preparedness is reflected in a Red Cross poll that showed seven of 10 respondents were only somewhat prepared for a disaster, with 59% to 73% having no specific evacuation plan. For businesses, the need to implement a disaster recovery plan can be the key to their survival. In the publication, "The Definitive Handbook for Business Management," cited by Hewlett-Packard, it states that between 60% and 90% of companies that don't have a disaster plan find themselves out of business within 24 months of experiencing a major disaster. As natural and man-made disasters continue to grow - from hurricanes, earthquakes, and floods to computer viruses and even terrorist attacks - a common denominator for recovery is access to information and documentation, and we believe our MyEsafeDepositBox product meets this need by offering users a safe and easy way to store, access and recover all of their important documents and vital records online.

Customers

To date, we have signed agreements for our MyMedicalRecords PHR product, our MyEsafeDepositBox product, corporate employee benefits and affinity and membership group markets, MMRPRo, and licensing agreements to license our Biotech and Healthcare intellectual property ("IP"). Our core products are sold directly to retail consumers, physicians and corporations while our Biotech and Healthcare IP is being licensed to pharmaceutical and other health IT companies. We have provided the patients of participating hospitals with the use of our MyMedicalRecords PHR product free of charge when they are discharged from inpatient facilities.

We also offer a private label of our MyMedicalRecords PHR product for Medic-Alert, who we believe to be the largest provider of Personal Health Records in the world, which offers it as an enhancement to their existing PHR service; Chartis Insurance (formerly AIG) which offers it to their policy holders beginning with their Global, Marine & Energy worker's compensation policies, and the National Rifle Association. We also have corporate clients who provide our MyMedicalRecords PHR product to their employees as a free benefit, and affinity group and membership clients who bundle the product as a "value added" service to their constituents. We receive compensation under these agreements either on a per enrolled account basis or on an access basis in which we are paid based on the number of persons who are eligible to sign up for our service, regardless of the number that actually enrolls. In 2011 we signed an agreement with Microsoft® HealthVault™ and are planning on integrating our products with their platform in 2012.

We are continuing to expand these relationships and identify additional private label opportunities.

In the affinity and membership group area, we continue to see increased opportunities and believe this to be the lowest hanging fruit in as organizations want to give their members access to the MyMedicalRecords Personal Health Record or MyEsafeDepositBox; the Company expects that these groups will continue to create new programs that bundle the MyMedicalRecords PHR and MyEsafeDepositBox virtual storage vault with their services. On December 21, 2010, MMRGlobal, Inc., entered into a Non-Exclusive License Agreement with Celgene Corporation ("Celgene"). Pursuant to the terms of the Agreement, the Company licensed to Celgene, on a non-exclusive basis, the use of the Company's clinical and scientific data relating to targeted immunotherapies for cancer and other disease treatments to stimulate a patient's immune response and certain other confidential information.

In consideration for the rights granted under the Agreement, Celgene agreed to pay the Company certain upfront fees and, upon achievement of development milestones, milestone payments plus any expenses. The Agreement contains customary provisions, as to the term of the Agreement, representations, warranties, and indemnities by each of the Company and Celgene and was filed in the 2009 10-K as an Exhibit to the filing.

On December 9, 2011, we entered into a Non-Exclusive Settlement and Patent License Agreement with Surgery Center Management, LLC whereby the Company agreed to release SCM from prior patent infringement claims and granted SCM, on a non- exclusive basis, a license covering the Licensed Patents, which amongst other things, covers certain Licensed Products and/or Licensed Services to develop, make, have made, use, sell, lease, license, demonstrate, market and distribute the Licensed Products and/or Licensed Services under SCM's brand or private label for channel or distribution partners who purchase the SCM branded or Licensed Products and/or Licensed Services for resale to end customers.

In consideration for the rights granted under the Agreement, SCM agreed to pay the Company $30 million dollars (the "Initial License Fee") with a minimum of $5 million dollars in upfront fees with the explicit understanding and requirement that the Settlement and Release portions of the Agreement become effective solely upon SCM's payment in full of the Initial License Fee. SCM also agreed to pay MMR additional royalties of ten percent (10%) of gross revenue at such time as an initial Two Hundred Million U.S. Dollars ($200,000,000 USD) of gross revenues are accrued on any Units sold, used or otherwise transferred pursuant to the terms of the Agreement.

The initial $5 million dollar payment became payable to MMR on December 23, 2011, with five additional $5 million payments to be made on November 15th each year for the next five years. The Agreement contains customary provisions, as to the term of the Agreement, representations, warranties, and indemnities by each of the Company and SCM and was filed with the Securities and Exchange Commission as Exhibit 10-1 on Form 8-K on January 17, 2012.

The Company is currently seeking payment on the initial $5 million. As of December 31, 2011, three of the four revenue recognition criteria of Staff Accounting Bulletin No. 104 had been met (persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed and determinable). The Company will not recognize revenue until such time as collection is reasonably assured. The Company is currently in litigation against SCM and we believe SCM has accounts receivable in excess of $200 million and other assets sufficient to pay the amounts due upon a successful outcome

During 2011, our three largest customers (Celgene $500,000, E-Mail Frequency $140,000, and Chartis $100,000) accounted for approximately 55% of our total revenue. Due to the contributions of these customers to our consolidated revenue, the Company is somewhat dependent upon its relationships with these customers.

Sales & Marketing Strategies

MyMedicalRecords PHR

Our marketing strategy for our MyMedicalRecords PHR product calls for continued focus on four main sales channels:

  Corporate Sales - Employee Benefit Offering. We are pursuing the human resources and benefits market to secure agreements or strategic arrangements providing for companies to offer our product to their employees and members. We believe the user-friendly nature of our MyMedicalRecords PHR product makes it readily acceptable to employees and gives companies a low cost way to demonstrate their employee-friendliness.
  Affinity Groups and Membership Organizations. Our MyMedicalRecords PHR product can be bundled with other health or travel-related services. For example, a travel accident insurance company can include our MyMedicalRecords PHR product in its suite of emergency medical and repatriation services for travelers going abroad. We believe giving users the ability to access their medical records in an emergency situation overseas may add considerable value to an insurance company's travel insurance policies. Additionally, an affinity group, such as an alumni association, may offer our MyMedicalRecords PHR product as a recruitment or renewal tool. We plan on continuing to utilize outside sales representatives who specialize in selling services to these market segments.
  Private Label Branding. Our MyMedicalRecords PHR product is designed to allow site pages to be customized with a corporate, affinity group or membership organization logo and content that is specific to that entity. The technology built into our MyMedicalRecords PHR product also is designed to allow companies, groups or organization to instantly communicate with hundreds or even thousands of employees in the event of an announcement or emergency situation at no additional cost to MMR or in many cases, the client.
  Direct to Consumer Marketing. We intend to continue to focus on marketing our MyMedicalRecords PHR product directly to consumers via both on-line and off-line advertising vehicles. We have produced a series of television ads that are shown on syndicated television shows. The ads can be seen at www.mmrontv.com. We continue to test pay-per-click advertising using booth Google Adwords and the targeted platforms provided by Facebook. In addition, we will continue to exploit our relationship with E-Mail Frequency LLC continuing to test different e-mail creative, both text and HTML, as well as campaigns to target direct to consumer sales. Our MyMedicalRecords PHR product is currently available to individuals on a monthly or annual subscription basis as well as to those patients who upgrade from a free MMRPatientView account provided by their doctors.
  Healthcare Professionals. The Company plans on continuing to offer its MyMedicalRecords PHR to patients at physician offices, hospitals, surgery centers, x-ray facilities and other facilities. In addition, the company is planning to increase its marketing efforts in connection with sales to home caregivers and visiting nurses.
  Retail. The Company is in the process of establishing a distribution channel through retail where consumers will be able to purchase a Prepaid Personal Health Record card at a retail stores including pharmacies, hospital gift shops, mass merchandisers and supermarkets amongst other specialty retailers. The prepaid retail card will be manufactured as a high quality credit-card style card. The package surrounding it will provide information on the PHR service to encourage both initial purchase and then active use. Because the prepaid card is not flimsy, emergency personnel will be able to find it in a user's wallet in the event of a medical emergency, thus reinforcing the special Emergency Log in feature of the MMR product. The Company plans to have a magnetic stripe on the back of the card as well, which will allow us to offer the prepaid product in conjunction with pharmacy or store loyalty programs.
  Other Markets. The Company plans to focus a portion of their marketing efforts in selling to Nursing and Convalescent Homes.

MyEsafeDepositBox

Because of the similarity in functionality between our MyEsafeDepositBox product and our MyMedicalRecords PHR product, we market these products through many of the same channels. Both products are designed to offer users the ability to fax, upload and store important and private records or documents in a secure electronic environment, safe from fire or flood, and secure from the threat of identity theft. Thus, for example, we market our MyMedicalRecords PHR product to insurance companies as an additional benefit for health insurance policy holders, while at the same time marketing our MyEsafeDepositBox product to insurance companies that may offer it to their risk and casualty policy customers. In addition, we market our MyEsafeDepositBox to financial institutions and legal service providers as a safe and secure way for their customers to store important and private documents provided by these companies.

MyMedicalRecords Pro

The Company is in the process of enhancing the MMRPro platform as well as broadening its distribution and sales channels. The Company believes that, as the calendar draws closer to the January 1, 2014 mandate for doctors to share an electronic copy of a health record with patients, MMRPro will gain accelerated acceptance with clinicians because of the fact that the product automatically creates a patient facing copy of scanned records through its MMRPatientView portal. The Company also believes that the successful adoption of the MMRPro product by its existing customer base will help simplify and possibly shorten the sales process as it acquires new customers.

In addition to working with document imaging sales and distribution channels, MMRGlobal is utilizing distribution networks of companies who already sell other products into doctor offices. These distribution partners also help increase the Company's integration and support network.

The Company also plans to utilize lead generation and telemarketing/appointment setting tools as a way to build a pipeline of customer opportunities that can be sold direct by MMR or through its distribution partners.

In 2011, MMRGlobal signed an Agreement with Interbit Data (Natick, MA). The two companies have created a joint software solution that will allow hospitals and other clinical facilities to use a meaningful use certified solution to instantly make health information available to patients securely over the Internet using the MMRPatientView portal from any EMR system without first having to scan, fax or print any documents. The Interbit Data-MMR module is already being installed in hospitals and is certified for meaningful use with MEDITECH systems. MEDITECH is being used by more than 650 hospitals nationwide. Although the solution is only deployed for MEDITECH at this time, MMR believes that it can work with virtually any EMR platform, which opens up a significant new market opportunity for MMRGlobal.

Licensing and Exploitation of Health IT Patents

The Company owns intellectual property rights to patents related to the Method and System for Providing Online Medical Records both in the US and in other international territories, and is actively working with consultants on ways to monetize these assets to identify products that infringe upon our patents as well as licensing opportunities with other health IT companies regarding the use of the assets. The Company has already reached one such agreement with Surgery Center Management as specified above under the Customers section.

Licensing and Exploitation of Other Legacy Biotech Assets

Although the Company's primary business is personal and professional health records and document imaging systems, pursuant to the Merger, the Company acquired intellectual property rights to certain biotech assets, including the FavId™/Specifid idiotype vaccine and our proprietary anti-CD20 antibody panels to treat B-cell lymphoma. On April 14, 2010, the Company also announced the existence of intellectual property in the form of approximately 140 patient samples collected during the Company's pre-merger FavId/Specifid vaccine trials.

Based on information discovered in 2010 the Company believes that these assets could have significant value which is not reflected on the Company's balance sheet at this time. Through May of 2008 pre-merger Favrille had spent more than $100 million on the creation and development of intellectual property, which includes clinical trials, related data, patient samples, patents, and other forms of intellectual property and the possible use of more than $200 million dollars in related tax loss carry forwards.

The Company is actively working with consultants on ways to monetize these assets to identify licensing and or manufacturing opportunities with biopharmaceutical companies, academic institutions, research organizations and others regarding the use of the assets. The Company has already reached one such agreement with Celgene.

Clinical Research Sales Strategy

The Company has filed patents for the design of an Electronic Health Record monitoring feature that uses the company's patented technologies to monitor patients in clinical trials. The Company believes that such a product offering can reduce the cost of managing clinical trial results and generate long term users of the Company's product. The Company will target biotech companies and pharmaceutical manufactures to purchase this product to obtain better monitoring of patient results and patient involvement.

Telemedicine Strategy

The Company has filed patents for the Method and System for Managing Personal Health Records with Telemedicine and Health Monitoring Device Features that incorporate the company's patented technologies. The Company believes that such a product offering can reduce the cost of long term, acute or extended healthcare and generate long term users of the Company's product. The Company is working with companies such as Alcatel-Lucent and their ng Connect division to more fully develop this offering.

Additional On-Going Marketing Strategies

In addition to the main marketing channels discussed above, we have also identified other potential markets for increasing sales of our products:

  Small Businesses. We believe our products could serve as an affordable and easy-to-implement tool for small companies that have not, or do not want to, invest in expensive IT data backup infrastructure.
  Government Agencies. We believe that federal, state and local governments would be interested in our products as they provide a powerful, yet easy to use addition to any family's disaster preparedness plan and we plan on approaching agencies at all levels to explore the possibility of setting up pilot programs.

  Travel Companies and the Travel Industry. We believe that travelers can represent a strong market for our products because these products are designed to enable travelers to access to their medical records, or other important documents (copies of passports, credit cards, etc.), in the event of an emergency when they are away from home. We plan to market our products to airlines, hotels, automobile clubs and other-travel related companies and organizations as well as to advertise on travel-related websites to reach this market.
  Finance and Insurance Companies. We believe insurance companies are interested in offering a MyEsafeDepositBox type of service offering for their risk and accident policyholders. We are actively working with at least one large financial institution to utilize MyEsafeDepositBox to handle paperless loan processing and delivery solutions as well as replace uses for traditional safe deposit boxes.
  Other health IT Providers. We believe that there is a market for our health IT products through strategic relationships with other health information technology providers who see MMR's services as being complementary to their own offerings.
  Consumer Product Companies. We believe we can better target health-conscious consumers who may have a greater interest in our products by developing strategic partnerships with consumer products companies, including wireless phone service providers.
  Retailers. The Company is in the process of bringing its MyMedicalRecords.com Personal Health Record to retailers in the form of a prepaid card that consumers will be able to purchase at point of sale. To do this, we are creating a national independent sales representative network that already has relationships with retail chains. In addition to direct sale to consumer at retail, the Company sees an opportunity to make the PHR part of store and pharmacy loyalty programs as well as to offer it as a premium when consumers purchase health care related products, switch their prescriptions to that store or refill existing prescriptions.
  Home Healthcare. We believe that distribution through visiting nurses, caregivers, home medical supply companies and patient advocates represents a significant new channel for our Personal Health Record. We are actively pursuing creating specialized programs where home healthcare works can offer cards to their clients and then populate the PHR with information from their home visits.

International Licensing

We exploit our intellectual property, technology and our MyMedicalRecords brand internationally. On January 4, 2010, we announced the completion of a definitive Joint Venture Agreement ("the "Unis JV") with Unis-Tonghe Technology (Zhengzhou) Co., Ltd., or Unis, to form a joint venture to build a customized version of MMR's proprietary PHR services (www.mymedicalrecords.com) and professional document imaging and management solutions in China.

Unis is a subsidiary of Unisplendour Corporation Limited (SHE: 00938) (www.Unis.cn), one of China's leading IT firms. Our technology will support a Unis medical records development project for sale to China's public and private hospitals. China has an initiative to create health information systems to electronically acquire, store and transport individual health records. Our senior management and technology executives have met with counterparts from Unis-Tonghe and Nihilent, MMR's technology partner in India, together for a collaborative session on requirements to integrate the MyMedicalRecords Personal Health Record and the MMRPro system (www.mmrpro.com) into a health IT platform that could be deployed throughout China's healthcare market.

Pursuant to requests from the Chinese Government, the Company has continued to respond to requests for changes in the Unis JV including changes as recent as March 27, 2012. As a result, the Company is responding to requests to amend the Cooperation Agreement and required amendments with Unis-Tonghe Technology Co, or UNIS.

Further, under the joint venture Cooperation Agreement, Unis and MMR agreed to form a joint venture in China for the purpose of deploying our Personal Health Record services and document imaging and management solutions as part of a total Electronic Medical Record, or EMR, solution in China. Ultimately, upon approval of the venture by the Chinese government, we will own 40 % of the joint venture and Unis will own 60%.

Despite the delays in approvals by the government, the Unis JV has already installed early stage EMR systems in three hospitals in China and we are working to add our PHR to these existing systems by the third quarter 2012. The Unis-Tonghe MMR International Health Management Service Co., LTD. Joint Venture has also begun participating in formal government bids to commence numerous medical records projects in China, which include continuing to offer MMR's Personal Health Record services and other related products. Meanwhile, the JV partners continue to actively be involved in supporting each other on Chinese government projects utilizing our patented and patent-pending technologies and platforms and features and have recently deployed full-time technical support in China. In November 2010, Unis-Tonghe submitted the Unis/MMR Joint Venture bid for the right to offer our products in Henan Province, whose population is nearly 100 million people or one third of the population of the United States. In February 2012, Unis and MMR spent a week in the United States around the HIMSS Conference and Exhibition collaborating on installing services in existing Joint Venture hospital systems in China.

As a result of lead times to develop customized EMR solutions in response to government specifications, this effort could take several years. In the meantime, we have begun to leverage our resources in China with other U.S. partners on the ground in there including Kodak and Alcatel-Lucent to help manage our relationships in China locally. As a result, we could begin selling MMRPro in conjunction with Alcatel-Lucent in China and Kodak resellers throughout the Asia Pacific region.

In June of this year, MMRGlobal and Australian company VisiInc PLC entered into an agreement to sell MMRGlobal' s patented consumer and professional health IT products and services on the Visi™ platform utilizing the Vistime product in the health technology market in Australia, which is projected to be as much as $2.4 billion (USD$2.6 billion). The License Agreement calls for minimum performance guarantees to be paid to MMR starting in 2012. VISI PLS markets and sells Vistime, a multi-file format, real-time 3D viewer for retrieval and viewing of large files, including medical imaging systems such as MRIs, scans and sonograms, over any Internet connection, including dial-up. The system allows physicians and patients to view and discuss medical records including radiology images in an online meeting format. Vistime integrated with MMR's MyMedicalRecords PHR and will allow collaboration of multiple specialists in real time. This feature is not currently part of any PHR.

The Company is also working on installations in Europe under an agreement with a Kodak reseller. We have been invited to visit and present our products in Qatar and are working with consultants in that region. The Company is also working with VisiInc on licensing our products to their partners in Russia. Because of our patents in countries like Singapore, we are seeking similar license deals with companies like VisiInc to leverage our global patent portfolio.

Principal Suppliers and Supply Contracts

We currently contract with various third-party telecommunications carriers, data centers and other information technology service providers and developers to develop and maintain our products.

In 2010, we terminated our agreement with an outside vendor, which previously hosted one of our product websites and provided fax and voice messaging services and the toll-free numbers used by the Company's customers to access their accounts. We paid this outside vendor a monthly website hosting fee and additional usage fees for fax, voice messaging and toll-free number services. Our contract was effective until September 2009, but automatically renewed, and continued to renew until we terminated it about November 2010. We replaced that vendor with our own health information call processing platform and communications exchange network which the Company calls the Asteria system. Asteria significantly reduces the Companies reliance on outside vendors and recurring costs. At the same time the Company entered into direct contracts with our carriers for Direct Inward Dial or "DID" and toll-free numbers terminating at our new telecommunications platform.

We contract collocation and hosting services from several certified data centers who monitor, manage and maintain our systems and storage facilities that service our production websites. Scheduled, non-escalatory, monthly payments are made for all collocation and hosting services. The data center Agreements are renewed automatically each year and a termination option is available to either party upon a six month prior written notice. On March 14, 2011 we renewed the agreement for another year and the agreement automatically renews on a month-to-month basis.

We contract with an outside vendor to house, manage and maintain the production servers that host our MyMedicalRecords PHR and MyEsafeDepositBox and MMRPro applications and store user related data. We pay a monthly fee for the management and technical support services required to maintain and operate its servers, which are housed in two separate data centers. Our agreement with this vendor is effective until terminated by either party. In 2011, we renewed a revised and amended agreement for another year with this vendor which automatically renews after one year on a month-to-month basis.

We contract with a third-party for the development and maintenance of the software applications necessary to run our MyMedicalRecords PHR, MyEsafeDepositBox and MyMedicalRecords Pro products. Our outside developer supports our software development needs through a team of software engineers, programmers, quality control personnel and testers, who work with our internal product development team on all aspects of application development, design, integration and support of our products. Under our development contract, we own the intellectual property rights over all software applications developed pursuant to the contract. We pay our developer a per-project fee for the development services provided and a monthly fee for support and maintenance services. Our agreement with this developer renews automatically for one year periods subject to the right of either party to terminate the Agreement by giving six months written notice.

On September 16, 2009, we entered into a Licensing and Sales Commission Agreement, or the Licensing Agreement with E-Mail Frequency, LLC, which we refer to as the Licensor, and David T. Loftus, which we refer to as the Consultant. The License Agreement was filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2009. Pursuant to the Licensing Agreement, we agreed to exclusively license from the Licensor the usage of the Licensor's direct marketing database of street addresses, cellular phone numbers, e-mail addresses and other comprehensive data, or the Database. In addition, we engaged the services of the Consultant to assist in the use of the Database. Under the terms of the Licensing Agreement, we paid a $250,000 one-time consulting fee to the Consultant in the form of 2,777,778 shares of restricted common stock, which we refer to as the Consulting Fee. In addition to the Consulting Fee, we will pay the Licensor a percentage of actual revenue received by us from successful sales made pursuant to use of the Database. The Licensing Agreement has a five-year term, but may be terminated by us after the Licensing Agreement has been in effect for one year after the effective date of the Licensing Agreement. Upon such termination, we will be obligated to pay the Licensor its fees owed under the Licensing Agreement for the remainder of the term in addition to eight times the total fees paid to the Licensor over the last three months of use of the Licensing Agreement. Effective September 1, 2011, we signed and Amendment to the Agreement dated September 16, 2009 to provide licensor a non-exclusive right to target, market and exploit the Employee Benefits market.

In the event that we are unable to continue to obtain supply, development or maintenance services from any of our suppliers or developers, we believe that we would be able to utilize other suppliers, developers, or maintenance services to continue the development and operation of our products. In selecting our current supply, development and maintenance vendors with which we have agreements, we received competitive bids from other vendors who would have been able to provide equivalent services. Thus, we believe that the marketplace for such services is broad enough that we would be able to reach commercially reasonable terms for the continued development of our products within the termination periods provided in each agreement.

Disaster Recovery Plan

We have a disaster recovery plan in place that is designed to ensure the safekeeping of records stored in a user's MyMedicalRecords PHR, MyEsafeDepositBox, MyMedicalRecordsMD and MMRPatientView accounts, while maintaining continuity of our services should our main server site be affected by a natural or man-made disaster. We have two standby disaster recovery sites, one site is in Omaha and the other site is 150 miles from Kansas City where our main production servers are located. We backup and encrypt the database holding our customers' records to servers housed in this "hot" standby disaster recovery site so that both systems contain identical information on a near-real-time basis. In addition, our main production site has redundancy measures built-in at all levels of the infrastructure and is designed to facilitate maximum availability of our product websites. Our backup and recovery encryption and processes are FIPS 140-2 compliant.

Competition

MyMedicalRecords PHR

Though the Company believes that no other product in the marketplace compares to what we have to offer, especially given our patents as a barrier to entry, there are other Personal Health Record providers in the consumer health information management marketplace today that compete for our services. These include myMediConnect, NoMoreClipboard.com, AccessMyRecords, Dossia, WebMD Health Manager, and HealthVault®, although the last is more of a personal health platform that offers multiple solutions, for which MMR is currently developing based on an agreement with Microsoft® HealthVault® this year. In addition, we compete with Internet-portals offered by insurance companies, hospitals and HMOs for their policyholders and patients.

Each of our competitors offers varying PHR products and services for on-line storage and access to medical records at varying price points (at the basic "free" level, with minimal recordkeeping capability and usually includes advertising). However, we believe our MyMedicalRecords PHR product offers unique features that distinguish it from those of our competitors. In particular, we believe our MyMedicalRecords PHR product offers greater ease of use and accuracy than our competitors' products because copies of the actual medical records, such as laboratory test results and radiology reports can be faxed or uploaded directly into the user's MyMedicalRecords PHR account, rather than requiring users to input the data themselves, which may result in transcription errors, or go through a third party, which could result in more time, additional costs and can raise the issue of privacy. Our MyMedicalRecords PHR is designed to allow a user or provider to send a medical record directly into a MyMedicalRecords PHR account from any fax machine, anywhere in the world, and once received, the user can then store and manage those records in a personalized filing system with 16 file folders.

Competitors may offer limited document management capability for Personal Health Records; they have to be scanned and uploaded by the user and they do not allow users to easily manage stored information with the same sophistication as the MMR PHR. In addition, these services do not offer integrated outbound fax directly from the user account, which means that users of competitive products have to print out and manually handle paper or go through third party intermediaries in order to share information with other providers along the continuum of care. Moreover, we believe our integrated fax offering alone can save members as much as $300 a year as compared to using similar electronic fax services.

In addition, while hospital patient, HMO patient. insurance policyholder and employer-based Internet-portals allow users to see certain information regarding test results, prescriptions or claims data, and may even give patients the ability to set appointments and communicate with doctors, these portals only allow users to view data from that specific provider, and if a user changes his or her healthcare provider, insurance carrier or employer, the information may not be available in the future. Our MyMedicalRecords PHR product is designed to offer our customers a single secure on-line repository for all of their health information and records, from every provider, so that this information is available any time a MyMedicalRecords PHR user needs to access and share it, and our service is completely portable, meaning it stays with the member though changes in health plans, healthcare providers and employers. Moreover, the MyMedicalRecords account covers an entire family of up to 10 members, whereas other services typically only cover an individual or charge for additional family members.

We also believe the enhanced features offered at the same price point with our MyMedicalRecords PHR product, such as outbound fax, document management, emergency login, appointment and prescription reminders and voice messaging features, offer consumers unique and attractive advantages that separate our MyMedicalRecords PHR product from the competition. All of the competing services, raise consumer awareness about the need for access to personal health information and while this increased awareness may increase the marketability of our MyMedicalRecords PHR product, growth in the consumer health information management marketplace may also attract new entrants. However, we believe that greater ease of use and array of enhanced features distinguish our MyMedicalRecords PHR product from those of our competitors, many of our competitors may have greater resources and more experience in this market, and can modify their product offerings to make them more competitive, including attempting to replicate some features of our MyMedicalRecords PHR product. We have also sought to protect our proprietary technology through patents in both the U.S. and overseas. See "Intellectual Property - Patents" below.

MyEsafeDepositBox

Our MyEsafeDepositBox product competes with a number of on-line backup and electronic data storage services. The increasing use of external hard drives and flash drives to backup data also has the potential to compete with on-line data storage services such as our MyEsafeDepositBox product.

We believe that MyEsafeDepositBox is a superior product when compared with products such as My Vault Storage or Allianz Protect in that it permits multiple service providers, such as insurance agents or lenders, to fax documents directly into a user's account. In addition, much like the MyMedicalRecords PHR, the MyEsafeDepositBox service also offers outbound fax and emergency login features which further differentiate us in the marketplace. We also believe the portability of MyEsafeDepositBox creates a product advantage in the marketplace because users are not required to do business with any particular bank. Users also benefit from not having restrictions placed on the amount of storage capability in their account unless they upgrade to more costly subscriptions. Our ability to provide private label branding affords banks, insurance companies, escrow services and other financial and legal businesses to provide not only a useful product but also reinforces that business's identity.

MMRPro

MMRPro competes with scanning services that market their services to doctors seeking to convert their historical paper records into electronic files, as well as Electronic Medical Record systems. Scanning services typically do not provide the doctor with an integrated end- to-end system that not only scans the record, but automatically sorts it by patient and by patient chart tab. Most scanners merely digitize patient records and store them either on a local drive or a Local Area Network drive, which requires the doctors to have an IT consultant manage their on-line records. Since MMRPro is a "Software As Service" model, the scanner records are sent to a web-hosted application with redundant data storage facilities and MMR handles the physical storage and management of patient data in compliance with HIPAA privacy and security guidelines. This not only relieves doctors of having to worry about their in-house records management, it also allows them to access patient records from any Internet-connected computer as well as to deploy a copy of a record for the patient.

MMRPro also competes with EMR systems that offer doctors the opportunity to make their entire office paperless. However, many doctors, particularly solo and small group practitioners, are resisting EMRs with a high cost of conversion and the difficulty and expense associated with maintaining an EMR system. MMRPro provides an efficient alternative and or transition to a full-blown EMR for many thousands of dollars less cost. MMRPro also features a patient portal, MMRPatientView, which is a requirement of meaningful use and is both integrated with our end-to-end system or can be incorporated as a separate module within any EMR system, as is being done in partnership with Interbit Data for the MEDITECH EMR platform.

Intellectual Property

Patents

In September 2005, we filed a utility patent application on key elements of our proprietary process with the United States Patent and Trademark Office. This patent application and two related patent applications were allowed in December 2011 and issued in February 2012 as U.S. Patent No. 8,121,855, U.S. Patent No. 8,117,045, and U.S. Patent No. 8,117,646. Together these patents have a total of 81 claims. The full term of these patents will not expire until October 2027.

In 2012, we filed additional continuation patent applications in the U.S. for this technology, requesting prioritized examination. In March 2007, we filed a separate application for our Emergency "Read Only" Password service (see discussion above under "- Our Products- MyMedicalRecords - An On-line Personal Health Record (PHR) - Additional Product Features - Emergency Log in For Physicians and Other Emergency Response Personnel"). In May 2006, we filed a patent application with Australian authorities pursuant to the Patent Cooperation Treaty, which was awarded on May 29, 2008. A second patent application with Australian authorities was awarded on December 24, 2009. A patent application filed pursuant to the Patent Cooperation Treaty was awarded in Singapore on January 30, 2009. A patent application filed pursuant to the Patent Cooperation Treaty was awarded in New Zealand on December 7, 2010. In March 2012 we received notice that Mexico has allowed our pending patent application. Currently other foreign patent applications and related U.S. applications are pending. In April 2011, a U.S. patent application and Patent Cooperation Treaty patent application were filed which were based on a provisional patent application filed April 2010 and are directed toward the use of electronic health records in clinical trials. In September 2011, a U.S. patent application and Patent Cooperation Treaty patent application were filed which were based on a provisional patent application filed September 2010 and directed toward a universal patient record conversion tool. In January 2012 and February 2012 we filed provisional patent applications directed toward a mobile platform for Personal Health Records. In January and February 2012 we filed provisional patent applications directed toward prepaid cards for services related to Personal Health Records. In January and February 2012 we filed provisional patent applications directed toward a method and system for managing Personal Health Records with telemedicine and personal health monitoring device features. We intend to pursue patent protection in other countries where we may offer our products in the future. We consider patent protection an important element of a sound intellectual property portfolio, although we do not anticipate being able to prevent our competition from using other methods to achieve similar ends.

Currently, the Company also has 186 patent claims still pending across nine other pending U.S. utility patent applications related to health information technology. In addition, the Company has a total of two PCT applications pending and seven U.S. provisional patent applications pending.

Other Assets

The Company acquired significant intellectual property assets from the merger with Favrille and is in the process of exploiting and monetizing those assets, which include, but are not limited to, data from the Company's pre-merger clinical vaccine trials, the Specifid vaccine, and the anti-CD20 antibodies.

The Company has been working to perfect the patent condition of these biotech assets obtained from the reverse merger with Favrille for more than two and a half years. As a result, MMRGlobal now has biotech patents and patent applications pending in 13 foreign countries of commercial interest that provide competitive advantages for this biotechnology. Currently, the Company's biotech patent portfolio includes patents with expiration dates of August 2021. Additional patent applications once granted may obtain additional term of biotech patent protection.

We successfully revived Favrille's original U.S. Patent No. 6,911,204 directed to treating B-cell pathologies on May 27, 2010. Additional U.S. B-cell pathologies patent applications were also successfully revived and as recently as February 14, 2012 a second U.S. Patent 8,114,404 has been awarded to protect certain embodiments of the vaccine. Additional U.S. applications are pending and under examination before the U.S. Patent and Trademark Office. We are taking further actions to perfect the condition of the patent applications in various other countries offering a potential competitive advantage for this B-cell technology. Although we make no guarantees as to the status of certain patents and patent applications, we are acting to pursue and maintain available patent protection relating to our patents and filings including but not limited to the FavID™ vaccine intellectual property portfolio in the United States and major foreign markets of interest. Three foreign patents have also been awarded in Singapore and Mexico.

Beginning in June 2009, we filed various national phase filings from the Patent Cooperation Treaty (PCT) patent application directed to anti-CD20 monoclonal antibody assets. National phase filings are pending in major European, Asian, North American, and South American markets, including in the United States, Australia, Brazil, Canada, China, Hong Kong, Europe, India, Japan, South Korea and Mexico.

The Company has relied upon numerous consultants in its efforts to accelerate bringing to market its anti-CD20 monoclonal antibodies. Anti-CD20 antibodies are useful in treating B-cell malignancies, including Non-Hodgkin Lymphoma (NHL) and additional B-cell mediated conditions such as rheumatoid arthritis. The Company understands the anti-CD20 antibody assets are potential candidates for the next generation of a Rituximab-type therapy. Rituximab is marketed under the trade name Rituxan® in the United States by Biogen Idec and Genentech (wholly owned member of the Roche Group) and under the name MabThera® by Roche in the rest of the world except Japan, where it is co-marketed by Chugai and Zenyaku Kogyo Co. Ltd. Rituxan® is one of the world's most successful monoclonal antibodies with reported total sales in 2008 in excess of US $5.4 billion.

On December 22, 2010, the company entered into a non-exclusive agreement with Celgene to license the use of the Company's clinical and scientific data (originated by Favrille) related to targeted immunotherapies for cancer and other disease treatments to stimulate a patient's immune response and certain other confidential information. In consideration for the rights granted under the Agreement, Celgene agreed to pay the Company certain upfront fees and development milestones. When a milestone is reached it automatically triggers a payment to MMR.

Other Intellectual Property and Trademarks

We own the URL and domain name for the web address www.MyMedicalRecords.com. We also own the domain names www.MyMedicalRecordsMD.com, www.MMRPro.com and www.MMRPatientView.com for use with MyMedicalRecords Pro and own the domain name www.MyEsafeDepositBox.com for use with our MyEsafeDepositBox product. We also own the source code for our products.

As we continue to develop our products, we continue to register our logos as trademarks and service marks and will seek to protect the copyrights in the initial and any other proprietary content that we develop to support our MyMedicalRecords PHR, MyEsafe and MMRPro products. We also own the source code for a handheld software program, developed to operate on the Palm operating system, which allows Palm users to create a personal medical history on a personal data assistant, or PDA, so that they can have access to this information while traveling and in the event an Internet connection is not available. The Company plans on developing applications to use MyMedicalRecords and MMRPro products on other handheld devices.

Research and Development

In 2011 and 2010, MMR spent $322,666 and $322,942, respectively, on research and development activities.

Properties

Currently, as a virtual Internet-based company we have minimal needs for office space to conduct our day-to-day business operations. On May 1, 2009, we entered into a lease agreement to lease office space in Beverly Hills, California. The lease was month-to-month and required a monthly payment of $7,667 commencing in June 2009. This lease was terminated in September, 2010. Effective September 1, 2010, we entered into a lease agreement to lease the current office space in Los Angeles, California. The lease requires a monthly payment of $5,500 commencing in September 2010. Effective November 1, 2010, we entered into a lease agreement to lease additional space adjacent to the current office space in Los Angeles, California. The lease requires an additional monthly payment of $3,193 commencing in November 2010. Both current leases will expire on August 31, 2013.

Employees

As of December 31, 2011, we employed a total of nine full-time employees and regularly use the full-time services of an additional four consultants. The Company also relies on a team of more than 35 developers and programmers located in India and Omaha, Nebraska.

Legal Proceedings

From time to time, we are involved in various legal proceedings generally incidental to our business. While the result of any litigation contains an element of uncertainty, our management presently believes that the outcome of any known, pending or threatened legal proceeding or claim, individually or combined, will not have a material adverse effect on our financial statements.

On July 31, 2011, Ropers, Majeski, Kohn and Bentley ("Ropers"), a national firm with offices in San Francisco, Redwood City, San Jose, Los Angeles, New York and Boston, filed a civil complaint on behalf of MyMedicalRecords.com ("MMR- US") in the Superior Court For the State of California, County of Los Angeles. Named as defendants in that case are Taylor Armstrong, Russell Armstrong and a corporation known as NuWay Digital Systems. Among other things, the Complaint alleges that Taylor Armstrong and her husband Russell Armstrong breached a 2007 settlement agreement between themselves and MMR-US. The settlement agreement entitles MMR-US to liquidated damages of $1,000,000 for the first such breach and $250,000 for each ensuing breach. To date, three breaches have been alleged. Ropers continues to investigate and will amend the Complaint in the event that additional breaches are uncovered. The complaint has been served on Ms. Armstrong individually, and she has answered. The pre- trial discovery process has commenced. Trial is set in July 2012. The parties have engaged in an extensive mediation; however, it would be premature to conclude that the matter will be fully settled prior to trial.

On January 26, 2012, we filed a complaint against certain a former officer of pre-merger Favrille, Inc., and other potential defendants (the "Favrille Defendants") that the Company believes may have committed wrongful acts relating to the misappropriation of Favrille's intellectual and personal property. Information leading to the decision to file the lawsuit was discovered as a result of the filing of a lawsuit by The RHL Group, Inc., a creditor of MMRGlobal. The RHL Group lawsuit was filed against Dan Gold, a former officer and director of Favrille, and other defendants for wrongful acts relating to the misappropriation of Favrille's intellectual and personal property. MMR's board of directors consented to having the law firm that represented the RHL Group, Inc. represent MMR Global, Inc.

MMR has recently asked Ropers to substitute in as counsel of record in the lawsuit that is now pending in San Diego County, California against the Favrille Defendants. In the complaint, MMR seeks damages for unauthorized removal and conversion of MMR assets including tissue and other samples that were wrongfully converted by the defendants. Damages may be as high as $5,000,000. Some of MMR's damage may be covered by first party insurance. The matter is in the initial stages of the litigation process. No trial date is set and discovery has yet to commence.

At this time the potential recovery for damages is unknown. There is no attorneys' fees provision, so if the lawsuit ends unfavorably for us, the only damages could be for attorneys' fees, costs and expenses incurred by the Company for its representation and certain indemnification provisions in the Agreement and Plan of Merger and Reorganization between Favrille and MyMedicalRecords.com, Inc. The matter is currently in the early stages of litigation and counsel does not have enough facts at this time to predict the possibilities of either a favorable or unfavorable outcome.

On December 9, 2011, MyMedicalRecords, Inc. entered into a Non-Exclusive Settlement and Patent License Agreement (the "Agreement") with Surgery Center Management LLC ("SCM"). In consideration for the rights granted under the Agreement and in consideration of a settlement and release agreement, SCM contracted to pay MyMedicalRecords, Inc. the sum of $30 million with a minimum of $5 million payable on December 23, 2011 and $5 million per year for five consecutive years. After numerous attempts to collect the past due amount of $5 million, on January 19, 2012, MyMedicalRecords, Inc. filed a lawsuit in the Superior Court of the State of California for the County of Los Angeles for breach of contract. The contract contains an arbitration clause and the Company has demanded arbitration for the $30 million allegedly due. This matter is currently in the initial pleading stages and counsel does not have enough facts at this time to predict the chances of either a favorable or unfavorable outcome, nor does counsel have any facts upon which to base any information regarding collectability.

MMR is facing one claim from Sunil Singhal, a former employee. Mr. Singhal was employed as Executive Vice President of Technology and Product Development at MMR. He was placed on a 30-day administrative leave on February 13, 2012, on February 29, 2012 was given a 30-day notice of termination as approved by the Board of Directors, and on March 30, 2012 was officially terminated. No lawsuit has been filed and defense of the claim has been tendered to MMR's insurance carrier.

Reports

We make available free of charge through our website, www.MMRGlobal.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or to furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Any information that is included on or linked to our Internet site is not a part of this report or any registration statement that incorporates this report by reference.

You may also read and copy any materials we file with the SEC at the SEC's Public Reference Room, located at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10:00 am to 3:00 pm. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements due to known and unknown risks, uncertainties and other factors, including those risks discussed under "Risk Factors" and elsewhere in this prospectus.

Business overview

Background and Basis of Presentation

As described above, on January 27, 2009, we consummated a transaction with MMR through a merger of our wholly-owned subsidiary with and into MMR pursuant to the terms of the Merger Agreement. In connection with the Merger, MMR became our wholly-owned subsidiary, with the former stockholders of MMR collectively owning (or having the right to acquire) shares of our common stock representing approximately 60.3% of the voting power of our capital stock on a fully diluted basis.

For accounting purposes, the Merger was treated as a reverse acquisition with MMR being the accounting acquirer. Accordingly, the historical financial results prior to the Merger are those of MMR and replace our historical financial results as we existed prior to the Merger. Our results of operations are included in MMR's financial results beginning on January 27, 2009.

The Company was incorporated in Delaware in 2005 and is headquartered in Los Angeles, CA. Effective February 9, 2009 MMR changed its corporate name to MMR Information Systems, Inc., or MMRIS after completion of the reverse merger with Favrille. We provide secure and easy-to-use online PHRs and electronic safe deposit box storage solutions, serving consumers, healthcare professionals, employers, insurance companies, unions and professional organizations and affinity groups. MMRIS enables individuals and families to access their personal and emergency medical records and other important documents, such as birth certificates, passports, insurance policies and wills anytime from anywhere using the Internet. The MMR products are built on proprietary, patented technologies to allow documents, images and voicemail messages to be transmitted and stored in the system using a variety of methods, including fax, phone, or file upload without relying on any specific electronic medical record platform to populate a user's account. The Company's professional offering, MMR Pro, is designed to give physicians' offices an easy and cost- effective solution to digitizing paper-based medical records and sharing them with patients in real time.

Source of Revenues

We generate our revenues from services, which are comprised of providing electronic access to consumer medical records and other vital documents and from the licensing of our services. We recognize revenue only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and we reasonably are assured of collectability of the resulting receivable.

Our subscriber revenues consist of annual and monthly recurring retail subscriptions and usage-based fees, which are primarily paid in advance by credit card, and corporate accounts that are based on either an access-fee or actual number of users, and in each case billed in advance at the beginning of each month of service. We defer the portions of annual recurring subscription fees collected in advance and recognize them on a straight line basis over the subscription period.

We grant exclusive licenses for the sale and marketing of our services in international territories in consideration of an up-front license fee and an ongoing royalty. The royalty fee is usually a percentage of revenue earned by the licensee and there usually are certain minimum guarantees. We defer the recognition of license fee revenues received in advance from international licensees for the grant of the license and recognize them over the period covered by the agreement. We defer the recognition of minimum guaranteed royalty payments received in advance and recognize them over the period to which the royalty relates. We include all such revenues under "License Fees." In those cases where a license agreement contains multiple deliverables, we account for the agreement in accordance with ASC 605-25, Revenue Recognition - Multiple-Element Arrangements.

Cost of Revenue

Our cost of revenue includes the cost of maintaining our voice and fax mailboxes, long-distance call transport costs, fax and voice call processing costs, credit card transaction processing costs, web hosting and management fees, website maintenance and support costs, and costs associated with creating and mailing enrollment packages to our subscribers. Cost of revenue also includes customer service costs. We also charge to cost of revenue our direct selling costs, which include commissions paid to sales representatives who sell our wholesale and access based accounts.

Operating Expenses

The largest component of our operating expenses are our general and administrative expenses, which include personnel salaries and benefits, office rent and supplies, insurance costs, fees for legal and professional services, as well as our expenses for corporate telecommunications and internet access not associated with our products. Our operating expenses also include sales and marketing expenses (which include expenses associated with attending trade shows and travel costs, as well as a portion of personnel salaries allocated to sales and marketing activities), as well as technology development expenses (which includes expenses related to research and development as well as a portion of personnel salaries allocated to development activities).

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, allowances for doubtful accounts, the valuation of deferred income taxes, tax contingencies, long-lived and intangible assets, valuation of derivative liabilities and stock-based compensation. These estimates are based on historical experience and on various other factors that it believes to be reasonable under the circumstances. Actual results could differ from those estimates. For additional information relating to these and other accounting policies, see note 2 to our financial statements appearing elsewhere in this current report on Form S-1.

Revenue Recognition

Our revenues are derived from services, which are comprised of providing electronic access to consumer medical records and other vital documents and from the licensing of its services. We recognize revenue for such services only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectability of the resulting receivable is reasonably assured.

Our subscriber revenues consist of annual and monthly recurring retail subscriptions and usage-based fees, which are primarily paid in advance by credit card, and corporate accounts that are based on either an access-fee or actual number of users, and in each case billed in advance at the beginning of each month of service. We defer the portion of annual recurring subscription fees collected in advance and recognize them on a straight line basis over the subscription period.

We grant exclusive licenses for the sale and marketing of our services in international territories in consideration of an up-front license fee and an ongoing royalty. The royalty fee is usually a percentage of revenue earned by the licensee and there usually are certain minimum guarantees. License fee revenues received in advance from international licensees for the grant of the license are deferred and recognized over the period covered by the agreement. Minimum guaranteed royalty payments received in advance are deferred and recognized over the period to which the royalty relates. All such revenues are included under "License Fees and Other." In those cases where a license agreement contains multiple deliverables, the agreement is accounted for in accordance with ASC 605-025 (formerly EITF 00-21, "Revenue Arrangements with Multiple Deliverables"). As of the date hereof, we no longer had any active international licensing agreements.

We recognize revenue on sales of our MMRPro system in accordance with ASC 605-25, Revenue Recognition, Multiple-Element Arrangements. We have also adopted Accounting Standards Update ("ASU") 2009-13, "Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements, a consensus of the FASB Emerging Issues Task Force" effective January 1, 2010.

Our multiple-deliverable arrangements consist solely of our MMRPro product. Significant deliverables within these arrangements include sophisticated scanning equipment, various licenses to use third party software, a license to use our proprietary MMRPro application software, installation and training, dedicated telephone lines, secure online storage and warranties.

We determined all elements to be separate units of accounting as they have standalone value to the customers and/or they are sold by other vendors on a standalone basis. Delivery of the hardware and certain software elements of these arrangements occur at the inception of the agreement. We deliver installation and training at the inception of the agreement. We provide other software licenses, telephone lines and online secure storage over the three year term of the agreement. We include warranties in the arrangements, however the third party product manufacturer, and not us, is obligated to fulfill such warranties. The contracts are paid in advance and are not refundable.

We allocate the revenue derived from these arrangements among all the deliverables. We base such allocation on the relative selling price of each deliverable. With the exception of our proprietary MMRPro application software, we use third party evidence to set the selling prices used for this allocation. In all such cases, third parties sell the same or very similar products. For the MMRPro application software, we estimate the selling price based on recent discussions regarding licensure of that particular application on a standalone basis. To date, we have not licensed this software on a standalone basis.

We recognize the allocated revenue for each deliverable in accordance with SEC Staff Accounting Bulletin ("SAB") No. 104, Topic 13: Revenue Recognition. Under this guidance, we recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectability is reasonably assured. This result in us recognizing revenue for the hardware, certain software and the warranties upon delivery to the customer, for the installation and training upon completion of these services, and ratably over the contract period for the software licenses, telephone lines and online secure storage.

Revenue from the licensing of our biotech assets may include non-refundable license and up-front fees, non-refundable milestone payments that are triggered upon achievement of a specific event and future royalties or lump-sum payments on sales of related products. For agreements that provide for milestone payments, such as the Celgene Agreement, we adopted ASC 605-28-25, Revenue Recognition, Milestone Method.

Accounting for Income Taxes and Uncertain Tax Positions

We account for income taxes in accordance with ASC 740-10, Income Taxes. We recognize deferred tax assets and liabilities to reflect the estimated future tax effects, calculated at the tax rate expected to be in effect at the time of realization. We record a valuation allowance related to a deferred tax asset when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. We classify interest and penalties as a component of interest and other expenses. To date, we have not been assessed, nor have we paid, any interest or penalties.

We measure and record uncertain tax positions by establishing a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions meeting the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized.

Intangible Assets

We account for website development costs in accordance with the provisions of ASC 350-50 (formerly Emerging Issues Task Force, or EITF, No. 00-2, "Accounting for Website Development Costs") and ASC 985-20 (formerly SFAS No. 86 "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed"). Pursuant to these provisions we capitalize internally developed website costs when the website under development has reached technological feasibility. These costs are amortized, typically over an estimated life of five years, using the larger of the amount calculated using the straight-line method or the amount calculated using the ratio between current period gross revenues and the total of current period gross revenues and estimated future gross revenues. At each balance sheet date, we evaluate the unamortized capitalized website costs compared to the net realizable value. The amount by which the unamortized capitalized website costs exceed its net realizable value is written off. The determination of estimated future gross revenues requires the exercise of judgment and assumptions by our management and actual results could vary significantly from such estimates.

Impairment of Long-Lived Assets and Intangibles

We evaluate long-lived assets and identifiable intangible assets with finite useful lives in accordance with ASC 350-30 and ASC 360 (formerly SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets), and accordingly, management reviews our long-lived assets and identifiable intangible assets with finite useful lives for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We recognize an impairment loss when the sum of the future undiscounted net cash flows expected to be realized from the asset is less than its carrying amount. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Considerable judgment is necessary to estimate the fair value of the assets and accordingly, actual results could vary significantly from such estimates. Our most significant estimates and judgments relating to the long-lived asset impairments include the timing and amount of projected future cash flows.

Share-Based Compensation

We account for share-based compensation in accordance with ASC 718-20, Awards Classified as Equity. We apply ASC 718-20 in accounting for stock-based awards issued to employees under the recognition of compensation expense related to the fair value of employee share-based awards, including stock options and restricted stock. Determining the fair value of options at the grant date requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise, the associated volatility and the expected dividends. Judgment is required in estimating the amount of share-based awards expected to be forfeited prior to vesting. If actual forfeitures differ significantly from these estimates, share-based compensation expense could be materially impacted.

We account for options and warrants issued to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees. We treat options and warrants issued to non-employees the same as those issued to employees with the exception of determination of the measurement date. The measurement date is the earlier of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty's performance is complete. Options and warrants granted to consultants are valued at their respective measurement dates, and recognized as expense based on the portion of the total consulting services provided during the applicable period. As further consulting services are provided in future periods, we will revalue the associated options and warrants and recognize additional expense based on their then current values.

We estimate the fair value of each stock option on the date of grant using the Black-Scholes option pricing model. We determine assumptions relative to volatility and anticipated forfeitures at the time of grant. We base the assumptions used in the Black-Scholes models upon the following data: (1) our use of the contractual life of the underlying non-employee warrants as the expected life; the expected life of the employee options used in this calculation is the period of time the options are expected to be outstanding and has been determined based on historical exercise experience; (2) in the absence of an extensive public market for our shares, the expected stock price volatility of the underlying shares over the expected term of the option or warrant was taken at approximately the mid-point of the range for similar companies at the various grant dates; (3) we base the risk free interest rate on published U.S. Treasury Department interest rates for the expected terms of the underlying options or warrants; (4) we base expected dividends on historical dividend data and expected future dividend activity; and (5) we base the expected forfeiture rate on historical forfeiture activity and assumptions regarding future forfeitures based on the composition of current grantees.

Recent Accounting Pronouncements

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements - a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions. The ASU is effective beginning January 1, 2011. The Company has adopted this standard on the Company's financial statements since January 1, 2010.

In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements - a consensus of the FASB Emerging Issues Task Force, that reduces the types of transactions that fall within the current scope of software revenue recognition guidance. Existing software revenue recognition guidance requires that its provisions be applied to an entire arrangement when the sale of any products or services containing or utilizing software when the software is considered more than incidental to the product or service. As a result of the amendments included in ASU No. 2009-14, many tangible products and services that rely on software will be accounted for under the multiple-element arrangements revenue recognition guidance rather than under the software revenue recognition guidance. Under the ASU, the following components would be excluded from the scope of software revenue recognition guidance: the tangible element of the product, software products bundled with tangible products where the software components and non-software components function together to deliver the product's essential functionality, and undelivered components that relate to software that is essential to the tangible product's functionality. The ASU also provides guidance on how to allocate transaction consideration when an arrangement contains both deliverables within the scope of software revenue guidance (software deliverables) and deliverables not within the scope of that guidance (non-software deliverables). The ASU is effective beginning January 1, 2011.The Company has adopted this standard on the Company's financial statements since January 1, 2010.In January 2010, the FASB issued ASU No. 2010-6, "Improving Disclosures About Fair Value Measurements," that amends existing disclosure requirements under ASC 820 by adding required disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchases, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. This ASU became effective during the first quarter of 2010, except for the requirement to provide level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which becomes effective beginning the first quarter of 2011. The adoption of this standard didn't have a material impact on our financial statements.

Going Concern

As of December 31, 2011, the Company's current liabilities exceeded its current assets by $6.58 million. Furthermore, during the years ended December 31, 2011, and 2010, the Company incurred losses of $8.88 million and $17.90 million, respectively.

At December 31, 2011 and December 31, 2010, the Company had $311,103 and $363,689, respectively, in cash and cash equivalents. Historically, the Company issued capital stock and received funds from The RHL Group, Inc. (a significant shareholder wholly-owned by the Company's Chairman and Chief Executive Officer) to operate its business. Although, the Company received additional funding from The RHL Group pursuant to the Third Amended and Restated Note dated April 29, 2009, it nevertheless will still be required to obtain additional financing in order to meet installment payment obligations resulting from settlement payments with various creditors, which we refer to as the Creditor Plan and the previously existing obligations under the subordinated secured indebtedness to The RHL Group, which note payable had a balance of $1,574,312 at December 31, 2011. The components of the RHL Group Note payable and the related balance sheet presentation as of December 31, 2011 are as follows: $1,349,312, which is included in the line of credit, related party payable; $225,000, which is related to deferred salary and consulting expenses is included in related party payables; and $72,589, for various deferred amounts.

As a result of the above, there is uncertainty about the Company's ability to continue as a going concern.

Management's plan regarding this matter is to continue to utilize its available line of credit with The RHL Group (see Note 3 to the Consolidated Financial Statements for the year ended December 31, 2011 included elsewhere in this filing). At December 31, 2011, there was approximately $1,176,000 available under The RHL Group line of credit. Furthermore, we already began and plan to continue to utilize portions of our standby equity line facility with Dutchess as needed. In addition, the Company plans to continue to sell additional debt and equity securities, continue to settle its existing liabilities through issuance of equity securities, explore other debt financing arrangements, continue to increase its existing subscriber and affiliate customer base and sell MMRPro products to obtain additional cash flow over the next twelve months. There can be no assurance that funds from these sources will be available when needed or, if available, will be on terms favorable to us or to our stockholders. If additional funds are raised by issuing equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution or such equity securities may provide for rights, preferences or privileges senior to those of the holders of our common stock.

If the Company is unable to utilize its available line of credit with The RHL Group, or its equity line of credit with Dutchess, or obtain suitable alternative debt or equity financing, it may adversely affect the Company's ability to execute its business plan and continue as a going concern.

Results of Operations

The following table sets forth items in our statements of operations for the periods indicated:

	Years Ended
	December 31,
	2011	2010

Revenues
Subscriber	$312,430	$447,459
MMR Pro	463,097	225,413
License fees	500,000	250,000
Other revenues	144,121	50,116
Total revenues	1,419,648	972,988
Cost of revenues	609,212	663,372
Gross profit	810,436	309,616
General and administrative expenses	4,469,845	4,288,652
Sales and marketing expenses	2,419,925	2,677,427
Technology development	324,666	322,942
Loss from operations	(6,404,000)	(6,979,405)
Change in valuation of derivative liabilities	(36,745)	(5,862,568)
Interest and other finance charges, net	(2,443,682)	(5,058,079)
Net loss	$(8,884,427)	$(17,900,052)

Net loss per share:
Basic and diluted	$(0.03)	$(0.08)

Weighted average common shares outstanding:
Basic and diluted	288,853,993	214,265,303

Comparison of Year Ended December 31, 2011 to Year Ended December 31, 2010

Revenues.

Revenues increased by $446,660, or 45.9%, to $1,419,648 for the year ended December 31, 2011 from $972,988 for the year ended December 31, 2010 due to an increase in MMRPro sales, Biotech licensing, and other revenues related to website integration and development for private label applications for E-mail Frequency, in spite of a decrease in subscriber revenues from the loss of the Alexian Brother's revenue as a result of their migration to an in-house MEDITECH EMR.

Cost of revenue. Our cost of revenue decreased to $609,212 for the year ended December 31, 2011 from $663,372 for the year ended December 31, 2010, primarily due to changes in service providers and the development of our own cost-savings platform. The cost of revenue as a percentage of sales decreased by 8.2% from 68.2% in 2010 to 42.9% in 2011. Accordingly, we had an increase in gross margin to 57.1% for year ended December 31, 2011, as compared to 31.8% for the similar period in 2010.

Operating expenses. The following table sets forth the individual components of our operating expenses for the year ended December 31, 2011 and 2010:

	Years Ended
	December 31,
	2011	2010

General and administrative expenses	$ 4,469,845	$ 4,288,652
Sales and marketing expenses	2,419,925	2,677,427
Technology development	324,666	322,942
Total	$ 7,214,436	$ 7,289,021

Operating expenses decreased 4.9% to $7,214,436 for the year ended December 31, 2011, from $7,289,021 for the year ended December 31, 2010. This was primarily due to the decrease in our sales and marketing expenses, offset by slightly higher general and administrative expenses as explained below.

General and administrative expenses increased by $181,193 or 4.2% in 2011, compared to the similar period in 2010. The increase was driven primarily by higher consulting fees and amortization expense.

Sales and marketing expenses decreased by 257,502 or 9.6% in 2011 as compared to the similar period 2010 primarily due to the deployment of the MMRGlobal Infocom network, a proprietary health information and communications network that enables the Company to reduce infrastructure costs while upgrading our services to include VoIP Gateways and virtualized service options that enhance the operation of our proprietary health IT products.

Technology development expenses remained relatively flat in 2011 as compared to 2010.

Change in valuation of derivative liabilities. In November 2007, Favrille issued warrants to purchase 4.4 million shares of common stock in conjunction with a registered direct offering of common stock and warrants. We assumed these outstanding warrants as a result of the Merger on January 27, 2009. The value associated with these warrants was recorded as a liability utilizing the Black- Scholes valuation model, and revalued at the end of each quarter. The change in valuation of the warrants from the beginning to the end of the period is recorded as change in valuation of derivative liabilities. We recorded a change in valuation of the warrants of $88,997 during both years ended December 31, 2011 and 2010.

We also had certain non-employee options and warrants outstanding which were accounted for as derivatives as there was a possibility, although remote, that the Company may not have enough authorized shares to settle its 12% Convertible Promissory Note obligations using common stock. The event giving rise to this condition was the first Convertible Note the Company entered into on July 16, 2009. We remedied this condition on May 5, 2010 when all convertible notes were converted into common stock and warrants granted in connection with the convertible notes were exercised. On May 5, 2010, we again valued these contracts using the Black- Scholes option valuation model and we recorded the difference between the value at December 31, 2009 of $1,534,824 and the value at May 5, 2010 of $7,397,392, as a loss on change in value of derivatives for the year ended December 31, 2010 of $5,862,568. On May 5, 2010, we reclassified the value of the derivative liabilities back into equity. Since then, no additional valuation was recorded.

The change in valuation of derivative amounts impacting our statement of operations for the year ending December 31, 2011 and 2010 was a non-cash expense.

Interest and Other Finance Charges, Net. We had net interest and other financing charges, net of $2,443,682 for the year ended December 31, 2011, a decrease of $2,614,397 from $5,058,079 for the year ended December 31, 2010. The decrease was primarily due to lower non-cash interest expense attributed to the conversion feature and warrant issued in conjunction with Convertible Notes.

Net loss. As a result of the foregoing, we had a net loss of $8,884,427 for the year ended December 31, 2011 compared to a net loss of $17,900,052 for the year ended December 31, 2010.

Liquidity and Capital Resources

As of December 31, 2011, the Company's current liabilities exceeded its current assets by $6.6 million. Furthermore, during the year ended December 31, 2011, the Company incurred losses of $8.9 million. At the current level of borrowing, the Company requires cash of $275,000 per year to service its debt. Furthermore, not including debt service, in order to continue operating its business, the Company uses an average of $285,000 cash per month, or $3.4 million per year. At this rate of cash burn, over the next twelve months, the Company's existing current assets will sustain the business for approximately three to six months.

In addition to the above cash burn from operations, the Company will be required to obtain additional financing in order to meet the obligations for installment payments of $621,000 under the Creditor Plan and our obligations under the subordinated secured indebtedness to The RHL Group (which note payable had a balance of $1,574,312 at December 31, 2011), among other debt obligations. Such obligations are currently due and payable pursuant to the terms of the note.

To finance its activities, the Company has relied on the issuance of stock and debt to the RHL Group. At December 31, 2011, the Company had a line of credit with the RHL Group in the amount of $3 million. Availability under this line of credit was $1.18 million as of December 31, 2011.

Furthermore, we may continue to utilize portions of our standby equity line facility with Dutchess as needed. Additionally, during 2011, we raised $1,800,858 in convertible debt. We expect to continue offering a limited amount of convertible debt in 2012. The Company also expects sales from MMRPro and its prepaid Personal Health Record cards to generate revenue and gross profit that will significantly improve its monthly sales and reduce annual cash burn from operations.

Cash Flows for the Year Ended December 31, 2011 compared to Year Ended December 31, 2010

Net cash used in operating activities for the year ended December 31, 2011 was $2,845,222, compared to $4,212,300 used in the similar period in 2010. In 2011, we had a net loss of $8,884,427, less non-cash adjustments (depreciation, amortization, common stock and warrants issued for services and interest, change in valuation of derivative liabilities, gain or loss of disposition of assets, stock compensation expense and the non-cash write-down of assets) of $4,825,408, plus changes in operating assets and liabilities of $1,213,797. In 2010, cash used in operating activities included net loss of $17,900,052, less similar non-cash adjustments of $14,436,241, less changes in operating assets and liabilities of $748,489. Compared to 2010, non-cash adjustments in 2011 were lower primarily due to the change in valuation of derivative liabilities, issuance of common stock and warrants for services and lower amortization of loan discount. Net operating assets were lower in 2011 due to decrease in business activity, the change in valuation of derivative liabilities and lower amortization of loan discount. Net cash used in investing activities total $538,634 in 2011, compared to net cash provided by investing activities of $540,344 in 2010. In 2011, in addition to the normal spending for equipment, the Company also invested in patent applications, and MMRPro website development. In 2010, in addition to the normal spending for equipment, patent applications, and MMRPro website development costs, the Company also invested $56,000 in MMX Holdings, LLC as an effort to integrate MMRPro into the MMX dashboard-based financial and operating management tool for ambulatory surgical centers. Net cash provided by financing activities totaled $3,331,270 during 2011, compared to $4,628,567 in 2010. Financing activities primarily included proceeds generated from the issuance of common shares and net proceeds from draw downs on our line of credit from the RHL Groups, Inc., a significant stockholder wholly-owned by Robert H. Lorsch, our chairman, Chief Executive Officer and President. Higher financing activities in 2010 were primarily from the issuance of convertible notes. As of December 31, 2011, we had cash and cash equivalents of $311,103, compared to $363,689 at December 31, 2010.

Commitments and Contingencies

For information relating to our commitments and contingent liabilities, please see Note 10 to our financial statements appearing elsewhere herein.

Off-Balance Sheet Arrangements

We believe that our entry into the Cooperation Agreement described above and as follows constitutes the creation of a direct financial obligation. On January 4, 2010, we entered into a Cooperation Agreement with UNIS, which we refer to as the Cooperation Agreement. Under the Cooperation Agreement, UNIS and us agreed to form a joint venture in China for the purpose of deploying our Personal Health Record services and document imaging and management solutions in China. We will own 40% of the joint venture and UNIS will own 60% and each party will have the right to designate two members of the joint venture's board of directors, with the fifth member being a Chinese citizen mutually designated by us and UNIS. Under the Cooperation Agreement, board actions will require the approval of more than three of the five members of the joint venture's board of directors and no material actions may be taken unless all board members are present and voting at the meeting.

Under the Cooperation Agreement, UNIS and the Company will contribute an aggregate of 50 million RMB to the joint venture, based on each party's respective ownership, in the form of intellectual property rights, equipment, brand value, cash and such other consideration as may be agreed upon by the parties. Each party's obligation to contribute to the joint venture is subject to a number of conditions, including obtaining all necessary approvals of and licenses from the Chinese government, as well as the joint venture meeting its budget, goals and objectives at the time contributions are due. Under the Cooperation Agreement, each party's contributions will be made over a period of sixty months.

For a more complete description of the terms of the Cooperation Agreement, please see Exhibit 10.26, filed with our annual Report on Form 10-K for the year ended December 31, 2009, filed on March 31, 2010.

On August 10, 2010, the Company entered into a Supplementary Agreement for the purpose of clarifying certain non-material terms of the original Cooperation Agreement mentioned above.

The Company's entry into the Cooperation Agreement described above constitutes the creation of a direct financial obligation.

MANAGEMENT

Executive officers and directors

The following table lists the names and ages as of December 31, 2011, and positions of the individuals who serve as our directors and executive officers:

Name	Age	Position
Robert H. Lorsch	62	Chairman of the Board; President and Chief Executive Officer
Douglas H. Helm	70	Director, Nomination and Corporate Governance Committee Chair and Executive Committee
Mike Finley	51	Director, Audit and Compensation Committee
Bernard Stolar	65	Director, Audit Committee Chair and Compensation Committee
Jack Zwissig	63	Director, Compensation Committee Chair and Audit Committee
Ingrid Safranek	39	Vice President of Finance and Chief Financial Officer
Richard Lagani	50	Executive Vice President of Sales
Ralph Salazar	66	Executive Vice President, Telecommunications & Carrier Relations
Sunil Singhal*	56	Executive Vice President of Technology and Product Development
* Mr. Singhal's employment was terminated effective March 30, 2012.

Robert H. Lorsch, Chairman of the Board; Chief Executive Officer. Mr. Lorsch has served as the Chairman, President and Chief Executive Officer of the Company since 2005. He is also Chairman and Chief Executive Officer of The RHL Group, Inc., a private equity and business management consulting firm Mr. Lorsch formed in April 1998. In 1994, he co-founded SmarTalk TeleServices, Inc., leading the company through a successful public offering in 1996 and building it into one of the largest providers of prepaid telecommunications products and services. Mr. Lorsch served as its Chairman and Chief Executive Officer until February 1998, following which SmarTalk moved its headquarters from Los Angeles to Dublin, Ohio with different management The Company's assets were subsequently liquidated and sold to AT&T in March 1999. In 1986, Mr. Lorsch founded the Lorsch Creative Network, a consulting company that developed marketing, advertising and interactive sales promotions campaigns for nationally and internationally recognized clients. In 1998 Lorsch Creative Network became The RHL Group, Inc. Mr. Lorsch has served on the Personal Health Record Steering Committee of the Healthcare Information and Management Systems Society from 2006 to 2007. He spent more than 25 years as a Member of the Board of Trustees of the California Science Center where the Robert H. Lorsch Family Pavilion stands as a gateway to the Science Center. He currently is a Member of the Board of Governors, Cedars-Sinai Medical Center; and has served since 1998 as Member of the Board and of the Executive Committee of D.A.R.E. America. He has also served as a National Vice President of Muscular Dystrophy and as a Member of the Board of the Sheriff's Youth Foundation. Mr. Lorsch has received numerous honors and awards, including D.A.R.E. America's "Future of America Award"; the Muscular Dystrophy Association's "Humanitarian of the Year Award"; and the Starlight Children's Foundation's "Golden Wish Award." Mr. Lorsch was also awarded the Private Sector Initiatives Citation, or C-Flag, from the White House during the Reagan Administration for his commitment to raising millions of dollars for financing state and local earthquake preparedness education. Following the Merger, Mr. Lorsch continues to serve as Chairman of the Board of MMR and acts as its President and Chief Executive Officer.

We believe that Mr. Lorsch's qualifications to continue to serve on our Board of Directors include his 40 years' experience as chief executive officer of various successful corporations he founded, his knowledge of business management consulting, his experience as a member of numerous organizational committees, his position as our current President and Chief Executive Officer and his direct responsibility for all areas of our operations.

Douglas H. Helm, Director. Mr. Helm is the managing member of Helm Consulting Group LLC, a global consultancy firm. From 2002 to 2009 he was associated with Employers Direct Corporation, Agoura Hills, CA, serving in various capacities including marketing consultant, Vice President and Chief Marketing & Sales Officer of Employers Direct Insurance Company and Chief Operating Officer of its benefit subsidiary, Plenary Insurance Services, until its sale in October 2009. Mr. Helm has over 40 years of experience in insurance and information services and has worked internationally in Russia, China and Europe. Mr. Helm majored in Labor Economics at the University of Washington and received a J.D. from Northwestern School of Law in 1973. Mr. Helm is a member of the Oregon State Bar.

We believe that Mr. Helm's qualifications to continue to serve on our Board of Directors include his 40 years of experience in insurance and information services, his experience in marketing and consulting, his experience in the positions he has gained as vice president, chief marketing & sales officer and chief operating officer, and his legal background.

Mike Finley, Director. Mr. Finley is a respected leader in the telecommunications industry long-recognized for creating and growing businesses. He currently serves as Vice President, Global Carrier and Distribution Business Development for Qualcomm. Previously, he was President of the West Region for Sprint Nextel from 2006 to 2008 and a Senior Vice President of Sprint Corporation. He joined Nextel in 2002 as Area Vice President of Southern California and was promoted following the Sprint Nextel merger to Senior Vice President of General Business for the U.S. Prior to joining Nextel, Mr. Finley was a Senior Vice President of Wingcast, a JV between Ford Motor Company and Qualcomm which developed telematic products for Ford vehicles. From 1993 to 2001, Mr. Finley served as President of Verizon Wireless in Southern California, Vice President and General Manager in Sacramento and was Vice President of Sales in Ohio for Airtouch Cellular. Prior to joining Airtouch, he held positions with Cellular One and McCaw Cellular. He began his career in communications in 1985 as a co-founder of Celluland, a national franchise which created an alternative distribution approach in advance of consumer marketing of wireless products. Mr. Finley is a graduate of Creighton University with a BSBA in Marketing and the General Manager Program in Executive Education at Harvard Business School. He currently serves as a Board Member of the Los Angeles Sports and Entertainment Commission, Member of the Region 1 Homeland Security Advisory Council, and Member of the Creighton University Hall of Fame. Mr. Finley also served as a Member of the Board of Advisors at MMRGlobal, Inc., which he vacated on joining the Company's Board of Directors.

We believe that Mr. Finley's qualifications to continue to serve on our Board of Directors include his vast expertise in the telecommunications industry with specific marketing expertise in the mobile technology sector and his experience in senior management positions at large corporations.

Bernard Stolar, Director. Mr. Stolar currently serves as a consultant to the video games industry and is a marketing and strategic planning advisor for our wholly-owned subsidiary, MMR. From February 2007 to September 2008, Mr. Stolar served as Games Industry Evangelist for Google, Inc., where his responsibilities included building in-game advertising. From February 2006 until its purchase by Google, Inc. in February 2007, Mr. Stolar was the Chairman of the Board of Adscape Media. Prior to this, from January 2002 to November 2002, Mr. Stolar was President and Chief Operating Officer of BAM! Entertainment, where he helped transform the company from a content provider for hand-held electronics into a developer and marketer of interactive entertainment for next generation video game consoles. From January 2000 until the division was sold in April 2001, Mr. Stolar served as President of Mattel Interactive, where he was responsible for all of Mattel's software, on-line and computer-enhanced toys. Mr. Stolar also served as President and Chief Operating Officer of Sega of America, Inc. from June 1996 to October 1999 and as an Executive Vice President with Sony Computer Entertainment of America from 1994 to June 1996.

We believe that Mr. Stolar's qualifications to continue to serve on our Board of Directors include his marketing and strategic planning experience, his experience as chairman of the board of Adscape Media, and his experience as president and chief operating officer of various companies.

Jack Zwissig, Director. Since 1992, Mr. Zwissig has served as Chief Executive Officer of Zwissig and Associates, a consulting and executive leadership training firm that primarily concentrates on the designing and implementing of corporate culture change, including mergers and acquisitions. Throughout his tenure as head of Zwissig and Associates, Mr. Zwissig has offered consulting, marketing and advertising services to some of America's leading corporations and has led numerous corporate teambuilding workshops and seminars, both in the U.S. and abroad. Mr. Zwissig received a B.S. in Marketing and Management and a M.B.A. from Santa Clara University.

We believe that Mr. Zwissig's qualifications to continue to serve on our Board of Directors include his 18 years of experience as chief executive officer of a consulting and executive leadership training firm, his knowledge of marketing and management, and his business

Ingrid Safranek, Chief Financial Officer. Ms. Safranek was appointed as the Chief Financial Officer on December 17, 2009. She has been a Certified Public Accountant in California since 2006. She worked for Deloitte & Touche, LLP from 2002 to 2006, where she was part of the audit teams for large and small, private and public clients such as Computer Sciences Corporation, Infonet (later acquired by British Telecom), Candle! Corporation (later acquired by IBM), Primedia, Inc., Gold Circle Entertainment, and the Performing Arts Center, among others. Ms. Safranek's focus was on the technology, media and entertainment industries. She also owned Goldstein Enterprises, a management consulting firm that served numerous clients by providing them with business practices analyses and software application development in order to streamline day-to-day operations and maximize efficiency. Among her clients as owner of Goldstein Enterprises are Nestle USA, Warner Bros. Studios and RJR Fashion Fabrics. Ms. Safranek received a B.A. in Business Economics with a minor in Accounting from U.C.L.A.

Ralph Salazar, Executive Vice President, Telecommunications & Carrier Relations. In his position as Vice President, Telecommunications and Carrier Relations, Rafael "Ralph" Salazar is responsible for MMRGlobal's network planning, engineering, operations and worldwide carrier relations. He leads the Company's global effort to deliver premier service, operational excellence and network performance. Mr. Salazar has more than 30 years of experience in the telecommunications industry across numerous functional areas that include research and development, technology planning, product delivery, customer service and major facilities construction and operations. Prior to joining MMRGlobal, Mr. Salazar held technology and management leadership positions with Pac Bell, NBC TV/Radio, Summer Olympic Games, EBU International World Cup Soccer, Smartalk TeleServices and AT&T, where he dealt with carriers in Europe, Asia and the Americas. He concentrated his education curriculum in the fields of electronic engineering, radio and television broadcasting, computer technology, wireless communications, finance and business administration, and has taught multiple customer service seminars and technology training courses.

Richard Lagani, Executive Vice President of Sales. Richard Lagani is a seasoned insurance and business professional with over 22 years of industry experience. He is a trained lawyer and has spent several years in private practice litigating cases for the insurance industry. Prior to coming to MMRGlobal, Richard spent over 15 years with Chartis in various roles with increasing responsibility ranging from running the organization's complex claims unit for financial institutions to working within the organization's financial institutions underwriting unit focusing primarily on Errors and Omissions, General Liability, and Director's & Officer's coverage. He has a strong background in reinsurance and spent several years handling legal reinsurance issues for Chartis' global reinsurance unit, both domestically and internationally. While in this role, he was asked to speak on reinsurance issues by some of the country's leading conference organizers. During his time handling reinsurance matters, he developed a strong understanding of the strategic importance of reinsurance within large insurance organizations. He also developed a keen sense of how reinsurance can used to structure complex insurance transactions to provide higher limits of coverage that may not have been available under conventional insurance as well as the critical nature of proper accounting methodologies. Most recently, he served as SVP and COO of Chartis' Product Development group where he was responsible for the day to day operations of the unit. In addition, in this role he worked closely with Chartis' senior management developing strategies for the organization's global operating units and identifying business opportunities and strategic partnerships to keep Chartis on the cutting edge of product development and ahead of its competition. He is also presently a member of the committee working with the Office of the Director of National Intelligence to develop better ways for the intelligence committee to communicate with financial institutions.

EXECUTIVE COMPENSATION

The following table summarizes the compensation earned by each "named executive officer" of MMR for the past two fiscal years, determined on the basis of rules adopted by the SEC relating to "smaller reporting companies."

Summary Compensation Table
						All
			Stock	Option		Other
Name	Year	Salary	Award (1)	Award (1)		Compensation		Totals
Robert Lorsch	2011	$180,000	$-	$30,000	(7)	$59,846	(6)	$269,846
Chief Executive Officer	2010	$180,000	$-	$380,736	(2)	$128,478	(3)	$689,214

Ingrid Safranek	2011	$120,000	$-	$40,000	(10)	$-		$160,000
Chief Financial Officer	2010	$111,860	$-	$245,056	(4)	$-		$356,916

Sunil Singhal (*)	2011	$120,000	$-	$-		$-		$120,000
EVP of Technology	2010	$8,864	$-	$76,723	(5)	$-		$85,587
and Product Development

Richard Lagani	2011	$115,500	$-	$24,000	(9)	$-		$139,500
EVP of Sales	2010	$-	$-	$-		$-		$-

Ralph Salazar	2011	$80,000	$-	$40,000	(8)	$-		$120,000
VP, Telecommunications	2010	$-	$-	$-		$-		$-
and Carrier Relations

1

Option and stock awards above are disclosed at their aggregate grant date fair values as calculated under FASB ASC 718 (formerly SFAS 123(R)). Assumptions made for the purpose of computing these amounts are discussed in Note 2 of the Notes to the Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2011.

2

Mr. Lorsch was granted 4,000,000 stock options to purchase shares of our common stock on January 27, 2010 with an exercise price of $0.10 per share. The grant date fair value of these options amounted to $380,736.

3

During the year ended December 31, 2011, other compensation includes $36,000 of auto allowance. Also during 2010, Mr. Lorsch was paid $77,166 as a finder's fee for investors on MMR Global's convertible notes and the Company paid $15,312 on behalf of Mr. Lorsch for a life insurance policy under which MMR is 50% beneficiary.

4

Ms. Safranek was granted 600,000 stock options to purchase shares of our common stock on January 21, 2010 with an exercise price of $0.125 per share, and 1,000,000 stock options on June 15, 2010 with an exercise price of $0.18 per share. The aggregate grant date fair value of these options amounted to $245,056.

5	Mr. Singhal was granted 1,000,000 stock options on December 31, 2010 with an exercise price of $0.10 per share. The grant date fair value of these options amounted to $76,723.
6

During the year ended December 31, 2012, other compensation includes $35,500 of auto allowance. Also during 2012, the Company paid $24,346 on behalf of Mr. Lorsch for a life insurance policy under which MMR is 50% beneficiary.

7

Mr. Lorsch was granted 240,000 warrants to purchase shares of our common stock on March 10, 2011 with an exercise price of $0.13 per share. The grant date fair value of these options amounted to $30,000.

8

Mr. Salazar was granted 500,000 stock options to purchase shares of our common stock on December 27, 2011 with an exercise price of $0.08 per share. The grant date fair value of these options amounted to $40,000.

9

Mr. Lagani was granted 300,000 stock options to purchase shares of our common stock on December 27, 2011 with an exercise price of $0.08 per share. The grant date fair value of these options amounted to $24,000.

10

Mrs. Safranek was granted 500,000 stock options to purchase shares of our common stock on January 3, 2011 with an exercise price of $0.08 per share. The grant date fair value of these options amounted to $40,000.

(*)	Mr. Singhal's employment was terminated effective March 30, 2012.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all outstanding equity awards held by our named executive officers as of December 31, 2011.

Option/Warrant Awards

	Number of Securities Underlying Exercisable Options / Warrant (#)	Number of Securities Underlying Unexercised Unearned Option/Warrant (#)	Option/Warrant Exercise Price ($)	Vesting Date	Option/Warrant Expiration Date

Robert Lorsch	8,460,000	-	$0.100	8/6/2009	1/27/2014
Chief Executive Officer	1,333,333	2,666,667	$0.125	1/27/2011	1/27/2020

Ingrid Safranek	600,000	-	$0.130	1/21/2010	1/21/2015
Chief Financial Officer	1,000,000	-	$0.180	9/15/2010	6/15/2020
	250,000	250,000	$0.080	1/3/2011	1/3/2021

Richard Lagani	726,786	573,214	$0.080	12/28/2013	10/28/2021
EVP of Sales

Ralph Salazar	375,000	125,000	$0.170	8/12/2010	4/12/2020
Vice President, Technology	375,000	125,000	$0.230	9/1/2010	6/1/2020
and Carrier Affairs	150,000	150,000	$0.100	12/21/2010	12/21/2020
	20,833	479,167	$0.080	12/28/2013	12/28/2021

Sunil Singhal (*)	500,000	500,000	$0.100	10/1/2010	10/1/2015
EVP of Technology	500,000	500,000	$0.100	12/13/2010	12/13/2020
and Product Development

(*)	Mr. Singhal's employment was terminated effective March 30, 2012.

Employment Agreements

The Company has employment agreements with its Chief Executive Officer, Robert H. Lorsch, its Chief Financial Officer, Ingrid Safranek, its Executive Vice President of Technology and Product Development, Sunil Singhal (Mr. Singhal's employment was terminated effective March 30, 2012), its Vice President Telecommunications & Carrier Relations, Rafael "Ralph" Salazar, and its Executive Vice President, Richard Lagani. Under each employment agreement, the executive officers receive a base salary, subject to annual increases as determined by the board of directors, certain benefits as set forth in the employment agreements, and an annual bonus at the discretion of the board of directors.

On January 29, 2009, we entered into an employment agreement with our Chief Executive Officer, Robert H. Lorsch, with an initial term ending on December 31, 2011, subject to successive automatic extension unless we or Mr. Lorsch elect not to extend. Under the terms of his agreement, Mr. Lorsch shall serve as both our President and Chief Executive Officer and President and Chief Executive Officer of our wholly-owned subsidiary, MMR. The agreement provides for a base salary of $15,000 per month, subject to an upward increase and with an annual bonus and stock option grants in such amounts, if any, as the Board of Directors may determine in its sole discretion. Mr. Lorsch receives a monthly auto allowance, reimbursement of certain life insurance premiums, reimbursement for certain other insurance coverage and is entitled to participate in benefits generally made to our senior executives.

On December 28, 2011, the Board of Directors agreed to renew Mr. Lorsch's employment agreement effective January 1, 2012 for an additional three year term ending on December 31, 2014. The employment agreement called for annual bonus and stock option grants as determined by the Board in its sole discretion. In negotiating the renewal, it was pointed out that such bonuses and grants had never been issued under the employment agreement. Therefore, the Board approved an annual bonus of $150,000 for each of the last three years payable under the following conditions: (a) in the event of a change of control; or (b) any portion of the bonus could be paid in any quarter in which the Company would achieve profitability excluding non-cash expenses after payment of such portion of the bonus; or (c) any portion of the bonus amount may be used to convert options or warrants at $0.125 per share or above. With regard to the obligation to award options, the Board agreed to visit that obligation after the resolution of numerous pending transactions that had kept the Company in a trading blackout period. Accordingly, on January 9, 2012, the Company, its subsidiary and Mr. Lorsch entered into an amendment to the Lorsch Employment Agreement (the "Renewal") with an effective date of January 1, 2012. The term of the Renewal expires on December 31, 2014, but may be extended automatically for successive additional one-year periods at the expiration of the then-current term unless written notice of non-extension is provided to Mr. Lorsch with at least 90 days prior notice to the expiration of such term. Mr. Lorsch's current annual base salary will remain unchanged under the Renewal with the understanding that, as in the past, portions of the payments could be deferred into future periods. Mr. Lorsch may terminate the agreement upon 30 days written notice without reason or for good reason (as defined in the agreements) if we fail to cure acts or omissions constituting good reason within 30 days. If Mr. Lorsch's employment is terminated by us without cause or voluntarily by Mr. Lorsch for good reason, Mr. Lorsch will be entitled to year of salary at his then current rate of pay, including all monthly benefits, and the pro rata portion of the annual bonus otherwise due Mr. Lorsch. In the event of his disability, Mr. Lorsch would be entitled to receive compensation equal to 60% of his base salary as then in effect. Mr. Lorsch's employment agreement includes provisions that prohibit Mr. Lorsch from disclosing our confidential information and trade secrets and competing with us during the term of his employment agreement or soliciting our employees for 12 months following termination of employment.

On March 28, 2012, the Company granted Mr. Lorsch in consideration for services and performance during 2011 and the first quarter of 2012 an option to purchase 1,250,000 shares of Common Stock at a price of $0.06 per share. No other options have been granted in nearly two years because the Company has been in an extended lock up due to various ongoing potential corporate transactions. The options vest annually over two years and expire ten years from the date of issuance.

We also have entered into a consulting agreement with The RHL Group, Inc., which is wholly-owned by Mr. Lorsch that provides for a monthly fee of $25,000 plus reimbursement of expenses including medical insurance. The RHL Group provides consulting, operational and technical services to the Company, which we refer to as the RHL Services. As part of the RHL Services, the RHL Group provides the Company with unrestricted access to its internal business and relationship contact database of more than 10,000 persons and entities, which includes clients of the RHL Group and other individuals which may hold value to the Company. The RHL Group also provides infrastructure support to the Company, including allowing the Company unlimited access to its facilities, equipment, and data, information management and server systems. In addition to allowing the Company the use of its office support personnel, the RHL Group has also consented to allow the Company to utilize the full-time services of Mr. Lorsch as the Company's President, Chairman and Chief Executive Officer, which requires substantial time and energy away from his required duties as The RHL Group's Chairman and Chief Executive Officer. In addition, The RHL Group has made its President, Kira Reed, available as the Company's spokesperson. Ms. Reed, who is Mr. Lorsch's spouse, also manages the Company's social networking activities.

On January 26, 2010, we entered into an employment agreement with Ingrid Safranek as our Chief Financial Officer. Under the employment agreement, Ms. Safranek receives a base salary of $8,750 per month, subject to periodic increases as determined by the board of directors, certain benefits as set forth in the employment agreement, and an annual bonus at the discretion of the board of directors. Ms. Safranek's employment agreement which was effective until June 15, 2010, was extended until June 15, 2011 and her base salary was increased to $10,000 per month. On December 10, 2010, the Board approved an amendment to Ms. Safranek's employment agreement to extend the term for an additional year commencing on January 1, 2011 and to increase her base salary to $13,000 per month with the understanding that, it could be necessary to defer the current increase and certain payments or benefits into future periods. On December 28, 2011, the Board extended the current employment agreement for an additional two year term and approved an increase in her monthly base salary to $15,000 with the understanding that, it could be necessary to defer the current increase and certain payments or benefits into future periods.

The current term of Ms. Safranek's employment agreement is effective until December 31, 2013 and will automatically renew for successive 12 month periods unless terminated at least 30 days prior to the end of the term. The employment agreement may be terminated by the Company without cause (as defined in the agreement) upon 90 days written notice or for cause if Ms. Safranek fails to cure the acts or omissions constituting cause within 90 days. If Ms. Safranek's employment is terminated by the Company for cause or voluntarily by Ms. Safranek without good reason, she will not be entitled to receive any severance payments or benefits under the employment agreement. If Ms. Safranek's employment is terminated by the Company without cause or voluntarily by Ms. Safranek for good reason, Ms. Safranek will be entitled to one year of salary at her then current rate of pay, including all monthly benefits, and the pro rata portion of the annual bonus otherwise due Ms. Safranek. In the event of her disability, Ms. Safranek would be entitled to receive compensation equal to 60% of her base salary as then in effect. Ms. Safranek's employment agreement includes provisions that prohibit her from disclosing our confidential information and trade secrets and competing with us during the term of his employment agreement or soliciting our employees for 12 months following termination of employment.

On December 13, 2010, we entered into an employment agreement with Sunil Singhal as our Executive Vice President of Technology and Development. Under the employment agreement, Mr. Singhal received a base salary of $15,000 per month with the understanding that, it could be necessary to defer a portion of the salary and certain payments or benefits into future periods, subject to annual increase as determined by the board of directors, certain benefits as set forth in the employment agreement, and an annual bonus at the discretion of the board of directors.

The term of Mr. Singhal's employment agreement was effective until December 13, 2012; however, Mr. Singhal's employment was terminated effective March 30, 2012. The employment agreement allowed Mr. Singhal to be terminated by the Company with cause (as defined in the agreement) upon 30 days written notice or for cause if Mr. Singhal failed to cure the acts or omissions constituting cause within 30 days. Mr. Singhal's employment was terminated by the Company for cause and was not entitled to receive any severance payments or benefits under the employment agreement. If Mr. Singhal's employment had been terminated by the Company without cause or voluntarily by Mr. Singhal for good reason, Mr. Singhal would have been entitled to one year of salary at his then current rate of pay, including all monthly benefits, and the pro rata portion of the annual bonus otherwise due Mr. Singhal. Mr. Singhal's employment was terminated effective March 30, 2012.

On June 15, 2010, we entered into an employment agreement with Rafael "Ralph" Salazar as our Vice President Telecommunications & Carrier Relations. Under the employment agreement, Mr. Salazar received a base salary of $6,667, subject to annual increase as determined by the board of directors, certain benefits as set forth in the employment agreement, and an annual bonus at the discretion of the board of directors. Mr. Salazar's employment agreement was effective until June 15, 2012. On December 28, 2011, the Board extended the current employment agreement for an additional two year term and approved an increase in his base salary to $10,833 per month with the understanding that, from time to time, it could be necessary to defer certain payments or benefits into future periods.

The current term of Mr. Salazar's employment agreement is effective until December 31, 2013 and will automatically renew for successive 12 month periods unless terminated at least 60 days prior to the end of the term. The employment agreement may be terminated by the Company without cause (as defined in the agreement) upon 30 days written notice or for cause if Mr. Salazar fails to cure the acts or omissions constituting cause within 30 days. If Mr. Salazar's employment is terminated by the Company for cause or voluntarily by Mr. Salazar without good reason, he will not be entitled to receive any severance payments or benefits under the employment agreement. If Mr. Salazar's employment is terminated by the Company without cause or voluntarily by Mr. Salazar for good reason, Mr. Salazar will be entitled to three months of salary at his then current rate of pay, including all monthly benefits, and the pro rata portion of the annual bonus otherwise due Mr. Salazar.

On April 1, 2011, we entered into an employment agreement with Richard Lagani as our Executive Vice President. Under the employment agreement, Mr. Lagani received a base salary of $12,000 per month, subject to annual increase as determined by the board of directors, certain benefits as set forth in the employment agreement and an annual bonus at the discretion of the board of directors. The current term of Mr. Lagani's employment agreement is effective until April 30, 2013 and will automatically renew for successive 12 month periods unless terminated at least 30 days prior to the end of the term. The employment agreement may be terminated by the Company without cause upon 30 days written notice or for cause (as defined in the agreement) immediately. If Mr. Lagani's employment is terminated by the Company for cause or voluntarily by Mr. Lagani without good reason, he will not be entitled to receive any severance payments or benefits under the employment agreement. If Mr. Lagani's employment is terminated by the Company without cause or voluntarily by Mr. Lagani for good reason, Mr. Lagani will be entitled to two months' severance (if during the first year of the agreement), four months' severance (if during the second year of the agreement) and six months' severance (after two years of service), including all monthly benefits, and the pro rata portion of the annual bonus otherwise due Mr. Lagani.

Director Compensation

The following table sets forth certain information with respect to the compensation paid to our non-employee directors for the fiscal year ended December 31, 2012:

		Fees	Option		Stock		Other
Name	Year	Earned (1)	Grant (2)		Grant (2)		Compensation (3)	Totals
Hector V. Barretto Jr. (**)	2011	$15,500	$-		$-		$37,494	$52,994

Douglas Helm	2011	$20,500	$-		$-	$		$20,500

George Rebensdorf (***)	2011	$9,000	$-		$-		$25,000	$34,000

Bernard Stolar	2011	$22,500	$-		$-		$50,000	$72,500

Jack Zwissig	2011	$17,500	$-		$-		$6,983	$24,483

Mike Finley	2011	$6,000	$63,000	(4)	$-		$-	$69,000

1.	Amounts represented director fees earned in 2011. Unpaid balances are reflected as a component of related party payables in the consolidated balance sheet as of December 31, 2011.
2.

Option and stock awards above are disclosed at their aggregate grant date fair values as calculated under FASB ASC 718 (formerly SFAS 123(R)). Assumptions made for the purpose of computing these amounts are discussed in Note 2 of the Notes to the Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2011.

3.	Other compensation represents additional fees earned by each respective director for consulting services performed.
4.

Mr. Finley was granted 1,050,000 warrants to purchase shares of our common stock on October 19, 2011 with an exercise price of $0.06 per share. The aggregate grant date fair value of these options amounted to $63,000.

(**)	Mr. Barretto resigned from the Board on September 30, 2011.
(***)	Mr. Rebensdorf resigned from the Board on April 25, 2011.

CORPORATE GOVERNANCE

Our board of directors is divided into three classes, with each class serving a staggered three-year term. Our current directors and corresponding terms are as follows:

Director	Class	Expiration of Term
Robert H. Lorsch	Class II	2014 Annual Meeting
Douglas H. Helm	Class I	2013 Annual Meeting
Jack Zwissig	Class I	2013 Annual Meeting
Mike Finley	Class III	2012 Annual Meeting
Bernard Stolar	Class III	2012 Annual Meeting

Corporate Governance Principles

We are committed to maintaining the highest standards of business conduct and corporate governance. We have adopted a Code of Business Conduct and Ethics for our directors, officers and employees. Our Certificate of Incorporation, Bylaws and the Board of Directors committee charters provide additional framework for our corporate governance principles.

Our business, property and affairs are managed under the direction of the Board of Directors. The Board of Directors selects the senior management team, which is charged with the day-to-day operations of the Company's business. Members of the Board of Directors are kept informed of the Company's business through discussions with the Chief Executive Officer, other senior officers and the Company's counsel, by reviewing materials requested by them or otherwise provided to them and by participating in meetings of the Board of Directors and its committees. Having selected the senior management team, the Board of Directors acts as an advisor and counselor to senior management, monitors its performance and proposes or makes changes to the senior management team when it deems necessary or appropriate.

Independence of Directors

Although our common stock is no longer listed on the NASDAQ Global Market and we are no longer subject to the NASDAQ Listing Rules, our Board of Directors determined that each of the following directors would be deemed "independent" under NASDAQ Stock Market LLC rules: Messrs. Finley, Helm, Stolar and Zwissig. These people represent a majority of our Board of Directors. Mr. Lorsch, the Chairman of our Board and our Chief Executive Officer and would not be deemed independent. Messrs. Stolar, Zwissig and Finley are members of our Compensation Committee and Mr. Zwissig is the Chairman. Messrs. Helm and Zwissig are members of our Nominating and Corporate Governance Committee and Mr. Helm is the Chairman. Messrs. Stolar, Zwissig and Finley are members of our Audit Committee, but Messrs. Stolar and Zwissig would not be deemed to be independent under the more stringent independence requirements for Audit Committee members set forth in NASDAQ Listing Rule 5605(2). Mr. Stolar is Chairman of the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following tables sets forth certain information as of April 23, 2012, as to shares of our common stock beneficially owned by: (1)each person known by us to beneficially own five percent or more of the outstanding shares of our common stock; (2) each of our named executive officers listed in the summary compensation table; (3)each of our directors; and (4)all of our named executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as otherwise noted in the footnotes below, we believe, based upon information furnished to us, that each of the stockholders named in the tables have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.

Shares of common stock subject to options, warrants and convertible notes exercisable or convertible within 60 days from April 23, 2012 are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or notes, but are not deemed outstanding for computing the ownership percentage of any other person.

Stockholders Known by Us to Own Over 5% of Our Common Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Beneficially Owned (1)

David T. Loftus (2)	40,163,523	10.32%
E-Mail Frequency, LLC
800 N. Whittier Drive
Beverly Hills, California 90210
Sherry Hackett (3)	24,040,689	6.26%
800 N. Whittier Drive
Beverly Hills, California 90210

(1)

On April 23, 2012, we had 374,009,083 shares of common stock issued and outstanding. Shares of common stock subject to options, warrants and convertible notes exercisable or convertible within 60 days from April 23, 2012 are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or notes, but are not deemed outstanding for computing the ownership percentage of any other person.

(2)

Mr. Loftus' beneficial ownership consists of: (i) 22,271,569 shares of common stock owned by Mr. Loftus, which he has sole voting and dispositive control of; (ii) fully vested warrants to purchase 3,683,148 shares of common stock within 60 days from April 23, 2012; (iii) 11,431,028 shares of common stock issuable upon conversion of convertible note(s), subject to the rights to convert thereunder; and (iv) 2,777,778 owned by E-Mail Frequency, LLC. Mr. Loftus is the managing member of E-Mail Frequency, LLC and, in connection therewith, has shared voting and dispositive power with respect to the shares held by E-Mail Frequency, LLC. In preparing the information regarding the beneficial ownership of Mr. Loftus and E-Mail Frequency, LLC, we relied on the Schedule 13G/A jointly filed by Mr. Loftus and E-Mail Frequency, LLC with the Securities and Exchange Commission on May 7, 2012.

(3)

Ms. Hackett's beneficial ownership consists of: (i) 13,727,778 shares of common stock held directly by Ms. Hackett; (ii) fully vested warrants to purchase 1,950,000 shares of common stock within 60 days from April 23, 2012; and (iii) 8,362,911 shares of common stock issuable upon conversion of convertible note(s), subject to the rights to convert thereunder. In preparing the information regarding the beneficial ownership of Ms. Hackett, we relied on the Schedule 13G/A filed by Ms. Hackett with the Securities and Exchange Commission on May 7, 2012.

Named Executive Officers and Directors
	Amount and Nature of		Percentage of Share
Name and Address of Beneficial Owner (1)	Beneficial Ownership (2)		Beneficially Owned (2)
Robert H. Lorsch (3)	69,579,274	(4)	17.3%	(4)
RHL Group (5)
P.O. Box 17034	49,330,520	(4)	12.8%	(4)
Beverly Hills, California 90210
Ingrid Safranek (6)	2,479,167		*
Richard Lagani (7)	857,143		*
Ralph Salazar (8)	900,000		*
Sunil Singhal (9)	1,000,000		*
Hector V. Barreto, Jr. (10)	4,933,408		1.3%
Doug Helm (11)	2,094,791		*
Mike Finley (12)	50,000		*
George Rebensdorf (13)	4,816,799		1.3%
Bernie Stolar (14)	5,322,384		1.4%
Jack Zwissig (15)	4,601,929		1.2%
All Directors and Named Executive Officers as a Group (11 Individuals) (16)	96,634,895		23.12%

*	Percentage of shares beneficially owned does not exceed one percent of issued and outstanding shares of stock.
(1)	Unless otherwise stated, the business address of each named executive officer and director listed above is c/o MMRGlobal, Inc., 4401 Wilshire Blvd., Suite 200, Los Angeles, CA 90010.
(2)

On April 23, 2012, we had 374,009,083 shares of common stock issued and outstanding. Shares of common stock subject to options, warrants and convertible notes exercisable or convertible within 60 days from April 23, 2012 are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or notes, but are not deemed outstanding for computing the ownership percentage of any other person.

(3)

Robert H. Lorsch is our President and Chief Executive Officer and also serves as Chairman of our Board of Directors. Mr. Lorsch's beneficial ownership consists of: (i) 6,068,754 shares of common stock owned by Mr. Lorsch, which he has sole voting and dispositive control of; (ii) options held by Mr. Lorsch to purchase 14,180,000 shares of common stock that are vested and exercisable within 60 days from April 23, 2012, which he has sole voting and dispositive control of; (iii) 36,454,892 shares of common stock owned by The RHL Group, Inc., and (iv) fully vested warrants to purchase an aggregate of 12,875,628 shares of common stock within 60 days from April 23, 2012 held by The RHL Group, Inc. Mr. Lorsch has a 100% ownership interest in The RHL Group, Inc. and serves as the entity's Chief Executive Officer. Therefore, Mr. Lorsch may be deemed to be the beneficial owner of the shares beneficially held by The RHL Group, Inc. and, in connection therewith, has shared voting and dispositive power with respect to the shares held by The RHL Group, Inc. In preparing the information regarding the beneficial ownership of Mr. Lorsch and The RHL Group, Inc., we relied on the Schedule 13D/A jointly filed by Mr. Lorsch and The RHL Group, Inc. with the Securities and Exchange Commission on April 23, 2012.

(4)

The shares beneficially owned by The RHL Group, Inc. are also included in the calculation of beneficial ownership for Mr. Robert H. Lorsch, our President, Chief Executive Officer and Chairman of our Board of Directors, as Mr. Lorsch has shared voting and dispositive power with respect to the shares held by The RHL Group, Inc.

(5)

The RHL Group, Inc.'s beneficial ownership consists of: (i) 36,454,892 shares of common stock; and (ii) fully vested warrants to purchase an aggregate of 12,875,628 shares of common stock within 60 days from April 23, 2012. Mr. Robert H. Lorsch has a 100% ownership interest in The RHL Group, Inc. and serves as the entity's chief executive officer. Therefore, Mr. Lorsch may be deemed to be the beneficial owner of the shares beneficially held by The RHL Group, Inc. and, in connection therewith, has shared voting and dispositive power with respect to the shares held by The RHL Group, Inc. In preparing the information regarding the beneficial ownership of Mr. Lorsch and The RHL Group, Inc., we relied on the Schedule 13D/A jointly filed by Mr. Lorsch and The RHL Group, Inc. with the Securities and Exchange Commission on April 23, 2012.

(6)

Ms. Safranek serves as our Vice President of Finance and Chief Financial Officer. Ms. Safranek's beneficial ownership consists of (i) 525,000 shares of common stock; and (ii) 1,954,167 shares of common stock issuable upon the exercise of options that are exercisable within 60 days from April 23, 2012.

(7)

Mr. Lagani serves as our Executive Vice President of Sales. Mr. Lagani's beneficial ownership consists of 857,143 shares of common stock upon the exercise of warrants that are exercisable within 60 days from April 23, 2012.

(8)

Mr. Salazar serves as our Executive Vice President, Telecommunications & Carrier Relations. Mr. Salazar's beneficial ownership consists of 900,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days from April 23, 2012.

(9)

Mr. Singhal served as our Executive Vice President of Technology and Product Development until his employment was terminated effective March 30, 2012. Mr. Singhal's beneficial ownership consists of 1,000,000 shares of common stock issuable upon the exercise of options and warrants that are exercisable within 60 days from April 23, 2012.

(10)

Mr. Barretto was a member of our Board of Directors until his resignation on September 30, 2011. Mr. Barretto's beneficial ownership consists of (i) 2,719,008 shares of common stock; and (ii) 2,214,320 shares of common stock issuable upon the exercise of options that are exercisable within 60 days from April 23, 2012.

(11)

Mr. Helm is a member of our Board of Directors. Mr. Helm's beneficial ownership consists of: (i) 1,203,125 shares of common stock; and (ii) 891,666 shares of common stock issuable upon the exercise of options that are exercisable within 60 days from April 23, 2012.

(12)

Mr. Finley is a member of our Board of Directors. Mr. Finley's beneficial ownership consists of 50,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days from April 23, 2012.

(13)

Mr. Rebensdorf was a member of our Board of Directors until his resignation on April 25, 2011. Mr. Rebensdorf's beneficial ownership consists of (i) 2,101,807 shares of common stock; and (ii) 2,714,992 shares of common stock issuable upon the exercise of options that are exercisable within 60 days from April 23, 2012.

(14)

Mr. Stolar is a member of our Board of Directors. Mr. Stolar's beneficial ownership consists of: (i) 1,740,457 shares of common stock; and (ii) 3,581,927 shares of common stock issuable upon the exercise of options that are exercisable within 60 days from April 23, 2012.

(15)

Mr. Zwissig is a member of our Board of Directors. Mr. Zwissig's beneficial ownership consists of: (i) 1,828,595 shares of common stock; and (ii) 2,773,334 shares of common stock issuable upon the exercise of options that are exercisable within 60 days from April 23, 2012.

(16)

The calculation of all directors and named executive officers as a group consists of eleven individuals. The shares beneficially owned by The RHL Group, Inc. are attributed to Mr. Robert H. Lorsh and accordingly, included in this calculation. The beneficial ownership of all directors and named executive officers as a group consists of: (i) 52,641,718 shares of common stock; and (ii) 43,993,177 shares of common stock issuable upon the exercise of options and warrants that are exercisable within 60 days from April 23, 2012.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Current Related-Person Transactions

Our Board of Directors adopted a related party transaction policy, under which all related party transactions shall be presented to the disinterested directors of the Board for review and approval in advance of such transactions. If it is not feasible to obtain advance approval of a related party transaction, such transaction shall be subject to the ratification of the disinterested directors of the Board, and the Company may enter into such transaction prior to obtaining the approval of the disinterested directors only if the terms of such transaction allow it to be rescinded at no cost to the Company in the event it is not ratified by the disinterested directors of the Board.

Other than the agreements and other arrangements set forth below, since January 1, 2011, there have not been any transactions or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Our Chairman and Chief Executive Officer, Robert H. Lorsch, is also the Chief Executive Officer of The RHL Group, Inc. and owns all of the capital stock of The RHL Group, Inc. Mr. Lorsch directly, and indirectly through The RHL Group, Inc., beneficially owns approximately 18.6% our total outstanding voting stock. The RHL Group, Inc. has loaned money to MMR pursuant to a secured note. See "Description of Indebtedness-The RHL Group, Inc." above.

The RHL Group is an investment holding company which provides consulting, operational and technical services to the Company, which we refer to as the RHL Services. As part of the RHL Services, the RHL Group provides the Company with unrestricted access to its internal business and relationship contact database of more than 10,000 persons and entities, which includes clients of The RHL Group and other individuals which may hold value to the Company. The RHL Group also provides infrastructure support to the Company, including allowing the Company unlimited access to its facilities, equipment, and data, information management and server systems. In addition to allowing the Company the use of its office support personnel, The RHL Group also has consented to allow the Company to utilize the full-time services of Mr. Lorsch as the Company's President, Chairman and Chief Executive Officer, which requires substantial time and energy away from his required duties as The RHL Group's Chairman and Chief Executive Officer. In addition, The RHL Group has made its President, Kira Reed, available as the Company's spokesperson. Ms. Reed, who is Mr. Lorsch's spouse, also manages the Company's social networking activities.

On September 15, 2009, we entered into a five year agreement with E-Mail Frequency, LLC and David Loftus, Managing Partner of E-Mail Frequency, LLC, a significant stockholder of the Company. We will license an existing 80 million person direct marketing database (the "Database") of street addresses, cellular phone numbers, e-mail addresses and other comprehensive data with E-Mail Frequency. The agreement allows us to market, through the use of the Database, our MyMedicalRecords Personal Health Record, MyEsafeDepositBox virtual vault, and MMRPro document management system to physicians and their patients. Under the terms of the Agreement, we paid $250,000 to David Loftus as a one-time consulting fee in the form of 2,777,778 shares of our common stock. We recorded the $250,000 one-time licensee fee as a prepaid consulting fee and included in the prepaid expenses and other current assets as of December 31, 2009, less amortization of $12,500 included in operating expensed for the year ended December 31, 2009. Amortization expense for the year ended December 31, 2010 was $50,000. In addition, we incurred a total of $76,181 during the year ended December 31, 2010, toward business development services from E-Mail Frequency and Mr. Loftus. We did not incur any such expenses during the same periods in 2009. Furthermore, Mr. Loftus is a value-added-reseller of MMRPro systems and during the second quarter of 2010, Mr. Loftus purchased four MMRPro systems. We recognized revenues of $63,655 for the year ended December 31, 2010 from this sale. We included in related party payables at December 31, 2010, and 2009 of $19,103 and $50,577, respectively, in respect to these services. On April 15, 2011, we entered into a 6% Convertible Promissory Note with Mr. Loftus for a principal amount of $156,436 and warrants to purchase our common stock. On July 19, 2011, we entered into a 6% Convertible Promissory Note with Mr. Loftus for a principal amount of $157,422 and warrants to purchase our common stock. Effective September 1, 2011, we signed an amendment to the agreement, dated September 15, 2009, to provide licensor a non-exclusive right to target, market and exploit the Employee Benefits market.

The securities described above were issued to each of the foregoing persons or entities in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and the rules promulgated thereunder. At the time of their issuance, the securities granted above were restricted securities for purposes of the Securities Act and the certificates representing such securities bear legends to that effect, unless a legal opinion has been issued for the removal of such legends. The exercise/conversion prices of the securities described above were equal to the closing price of our Common Stock as of the date of grant.

Creditor Plan Warrants

Pursuant to the terms and conditions of the Creditor Plan, on January 27, 2009, we issued warrants to acquire 9,999,992 shares of our common stock at an exercise price of $0.12 per share, which expire on January 26, 2014 to certain of our former officers, former directors and their affiliates who were willing to take such equity as partial or full payment for outstanding liabilities. This includes warrants to acquire an aggregate 4,222,834 shares of our common stock at an exercise price of $0.12 per share, which expire on January 26, 2014 to John Longenecker, Ph.D, Tamara Seymour, and Dan Gold our former Chief Executive Officer, former Chief Financial Officer and formed Chief Scientific Officer, respectively.

DESCRIPTION OF CAPITAL STOCK

This section summarizes certain of our authorized and outstanding securities and certain of the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, each as amended to date.

Description of capital stock

The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified in their entirety by reference to our certificate of incorporation and bylaws, respectively, copies of which have been filed with the SEC and are incorporated herein by reference.

General background

Our certificate of incorporation authorizes the issuance of up to 650,000,000 shares of common stock with a $0.001 par value and 5,000,000 preferred shares with a par value of $0.001. As of April 23, 2012, we had issued and outstanding 374,009,083 shares of common stock, held by approximately 3,111 stockholders of record.

Common stock

Except as required by law, holders of our common stock are entitled to vote on all matters as a single class, and each holder of common stock is entitled to one vote for each share of common stock owned. Holders of common stock do not have cumulative voting rights.

Holders of our common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon any liquidation, dissolution, or winding up of the Company, holders of our common stock are entitled to share ratably in all assets remaining available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Our common stock is quoted on the OTCQB, the OTC market tier for companies that are reporting with the SEC, under the symbol "MMRF," and on the OTC Bulletin Board, or OTCBB, under the symbol "MMRF.OB."

Preferred stock

Our board of directors is authorized (without further stockholder approval) to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series without further vote or action by the stockholders. No shares of preferred stock have been issued or are outstanding.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of, and voting, economic and other rights of, holders of our common stock.

Anti-takeover effects of provisions of Delaware Law and our Charter and Bylaws

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either:

  prior to the date at which the person becomes an interested stockholder, the board of directors approves such transaction or business combination;
  the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of such transaction; or
  the business combination is approved by the board of directors and by the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent).

For purposes of Section 203, "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder.

In addition, certain provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions include:

  dividing our Board of Directors into three classes serving staggered three-year terms;
  authorizing our Board of Directors to issue preferred stock without stockholder approval;
  prohibiting cumulative voting in the election of directors;
  prohibiting stockholder actions by written consent;
  limiting the persons who may call special meetings of stockholders;
  prohibiting our stockholders from making certain changes to our certificate of incorporation or bylaws except with 66.7% stockholder approval; and
  requiring advance notice for raising business matters or nominating directors at stockholders' meetings.

The combination of the charter and bylaws provisions summarized above will make it more difficult for our existing stockholders to replace our board of directors, as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies they implement, and to discourage certain types of transactions that may involve an actual or threatened change of our control. The provisions also are intended to reduce our vulnerability to an unsolicited acquisition proposal and discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Computershare (formerly known as BNY Mellon Shareowner Services LLC).

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling stockholder to offer and resell up to an aggregate of 100,000,000 shares of our common stock at such times and at such places as it chooses. In this section of the prospectus, the term "selling stockholder" includes the partners, pledgees, donees, transferees or other successors-in-interest of the selling stockholder, which may sell shares received after the date of this prospectus from the selling stockholder as a pledge, gift, partnership or similar distribution or other non-sale related transfer. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution. The decision to sell any shares offered pursuant to this prospectus is within the sole discretion of the selling stockholder.

The distribution of the common stock by the selling stockholder may be effected from time to time in one or more transactions. Any of the common stock may be offered for sale, from time to time, by the selling stockholder at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, in privately negotiated transactions or otherwise. The common stock may be sold by one or more of the following:

  On the OTCQB, the OTC Bulletin Board or any other national common stock exchange or automated quotation system on which our common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades;
  Through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:
    Block trades in which the broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
    Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
    Ordinary brokerage transactions; or
    Transactions in which the broker solicits purchasers;
  Directly to one or more purchasers; or
  A combination of these methods.

Granite and any broker-dealers who act in connection with the sale of its shares are "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act. Because the selling stockholder is an "underwriter" within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

The selling stockholder or its underwriters, dealers or agents may sell the common stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed. Underwriters, dealers, brokers or other agents engaged by the selling stockholder may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of the common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

Unless granted an exemption by the SEC from Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, the selling stockholder will not engage in any stabilization activity in connection with our common stock, will furnish each broker or dealer engaged by the selling stockholder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any of our common stock or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

We will not receive any proceeds from the sale of these shares of common stock offered by the selling stockholder. We shall use our reasonable efforts to prepare and file with the SEC such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

We are paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incidental to the offering and sale of the common stock to the public, which are estimated to be approximately $30,344. If we are required to update this prospectus during such period, we may incur additional expenses in excess of the amount estimated above. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act and the Exchange Act, subject to certain exceptions.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares of common stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

LEGAL MATTERS

Selected legal matters with respect to the validity of the securities offered by this prospectus will be passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

EXPERTS

The financial statements as of and for the years ended December 31, 2011 and 2010, which are included in this prospectus, have been audited by Rose, Snyder & Jacobs, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the securities offered pursuant to this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to our Company and the common stock offered hereby, please refer to the registration statement and its exhibits and schedules.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements, other information and a copy of the registration statement may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the SEC, at the SEC's Public Reference Room , located at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering Analysis and Retrieval (EDGAR) system and is available to the public on the SEC's web site at http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of MMRGlobal, Inc.

We have audited the accompanying consolidated balance sheets of MMRGlobal, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MMRGlobal, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant operating losses and negative cash flows from operations during the years ended December 31, 2011 and 2010. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

March 29, 2012

MMRGLOBAL, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$311,103	$363,689
Accounts receivable, less allowances of $80,000 in 2011 and $19,200 in 2010	312,196	436,740
Inventory	50,614	84,261
Prepaid expenses and other current assets	254,634	370,483
Total current assets	928,547	1,255,173

Long-term investments
Investment in equity securities, at cost	56,000	56,000
Total long-term investments	56,000	56,000

Property and equipment, net	27,683	42,931
Deposits	3,370	3,870
Intangible assets, net	1,212,661	870,433
Total assets	$2,228,261	$2,228,407

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Line of credit, related party, net of discounts of $66,667 in 2011 and $133,333 in 2010	$1,435,056	$984,842
Related party payables	785,636	1,254,681
Compensation payable	109,287	11,979
Severance liability	620,613	620,613
Accounts payable and accrued expenses	3,111,316	2,610,521
Deferred revenue	21,551	123,228
Derivative liability	-	88,997
Convertible notes payable, net of discounts	974,893	605,887
Notes payable, current portion	325,343	325,343
Notes payable, related party	125,000	-
Capital leases payable, current portion	2,635	11,125
Total current liabilities	7,511,330	6,637,216

Notes payable, less current portion	-	-
Total liabilities	7,511,330	6,637,216

Commitments and contingencies (See Note 9)

Stockholders' deficit:
Preferred stock - $0.001 per value, 5,000,000 shares authorized, 0 issued and outstanding.	-	-
Common stock, $0.001 par value, 650,000,000 shares authorized, 359,162,894 and 238,893,492 shares issued and outstanding as of December 31, 2011 and December 31, 2010, respectively	359,155	238,889
Additional paid-in capital	42,590,551	34,700,650
Accumulated deficit	(48,232,775)	(39,348,348)
Total stockholders' deficit	(5,283,069)	(4,408,809)
Total liabilities and stockholders' deficit	$2,228,261	$2,228,407

The accompanying notes are an integral part of these consolidated financial statements

MMRGLOBAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	December 31,
	2011	2010

Revenues
Subscriber	$312,430	$447,459
MMR Pro	463,097	225,413
License fees	500,000	250,000
Other revenues	144,121	50,116
Total revenues	1,419,648	972,988
Cost of revenues	609,212	663,372
Gross profit	810,436	309,616
General and administrative expenses	4,469,845	4,288,652
Sales and marketing expenses	2,419,925	2,677,427
Technology development	324,666	322,942
Loss from operations	(6,404,000)	(6,979,405)
Change in valuation of derivative liabilities	(36,745)	(5,862,568)
Interest and other finance charges, net	(2,443,682)	(5,058,079)
Net loss	$(8,884,427)	$(17,900,052)

Net loss per share:
Basic and diluted	$(0.03)	$(0.08)

Weighted average common shares outstanding:
Basic and diluted	288,853,993	214,265,303

The accompanying notes are an integral part of these consolidated financial statements

MMRGLOBAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2011 AND 2010

	Preferred Stock		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Total

Balance as of December 31, 2009	-	$-	173,689,343	$173,689	$14,458,052	$(21,448,296)	$(6,816,555)

Warrant exercise by related parties	-	-	2,306,605	2,307	286,019	-	288,326
Convertible debt issuances and warrants exercises	-	-	36,452,502	36,448	7,415,596		7,452,044
Reclassification of derivative liabilities and creation of note discount	-	-	-	-	7,489,220	-	7,489,220
Shares issued for services or reduction to liabilities	-	-	13,057,078	13,057	1,577,787	-	1,590,844
Shares issued for investment			800,000	800	55,200		56,000
Shares issued for financing activities			9,241,854	9,242	584,283		593,525
Stock option exercises	-	-	2,277,197	2,277	259,707	-	261,984
Stock based compensation	-	-	-	-	1,698,142	-	1,698,142
Warrant exercises	-	-	1,068,913	1,069	137,082	-	138,151
Warrants issued for services	-	-	-	-	739,562	-	739,562
Net loss	-	-	-	-	-	(17,900,052)	(17,900,052)

Balance as of December 31, 2010	-	-	238,893,492	238,889	34,700,650	(39,348,348)	(4,408,809)

Shares issued for services or reduction to liabilities	-	-	21,026,180	21,026	1,274,933	-	1,295,959
Convertible debt conversions and warrants exercises	-	-	67,532,908	67,531	1,663,735	-	1,731,266
Shares issued for financing activities			21,997,363	21,997	932,295		954,292
Stock option exercises			1,791,951	1,791	171,842		173,633
Stock based compensation	-	-	-	-	1,224,440	-	1,224,440
Warrant exercises	-	-	7,921,000	7,921	353,833	-	361,754
Warrants issued for services	-	-	-	-	541,979	-	541,979
Reclassification of derivative liabilities and creation of note discount	-	-	-	-	1,726,844	-	1,726,844
Net loss	-	-	-	-	-	(8,884,427)	(8,884,427)

Balance as of December 31, 2011	-	$-	359,162,894	$359,155	$42,590,551	$(48,232,775)	$(5,283,069)

The accompanying notes are an integral part of these consolidated financial statements

MMRGLOBAL, INC.
CONSOLIDATED STATEMENTS
OF CASH FLOWS

	Year Ended December 31,
	2011	2010

Operating activities:
Net loss	$(8,884,427)	$(17,900,052)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	211,656	114,173
Allowance for doubtful accounts	60,800	19,200
Change in valuation of derivative liabilities	36,745	5,862,568
Warrants issued for services	541,979	739,562
Stock-based compensation	1,224,440	1,698,142
Common stock issued for services	506,827	1,590,844
Amortization of loan discount	2,214,908	4,411,752
Loan commitment fee amortization	28,053	-
Subtotal - Non-cash adjustments	4,825,408	14,436,241
Effect of changes in:
Accounts receivable	63,744	(426,538)
Inventory	33,647	(84,261)
Prepaid expenses and other current assets	115,848	241,654
Deposits	500	3,795
Accounts payable and accrued expenses	500,794	(368,701)
Related party payables	503,634	(238,702)
Compensation & severance payable	97,307	1,036
Deferred revenue	(101,677)	123,228
Subtotal - net change in operating assets & liabilities	1,213,797	(748,489)
Net cash used in operating activities	(2,845,222)	(4,212,300)

Investing activities:
Purchase of property and equipment	(7,779)	(25,776)
Filing of Biotech patents	(194,808)	(174,836)
Costs of continuing MMRPro and website development	(336,047)	(339,732)
Net cash used in investing activities	(538,634)	(540,344)

Financing activities:
Net proceeds from convertible notes	1,851,081	2,888,527
Net proceeds from warrant exercises	360,754	886,669
Proceeds from equity line of credit	954,292	593,525
Payments of capital lease	(8,490)	(7,661)
Repayments of line of credit, related party	-	5,523
Proceeds from stock option exercises	173,633	261,984
Net cash provided by financing activities	3,331,270	4,628,567
Net decrease in cash	(52,586)	(124,077)
Cash, beginning of period	363,689	487,766
Cash, end of period	$311,103	$363,689

Supplemental disclosures of cash flow information:
Cash paid for interest	$21,493	$6,007
Cash paid for income taxes	$2,866	$20,987
Supplemental disclosure of non-cash investing and financing activities:
Payment of payables through issuance of notes payable	$24,387	$107,875
Capitalized loan commitment fees payable	$200,000	$-
Investment in MMX Holdings through issuance of common stock	$-	$56,000
Conversion of convertible notes payable into common stock	$1,731,266	$2,101,342
Reclassification of derivative liabilities and creation of note discount	$1,726,844	$7,378,559
Prepayment for services through issuance of common stock	$75,000	$137,000
Payment of accounts payable and related party payables through issuance of common stock	$1,295,959	$1,127,805

The accompanying notes are an integral part of these consolidated financial statements

MMRGLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

MMRGlobal, Inc., through its wholly-owned operating subsidiary, MyMedicalRecords, Inc., provides secure and easy-to-use online Personal Health Records and MyEsafeDepositBox storage solutions, serving consumers, healthcare professionals, employers, insurance companies, financial institutions, and professional organizations and affinity groups. Our PHR, marketed both directly via our website at www.mymedicalrecords.com and as a private-label service, enables individuals and families to access their medical records and other important documents, such as birth certificates, passports, insurance policies and wills, anytime from anywhere using an Internet-connected device. The MyMedicalRecords Personal Health Record is built on proprietary, patented and patent-pending technologies to allow documents, images and voicemail messages to be transmitted and stored in the system using a variety of methods, including fax, phone, or file upload without relying on any specific electronic medical record platform to populate a user's account. The Company's professional offering, MMRPro, is an end-to-end electronic document management and imaging system designed to give physicians' offices, community hospitals and surgery centers an easy and cost-effective solution to digitizing paper-based medical records and sharing them with patients in a timely manner through an integrated patient portal, MMRPatientView. The MMR Stimulus Program is offered with the MMRPro product offerings to help healthcare professionals recoup some or all of the cost of digital conversion of patient charts when they upgrade patients from the free MMRPatientView portal to a full-featured MyMedicalRecords PHR. MyMedicalRecords is an Independent Software Vendor Partner with Kodak to deliver an integrated turnkey EMR solution for healthcare professionals. Through its merger with Favrille, Inc. in January 2009, the Company acquired intellectual property biotech assets that include anti-CD20 antibodies and data and samples from its FavId™/Specifid™ vaccine clinical trials for the treatment of B-cell Non-Hodgkin's lymphoma.

On January 27, 2009, Favrille, Inc., or Favrille, conducted a reverse merger with MyMedicalRecords, Inc. ("MMR"), which we refer to as the Merger. Pursuant to the terms of the Merger, all of the outstanding common and preferred stock of MMR was cancelled and the former stockholders of MMR received an aggregate of 79,812,116 shares of Favrille common stock. On February 9, 2009, MMR changed its corporate name to MMR Information Systems, Inc., or MMRIS after completion of the reverse merger with Favrille. Effective June 15, 2010, MMRIS changed its corporate name to MMRGlobal, Inc. upon stockholder approval at our annual stockholder meeting. The name change to MMRGlobal more accurately reflects our global business imprint. In addition, MMRGlobal assumed the obligations of MMR under its outstanding stock options and warrants, which, pursuant to the terms of the Merger, represents the right to receive an aggregate 12,787,080 shares of MMRGlobal common stock at the effective time of the Merger. In connection with the Merger, MMR became our wholly-owned subsidiary, with the former stockholders of MMR collectively owning shares of our common and preferred stock representing approximately 60.3% of the voting power of our outstanding capital stock.

For accounting purposes, the Merger was treated as a reverse acquisition with MMR being the accounting acquirer. Accordingly, the historical financial results prior to the Merger are those of MMR. The results of operations for MMRIS are included in the Company's consolidated financial results beginning on January 27, 2009

The presentation of consolidated statements of stockholders' equity (deficit) reflects the historical stockholders' equity (deficit) of MMR through January 26, 2009. The effect of the issuance of shares of MMRGlobal's common stock in connection with the Merger and the inclusion of MMRGlobal's outstanding shares of common stock at the time of the Merger is reflected in the accompanying consolidated financial statements.

MMR was incorporated in Delaware in 2005, MMRGlobal was incorporated in Delaware in 2000 and both are headquartered in Los Angeles, CA.

Principles of Consolidation

The consolidated financial statements include the accounts of MMRGlobal, and its wholly-owned subsidiaries MMR and MMR Life Sciences Group, Inc. We eliminated all intercompany transactions upon consolidation.

Basis of Presentation and Going Concern

The accompanying financial statements are prepared in accordance with U.S. generally accepted accounting principles, or GAAP.

GOING CONCERN

As of December 31, 2011, the Company's current liabilities exceeded its current assets by $6.58 million. Furthermore, during the years ended December 31, 2011, and 2010, the Company incurred losses of $8.88 million and $17.90 million, respectively.

At December 31, 2011 and December 31, 2010, the Company had $311,103 and $363,689, respectively, in cash and cash equivalents. Historically, the Company issued capital stock and received funds from The RHL Group, Inc. (a significant shareholder wholly-owned by the Company's Chairman and Chief Executive Officer) to operate its business. Although, the Company received additional funding from The RHL Group pursuant to the Third Amended and Restated Note dated April 29, 2009, it nevertheless will still be required to obtain additional financing in order to meet installment payment obligations resulting from settlement payments with various creditors, which we refer to as the Creditor Plan and the previously existing obligations under the subordinated secured indebtedness to The RHL Group, which note payable had a balance of $1,574,312 at December 31, 2011. The components of the RHL Group Note payable and the related balance sheet presentation as of December 31, 2011 are as follows: $1,349,312, which is included in the line of credit, related party payable; $225,000, which is related to deferred salary and consulting expenses is included in related party payables; and $72,589, for various deferred amounts.

As a result of the above, there is uncertainty about the Company's ability to continue as a going concern.

Management's plan regarding this matter is to continue to utilize its available line of credit with The RHL Group (see Note 3). At December 31, 2011, there was approximately $1,176,000 available under The RHL Group line of credit. Furthermore, we already began and plan to continue to utilize portions of our standby equity line facility with Dutchess as needed. In addition, the Company plans to continue to sell additional debt and equity securities, continue to settle its existing liabilities through issuance of equity securities, explore other debt financing arrangements, continue to increase its existing subscriber and affiliate customer base and sell MMRPro products to obtain additional cash flow over the next twelve months. There can be no assurance that funds from these sources will be available when needed or, if available, will be on terms favorable to us or to our stockholders. If additional funds are raised by issuing equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution or such equity securities may provide for rights, preferences or privileges senior to those of the holders of our common stock.

If the Company is unable to utilize its available line of credit with The RHL Group, or its equity line of credit with Dutchess, or obtain suitable alternative debt or equity financing, it may adversely affect the Company's ability to execute its business plan and continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) MANAGEMENT'S USE OF ESTIMATES

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, allowances for doubtful accounts, the valuation of deferred income taxes, tax contingencies, long-lived and intangible assets, valuation of derivative liabilities and stock-based compensation. These estimates are based on historical experience and on various other factors that management believes to be reasonable under the circumstances, although actual results could differ from those estimates.

(b) CASH AND CASH EQUIVALENTS

We consider cash equivalents to be only those investments that are highly liquid, readily convertible to cash and with maturities of 90 days or less at the purchase date. We maintain our cash in bank deposit accounts that, at times, may exceed federally insured limits. We have not experienced any losses in such accounts and believe that we are not exposed to any significant credit or deposit risk on our cash. We had cash and cash equivalents of $311,103 and $363,689 as of December 31, 2011, and 2010, respectively.

(c) TRADE AND OTHER RECEIVABLES

Receivables represent claims against third parties that will be settled in cash. The carrying value of receivables, net of an allowance for doubtful accounts, if any, represents their estimated net realizable value. We estimate the allowance for doubtful accounts, if any, based on historical collection trends, type of customer, the age of outstanding receivables and existing economic conditions. If events or changes in circumstances indicate that specific receivable balances may be impaired, we give further consideration to the collectability of those balances and the allowance is adjusted accordingly. We write off past due receivable balances when collection efforts have been unsuccessful in collecting the amount due.

(d) FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC 820-10, Fair Value Measurements and Disclosures, requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. ASC 820-10 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2011, and 2010, the carrying value of accounts receivable, deposits, related party payables, compensation payable, severance liabilities, and accounts payable and accrued expenses approximates fair value due to the short-term nature of such instruments. The carrying value of short-term debt approximates fair value as the related interest rates approximate rates currently available to us.

We utilize ASC 820-10 for valuing financial assets and liabilities measured on a recurring basis. ASC 820-10 defines fair value, establishes a framework for measuring fair value and GAAP and expands disclosures about fair value measurements. This standard applies in situations where other accounting pronouncements either permit or require fair value measurements. ASC 820-10 does not require any new fair value measurements.

Accounting guidance also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The standard describes three levels of inputs that may be used to measure fair value:

Level 1:	Quoted prices in active markets for identical or similar assets and liabilities.
Level 2:

Quoted prices for identical or similar assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical or similar assets and liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In determining the appropriate fair value of the warrant liability, we used Level 3 inputs for our valuation methodology. We applied the Black-Scholes model to value the warrant liability. See Note 11 for the inputs used in the Black-Scholes option valuation model.

	Fair Value	Fair Value Measurements at December 31,
	as of	Using Fair Value Hierarchy
Financial Instruments	December 31,	Level 1	Level 2	Level 3

Liabilities:
Warrant liability	$88,997	$-	$-	$88,997
Total at December 31, 2010	$88,997	$-	$-	$88,997

Warrant liability	$-	$-	$-	$-
Total at December 31, 2011	$-	$-	$-	$-

(e) PROPERTY AND EQUIPMENT

We record property and equipment at cost. We record equipment under capital leases at the present value of the minimum lease payments. We calculate depreciation using the straight-line method, based upon the following estimated useful lives:

Furniture and Fixtures: 5 Years

Computer Equipment: 5 Years

When we retire or dispose of items, we charge or credit income for the difference between the net book value of the asset and the proceeds realized thereon.

We charge expenditures for maintenance and repairs to operations as incurred while we capitalize renewals and betterments.

We have pledged as collateral all property and equipment, along with all of our other assets, for a line of credit from The RHL Group, a related party (see Note 3 - Related Party Note Payable).

(f) INTANGIBLE ASSETS

Intangible assets are comprised of website and software development costs, domain names and patents. We account for website and software development costs in accordance with ASC 350-50, Website Development Costs, and ASC 985-20, Costs of Software to Be Sold, Leased or Marketed. Pursuant to ASC 350-50 and 985-20, we capitalize internally developed website and software costs when the website or software under development has reached technological feasibility. We amortize these costs, typically over an estimated life of five years, using the larger of the amount calculated using the straight-line method or the amount calculated using the ratio between current period gross revenues and the total of current period gross revenues and estimated future gross revenues. At each balance sheet date, we evaluate the unamortized capitalized website and software costs compared to the net realizable value. We then write off the amount by which the unamortized capitalized website costs exceed its net realizable value. During the years ended December 31, 2011 and 2010, there were no impairment charges recorded.

We account for domain names and patents in accordance with ASC 350-30, General Intangibles Other than Goodwill. We capitalize patent costs representing legal fees associated with filing patent applications and amortize them on a straight-line basis. We are in the process of evaluating our patents' estimated useful life and will begin amortizing the patents when they are brought to the market or otherwise commercialized. We amortize identifiable intangible assets over their estimated useful lives as follows:

Website and Software Development Costs: 5 Years

Domain Name: 5 Years

Patents: 20 Years

(g) IMPAIRMENT OF LONG-LIVED ASSETS AND INTANGIBLES

We account for long-lived assets, which include property and equipment and identifiable intangible assets with finite useful lives (subject to amortization), in accordance with ASC 350-30. ASC 350-30 requires that we review long-lived assets for impairment whenever events or changes in circumstances indicate that we may not recover the carrying amount of an asset. We measure recoverability by comparing the carrying amount of an asset to the expected future undiscounted net cash flows generated by the asset. If we determine that the asset may not be recoverable, or if the carrying amount of an asset exceeds its estimated future undiscounted cash flows, we recognize an impairment charge to the extent of the difference between the fair value and the asset's carrying amount. We had no impairment charges during the years ended December 31, 2011 and 2010.

(h) REVENUE RECOGNITION

We generate our revenues from services, which are comprised of providing electronic access to consumer medical records and other vital documents and from the licensing of our services. We recognize revenue only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and we reasonably are assured of collectability of the resulting receivable.

Our subscriber revenues consist of annual and monthly recurring retail subscriptions and usage-based fees, which are primarily paid in advance by credit card, and corporate accounts that are based on either an access-fee or actual number of users, and in each case billed in advance at the beginning of each month of service. We defer the portions of annual recurring subscription fees collected in advance and recognize them on a straight line basis over the subscription period.

We grant exclusive licenses for the sale and marketing of our services in international territories in consideration of an up-front license fee and an ongoing royalty. The royalty fee is usually a percentage of revenue earned by the licensee and there usually are certain minimum guarantees. We defer the recognition of license fee revenues received in advance from international licensees for the grant of the license and recognize them over the period covered by the agreement. We defer the recognition of minimum guaranteed royalty payments received in advance and recognize them over the period to which the royalty relates. We include all such revenues under "License Fees." In those cases where a license agreement contains multiple deliverables, we account for the agreement in accordance with ASC 605-25, Revenue Recognition - Multiple-Element Arrangements.

We recognize revenue on sales of our MMRPro system in accordance with ASC 605-25, Revenue Recognition, Multiple-Element Arrangements. We have also adopted Accounting Standards Update ("ASU") 2009-13, "Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements, a consensus of the FASB Emerging Issues Task Force" effective January 1, 2010.

Our multiple-deliverable arrangements consist solely of our MMRPro product. Significant deliverables within these arrangements include sophisticated scanning equipment, various licenses to use third party software, a license to use our proprietary MMRPro application software, installation and training, dedicated telephone lines, secure online storage and warranties.

We determined all elements to be separate units of accounting as they have standalone value to the customers and/or they are sold by other vendors on a standalone basis. Delivery of the hardware and certain software elements of these arrangements occur at the inception of the agreement. We deliver installation and training at the inception of the agreement. We provide other software licenses, telephone lines and online secure storage over the three year term of the agreement. We include warranties in the arrangements, however the third party product manufacturer, and not us, is obligated to fulfill such warranties. The third-party warranty contracts are paid in advance and are not refundable.

We allocate the revenue derived from these arrangements among all the deliverables. We base such allocation on the relative selling price of each deliverable. With the exception of our proprietary MMRPro application software, we use third party evidence to set the selling prices used for this allocation. In all such cases, third parties sell the same or very similar products. For the MMRPro application software, we estimate the selling price based on recent discussions regarding licensure of that particular application on a standalone basis. To date, we have not licensed this software on a standalone basis.

We recognize the allocated revenue for each deliverable in accordance with SEC Staff Accounting Bulletin ("SAB") No. 104, Topic 13: Revenue Recognition. Under this guidance, we recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectability is reasonably assured. This results in us recognizing revenue for the hardware, certain software and the warranties upon delivery to the customer, for the installation and training upon completion of these services, and ratably over the contract period for the software licenses, telephone lines and online secure storage.

Revenue from the licensing of our biotech assets may include non-refundable license and up-front fees, non-refundable milestone payments that are triggered upon achievement of a specific event and future royalties or lump-sum payments on sales of related products. For agreements that provide for milestone payments, such as the Celgene Agreement, we adopted ASC 605-28-25, Revenue Recognition, Milestone Method.

(i) INCOME TAXES AND UNCERTAIN TAX POSITIONS

We account for income taxes in accordance with ASC 740-10, Income Taxes. We recognize deferred tax assets and liabilities to reflect the estimated future tax effects, calculated at the tax rate expected to be in effect at the time of realization. We record a valuation allowance related to a deferred tax asset when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. We classify classifies interest and penalties as a component of interest and other expenses. To date, we have not been assessed, nor have we paid, any interest or penalties.

We measure and record uncertain tax positions by establishing a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions meeting the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized.

(j) ADVERTISING

We expense advertising costs as we incur them. Advertising expense for the years ended December 31, 2011 and 2010 was $86,323 and $224,846, respectively.

(k) SHARE-BASED COMPENSATION

We account for share-based compensation in accordance with ASC 718-20, Awards Classified as Equity. We apply ASC 718-20 in accounting for stock-based awards issued to employees under the recognition of compensation expense related to the fair value of employee share-based awards, including stock options and restricted stock. Determining the fair value of options at the grant date requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise, the associated volatility and the expected dividends. Judgment is required in estimating the amount of share-based awards expected to be forfeited prior to vesting. If actual forfeitures differ significantly from these estimates, share-based compensation expense could be materially impacted.

We account for options and warrants issued to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees. We treat options and warrants issued to non-employees the same as those issued to employees with the exception of determination of the measurement date. The measurement date is the earlier of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty's performance is complete. Options and warrants granted to consultants are valued at their respective measurement dates, and recognized as expense based on the portion of the total consulting services provided during the applicable period. As further consulting services are provided in future periods, we will revalue the associated options and warrants and recognize additional expense based on their then current values.

We estimate the fair value of each stock option on the date of grant using the Black-Scholes option pricing model. We determine assumptions relative to volatility and anticipated forfeitures at the time of grant. We valued grants of stock options and warrants during the years ended December 31, 2011 and 2010 using the following assumptions.

Years Ended
	December 31, 2011	December 31, 2010

Expected life in years	0 - 5 Years	5 - 10 Years
Stock price volatility	144.34% - 148.34%	111.85% - 128.94%
Risk free interest rate	0.03% - 2.14%	2.38% - 3.87%
Expected dividends	None	None
Forfeiture rate	0%	0%

We base the assumptions used in the Black-Scholes models upon the following data: (1) our use of the contractual life of the underlying non-employee warrants as the expected life; the expected life of the employee options used in this calculation is the period of time the options are expected to be outstanding and has been determined based on historical exercise experience; (2) in the absence of an extensive public market for our shares, the expected stock price volatility of the underlying shares over the expected term of the option or warrant was taken at approximately the mid-point of the range for similar companies at the various grant dates; (3) we base the risk free interest rate on published U.S. Treasury Department interest rates for the expected terms of the underlying options or warrants; (4) we base expected dividends on historical dividend data and expected future dividend activity; and (5) we base the expected forfeiture rate on historical forfeiture activity and assumptions regarding future forfeitures based on the composition of current grantees.

(l) NET INCOME/LOSS PER SHARE

We apply the guidance of ASC 260-10, Earnings Per Share for calculating the basic and diluted loss per share. We calculate basic loss per share by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding. We compute diluted loss per share similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. We exclude common equivalent shares from the computation of net loss per share if their effect is anti-dilutive.

We excluded all potential common shares from the computation of diluted net loss per common share for the years ended December 31, 2011 and 2010 because they were anti-dilutive due to our net loss position. Stock options and warrants excluded from the computation totaled 105,960,214 and 82,435,524 shares for the years ended December 31, 2011 and 2010 respectively.

(m) RESEARCH, DEVELOPMENT AND ENGINEERING

We expense research, development and engineering costs as incurred and presented as technology development in the accompanying consolidated statements of operations. We capitalize and amortize costs for software development relating to our website incurred subsequent to establishing technological feasibility, in the form of a working model, over their estimated useful lives.

(n) RECENT ACCOUNTING PRONOUNCEMENTS

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements - a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions. The ASU is effective beginning January 1, 2011. The Company has adopted this standard on the Company's financial statements since January 1, 2010.

In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements - a consensus of the FASB Emerging Issues Task Force, that reduces the types of transactions that fall within the current scope of software revenue recognition guidance. Existing software revenue recognition guidance requires that its provisions be applied to an entire arrangement when the sale of any products or services containing or utilizing software when the software is considered more than incidental to the product or service. As a result of the amendments included in ASU No. 2009-14, many tangible products and services that rely on software will be accounted for under the multiple-element arrangements revenue recognition guidance rather than under the software revenue recognition guidance. Under the ASU, the following components would be excluded from the scope of software revenue recognition guidance: the tangible element of the product, software products bundled with tangible products where the software components and non-software components function together to deliver the product's essential functionality, and undelivered components that relate to software that is essential to the tangible product's functionality. The ASU also provides guidance on how to allocate transaction consideration when an arrangement contains both deliverables within the scope of software revenue guidance (software deliverables) and deliverables not within the scope of that guidance (non-software deliverables). The ASU is effective beginning January 1, 2011.The Company has adopted this standard on the Company's financial statements since January 1, 2010.In January 2010, the FASB issued ASU No. 2010-6, "Improving Disclosures About Fair Value Measurements," that amends existing disclosure requirements under ASC 820 by adding required disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchases, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. This ASU became effective during the first quarter of 2010, except for the requirement to provide level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which becomes effective beginning the first quarter of 2011. The adoption of this standard didn't have a material impact on our financial statements.

3. RELATED PARTY NOTE PAYABLE

As contemplated by the Merger Agreement and the Creditor Plan, as a condition to the Merger, at the effective time of the Merger, MMR and The RHL Group, Inc. entered into an allonge to the RHL Note and the Security Agreement ("The Allonge") pursuant to which The RHL Group, Inc. agreed to suspend certain of its rights under the Security Agreement and the RHL Note until the earlier of (a) the date that we repay all amounts outstanding under any promissory notes issued to Old Favrille's creditors under the Creditor Plan, (b) the date that we deposit into an escrow fund the maximum amount of cash payable in satisfaction of the promissory notes issued to Old Favrille's creditors under the Creditor Plan or (c) ten days after the two year anniversary of the closing date of the Merger. The suspended rights include any right of The RHL Group, Inc. to (1) declare a default or event of default under the Security Agreement or the RHL Note, (2) accelerate the maturity date of the RHL Note, (3) exercise any of its principal remedies for a default or event of default under the Security Agreement, (4) assign the RHL Note, the proceeds of the RHL Note or to otherwise negotiate the RHL Note and (5) receive payment of the outstanding principal and interest owing under the RHL Note.

On April 29, 2009, we restructured our secured credit facility with The RHL Group, Inc. and entered into a Secured Credit Restructuring Agreement with MMR Information Systems, Inc., The RHL Group, Inc. and Robert H. Lorsch, our Chairman, Chief Executive Officer and President, or the Restructuring Agreement. We issued The RHL Group, Inc. a Third Amended and Restated Note, or the Third Amended Note, and MMR Information Systems, Inc. agreed to guaranty our obligations under the Third Amended Note, or the Guaranty. The Restructuring Agreement, Third Amended Note and Guaranty are filed as Exhibits to this current report on Form 10-K. As part of the Restructuring Agreement we terminated the Allonge.

The Third Amended Note amended and restated the RHL Note, matured November 30, 2009, and bore interest at the lesser of 10% or the highest rate then permitted by law, and is secured (similar to the RHL Note) by the Security Agreement. Although the reserve credit line has been increased to $3,000,000, The RHL Group, Inc. was only obligated to make a minimum of $100,000 of loans, advances and guarantees under the Third Amended Note within 30 days of execution pursuant to the Restructuring Agreement. Notwithstanding, the balance on the Note was $1,545,767 at December 31, 2009.

The RHL Group was due to receive, as an origination fee, or the Fee, a promissory note for $200,000, bearing interest at 10% per annum and due on demand. On August 17, 2009, the Company paid the 200,000 origination fee by granting 2,800,000 shares of common stock to The RHL Group.

On August 18, 2009, the Company and The RHL Group entered into a Waiver Agreement, pursuant to which, in consideration of The RHL Group's waiver of MMR's payment default under the Third Amended Note, the Company granted to The RHL Group a warrant to purchase an aggregate of 11,039,378 shares of the Company's common stock, with an exercise price equal to $0.13 per share, the closing price of the Company's common stock on the date immediately preceding the date of grant. Under the Waiver Agreement, The RHL Group agreed to waive MMR's payment default until August 31, 2009, which waiver period will automatically continue until The RHL Group notifies MMR otherwise. In addition, as repayment of the unpaid origination fee owed to The RHL Group by MMR in connection with the credit line restructuring, the Company granted to The RHL Group 2,800,000 shares of common stock.

On April 29, 2010, we, The RHL Group and Robert H. Lorsch entered into a Fourth Amended and Restated Secured Promissory Note, or the Fourth Amended Note, and we agreed to guaranty MMR's obligations under the Fourth Amended Note (the "Guaranty"). The Fourth Amended Note amends and restates the April 29, 2009 Third Amended and Restated Secured Promissory Note Agreement. The Fourth Amended Note matures April 29, 2011, and bears interest at the lesser of 10% or the highest rate then permitted by law, and is secured by the Security Agreement. The reserve credit line of the Fourth Amended Noted remains at $3,000,000. In connection with the Fourth Amended Note, The RHL Group received a $200,000 loan origination fee ("Fee") that was due and payable immediately. The RHL Group exercised warrants to purchase 1,600,000 shares of our common stock with an exercise price of $0.125 in consideration for the loan origination fee. On October 29, 2010 the Fourth Amended Note was renewed for an additional six-month term and The RHL Group received an additional $200,000 loan origination fee. In addition, The RHL Group received a warrant to purchase up to 2,614,684 shares of our common stock at an exercise price of $0.21 per share. This warrant is fully vested and is exercisable either in cash or on a cashless basis at any time prior to the fourth anniversary of the warrant's issuance.

On April 29, 2011, we, The RHL Group and Robert H. Lorsch entered into a Fifth Amended and Restated Secured Promissory Note, or the Fifth Amended Note, and we agreed to guaranty MMR's obligations under the Fifth Amended Note (the "Guaranty"). The Fifth Amended Note amends and restates the April 29, 2010 Fourth Amended and Restated Secured Promissory Note Agreement. The Fifth Amended Note matures April 29, 2012, and bears interest at the lesser of 10% or the highest rate then permitted by law, and is secured by the Security Agreement. The reserve credit line of the Fifth Amended Note remains at $3,000,000. In connection with the Fifth Amended Note, The RHL Group received a $200,000 loan origination fee ("Fee") that was due and payable immediately. The RHL Group exercised warrants to purchase 1,600,000 shares of our common stock with an exercise price of $0.125 in consideration for the loan origination fee. In addition,

The RHL Group received a warrant to purchase up to 2,796,566 shares of our common stock at an exercise price of $0.51 per share. This warrant is fully vested and is exercisable either in cash or on a cashless basis at any time prior to the fourth anniversary of the warrant's issuance.

The RHL Group Note payable had a balance of $1,574,312 at December 31, 2011. The components of the RHL Group Note payable and the related balance sheet presentation as of December 31, 2011 are as follows: $1,349,312, which are included in the line of credit, related party; $225,000, which is related to deferred salary and consulting expenses is included in related party payables; and $72,589, in various deferred amounts . We recorded the loan origination fees mentioned above as a note discount and we are amortizing them over the Fourth Amended Note maturity period. As of December 31, 2011, the remaining unamortized origination fee was $66,667.

Total interest expense on this note for the years ended December 31, 2011 and 2010 amounted to $119,710 and $170,940 respectively. The unpaid interest balances as of December 31, 2011 and 2010 were $24,145 and $10,262, respectively.

In conjunction with the loan agreement noted above, we were required to maintain certain financial covenants, including the requirement that we have at least $200,000 in cash in our bank accounts or such other amount as necessary to maintain operations through the subsequent thirty (30) days and timely pay any obligations due respecting payroll and all associated payroll taxes on and after December 31, 2011. As of December 31, 2011, we were in compliance with our financial covenants under the terms of the Fifth Amended Note.

Additional information regarding the Third Amended Note and the Restructuring Agreement is contained in our current report on Form 8- K filed with the SEC on, 2010.

Additional information regarding the Fourth Amended and Restated Note is contained in our current report on Form 10-Q filed with the SEC on May 17, 2010.

Additional information regarding the Fifth Amended and Restated Note is contained in our current report on Form 10-Q filed with the SEC on May 26, 2011.

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets include the following:

	December 31,	December 31,
	2011	2010

Prepaid consulting fees from issuance of common stock	$198,029	$257,497
Prepaid insurance	23,994	36,752
Deferred financing costs (loan origination fees)	919	-
Prepaid trade shows	27,165	17,375
Prepaid other (Favrille)	4,527	58,859

Total prepaid expenses and other current assets	$254,634	$370,483

5. PROPERTY AND EQUIPMENT

Property and equipment, at December 31, 2011 and 2010 consisted of the following.

	December 31,	December 31,
	2011	2010

Furnitures and fixtures	$3,170	$3,170
Computers and related equipment	118,951	111,171

	122,121	114,341

Less: Accumulated depreciation and amortization	(94,438)	(71,410)

	$27,683	$42,931

Included in computers and related equipment at December 31, 2011 and 2010 are assets under capital leases of $28,565. Included in accumulated depreciation at December 31, 2011 and 2010 are $27,137 and $21,424, respectively, related to assets under capital leases. Depreciation expense related to assets under capital leases for the years ended December 2011 and 2010 amounted to $5,713.

6. INTANGIBLE ASSETS

Intangible assets as of December 31, 2011 and 2010 consisted of the following.

	Years Ended
	December 31,	December 31,
	2011	2010

Website development	$803,823	$766,188
MMR Pro website development	715,327	416,913
Patents	476,732	281,924
Domain name	86,375	86,375

	2,082,257	1,551,400

Less: accumulated amortization	(672,596)	(483,967)
Reserve for impairment	(197,000)	(197,000)

	$1,212,661	$870,433

Amortization expense for the years ended December 31, 2011 and 2010 amounted to $188,286 and $94,531, respectively. Estimated amortization expense for each of the next five succeeding years is expected to be as follows:

Year Ending December 31,
2012	$188,212
2013	180,345
2014	180,345
2015	174,355
2016	140,103
Total	$863,360

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES
	December 31,	December 31,
	2011	2010

Legal and accounting fees	$2,199,317	$1,851,832
Accounts payable and accruals from Favrille Merger	315,791	315,791
Trade payables	326,284	317,550
Consulting services	158,106	61,618
Accrued vacation	72,855	46,185
Interest payable	38,963	17,545

Total accounts payable and accrued expenses	$3,111,316	$2,610,521

8. INCOME TAXES

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes were as follows:

	Years Ended December 31,
	2011	2010

Federal statutory rate	-34.00%	-34.00%
State tax, net of federal benefit	-5.73%	-3.91%
Non-deductible items	0.58%	11.24%
Valuation allowance	39.15%	26.67%
Effective income tax rate	0.00%	0.00%

Significant components of deferred tax assets and (liabilities) are as follows:

	Years Ended December 31,
	2011	2010
Net operating loss carryforwards	$15,276,124	$12,119,206
Depreciation and amortization	(186,279)	(40,461)
Share based compensation	2,325,608	1,598,009
State tax and other	(1,223,509)	(962,546)
Deferred tax assets, net	16,191,944	12,714,208
Less: valuation allowance	(16,191,944)	(12,714,208)
	$-	$-

At December 31, 2011, the Company had Federal and State net operating loss carry forwards available to offset future taxable income of $35,683,293 and $35,563,398, respectively. These carry forwards will begin to expire in the years ending December 31, 2026 and December 31, 2016, respectively. These net operating losses may be subject to various limitations on utilization based on ownership changes under Internal Revenue Code Section 382 as a result of the Merger, and the Company is in the process of evaluating the impact of this before any losses are used to offset future taxable income.

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and adjusts the carrying amount of the deferred tax assets by a valuation allowance to the extent the future realization of the deferred tax assets is not judged to be more likely than not. The Company considers many factors when assessing the likelihood of future realization of our deferred tax assets, including recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income or loss, the carry-forward periods available to us for tax reporting purposes, and other relevant factors.

At December 31, 2011, based on available evidence, including cumulative losses in recent years and expectations of future taxable income, the Company determined that it was more likely than not that its deferred tax assets would not be realized. According, the Company has recorded a $16,191,944 valuation allowance, or 100% of its cumulative deferred tax assets.

As a result of the implementation of certain provisions of ASC 740, Income Taxes, (formerly FIN 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109), the Company performed an analysis of its previous tax filings and determined that there were no positions taken that it considered uncertain. Therefore, there were no unrecognized tax benefits as of December 31, 2011.

Future changes in the unrecognized tax benefit are not expected to have an impact on the effective tax rate due to the existence of the valuation allowance. The Company estimates that the unrecognized tax benefit will not change within the next twelve months. The Company will continue to classify income tax penalties and interest, if any, as part of interest and other expenses in its consolidated statements of operations. The Company incurred $0 of interest and penalties during the years ended December 31, 2011 and 2010.

The Company files income tax returns in the United States ("Federal") and California ("State") jurisdictions. The Company is subject to Federal and State income tax examinations by the tax authorities.

The following table summarizes the open tax years for each major jurisdiction:

Jurisdiction Open Tax Years

Federal 2008 - 2011

California State 2007 - 2011

As the Company has significant net operating loss carryforwards, even if certain of the Company's tax positions were disallowed, it is not foreseen that the Company would have to pay any taxes in the near future. Consequently, the Company does not calculate the impact of interest or penalties on amounts that might be disallowed. The Company's net operating loss carryforwards are subject to examination until they are fully utilized and such tax years are closed.

9. COMMITMENTS AND CONTIGENCIES

Leases

We lease certain facilities and equipment under non-cancelable capital and operating leases, which expire at various dates through 2013. Effective September 1, 2010, we entered into a lease agreement to lease office space in Los Angeles, California. The lease requires a monthly payment of $5,500 commencing in September 2010. Effective November 1, 2010, the Company entered into a lease agreement to lease additional space adjacent to the current office space in Los Angeles, California. The lease requires an additional monthly payment of $3,193 commencing in November 2010. Both leases expire on August 31, 2013 unless renewed. Total rent expense for the year ended December 31, 2011 and 2010 was $116,142 and $90,670 respectively. Future minimum lease payments as of December 31, 2011, under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments are as follows:

Year Ending	Operating	Capital
December 31,	Leases	Leases

2012	$110,916	$2,635
2013	73,944	-
	-	-
Total minimum lease payments	$184,860	$2,635

Guarantee provided by The RHL Group

Under the terms of an agreement with an investor who purchased $500,000 of MMR's Series B Preferred stock in 2006, we entered into an agreement to invest $250,000 in a joint venture with this investor to establish an entity to market and sell our services in the countries of Japan, China, Korea, Taiwan and Thailand. We have paid $100,000 to date of this amount which we have expensed during the year ended December 31, 2009 as we have terminated our relationship with this investor. To date, we have not formed a joint venture nor have we commenced operations. In September 2007, The RHL Group provided this investor with a guarantee that we would meet our obligations under this agreement in exchange for 300,000 shares of MMR's restricted common stock valued at the time at $39,000. As consideration for renewing the guarantee when it expired in September 2008, in January 2009, MMR issued The RHL Group 100,000 shares of MMR's common stock, which became 328,174 shares of our common stock upon the closing of the Merger, valued at approximately $5,000. On January 6, 2010, we entered into a settlement agreement with this investor to provide for full and final settlement of any and all claims pertaining to any license rights for MMR-Asia to market, sell and sublicense MMRGlobal and MMR products and services. As part of this settlement agreement, we granted 1,388,889 shares of our common stock to this investor in January 2010. The value of these shares amounted to $138,889, and we have recorded this expense in the accompanying consolidated statement of operations during the year ended December 31, 2010.

On May 6, 2011, the RHL Group agreed to guarantee up to $250,000 in payments to a vendor for future services to be rendered. In consideration of this guarantee, the RHL Group is entitled to (i) a warrant to purchase 625,000 shares of our common stock, at an exercise price of $0.046 per share, which was the closing price of our common stock on the date of the transaction, and (ii) 125,000 shares of our common stock priced as of the same date. In the event that the RHL Group has to perform on this guarantee, interest on any outstanding balance paid to the vendor by the RHL Group will be added to the balance of the Line of Credit. Additionally, any balances due to this vendor at any given time will reduce the amount available under the Line of Credit. The warrants and shares were issued on November 11, 2011 to the RHL Group.

Concentrations

For the year ended December 31, 2011, our three largest customers (Celgene $500,000, E-mail Frequency $140,000, and Chartis $100,000) accounted for approximately 55% of our total revenue.

For the year ended December 31, 2010, our three largest customers (Celgene $250,000, Chartis $150,000 and DDS Coverdell $105,693) accounted for approximately 52% of our total revenue.

Guarantee provided by Robert H. Lorsch

On August 17, 2009, Robert H. Lorsch, our Chief Executive Officer and President, agreed to guarantee $282,641 in payments due to a vendor for services rendered to us. On August 17, 2009, in consideration of a personal guaranty given by Mr. Lorsch, we granted Mr. Lorsch (i) a warrant to purchase up to 706,605 shares of our common stock, at an exercise price of $0.13 per share, which was the closing price of our common stock on the date immediately preceding the date of grant, and (ii) 141,321 shares of our common stock. On June 11, 2010, we settled our liability with this vendor in exchange for 1,680,677 shares of our common stock, which resulted in a cancellation of the aforementioned guarantee. The balance owed by MMR was settled in 2010, and the guarantee was cancelled at that time.

Employment Agreements

The Company has employment agreements with its Chairman, President and Chief Executive Officer, Robert H. Lorsch, its Vice President of Finance and Chief Financial Officer, Ingrid Safranek, and its Executive Vice President of Technology and Product Development, Sunil Singhal, Vice President Telecommunications & Carrier Relations, Rafael "Ralph" Salazar, and Executive Vice President, Richard Lagani. Under each employment agreement, the executive officers receive a base salary, subject to annual increases as determined by the board of directors, certain benefits as set forth in the employment agreements, and an annual bonus at the discretion of the board of directors.

On January 29, 2009 we entered into an employment agreement with our Chairman, President and Chief Executive Officer, Robert H. Lorsch, with an initial term ending on December 31, 2011, subject to successive automatic extension unless we or Mr. Lorsch elect not to extend. Under the terms of his agreement, Mr. Lorsch shall serve as both our President and Chief Executive Officer and President and Chief Executive Officer of our wholly-owned subsidiary, MMR. The agreement provides for a base salary of $15,000 per month, subject to an upward increase and with an annual bonus and stock option grants in such amounts, if any, as the Board of Directors may determine in its sole discretion. Mr. Lorsch receives a monthly auto allowance, reimbursement of certain life insurance premiums, and reimbursement for certain other insurance coverage, and is entitled to participate in benefits generally made to our senior executives.

On December 28, 2011, the Board of Directors agreed to renew Mr. Lorsch's employment agreement effective January 1, 2012 for an additional three year term ending on December 31, 2014. The employment agreement called for annual bonus and stock option grants as determined by the Board in its sole discretion. In negotiating the renewal, it was pointed out that such bonuses and grants had never been issued under the employment agreement. Therefore, the Board approved an annual bonus of $150,000 for each of the last three years payable under the following conditions: (a) in the event of a change of control; or (b) any portion of the bonus could be paid in any quarter in which the Company would achieve profitability excluding non-cash expenses after payment of such portion of the bonus; or (c) any portion of the bonus amount may be used to convert options or warrants at $0.125 per share or above. With regard to the obligation to award options, the Board agreed to visit that obligation after the resolution of numerous pending transactions that had kept the Company in a trading blackout period. Accordingly, on January 9, 2012, the Company, its subsidiary and Mr. Lorsch entered into an amendment to the Lorsch Employment Agreement (the "Renewal") with an effective date of January 1, 2012. The term of the Renewal expires on December 31, 2014, but may be extended automatically for successive additional one-year periods at the expiration of the then-current term unless written notice of non-extension is provided to Mr. Lorsch with at least 90 days prior notice to the expiration of such term. Mr. Lorsch's current annual base salary will remain unchanged under the Renewal with the understanding that, as in the past, portions of the payments could be deferred into future periods. Mr. Lorsch may terminate the agreement upon 30 days written notice without reason or for good reason (as defined in the agreements) if we fail to cure acts or omissions constituting good reason within 30 days. If Mr. Lorsch's employment is terminated by us for cause or voluntarily by Mr. Lorsch without good reason, he will not be entitled to receive any severance payments or benefits under the employment agreement. If Mr. Lorsch's employment is terminated by us without cause or voluntarily by Mr. Lorsch for good reason, Mr. Lorsch will be entitled to year of salary at his then current rate of pay, including all monthly benefits, and the pro rata portion of the annual bonus otherwise due Mr. Lorsch. In the event of his disability, Mr. Lorsch would be entitled to receive compensation equal to 60% of his base salary as then in effect. Mr. Lorsch's employment agreement includes provisions that prohibit Mr. Lorsch from disclosing our confidential information and trade secrets and competing with us during the term of his employment agreement or soliciting our employees for 12 months following termination of employment.

We also have entered into a consulting agreement with The RHL Group, Inc., which is wholly-owned by Mr. Lorsch that provides for a monthly fee of $25,000 plus reimbursement of expenses including medical insurance. The RHL Group provides consulting, operational and technical services to the Company, which we refer to as the RHL Services. As part of the RHL Services, the RHL Group provides the Company with unrestricted access to its internal business and relationship contact database of more than 10,000 persons and entities, which includes clients of the RHL Group and other individuals which may hold value to the Company. The RHL Group also provides infrastructure support to the Company, including allowing the Company unlimited access to its facilities, equipment, and data, information management and server systems. In addition to allowing the Company the use of its office support personnel, the RHL Group has also consented to allow the Company to utilize the full-time services of Mr. Lorsch as the Company's President, Chairman and Chief Executive Officer, which requires substantial time and energy away from his required duties as The RHL Group's Chairman and Chief Executive Officer. In addition, The RHL Group has made its President, Kira Reed, available as the Company's spokesperson. Ms. Reed, who is Mr. Lorsch's spouse, also manages the Company's social networking activities.

We also had an employment agreement with our former Chief Financial Officer and Senior Vice President and former Executive Vice President of Technology and Product Development, Naj Allana, which was terminated on November 1, 2010 after Mr. Allana's resignation.

On January 26, 2010, we entered into an employment agreement with Ingrid Safranek as our Vice President, Chief Financial Officer and Secretary. Under the employment agreement, Ms. Safranek receives a base salary, subject to annual increases as determined by the board of directors, certain benefits as set forth in the employment agreement, and an annual bonus at the discretion of the board of directors. Ms. Safranek's employment agreement which was effective until June 15, 2010, which was extended until June 15, 2011. However, on December 10, 2010, the Board approved Ms. Safranek's employment agreement to be amended to extend the term for an additional term commencing on January 1, 2011. On December 28, 2011, the Board extended the current employment agreement for an additional two year term and approved an increase in her base salary with the understanding that, from time to time, it could be necessary to defer certain payments or benefits into future periods.

The current term of Ms. Safranek's employment agreement is effective until December 31, 2013 and will automatically renew for successive 12 month periods unless terminated at least 30 days prior to the end of the term. The employment agreement may be terminated by the Company without cause (as defined in the agreement) upon 90 days written notice or for cause if Ms. Safranek fails to cure the acts or omissions constituting cause within 30 days. If Ms. Safranek's employment is terminated by the Company for cause or voluntarily by Ms. Safranek without good reason, she will not be entitled to receive any severance payments or benefits under the employment agreement. If Ms. Safranek's employment is terminated by the Company without cause or voluntarily by Ms. Safranek for good reason, Ms. Safranek will be entitled to one year of salary at her then current rate of pay, including all monthly benefits, and the pro rata portion of the annual bonus otherwise due Ms. Safranek. In the event of her disability, Ms. Safranek would be entitled to receive compensation equal to 60% of her base salary as then in effect. Ms. Safranek's employment agreement includes provisions that prohibit her from disclosing our confidential information and trade secrets and competing with us during the term of his employment agreement or soliciting our employees for 12 months following termination of employment.

On December 13, 2010, we entered into an employment agreement with Sunil Singhal as our Executive Vice President of Technology and Development. Under the employment agreement, Mr. Singhal received a base salary, subject to annual increase as determined by the board of directors, certain benefits as set forth in the employment agreement, and an annual bonus at the discretion of the board of directors.

The current term of Mr. Singhal's employment agreement is effective until December 13, 2012 and will automatically renew for successive 12 month periods unless terminated at least 60 days prior to the end of the term. The employment agreement may be terminated by the Company with cause (as defined in the agreement) upon 30 days written notice or for cause if Mr. Singhal fails to cure the acts or omissions constituting cause within 30 days. If Mr. Singhal's employment is terminated by the Company for cause or voluntarily by Mr. Singhal without good reason, he will not be entitled to receive any severance payments or benefits under the employment agreement. If Mr. Singhal's employment is terminated by the Company without cause or voluntarily by Mr. Singhal for good reason, Mr. Singhal will be entitled to one year of salary at his then current rate of pay, including all monthly benefits, and the pro rata portion of the annual bonus otherwise due Mr. Singhal.

On June 15, 2010, we entered into an employment agreement with Rafael "Ralph" Salazar as our Vice President Telecommunications & Carrier Relations. Under the employment agreement, Mr. Salazar received a base salary, subject to annual increase as determined by the board of directors, certain benefits as set forth in the employment agreement, and an annual bonus at the discretion of the board of directors. Mr. Salazar's employment agreement was effective until June 15, 2012. On December 28, 2011, the Board extended the current employment agreement for an additional two year term and approved an increase in his base salary with the understanding that, from time to time, it could be necessary to defer certain payments or benefits into future periods.

The current term of Mr. Salazar's employment agreement is effective until December 31, 2013 and will automatically renew for successive 12 month periods unless terminated at least 60 days prior to the end of the term. The employment agreement may be terminated by the Company without cause (as defined in the agreement) upon 30 days written notice or for cause if Mr. Salazar fails to cure the acts or omissions constituting cause within 30 days. If Mr. Salazar's employment is terminated by the Company for cause or voluntarily by Mr. Salazar without good reason, he will not be entitled to receive any severance payments or benefits under the employment agreement. If Mr. Salazar's employment is terminated by the Company without cause or voluntarily by Mr. Salazar for good reason, Mr. Salazar will be entitled to three months of salary at his then current rate of pay, including all monthly benefits, and the pro rata portion of the annual bonus otherwise due Mr. Salazar.

On April 1, 2011, we entered into an employment agreement with Richard Lagani as our Executive Vice President. Under the employment agreement, Mr. Lagani received a base salary, subject to annual increase as determined by the board of directors, certain benefits as set forth in the employment agreement and an annual bonus at the discretion of the board of directors. The current term of Mr. Lagani's employment agreement is effective until April 30, 2013 and will automatically renew for successive 12 month periods unless terminated at least 30 days prior to the end of the term. The employment agreement may be terminated by the Company without cause upon 30 days written notice or for cause (as defined in the agreement) immediately. If Mr. Lagani's employment is terminated by the Company for cause or voluntarily by Mr. Lagani without good reason, he will not be entitled to receive any severance payments or benefits under the employment agreement. If Mr. Lagani's employment is terminated by the Company without cause or voluntarily by Mr. Lagani for good reason, Mr. Lagani will be entitled to two months' severance (if during the first year of the agreement), four months' severance (if during the second year of the agreement) and six months' severance (after two years of service), including all monthly benefits, and the pro rata portion of the annual bonus otherwise due Mr. Lagani.

Litigation Matters

From time to time, we are involved in various legal proceedings generally incidental to our business. While the result of any litigation contains an element of uncertainty, our management presently believes that the outcome of any known, pending or threatened legal proceeding or claim, individually or combined, will not have a material adverse effect on our financial statements. However, we believe that the following matters, if resolved in our favor, may ultimately be materially beneficial to the Company.

On April 30, 2010, we filed a petition in the New York Supreme Court against the Lymphoma Research Foundation, or LRF, a California nonprofit corporation, to enforce our rights to certain intellectual property and biotechnology assets acquired as a part of the reverse Merger with Favrille. LRF has claimed ownership of some of these assets, including samples and data which were transferred to LRF in the summer of 2008. Also on April 30, 2010, LRF filed a declaratory relief action in the New York Supreme Court asserting its rights over the aforementioned samples and data. We answered LRF's action and filed counterclaims on July 6, 2010. Since then, LRF filed a motion for summary judgment with the New York Court, seeking a determination that it was the sole owner of the assets, and MMR filed papers in opposition of the motion. On September 21, 2010, the New York Court denied LRF's motion on the ground that the parties had not yet had an opportunity to conduct discovery and that LRF's motion was premature. In November 2010, LRF and MMR settled the litigation over the biotech assets, which gave the Company exclusive control of certain data and tissue samples created during trials of Favrille, Inc.'s FavId™ vaccine.

On January 26, 2012, we filed a complaint against certain a former officer of pre-merger Favrille, Inc., and other potential defendants that the Company believes may have committed wrongful acts relating to the misappropriation of Favrille's intellectual and personal property. Information leading to the decision to file the lawsuit was discovered as a result of the filing of a lawsuit by The RHL Group, Inc., a creditor of MMRGlobal. The RHL Group lawsuit was filed against Dan Gold, a former officer and director of Favrille, and other defendants for wrongful acts relating to the misappropriation of Favrille's intellectual and personal property. The RHL Group case is currently pending in San Diego. MMR's board of directors has consented to having the same law firm represent both the RHL Group, Inc. and MMR Global, Inc.

At this time the potential recovery for damages is unknown, however we believe damages could be significant. There is no attorneys' fees provision, so if the lawsuit ends unfavorably, the only damages will be for attorneys' fees incurred by the Company for its representation. The matter is currently in the initial pleading stages and counsel does not have enough facts at this time to predict the changes of either a favorable or unfavorable outcome.

As part of a settlement with the RHL Group, Inc., in a prior lawsuit, Sanford-Burnham Medical Research Institute returned certain samples to MMR. During the course of inventorying those samples, MMR discovered Favrille master and working cell lines ("Cells") were stored, unbeknownst to MMR, at Charles River Laboratories, Inc. These Cells are relevant to various MMR patents and MMR contends that they are of significant value to the Company. Counsel does not have enough facts at this time to predict the chances of either a favorable or unfavorable outcome.

Expression Systems, a vendor for Favrille prior to the reverse merger has attempted to assert ownership interest over the Cells. At this point no lawsuits have been filed by MMR against Expression Systems, but if a settlement is not reached, it may lead to litigation to determine the ownership of the Cells.

On December 9, 2011, MyMedicalRecords, Inc. entered into a Non-Exclusive Settlement and Patent Agreement ("Agreement) with Surgery Center Management LLC ("SCM"). In consideration for the rights granted under the Agreement and inconsideration of a release agreement, SCM contracted to pay MyMedicalRecords, Inc. the sum of $30 million over time with a minimum of $5 million payable on December 23, 2011.

After numerous attempts to collect the past due amount of $5 million, on January 19, 2012, MyMedicalRecords, Inc. filed a lawsuit for breach of contract. The contract contains an arbitration clause and the Company will be demanding arbitration for the $30 million allegedly due.

This matter is currently in the initial pleading stages and counsel does not have enough facts at this time to predict the changes of either a favorable or unfavorable outcome. Nor does counsel have any facts upon which to base any information regarding collectability.

On July 31, 2011, Ropers, Majeski, Kohn and Bentley ("Ropers"), a national firm with offices in San Francisco, Redwood City, San Jose, Los Angeles, New York and Boston, filed a civil complaint on behalf of MyMedicalRecords.com ("MMR-US") in the Superior Court For the State of California, County of Los Angeles. Named as defendants in that case are Taylor Armstrong, Russell Armstrong and a corporation known as NuWay Digital Systems. Among other things, the Complaint alleges that Taylor Armstrong and her husband Russell Armstrong breached a 2007 settlement agreement between themselves and MMR-US. The settlement agreement entitles MMR-US to liquidated damages of $1,000,000 for the first such breach and $250,000 for each ensuing breach. To date, three breaches have been alleged. Ropers continues to investigate and will amend the Complaint in the event that additional breaches are uncovered. The complaint has been served on Ms. Armstrong individually, and she has answered. The pre-trial discovery process has commenced. Trial is set in July 2012. The parties have engaged in an extensive mediation; however, it would be premature to conclude that the matter will be fully settled prior to trial.

MMR has recently asked Ropers to become counsel of record in a recently filed lawsuit that is pending in San Diego County, California against defendants Daniel Gold, Tamara Seymour and John Longenecker. In the complaint, MMR seeks damages for unauthorized removal and conversion of MMR computer assets as well as tissue and other samples that were wrongfully converted by the defendants. Damages may be as high as $5,000,000. Some of MMR's damage may be covered by first party insurance. MMR is in the process of serving the complaint on the defendants and making a claim to its insurance carrier. No trial date is set and discovery has yet to commence.

MMR is facing one claim from Sunil Singhal, a former employee. Mr. Singhal was employed as Executive Vice President of Technology and Product Development at MMR. He was placed on a 30-day administrative leave on February 13, 2012 and on February 29, 2012 was given a 30-day notice of termination for cause as approved by the Board of Directors. He has (presumably) retained counsel and is making a claim for discrimination and bad faith termination of his position. MMR replied to Mr. Singhal's counsel in mid-March 2012 and has heard no response. No lawsuit has been filed. Defense of the claim has been tendered to MMR's carrier.

10. STOCKHOLDERS' DEFICIT

Preferred Stock

The Company has 5,000,000 shares of preferred stock authorized. As of December 31, 2011, and 2010, there were no shares of preferred stock issued and outstanding.

Common Stock

During the year ended December 31, 2008, MMR issued 4,713,940 shares of common stock (which became 15,469,969 shares of MMRIS, Pursuant to the Merger Agreement, MMRIS agreed to issue (or reserve for issuance) an aggregate 92,599,196 shares of MMRIS common stock to the stockholders of MMR and the holders of options and warrants to acquire MMR common stock at the time of the Merger. Immediately prior to the Merger on January 27, 2009, and including the conversion of 6,176,526 shares of MMR preferred stock into MMR common stock, the issuance of 100,000 shares of MMR common stock to The RHL Group for renewal of a guarantee (see Note 12), MMR had 24,320,100 shares of common stock issued and outstanding. At the effective time of the Merger, and in accordance with the terms of the Merger Agreement, these shares of outstanding MMR common stock automatically converted into 79,812,087 shares of MMRIS common stock. Immediately prior to the Merger, there were 41,254,550 shares of MMRIS common stock issued and outstanding. On July 10, 2009, the stockholders of the Company approved an increase to the authorized shares of common stock. As of December 31, 2011, we are authorized to issue 650,000,000 shares of common stock. On August 5, 2010, the Company filed a Form S-1 related to the offer and resale of up to 60,000,000 shares of our common stock, by the selling stockholder, Dutchess Opportunity Fund, II, LP, or Dutchess. Dutchess has agreed to purchase all 60,000,000 shares pursuant to the investment agreement dated September 15, 2009, as amended on May 7, 2010, or the Investment Agreement, between Dutchess and the Company, and an additional 230,800 shares were issued to Dutchess in partial consideration for the preparation of the documents for its investment. Subject to the terms and conditions of the Investment Agreement, the Company had the right to put up to $10 million in shares of our common stock to Dutchess. As of December 31, 2011 the amount available under the equity line facility was $8.5 million, however that amount could be reduced based on the market price of our stock at the time any shares are sold.

As of December 31, 2011, the total shares of our common stock issued and outstanding amounted to 359,162,894.

Warrants for Purchase of Preferred B shares

On April 1, 2007, MMR granted a warrant to purchase up to 200,000 shares of its Series B Preferred Stock at an exercise price of $2.00 per share. MMR issued this warrant to the largest distributor of employee assistance services in the U.S. as an incentive to market and sell MMR's services into their customer base. The related services agreement was for five years, and the customer never bought any services from MMR. Upon closing of the Merger on January 27, 2009, this warrant converted into a warrant to purchase up to 656,346 shares of our common stock at an exercise price of $0.61 per share.

11. EQUITY TRANSACTIONS

Stock Option Activity

On January 21, 2010, our Board of Directors approved an increase to the number of shares authorized for issuance under our 2001 Equity Incentive Plan, or the Plan, from 12,000,000 to 27,000,000 shares as we determined that the number of shares remaining under the Plan was not adequate to retain our key directors, executives and managers. Our stockholders approved the increase to the Plan on June 15, 2010.

The plan expired on June 5, 2011 and no options were issued under that plan since that date. On September 1, 2011, our Board of Directors approved the adoption of a new plan to replace the one that just expired under the same general terms. The Company plans to file an S-8 to register the new plan which will be put out for shareholder approval in the next Annual Shareholder Meeting.

A summary of option activity for the years ended December 31, 2010 and 2011 is presented below. Options granted by MMR prior to the date of the Merger of January 27, 2009 have been retroactively restated to reflect the conversion ratio of MMR to MMRIS shares.

			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual	Aggregate
		Exercise	Life	Intrinsic
	Options	Price	(Years)	Value
Outstanding at December 31, 2009	17,461,642	$0.12	4.00	$54,582
Granted	27,427,891	0.11
Exercised	(2,441,282)	0.11
Cancelled	(696,130)	0.10
Outstanding at December 31, 2010	41,752,121	$0.12	6.72	$30,071
Granted	3,550,000	0.08
Exercised	(12,250,628)	0.12
Cancelled	(1,791,951)	0.12
Outstanding at December 31, 2011	31,259,542	0.12	4.75	$1,498,793.82

Vested and expected to vest
at December 31, 2011	31,259,542	$0.12	4.75	$1,498,793.82

Exercisable at December 31, 2011	23,708,938	$-	0.17	$17,064,585

The aggregate intrinsic value in the table above is before applicable income taxes and is calculated based on the difference between the exercise price of the options and the quoted price of the common stock as of the reporting date.

As of December 31, 2011, total unrecognized stock-based compensation expense related to non-vested stock options was $1,498,794, which is expected to be recognized through December 31, 2013. Total stock option expenses recorded during the years ended December 31, 2011 and 2010 were $1,111,937 and $1,689,141, respectively, and is reflected in operating expenses in the accompanying consolidated statements of operations.

The following table summarizes information about stock options outstanding and exercisable at December 31, 2011.

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted	Weighted
		Average	Average		Average	Average
Exercise	Number	Remaining	Exercise	Number	Remaining	Exercise
Price	of Shares	Life (Years)	Price	of Shares	Life (Years)	Price

$0.05 - 0.09	3,700,000	9.12	$ 0.08	727,083	6.32	$ 0.08
0.1 - 0.15	34,052,944	5.97	0.11	20,311,275	4.52	0.12
> 0.15	3,020,579	6.38	0.19	2,670,580	6.43	0.19
	40,773,523			23,708,938

Warrants

On November 7, 2007, in conjunction with the registered direct offering of an aggregate of 7.4 million shares, the Company issued warrants to purchase up to 4.4 million shares of the Company's common stock at an exercise price of $2.77 per share. The warrants are exercisable as of the date of grant through November 7, 2012. The Company valued the warrants using a Black-Scholes pricing model. ASC 815-40 (formerly EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock") requires freestanding contracts that are settled in a Company's own stock, including common stock warrants to be designated as an equity instrument, asset or liability. A contract designated as an asset or a liability must be carried at fair value until exercised or expired, with any changes in fair value recorded in the results of operations. ASC 815-40 (formerly SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities") was applied to determine that the liability is accounted for as a derivative. The valuation of these warrants amounted to $0 and $88,997 as of December 31, 2011 and 2010. The decrease in fair value of $88,997 is included in change in valuation of derivative liabilities in the accompanying consolidated statements of operations for the year ended December 31, 2011.

Immediately prior to the Merger, MMRIS issued warrants to acquire 9,999,992 shares of MMRIS's common stock at an exercise price of $0.12 per share, which expire on January 26, 2014, to certain former officers, former directors and their affiliates who were willing to take such equity as partial or full payment for outstanding liabilities. These warrants vested immediately and were valued on the date of grant using the Black-Scholes option pricing model.

During 2010, the Company granted to one employee, two different related parties and eighteen different unrelated third-parties, which we refer to collectively as the Holders, various warrants providing for the purchase of up to 16,298,202 shares of our common stock in connection with the issuance and sale of 6%, 8% and 12% Convertible Promissory Notes, or the Convertible Notes. See Note 13 below for a complete description of the warrants' exercise price, valuation and method of accounting.

On January 26, 2010, we issued two warrants to the Alexian Brothers Foundation's building and capital fund consisting of the following: (a) an immediate grant of a warrant to acquire up to 500,000 shares of our common stock, exercisable at any time on or before December 31, 2011, with an exercise price of $0.25 per share payable in cash or through a cashless exercise at the option of the holder and (b) an immediate grant of a warrant to acquire up to 500,000 shares of our common stock, exercisable at any time on or before December 31, 2013, with an exercise price of $0.35 per share payable in cash or through a cashless exercise at the option of the holder. These warrants had an aggregate value of $62,251, and we recorded them as sales and marketing expenses during the year ended December 31, 2010.

In March 2010, we granted warrants to purchase an aggregate total of 650,000 shares of our common stock as payment for services rendered to us. These warrants had exercise prices of $0.12 per share, with contractual lives through March 1, 2015. The warrants vested the right to purchase up to 150,000 shares of our common stock immediately, and the right to purchase up to 500,000 shares of our common stock began vesting in September 2010. From the vesting commencement date, these warrants vest in eight quarterly installments through September 30, 2012. The warrants had an aggregate value of $48,729 and $26,702 of which was recorded as operating expenses during the year ended December 31, 2010.

On April 14, 2010, we granted a warrant to purchase up to 250,000 shares of our common stock to a third-party as payment for services. This warrant has an exercise price of $0.16 per share, with a contractual live through April 14, 2015. From the vesting commencement date, this warrant vests in 24 monthly installments. This warrant had a fair value of $18,073 and $7,689 of which was recorded as operating expenses during the year ended December 31, 2010.

On April 29, 2010, we granted a warrant to purchase up to 2,614,684 shares of our common stock to The RHL Group in connection with the Fourth Amended Note (see Note 3). This warrant had an exercise price of $0.21 per share, with a contractual life through April 28, 2014.

This warrant vested immediately and had a fair value of $456,480, which we recorded as interest expense during the year ended December 31, 2010.

On May 11, 2010, we granted a warrant to purchase up to 500,000 shares of our common stock to a third-party as payment for services. This warrant had an exercise price of $0.25 per share, with a contractual life through May 11, 2015. From the vesting commencement date, this warrant vests quarterly over twelve months. This warrant had a fair value of $34,462 and $30,862 of which was recorded as operating expenses during the year ended December 31, 2010.

On June 21, 2010, we granted a warrant to purchase up to 1,000,000 shares of our common stock to a third-party. This warrant had an exercise price of $0.20 per share, with a contractual life through June 30, 2012. Half of the right to purchase shares under the warrant shall vest and become exercisable upon our receipt of an aggregate of 500 customer agreements and the remaining half vests upon our receipt of an additional 300 customer agreements. This warrant had a fair value of $159,056, of which $0 was recorded as operating expenses during the year ended December 31, 2010.

On July 1, 2010, we granted a warrant to purchase up to 500,000 shares of our common stock to a third-party as payment for services. This warrant has an exercise price of $0.08 per share, with a contractual life through July 1, 2015. This warrant vested immediately and had a fair value of $67,767, which we recorded as operating expenses during the year ended December 31, 2010.

On October 1, 2010, we granted a warrant to purchase up to 1,000,000 shares of our common stock to an employee. This warrant had an exercise price of $0.10 per share, with a contractual life through October 1, 2015. 500,000 shares under this warrant vested on January 1, 2011 with the remaining half vesting on October 1, 2012. This warrant had a fair value of $68,202, and $34,101 of which was recorded as operating expenses during the year ended December 31, 2010.

On November 17, 2010, we granted a warrant to purchase up to 750,000 shares of our common stock to a third-party as payment for services. This warrant had an exercise price of $0.12 per share, with a contractual life through November 17, 2015. One-third of the warrant vested at commencement date. Another third of the warrant would vest 180 days after the commencement date. The remaining third will vest on November 17, 2011. This warrant had a fair value of $44,256, and $14,752 of which was recorded as operating expenses during the year ended December 31, 2010.

On December 10, 2010, we granted a warrant to purchase up to 500,000 shares of our common stock to a third-party as payment for services. This warrant had an exercise price of $0.08 per share, with a contractual life through December 10, 2015. This warrant shall vest quarterly over twelve months. This warrant had a fair value of $35,159, and $8,790 of which was recorded as operating expenses during the year ended December 31, 2010.

On December 10, 2010, we granted a warrant to purchase up to 600,000 shares of our common stock to a third-party as payment for services. This warrant had an exercise price of $0.10 per share, with a contractual life through May 10, 2011. This warrant shall vest monthly over the life of the contract. This warrant had a fair value of $41,514, and $6,919 of which was recorded as operating expenses during the year ended December 31, 2010.

On December 13, 2010, we granted a warrant to purchase up to 1,000,000 shares of our common stock to a third-party as payment for services. This warrant had an exercise price of $0.10 per share, with a contractual life through December 10, 2015. The right to purchase 500,000 shares under this warrant shall vest March 31, 2011. The remaining half will vest at eight equal quarterly installments starting on June 30, 2011. This warrant had a fair value of $69,189, and $0 was recorded as operating expenses during the year ended December 31, 2010.

On December 15, 2010, we granted a warrant to purchase up to 500,000 shares of our common stock to a third-party as payment for services. This warrant had an exercise price of $0.18 per share, with a contractual life through December 15, 2015. This warrant shall vest annually over two years. This warrant had a fair value of $32,892, and $0 was recorded as operating expenses during the year ended December 31, 2010.

On December 17, 2010, we granted a warrant to purchase up to 250,000 shares of our common stock to a former Director as payment for services. This warrant had an exercise price of $0.11 per share, with a contractual life through December 17, 2015. This warrant shall vest at the end of the contract. This warrant had a fair value of $19,493, and $0 was recorded as operating expenses during the year ended December 31, 2010.

On December 17, 2010, we granted a warrant to purchase up to 250,000 shares of our common stock to a former Director as payment for services. This warrant had an exercise price of $0.18 per share, with a contractual life through December 17, 2015. This warrant shall vest six months from the commencement date. This warrant had a fair value of $18,717, and $0 was recorded as operating expenses during the year ended December 31, 2010.

On December 21, 2010, we granted a warrant to purchase up to 50,000 shares of our common stock to a third-party as payment for services.

This warrant had an exercise price of $0.10 per share, with a contractual life through December 15, 2015. This warrant shall vest annually over the life of the contract. This warrant had a fair value of $3,926, and $0 was recorded as operating expenses during the year ended December 31, 2010.

On December 21, 2010, we granted a warrant to purchase up to 150,000 shares of our common stock to a third-party as payment for services. This warrant had an exercise price of $0.10 per share, with a contractual life through December 15, 2015. This warrant shall vest annually over two years. This warrant had a fair value of $11,778, and $0 was recorded as operating expenses during the year ended December 31, 2010.

On December 21, 2010, we granted a warrant to purchase up to 50,000 shares of our common stock to a third-party as payment for services. This warrant had an exercise price of $0.10 per share, with a contractual life through December 15, 2015. This warrant shall vest annually over two years. This warrant had a fair value of $3,926, and $0 was recorded as operating expenses during the year ended December 31, 2010.

On December 21, 2010, we granted a warrant to purchase up to 100,000 shares of our common stock to a third-party as payment for services. This warrant had an exercise price of $0.10 per share, with a contractual life through December 15, 2015. This warrant shall vest annually over two year. This warrant had a fair value of $7,852, and $0 was recorded as operating expenses during the year ended December 31, 2010.

On January 4, 2011, we granted a warrant to purchase up to 180,000 shares of our common stock to a third-party as payment for services. This warrant has an exercise price of $0.10 per share, with a contractual life through January 4, 2016. From the vesting commencement date, this warrant vests in 6 monthly installments. This warrant had an aggregate value of $14,604, of which $14,604 were recorded as operating expenses during the year ended December 31, 2011.

On February 15, 2011, we granted a warrant to purchase up to 250,000 shares of our common stock to a third-party as payment for services. This warrant had an exercise price of $0.10 per share, with a contractual life through February 15, 2013. This warrant vests annually over two years and has an aggregate value of $13,464 of which $5,049 were recorded as operating expenses during the year ended December 31, 2011.

On March 3, 2011, we granted a warrant to purchase up to 500,000 shares of our common stock to a third-party. This warrant had an exercise price of $0.10 per share, with a contractual life through March 3, 2013. 35% of the right to purchase shares under the warrant vested after 30 days from the vesting commencement date. Additional 35% of the right to purchase shares under the warrant vested after 60 days from the vesting commencement date. The remaining 30% will vest after 90 days from the vesting commencement date. This warrant had an aggregate value of $22,821, which was recorded as operating expenses during the year ended December 31, 2011.

On April 15, 2011, the Company issued warrants to purchase 938,616 shares of common stock in connection to the issuance of 6% Convertible Promissory Notes with an unrelated third-party for a principal amount of $156,436. The term of the warrants is five years and the exercise price is equal to the product of fifty percent (50%) multiplied by the arithmetic average of the volume-weighted average trading price of the Common Stock for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable exercise date. This warrant had a bifurcated value of $29,612 and accounted for as a discount on debt. Such discount will be amortized and recorded as interest expense over the life of the notes or at conversion.

On May 20, 2011, the Company issued warrants to purchase an aggregate of 2,710,000 shares of common stock in connection to the issuance of Convertible Promissory Notes with five unrelated third-parties for a principal amount totaling $540,000. The term of the warrants is three years and the exercise price is the product of fifty percent (50%) multiplied by the arithmetic average of the volume- weighted average trading price of the common stock for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the investment date. The aggregated value of these warrants amounted to $39,668. On the date of investment, all the aforementioned parties converted their promissory notes and exercised the attached warrants. As a result of the warrant exercise, the $39,668 discount was recorded as interest expense during the nine months ended December 31, 2011 with an offset to additional paid in capital.

On May 24, 2011, the Company issued warrants to purchase 500,000 shares of common stock in connection to the issuance of 8% Convertible Promissory Notes with an unrelated third-party for a principal amount totaling $100,000. The term of the warrants is three years and the exercise price is equal to the product of fifty percent (50%) multiplied by the arithmetic average of the volume-weighted average trading price of the Common Stock for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable investment date. This warrant had a bifurcated value of $6,667 and accounted for as a discount on debt. Such discount will be amortized and recorded as interest expense over the life of the notes or at conversion.

On May 24, 2011, the Company granted 2,796,566 warrants to purchase shares of our common stock to The RHL Group in connection with the Fifth Amended Note (see Note 3). This warrant had an exercise price of $0.051 per share, with a contractual life through May 24, 2016. This warrant vested upon commencement and has an aggregate value of $105,442, which was recorded as interest expenses during the year ended December 31, 2011.

On May 26, 2011, we granted a warrant to purchase 1,000,000 shares of our common stock to a third-party as payment for services. This warrant had an exercise price of $0.051 per share, with a contractual life through May 26, 2012. This warrant will vest upon the closing of a transaction between the Company and a third-party introduced to the Company by such third-party service provider and has an aggregate value of $20,907, which was recorded as interest expenses during the year ended December 31, 2011.

On June 1, 2011, we granted a warrant to purchase 75,000 shares of our common stock to a third-party as payment for services. This warrant had an exercise price of $0.06 per share, with a contractual life through June 1, 2012. This warrant vested at commencement and had an aggregate value of $1,048, which was recorded as operating expenses during the year ended December 31, 2011.

On June 1, 2011, we granted a warrant to purchase 1,000,000 shares of our common stock to a third-party as payment for services. This warrant had an exercise price of $0.06 per share, with a contractual life through June 1, 2012. This warrant vested when certain conditions are met and had an aggregate value of $13,975, of which $8,268 was recorded as operating expenses during the year ended December 31, 2011.

On June 10, 2011, we granted a warrant to purchase 1,000,000 shares of our common stock to a third-party as payment for services. This warrant had an exercise price of $0.055 per share, with a contractual life through June 10, 2013. This warrant will vest upon the holder generating at least $100,000 in gross revenue from the licensing agreement using the technology of the Company and had an aggregate value of $31,294.

On June 10, 2011, we granted a warrant to purchase 500,000 shares of our common stock to a third-party as payment for services. The first tranche of 250,000 shares had an exercise price of $0.055 per share, and will vest when a licensee generates at least $100,000 in gross revenue from the licensing agreement using the technology of the Company, or in one year, whichever occurs first. The second tranche of 250,000 shares had an exercise price of $0.125 per share, and will vest in one year after the vesting of the first tranche. This warrant had a contractual life through June 10, 2016 and had an aggregate value of $20,102, of which $3,888 and $4,733 was recorded as operating expenses during the three and nine months ended September 30, 2011, respectively.

On June 16, 2011, the Company issued a warrant to purchase 140,000 shares of common stock in connection to the issuance of Convertible Promissory Notes with an unrelated third-party for a principal amount of $35,000. The term of the warrant was three years and the exercise price was the lesser of (i) the product of fifty percent (50%) multiplied by the arithmetic average of the volume-weighted average trading price of the Common Stock for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable investment date, or (ii) $0.022. This warrant had a bifurcated value of $2,197. On the date of investment, the holder converted the promissory notes and exercised the attached warrants. As a result of the warrant exercise, the $2,197 discount was recorded to interest expense during the nine months ended September 30, 2011 with an offset to additional paid in capital.

On July 7, 2011, we granted a warrant to purchase 1,000,000 shares of our common stock to UNIS in conjunction with the formation of a joint venture. This warrant had an exercise price of $0.08 per share, with a contractual life through July 7, 2013. This warrant vested at commencement and had an aggregate value of $23,064, of which $2,947 was recorded as operating expenses during the three and nine months ended September 30, 2011.

On July 7, 2011, we granted a warrant to purchase 1,000,000 shares of our common stock to UNIS in conjunction with the formation of a joint venture. This warrant had an exercise price of $0.12 per share, with a contractual life through July 7, 2013. This warrant vested at commencement and had an aggregate value of $20,187, of which $2,579 was recorded as operating expenses during the three and nine months ended September 30, 2011.

On July 7, 2011, we granted a warrant to purchase 1,000,000 shares of our common stock to UNIS in conjunction with the formation of a joint venture. This warrant had an exercise price of $0.16 per share, with a contractual life through July 7, 2013. This warrant vested at commencement and had an aggregate value of $18,122, of which $2,316 was recorded as operating expenses during the three and nine months ended September 30, 2011.

On July 7, 2011, we granted a warrant to purchase 1,000,000 shares of our common stock to UNIS in conjunction with the formation of a joint venture. This warrant had an exercise price of $0.20 per share, with a contractual life through July 7, 2013. This warrant vested at commencement and had an aggregate value of $16,537, of which $2,113 was recorded as operating expenses during the three and nine months ended September 30, 2011.

On July 19, 2011, the Company issued a warrant to purchase 944,532 shares of common stock in connection to the issuance of Convertible Promissory Notes with a related-party for a principal amount of $157,422. The term of the warrant is five years and the exercise price is equal to the product of fifty percent (50%) multiplied by the arithmetic average of the volume-weighted average trading price of the Common Stock for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable investment date. This warrant vested at commencement and had an aggregate value of $34,813.

On July 30, 2011, we granted a warrant to purchase 200,000 shares of our common stock to an employee. This warrant had an exercise price of $0.06 per share, with a contractual life through July 30, 2016. This warrant vests annually over two years and has an aggregate value of $6,954, of which $586 was recorded as operating expenses during the three and nine months ended September 30, 2011.

On August 8, 2011, the Company issued a warrant to purchase 300,000 shares of common stock in connection to the issuance of a Convertible Promissory Note to an unrelated third-party for a principal amount of $100,000. The term of the warrant is three years and the exercise price is equal to the product of fifty percent (50%) multiplied by the arithmetic average of the volume-weighted average trading price of the Common Stock for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable investment date. This warrant vested at commencement and had an aggregate value of $10,241. On the date of investment, the holder converted the promissory notes and exercised the attached warrants.

On August 12, 2011, the Company issued a warrant to purchase 900,000 shares of common stock in connection to the issuance of a Convertible Promissory Note to an unrelated third-party for a principal amount of $150,000. The term of the warrant is three years and the exercise price is equal to the product of fifty percent (50%) multiplied by the arithmetic average of the volume-weighted average trading price of the Common Stock for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable investment date. This warrant vested at commencement and had an aggregate value of $30,723. On the date of investment, the holder converted the promissory notes and exercised the attached warrants.

On September 12, 2011, we granted a warrant to purchase 200,000 shares of our common stock to an employee. This warrant has an exercise price of $0.06 per share, with a contractual life through July 30, 2016. This warrant vests annually over two years and has an aggregate value of $6,954, of which $889 was recorded as operating expenses during the three and nine months ended September 30, 2011.

On September 12, 2011, we granted a warrant to purchase 2,000,000 shares of our common stock to an unrelated third-party for legal services. This warrant has an exercise price of $0.06 per share, with a contractual life through September 12, 2012. This warrant vests when certain conditions are met and has an aggregate value of $34,571, of which $4,417 was recorded as operating expenses during the three and nine months ended September 30, 2011.

On September 27, 2011, the Company issued a warrant to purchase 400,000 shares of common stock in connection to the issuance of a Convertible Promissory Note to an unrelated third-party for a principal amount of $100,000. The term of the warrant is three years and the exercise price is equal to the product of fifty percent (50%) multiplied by the arithmetic average of the volume-weighted average trading price of the Common Stock for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable investment date. This warrant vested at commencement and had an aggregate value of $10,549. On the date of investment, the holder converted the promissory notes and exercised the attached warrants.

On October 11, 2011, we granted a warrant to purchase 166,667 shares of our common stock to an unrelated third-party for legal services. This warrant has an exercise price of $0.06 per share, with a contractual life through October 11, 2016. This warrant vests annually over two years and has an aggregate value of $5,752, of which $735 was recorded as operating expenses during the year ended December 31, 2011.

On October 19, 2011, we granted a warrant to purchase 1,050,000 shares of our common stock to a Director. This warrant has an exercise price of $0.06 per share, with a contractual life through October 19, 2016. This warrant vests annually over three years and has an aggregate value of $26,561, of which $2,263 was recorded as operating expenses during the year ended December 31, 2011.

On October 17, 2011, the Company issued a warrant to purchase 876,000 shares of common stock in connection to the issuance of Convertible Promissory Notes with an unrelated third-party for a principal amount of $292,000. The exercise price was the lesser of (i) the product of fifty percent (50%) multiplied by the arithmetic average of the volume-weighted average trading price of the Common Stock for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable investment date, or (ii) $0.014. This warrant had a bifurcated value of $17,520. On the date of investment, the holder converted the promissory notes and exercised the attached warrants. As a result of the warrant exercise, the $9,955 discount was recorded to interest expense during the year ended December 31, 2011 with an offset to additional paid in capital.

On November 11, 2011, we granted a warrant to purchase 625,000 shares of our common stock to a related-party. This warrant has an exercise price of $0.046 per share, with a contractual life through November 11, 2016. This warrant vests immediately and has an aggregate value of $17,893, which was recorded as operating expenses during the year ended December 31, 2011.

On November 16, 2011, the Company issued a warrant to purchase 60,000 shares of common stock in connection to the issuance of Convertible Promissory Notes with an unrelated third-party for a principal amount of $20,000. The exercise price was the lesser of (i) the product of fifty percent (50%) multiplied by the arithmetic average of the volume-weighted average trading price of the Common Stock for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable investment date, or (ii) $0.016. This warrant had a bifurcated value of $960. On the date of investment, the holder converted the promissory notes and exercised the attached warrants. As a result of the warrant exercise, the $751 discount was recorded to interest expense during the year ended December 31, 2011 with an offset to additional paid in capital.

On November 16, 2011, we granted a warrant to purchase 500,000 shares of our common stock to an unrelated third-party for services. This warrant has an exercise price of $0.016 per share, with a contractual life through November 11, 2016. This warrant vests annually over two years and has an aggregate value of $14,748, of which $1,884 was recorded as operating expenses during the year ended December 31, 2011.

On November 30, 2011, we granted a warrant to purchase 100,000 shares of our common stock to an employee. This warrant has an exercise price of $0.06 per share, with a contractual life through November 30, 2016. This warrant vests immediately and has an aggregate value of $3,359, which was recorded as operating expenses during the year ended December 31, 2011.

On December 2, 2011, we granted a warrant to purchase 4,000,000 shares of our common stock to an unrelated third-party. This warrant has an exercise price of $0.08 per share, with a contractual life through December 2, 2013. This warrant vests immediately and has an aggregate value of $78,924, which was recorded as operating expenses during the year ended December 31, 2011.

On December 7, 2011, the Company issued a warrant to purchase 450,000 shares of common stock in connection to the issuance of Convertible Promissory Notes with an unrelated third-party for a principal amount of $150,000. The exercise price was the lesser of (i) the product of fifty percent (50%) multiplied by the arithmetic average of the volume-weighted average trading price of the Common Stock for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable investment date, or (ii) $0.018. This warrant had a bifurcated value of $18,000. On the date of investment, the holder converted the promissory notes and exercised the attached warrants. As a result of the warrant exercise, the $7,414 discount was recorded to interest expense during the year ended December 31, 2011 with an offset to additional paid in capital.

On December 28, 2011, we granted a warrant to purchase 100,000 shares of our common stock to an unrelated third-party for services. This warrant has an exercise price of $0.08 per share, with a contractual life through December 28, 2016. This warrant vests immediately and has an aggregate value of $3,924, which was recorded as operating expenses during the year ended December 31, 2011.

A summary of the activity of the Company's warrants for the years ended December 31, 2011 is presented below.

		Weighted Avg
	Shares	Exercise Price
Outstanding at December 31, 2009	34,613,844	$0.96
Granted	27,712,886	0.11
Exercised	(15,259,633)	0.08
Cancelled	(177,499)	3.37
Outstanding at December 31, 2010	46,889,598	0.35
Granted	29,462,381	0.06
Exercised	(7,071,000)	0.05
Cancelled	(4,094,288)	3.88
Outstanding at December 31, 2011	65,186,691	$0.31

The following summarizes the total warrants outstanding and exercisable as of December 31, 2011.

	Warrants Outstanding			Warrants Exercisable
	Warrants	Weighted Avg	Weighted Avg	Warrants	Weighted Avg	Weighted Avg
Ranges	Outstanding	Remaining Life	Exercise Price	Exercisable	Remaining Life	Exercise Price

$0.05 - $0.25	58,320,435	2.50	$ 0.10	49,730,554	2.45	$ 0.10
$0.25 - $2.50	2,166,346	1.33	0.39	2,166,346	1.33	0.39
> $2.50	4,699,910	0.83	2.83	4,699,910	0.83	2.83
	65,186,691			56,596,810

Shares Issued for Services or Reduction to Liabilities

During the year ended December 31, 2011, we issued 21,026,180 shares of common stock with a value of $1,295,959 to non-employees and charged to the appropriate accounts for the following reasons:

	Year Ended December 31, 2011
Purpose	Shares	Value

Services Provided	2,792,858	$160,640
Reduction of payables	17,483,322	1,060,319
Capital contribution fund	-	-
Prepaids and other assets	750,000	75,000

Totals	21,026,180	$1,295,959

The 21,026,180 shares were not contractually restricted, however as they were unregistered they were restricted from sale until the requirements of Rule 144 under the Securities Act, as amended, permit such sale. All such shares were issued at the trading closing price on the date of issuance and such value was calculated therefrom.

Under the Restricted Stock Program, a restricted stock award is an offer by the Company to sell to an eligible person shares that are subject to restrictions relating to the sale or transfer of the shares. A committee appointed by the Board to administer the program or the Board itself shall determine to whom an offer will be made, the number of shares the person may purchase, the price to be paid and the restriction to which the shares shall be subject. The offer must be accepted by the eligible person within thirty days from the date of the offer evidenced by the Restricted Stock Purchase Agreement. The purchase price of shares shall not be less than 85% of the fair market value of such shares on the issue date, with the provision that the purchase price for a 10% stockholder shall not be less than 110% of such fair market value. Shares are either fully and immediately vested upon issuance, or may vest in installments upon attainment of specified performance objectives.

During the year ended December 31, 2011 and 2010, the Company issued 21,026,180 and 13,057,078, respectively, shares of common stock in consideration for goods and services from both employees and non-employees valued at $1,295,959 and $1,590,844, respectively.

Stock Bonus Program

Under the Stock Bonus Program, shares are issued as a bonus for past services rendered pursuant to the Stock Bonus Agreement. Stock bonuses may be awarded upon satisfaction of specified performance goals pursuant to the Performance Stock Bonus Agreement. No shares were issued under the Stock Bonus Program during the years ended December 31, 2011 or 2010.

Derivative Liabilities

On July 16, 2009, we entered into a 12% Convertible Promissory Note with an unrelated third-party for a principal amount totaling $30,000. Subsequently, we entered into identical 12% Convertible Promissory Notes with four other unrelated third-parties for an additional $530,000, each at the same terms as described above under "Warrants." In addition, we granted a total of 3,110,000 warrants to purchase shares of our common stock in connection with these convertible notes at an exercise price equal to the lesser of (i) the product of 50% multiplied by the arithmetic VWAP of the common stock for the 10 consecutive trading days ending on the day that is 3 Trading Days prior to the applicable exercise date or (ii) $0.15. At the time, this resulted in the possibility that we may not have had enough authorized shares to settle these obligations using common stock. Instead, there was the possibility, although remote, that we may have needed to settle one or more of these contracts with cash. Consequently certain non-employee options and warrants were accounted for as derivative liabilities as of July 16, 2009 in accordance with the provisions of ASC 815- 40.

The event giving rise to this condition was the first convertible note the Company entered into on July 16, 2009. The condition was remedied on May 5, 2010 when all convertible notes were converted into common stock and all warrants granted in connection with the convertible notes were exercised. On May 5, 2010, we valued these contracts again using the Black-Scholes option valuation model and we recorded the difference between the value at December 31, 2009 of $1,534,824 and the value at May 5, 2010 of $7,448,516, as a loss on change in value of derivatives for the year ended December 31, 2010 of $5,843,735. On May 5, 2010, we reclassified the value of the derivative liabilities back into equity.

On April 15, 2011, the Company issued a Restated Convertible Promissory Note to an unrelated third-party with a principal amount of $167,387 which included a 7% closing discount in the amount of $10,951. This Note replaced and terminated a promissory note originally issued to a related third-party on July 26, 2010 for $150,000 plus accrued interest of $6,436. The Restated Note was convertible at the option of the holder into common stock at a variable conversion price of seventy percent (70%) multiplied by the lower of the arithmetic average of the volume-weighted average trading price (VWAP) of the Common Stock for the ten (10) consecutive trading days ending on the date of the applicable conversion date, or the closing bid on the applicable conversion date. As of June 30, 2011, the conversion price was to be permanently fixed based on the calculation stated above with June 30, 2011 being the 10th day. The whole note was ratably converted on April 15, May 16, and June 22, 2011. The Company recognized $147,057 as interest expense related to these conversions. In addition, the Note was treated as derivative due to the variable nature of the conversion price for the period from April 15 through June 30. As a result, the Company also recognized a loss of $37,798 as a change in derivative liability as of June 30, 2011.

On July 19, 2011, the Company issued a Restated Convertible Promissory Note to an unrelated third-party with a principal amount of $168,442 which included a 7% closing discount in the amount of $11,020. This Note replaced and terminated a portion of a promissory note originally issued to a related third-party on September 21, 2010 for $150,000 plus accrued interest of $7,422. The Restated Note is convertible at the option of the holder into common stock at a variable conversion price of seventy percent (70%) multiplied by the lower of the arithmetic average of the volume-weighted average trading price (VWAP) of the Common Stock for the ten (10) consecutive trading days ending on the date of the applicable conversion date, or the closing bid on the applicable conversion date. As of September 30, 2011, the conversion price was to be permanently fixed based on the calculation stated above with September 30, 2011 being the 10th day. In addition, the Note was treated as derivative due to the variable nature of the conversion price for the period from July 19, 2011 through September 30, 2011. The derivative liability related to this conversion feature was calculated at $108,481. On August 12, 2011, $50,000 or 30% of the note was converted into common stock; the Company valued the contract again using the Black-Scholes option valuation model and recorded the difference between the value at July 19, 2011 of $108,481 and the value at August 12, 2011 of $115,167, as a loss on change in value of derivatives of $6,686. The Company also relieved $34,186 or 30% of the derivative value upon the 30% of the note conversion. On September 30, 2011, the Company re- valued the derivative with the assumptions used and calculated an increase in value of the derivative of $17,210. Per the contract, the note conversion price became fixed at September 30, 2011; therefore, the Company reclassified the entire remaining derivative value of $98,192 to equity on September 30, 2011. There is no derivative liability at December 31, 2011.

We did not designate any of the derivatives liabilities as hedging instruments.

The following is a reconciliation of the derivative liability:

Value at December 31, 2009	$1,715,650
Change in value of derivative liability	5,862,568
Establishment of derivative liability for non-employee options and warrants granted in 2010	3,650,334
Reclassification back to equity for non-employee options and warrants on conversion of convertible notes	(11,139,555)
Value at December 31, 2010	88,997
Change in value of derivative liability	(36,745)
Establishment of derivative liability for change in value of derivative liability	255,538
Reclassification back to equity	(307,790)
Value at December 31, 2011	$-

The inputs used for the Black-Scholes option valuation model were as follows:

Years Ended
	December 31, 2011	December 31, 2010

Expected life in years	0 - 5 Years	5 - 10 Years
Stock price volatility	144.34% - 148.34%	111.85% - 128.94%
Risk free interest rate	0.03% - 2.14%	2.38% - 3.87%
Expected dividends	None	None
Forfeiture rate	0%	0%

12. NOTES PAYABLE

The Notes payable consisted of the following:

	December 31,	December 31,
	2011	2010

Promissory notes payable due to the former officers of MMRGlobal as part of severance packages, due in full on August 31, 2009 with no stated interest	$76,783	$76,783

Promissory notes payable due to the two remaining officers of MMRGlobal pursuant to the Resignation and Post-Merger Employment Arrangement, due in full on August 31, 2009 with no stated interest	25,444	25,444

Promissory notes payable due to vendors relating to settlement of certain outstanding accounts payable, payable in 18 equal monthly installments commencing on July 27, 2009 and ending on January 27, 2011, with no stated interest	223,116	223,116

	325,343	325,343
Less: current portion	325,343	325,343
Notes payable, less current portion	$-	$-

On March 16, 2010, we converted the $125,000 principal and unpaid interest on the PM Creative Corporation Promissory Note into a 12% Convertible Promissory Note. See Note 13.

13. CONVERTIBLE PROMISSORY NOTES

In January, March, April, May and June 2010, the Company entered into 12% Convertible Promissory Notes with one employee, two related parties and seventeen unrelated third-parties for a principal amount totaling $2,008,152. Under the terms of the agreements, principal amounts owed under the Notes become due and payable on June 30, 2010, August 31, 2010, September 30, 2010, November 30, 2010 and October 31, 2010 provided that, upon ten (10) days' prior written notice to the Holder, the Company may, in its sole discretion, extend the maturity date to December 31, 2010, January 31, 2011 and June 30, 2011.These Convertible Promissory Notes bear an interest of 12% per annum payable in cash or shares of common stock, or a combination of cash and shares of common stock, at the election of the Company.

In connection with the Notes, the Company also issued warrants to purchase an aggregate of 11,698,202 shares of common stock. The term of the warrants is three years and the exercise price is the product of fifty percent (50%) multiplied by the arithmetic average of the volume-weighted average trading price of the Common Stock for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable exercise date, subject to other customary adjustments.

By virtue of the Notes' variable conversion ratio, a possibility existed, although remote, that the Notes may have been convertible into shares of Common Stock that exceed the currently authorized limit. Consequently, a possibility existed that the Company might be placed in a position of net settling the Notes for an amount that exceeded their face value. This resulted in the conversion feature being a derivative under ASC 815-10. As of May 5, 2010, all the Notes had been converted and the possibility of net settlement was no longer existent.

Additionally, as a result of the above, all outstanding options and warrants issued to non-employees, including the warrants issued in connection with the Notes, were also derivatives as they too could require net settlement in the absence of adequate authorized shares. See Note 11 Derivative Liabilities. As of May 5, 2010, all the Notes had been converted and the possibility of net settlement was no longer existent.

The fair value of the conversion feature of the Notes and related warrants was derived using the Black-Scholes option valuation model, resulting in an aggregate fair value of $3,560,564. For seventeen of the Notes issued during the six months ended June 30, 2010, the fair value of the conversion feature of the Notes and related warrants exceeded the face value of the Notes by $1,554,380 and such amount was recorded as interest expense. The fair value of the conversion feature of the Notes and related warrants, net of the deferred financing cost, was deducted from the Notes, resulting in an initial value ascribed to the Notes of $1,968. The initial value of the Notes is being accreted to their face value over the initial term of the Notes using the interest method. Upon conversion, the entire unamortized discount from the face value of the Notes is recognized as interest expense.

On the same day the $2,008,152 in principal amount of Notes entered into between January and June 2010 were issued, all of the Note holders converted their Notes into 21,866,500 shares of common stock and exercised the 11,698,202 warrants. On these dates the entire conversion feature and warrant discounts on these Notes was recognized as interest expense.

In addition, on February 24, 2010, February 26, 2010 and May 5, 2010, four Note holders with principal amounts of $180,000 outstanding at December 31, 2009, converted their Notes into 1,663,103 shares of common stock. One of these note holders also exercised 350,000 warrants issued in connection with the Notes. On these dates the unamortized values of the conversion feature and warrant discounts on these Notes of $13,063 was recognized as interest expense for the six months ended June 30, 2010.

In the second half of 2010, we entered into Convertible Promissory Notes (the "Notes") with two related parties and three unrelated third-parties for a principal amount totaling $988,250. Under the terms of the agreements, principal amounts owed under the Notes become due and payable six months from the investment date provided that, upon ten (10) days' prior written notice to the Holder, we may, in our sole discretion, extend the maturity date for an additional six months. Some of the Notes bear an interest rate of 6%, 8% and others bear an interest rate of 12% per annum payable in cash or shares of common stock, or a combination of cash and shares of common stock, at the election of the Company.

The Notes issued in the second half of 2010 for a principal amount totaling $988,250 are convertible at the option of the holders into common stock at a fixed conversion price ("Fixed Conversion Price") of seventy percent (70%) multiplied by the arithmetic average of the volume-weighted average trading price of the common stock for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable investment date, subject to anti-dilution and other customary adjustments

In connection with the Notes, the Company also issued warrants to purchase an aggregate of 5,803,000 shares of common stock. The term of the warrants is three years and the exercise price is the product of fifty percent (50%) multiplied by the arithmetic average of the volume-weighted average trading price of the common stock for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable grant date, subject to anti-dilution and other customary adjustments.

We derived the fair value of the warrants issued with Notes in the second half of 2010 using the Black-Scholes option valuation model, resulting in a fair value of $286,236. The $988,250 note proceeds were allocated to the relative fair values of the note without the warrants and of the warrants themselves on the investment date. The remainder of the proceeds is allocated to the note portion of the transaction, resulting in a discount. We then calculated the intrinsic value of the conversion feature on the investment date and allocated the portion of the proceeds equal to the intrinsic value of this feature of $630,334 to paid-in capital. We deducted the fair value of the warrants and intrinsic value of the conversion feature from the Notes, resulting in an initial value ascribed to the Notes of $71,681. The initial value of the Notes is being accreted to their face value over the initial term of the Notes using the interest method. Upon conversion, the entire unamortized discount from the face value of the Notes is recognized as interest expense due to the beneficial nature of the conversion feature.

During 2011, we entered into Convertible Promissory Notes ("Notes") with accredited investors for an aggregate amount of $1,800,858. Each of the notes carry an annual interest rate of 6%, 8% or 12%, and are convertible at the option of the Purchaser into a number of shares of our common stock equal to a discounted variable weighted average calculated as of the date of subscription. As of December 31, 2011, $974,893, net of discounts of $7,306, remained outstanding and the individuals had not chosen to convert their Note balances into shares of our common stock.

On various date between April 15, 2011 and December 7, 2011, we entered into Convertible Promissory Notes (the "Notes") with one related party and twelve unrelated third-parties for principal amounts totaling $1,800,858. Under the terms of the agreements, principal amounts owed under the Notes become due and payable six months from the investment date provided that, upon ten (10) days' prior written notice to the Holder, we may, in our sole discretion, extend the maturity date for an additional six months. Some of the Notes bear an interest rate of 6%, 8% and others bear an interest rate of 12% per annum payable in cash or shares of common stock, or a combination of cash and shares of common stock, at the election of the Company.

The Notes issued during 2011 for principal amounts totaling $1,800,858 are convertible at the option of the holders into common stock at a fixed conversion price ("Fixed Conversion Price") of eighty percent (80%) or seventy percent (70%) multiplied by the arithmetic average of the volume-weighted average trading price of the common stock for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable investment date, subject to anti-dilution and other customary adjustments

In connection with the Notes, the Company also issued warrants to purchase an aggregate of 8,219,148 shares of common stock. The term of the warrants is three years and the exercise price is the product of fifty percent (50%) multiplied by the arithmetic average of the volume-weighted average trading price of the common stock for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable grant date, subject to anti-dilution and other customary adjustments.

We derived the fair value of the warrants issued with Notes during 2011 using the Black-Scholes option valuation model, resulting in a fair value of $385,455. The $1,800,858 note proceeds were allocated to the relative fair values of the note without the warrants and of the warrants themselves on the investment date. The remainder of the proceeds is allocated to the note portion of the transaction, resulting in a discount. We then calculated the intrinsic value of the conversion feature on the investment date and allocated the portion of the proceeds equal to the intrinsic value of this feature of $1,454,287 to paid-in capital. The initial value ascribed to the Notes of $232,249 is being accreted to their face value over the initial term of the Notes using the interest method. Upon conversion, the entire unamortized discount from the face value of the Notes is recognized as interest expense due to the beneficial nature of the conversion feature. The total interest expense attributed to all Notes and related warrants for the years ended December 31, 2011 and 2010 was $2,030,409 and $4,873,269, respectively.

14. RESTRUCTURING ACTIVITIES

From May 29, 2008 to November 7, 2008, Favrille, Inc. had provided notices under the federal Worker Adjustment and Retraining Notification Act to 142 employees, including six members of senior management, that it planned to conduct a workforce reduction at its facility in San Diego, California and that their employment was expected to end on various dates between June 6, 2008 to November 7, 2008. Immediately prior to the date of the Merger on January 27, 2009, the total severance liability relating to former Favrille employees amounted to $1,682,416. On January 27, 2009, immediately prior to the Merger, as part of the 9,999,992 warrants issued to creditors (see Note 12), the Company issued warrants as settlement of $985,020 of these amounts. In addition, the Company signed promissory notes with certain former executives totaling $76,783, which notes are payable in full on August 31, 2009 (see Note 13).

As of December 31, 2011, the total remaining severance liabilities amounted to $620,613, which is reflected as severance liability on the accompanying consolidated balance sheets. This consists of $571,362 payable to former non-executive employees in 18 monthly installments starting on July 27, 2009, as well as $49,251 in estimated payroll tax. No payments were made during the years ended December 31, 2011 or 2010 on these severance liabilities.

During the period from January 27, 2009 through June 30, 2009, the Company entered into a series of settlement agreements with certain vendors of Favrille pursuant to the Creditor Plan, in which the Company settled $302,982 of its outstanding accounts payable for an aggregate settlement amount of $214,402, including promissory notes of $139,355 payable in 18 monthly installments starting on July 27, 2009 (see Note 12).

15. RELATED PARTY TRANSACTIONS

Our President, Chairman and Chief Executive Officer, Robert H. Lorsch, is also the Chief Executive Officer of The RHL Group, Inc. and owns all of the capital stock of The RHL Group, Inc. Mr. Lorsch directly, and indirectly through The RHL Group, Inc., beneficially owns approximately 31.8% our total outstanding voting stock. The RHL Group, Inc. has loaned money to MMR pursuant to a secured note. See Note 3 - Related Party Note Payable above.

The RHL Group is an investment holding company which provides consulting, operational and technical services to the Company, which we refer to as the RHL Services. As part of the RHL Services, the RHL Group provides the Company with unrestricted access to its internal business and relationship contact database of more than 10,000 persons and entities, which includes clients of the RHL Group and other individuals which may hold value to the Company. The RHL Group also provides infrastructure support to the Company, including allowing the Company unlimited access to its facilities, equipment, and data, information management and server systems. In addition to allowing the Company the use of its office support personnel, the RHL Group has also consented to allow the Company to utilize the full-time services of Mr. Lorsch as the Company's President, Chairman and Chief Executive Officer, which requires substantial time and energy away from his required duties as The RHL Group's Chairman and Chief Executive Officer. In addition, The RHL Group has made its President, Kira Reed, available as the Company's spokesperson. Ms. Reed, who is Mr. Lorsch's spouse, also manages the Company's social networking activities.

In consideration for the above, The RHL Group, Inc. has a consulting arrangement with MMR. A copy of the consulting agreement is filed as an Exhibit in our current report on Form 8-K filed with the SEC on May 4, 2009 and is hereby incorporated by reference.

We incurred $50,000 each year during the years ended December 31, 2011 and 2010, toward marketing consulting services from Bernard Stolar, a director. We included $122,695 and $54,359 in related party payables as of December 31, 2011, and 2010, respectively, in connection with these services.

We also incurred $37,500 and $50,000 during the years ended December 31, 2011 and 2010, respectively, toward marketing consulting services from Hector Barreto, a former director and member of our Advisory Board. We included in related party payables as of December 31, 2011 and 2010 of $8,667 and $31,075, respectively, in connection with these services. Additionally, on January 21, 2010, we granted to Mr. Barreto 50,000 shares of common stock, valued at $5,500 in consideration for sales and marketing services. In the first quarter of 2009, we entered into an agreement with The Latino Coalition, a non-profit organization in which Mr. Barreto is also the Chairman, to market our product to its members. On May 4, 2010, we granted to Latino Coalition 92,593 shares of common stock, valued at $24,908 in consideration for marketing services. We did not pay any amounts to the Latino Coalition in both 2011 and 2010. Mr. Barreto ceased to be a related party upon his departure from the Board of Directors on September 30, 2011.

MMR also had a consulting agreement, as amended, with The Rebensdorf Group, Inc., or TRGI, whose owner and Chief Executive Officer is our former director George Rebensdorf. Pursuant to the agreement, TRGI provided financial advisory services and assisted in negotiations in connection with our efforts to raise funds through private placement transactions. In addition to the initial retainer fee of $30,000 we paid upon execution of the original letter agreement, we agreed to pay TRGI (a) a $4,167 monthly retainer (commencing May 1, 2009), (b) for transactions with parties introduced by TRGI, a success fee equal to 8% of the value (payable 4% in cash, 4% in warrants), (c) for material assistance in closing transactions with parties not introduced by TRGI, an advisory fee equal to 2% of the value (payable in cash), and (d) an annual grant of 100,000 options, vesting monthly over two-years from the grant date, with an exercise price equal to fair market value on the grant date. Payment of the monthly retainer may be deferred, in which case it would be payable to TRGI pro rata upon payment of any other deferred management or consulting fees. The letter agreement, as amended, was terminated effective July 31, 2011.

We also incurred $25,000 and $178,552 during the years ended December 31, 2011 and 2010, respectively, for finder's fees and consulting services from George Rebensdorf of The Rebensdorf Group and a former director. We included in related party payables as of December 31, 2011 and 2010 of $0 and $40,703, respectively, in connection with these services. Any Agreement for these services has been terminated.

We also have an agreement with our current director Jack Zwissig to provide individual executive coaching services to our management team on an as needed basis. Mr. Zwissig receives compensation in the form of stock as determined by our Board of Directors commensurate with the services performed. The agreement with Mr. Zwissig is on a month-to-month basis and continues until terminated by either party.

We also incurred $6,983 and $0 during the years ended December 31, 2011 and 2010, respectively, for consulting services from Jack Zwissig, a director. We included in related party payables as of December 31, 2011 and 2010 of $41,885 and $30,950, respectively, in connection with these services.

We contract with a significant vendor for the development and maintenance of the software applications necessary to run our MyMedicalRecords PHR, MyEsafeDepositBox and MyMedicalRecords Pro products. Our outside developer supports our software development needs through a team of software engineers, programmers, quality control personnel and testers, who work with our internal product development team on all aspects of application development, design, integration and support of our products. This vendor is also a stockholder. For the year ended December 31, 2011 and 2010, the total expenses relating to this stockholder amounted to $476,112 and $291,027, respectively. In addition, we capitalized $282,960 of software development costs for the year ended December 31, 2011. As of December 31, 2011 and 2010, the total amounts due to the stockholder and included in related party payables amounted to $306,312 and $784,278, respectively.

On September 15, 2009, we entered into a five year agreement with E-Mail Frequency, LLC and David Loftus, Managing Partner of E-Mail Frequency, LLC, a significant stockholder of the Company. We will license an existing 80 million person direct marketing database (the "Database") of street addresses, cellular phone numbers, e-mail addresses and other comprehensive data with E-Mail Frequency. The agreement allows us to market, through the use of the Database, our MyMedicalRecords Personal Health Record, MyEsafeDepositBox virtual vault, and MMRPro document management system to physicians and their patients. Under the terms of the Agreement, we paid $250,000 to David Loftus as a one-time consulting fee in the form of 2,777,778 shares of our common stock. We recorded the $250,000 one-time licensee fee as a prepaid consulting fee and included in the prepaid expenses and other current assets as of December 31, 2009, less amortization of $12,500 included in operating expensed for the year ended December 31, 2009. Amortization expense for the year ended December 31, 2010 was $50,000. In addition, we incurred a total of $76,181 during the year ended December 31, 2010, toward business development services from E-Mail Frequency and Mr. Loftus. We did not incur any such expenses during the same periods in 2009. Furthermore, Mr. Loftus is a value-added-reseller of MMRPro systems and during the second quarter of 2010, Mr. Loftus purchased four MMRPro systems. We recognized revenues of $63,655 for the year ended December 31, 2010 from this sale. We included in related party payables at December 31, 2010, and 2009 of $19,103 and $50,577, respectively, in respect to these services. Furthermore, on January 6, 2010, we entered into 12% Convertible Promissory Notes with Mr. Loftus for a principal amount totaling $400,000 and warrants to purchase our common stock, which Mr. Loftus immediately converted both into shares of our common stock, for a total 8,860,606 shares of our common stock. On July 26, 2010 and September 21, 2010, we entered into 6% Convertible Promissory Notes with Mr. Loftus for a total principal amount of $450,000 and warrants to purchase the our common stock. On April 15, 2011, we entered into a 6% Convertible Promissory Note with Mr. Loftus for a principal amount of $156,436 and warrants to purchase our common stock. On July 19, 2011, we entered into a 6% Convertible Promissory Note with Mr. Loftus for a principal amount of $157,422 and warrants to purchase our common stock. Effective September 1, 2011, we signed and Amendment to the Agreement dated September 15, 2009 to provide licensor a non-exclusive right to target, market and exploit the Employee Benefits market.

16. SUBSEQUENT EVENTS

Following are the subsequent events the Company has evaluated through March 28, 2012:

Pursuant to the terms of his Employment Agreement On February 29, 2011 our Board of Directors passed a resolution to terminate our Executive Vice President of Technology and Development. Per the terms of the agreement, Mr. Singhal has 30 days to cure any breach. If not cured, his employment agreement will be terminated effective March 30, 2012.

On March 5, 2012 we entered into a Line of Credit agreement with Granite State Capital, LLC. ("Granite"), whereby Granite agreed to extend an interim bridge credit line of $235,000 plus interest and other consideration while in the process of negotiating a credit facility to replace the Company's existing equity line with Dutchess. In connection with this agreement, Robert Lorsch agreed to personally guarantee the note. In return for the guarantee, the Board approved a grant of warrants and shares consistent with prior guarantees. As of this date the warrants and shares have not been issued.

On March 28, 2012 the Company granted each of the four Board of Directors members as well as the Company's Chief Executive Officer and Chief Financial Officer in consideration for services and performance during 2011 and the first quarter of 2012 an option to purchase 1,250,000 shares of Common Stock at a price of $0.06 per share. No other options has been granted in nearly two years because the Company has been in an extended lock up due to various ongoing transactions regarding a potential sale of the Company throughout 2011 and 2012. Although the underlying transaction Agreements have not been cancelled the Board believes the price is reasonable given the status of the transaction. The options vest annually over two years and expire ten years from the date of issuance.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses in connection with the sale and distribution of the securities being registered. All amounts shown are estimated, except the Securities and Exchange Commission registration fee.

SEC registration fee	$229.20
Legal fees and expenses	20,000.00
Accountants' fees and expenses	5,000.00
Miscellaneous fees	5,000.00

Total	$30,229.20

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL, empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Our amended and restated certificate of incorporation and amended and restated bylaws, each as amended to date, provide that we will indemnify our directors and officers to the fullest extent not prohibited by Delaware law, except that that we shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by our Board of Directors, (iii) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under separate contract. Our amended and restated bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of our certificate of incorporation, bylaws, agreements, vote of stockholders or disinterested directors or otherwise. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted under applicable law. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence. Notwithstanding this provision the DGCL does not permit us to eliminate personal liability for (i) breaches of their duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) transactions from which a director derives an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of transactions by us within the past three years involving sales of our securities that were not registered under the Securities Act. Each offer and sale was exempt from registration under either Section 4(2) of the Securities Act or Rule 506 under Regulation D of the Securities Act because (i) the securities were offered and sold only to accredited investors; (ii) there was no general solicitation or general advertising related to the offerings; (iii) each investor was given the opportunity to ask questions and receive answers concerning the terms of and conditions of the offering and to obtain additional information; (iv) the investors represented that they were acquiring the securities for their own account and for investment; and (v) the securities were issued with restrictive legends.

January 2012 - May 1, 2012

On April 24, 2012, we granted a financial advisor a warrant to purchase 1,000,000 shares of common stock at a price of $0.06 per share and a warrant to purchase 1,000,000 shares of common stock at a price of $0.10 per share, in conjunction with the signing of an engagement letter with us. The first 1,000,000 warrants vest immediately and the second 1,000,000 warrants vest upon the signing by us of a definitive term sheet for a transaction. Both warrants expire five years after the issuance date.

On April 6, 2012, in consideration of a personal guaranty given by Robert H. Lorsch, our Chairman, Chief Executive Officer and President, to a lender, to guarantee payments due to the lender for a bridge loan received by us, we granted Mr. Lorsch (i) a warrant to purchase 470,000 shares of our common stock at an exercise price of $0.0319 per share, and (ii) 470,000 shares of our common stock at a price of $0.0319 per share. The warrant vests immediately and expires five years from the date of issuance.

On April 2, 2012, we granted 187,500 shares of common stock to a vendor at a price of $0.08 per share for services rendered in the amount of $15,000.

On March 28, 2012, we granted our four non-employee directors, our Chief Executive Officer and our Chief Financial Officer options to purchase a total of 7,500,000 shares of common stock at a price of $0.06 per share in consideration for services and performance during 2011 and the first quarter of 2012. The options vest annually over two years and expire ten years from the date of issuance.

On March 21, 2012, we granted a member of our Board of Advisors a warrant to purchase 175,000 shares of our common stock at a price of $0.06 per share and an warrant to purchase 175,000 shares at a purchase price of $0.08 per share in return for an extension in the advisory agreement. The options vest annually over two years, and expire five years from the date of issuance.

On March 7, 2012, we granted 1,000,000 shares of our common stock to a lender at a price of $0.08 per share in partial consideration for a bridge loan.

On February 17, 2012, we entered into a Convertible Promissory Note with one unrelated third-party for a principal amount of $35,000 and warrants to purchase 105,000 shares of our common stock. The Convertible Promissory Note matures on 8/31/2012, and we may, at our discretion, extend the maturity date for an additional six months. The Note bears interest of 12% per annum payable in cash or shares of common stock or a combination of cash and shares of common stock. The decision whether to pay in cash, shares of common stock or combination of both shall be at our sole discretion. The Note is convertible into shares of common stock by dividing (i) the then outstanding balance of such note by (ii) the product of seventy five percent multiplied by the arithmetic average of the volume weighted average price of the common stock for the ten consecutive trading days ending on the day that is three trading days prior to the applicable investment date. The warrant price per share is equal to the product of fifty percent multiplied by the arithmetic average of the volume weighted average price of the common stock for the ten consecutive trading days ending on the day that is three trading days prior to the date of the warrant. The holder elected to immediately exercise the warrants and convert the 12% Convertible Promissory Notes into 1,250,000 shares of our common stock.

On February 16, 2012, we granted 93,750 shares of common stock to a vendor at a price of $0.08 per share for services rendered in the amount of $7,500.

On February 1, 2012, we granted an employee an incentive stock option to purchase 250,000 shares of common stock at a price of $0.08 per share. The options vest on December 31, 2012 and expire ten years from the date of issuance.

On February 1, 2012, the Company granted 60,000 shares of common stock to a vendor at a price of $0.10 per share for services rendered in the amount of $6,000.

On January 1, 2012, we granted 187,500 shares of common stock to a vendor at a price of $0.08 per share for services rendered in the amount of $15,000.

On January 1, 2012, we granted 112,500 shares of common stock to a vendor at a price of $0.08 per share for services rendered in the amount of $9,000.

January 2011 - December 2011

On December 28, 2011, we granted a warrant to purchase 100,000 shares of common stock at a price of $0.08 per share to a third-party consultant in exchange for continuing to defer payment. The options vest annually over two years and expire ten years after the issuance date.

On December 27, 2011 we granted eight employees and two outside consultants options to purchase an aggregate of 2,750,000 as part of a year-end review for performance in 2011. The options vest annually over two years and expire ten years after the date of issuance.

On December 19, 2011, we granted 1,250,000 shares of common stock to a vendor at a price of $0.08 per share in exchange for a reduction in accounts payable of $100,000.

On December 5, 2011, we granted a third-party vendor, in consideration of a portion of the services under a service agreement, a warrant to purchase 4,000,000 shares of common stock with prices and vesting as follows: 1,000,000 at $0.06 upon completion of a transaction with us; 1,000,000 at $0.08 six months after the transaction; 1,000,000 at $0.10 twelve months after the transaction and the final 1,000,000 at $0.16 eighteen months after the transaction.

On November 30, 2011, we granted an employee a warrant to purchase 100,000 shares of common stock at a price of $0.06 per share in exchange for services in the amount of $6,000. The warrant vested at commencement.

On November 16, 2011, we granted a warrant to purchase 500,000 shares of common stock to Ivor Royston at a price of $0.06 per share for joining our Board of Advisors.

On November 11, 2011, in consideration of a personal guaranty given by The RHL Group, Inc., of which Robert Lorsch is their Chief Executive Officer, to a vendor, to guarantee payments due to the vendor from us for services rendered in the amount of $250,000, we granted The RHL Group (i) a warrant to purchase 625,000 shares of our common stock at an exercise price of $0.046 per share, and (ii) 125,000 shares of our common stock at a price of $0.046 per share.

On November 2, 2011, we granted 500,000 shares of common stock to a vendor at a price of $0.10 per share for services rendered in the amount of $50,000.

On October 19, 2011, we granted a warrant to purchase 1,050,000 shares of common stock at a price of $0.06 per share to Michael Finely in connection with his appointment to our Board of Directors. The warrant vests equally over three years and expires five years after the issuance date.

On October 12, 2011, we granted a third-party a warrant to purchase 166,667 shares of common stock at a price of $0.06 per share in exchange for services in the amount of $10,000. The warrant vests equally over two years.

On October 6, 2011, we granted 37,217 shares of common stock to a vendor at a price of $0.06 per share in exchange for a reduction in accounts payable of $2,233.

On September 26, 2011, we granted 93,484 shares of common stock to a vendor at a price of $0.06 per share for services rendered in the amount of $5,609.

On September 20, 2011, we granted 100,000 shares of common stock to a third-party in exchange for services valued at $6,000.

On September 20, 2011, we granted 250,000 shares of common stock to a third-party in exchange for a reduction in accounts payable in the amount of $15,000.

On September 12, 2011, we granted a warrant to purchase 2,000,000 shares of common stock at a price of $0.06 per share to a third-party, in exchange for services rendered in the amount of $120,000.

On September 12, 2011, we granted a warrant to purchase 200,000 shares of common stock at a price of $0.06 per share to an employee in connection with the hiring of the employee. The warrant vests annually over two years and has expires after five years.

On September 12, 2011, we granted 1,000,000 shares of common stock to a third-party in exchange for services rendered in the amount of $60,000.

On August 26, 2011, we granted 200,000 shares of common stock to a vendor as to defer payment accounted as interest valued at $12,000.

On August 8, 2011, we granted 23,245 shares of common stock to a vendor who elected to receive twenty percent of their fees in the form or equity for services rendered in the amount of $930.

On July 30, 2011, we granted warrant to purchase 200,000 shares of common stock at a price of $0.06 per share to an employee in connection with the employee's annual review. The warrant vests monthly over six months and has an expiration date after five years.

On July 15, 2011, we granted 185,552 shares of common stock to a vendor for services rendered in the amount of $9,416.

On July 6, 2011, we granted four separate warrants to Unis-Tonghe Technologies, our joint venture partner in China in conjunction with the formation of the Joint Venture. Each warrant gives them the right to acquire 1,000,000 shares of common stock at $0.08, $0.12, $0.16 and $0.20, respectively. The first warrant vests immediately upon the final formation of the Unis-Tonghe-MMR joint venture ("JV"). The second warrant vests six months after the formation of the JV. The third warrant vests immediately upon the Company's receipt of the first revenue distribution from the JV, and the fourth warrant vests immediately upon the Company's receipt of the second revenue distribution from the JV. All four warrants have an expiration date of July 7, 2013. None of these warrants have vested or have been exercised at this time. On June 16, the Company issued warrant to purchase 140,000 shares of common stock in connection to the issuance of Convertible Promissory Notes with an unrelated third-party for a principal amount of $35,000. The term of the warrants was three years and the exercise price was the lesser of (i) the product of fifty percent (50%) multiplied by the arithmetic average of the volume-weighted average trading price of the common stock for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable investment date, or (ii) $0.022. This warrant had a bifurcated value of $2,197. On the date of investment, the holder converted the promissory notes and exercised the attached warrants. As a result of the warrant exercise, the $2,197 discount was recorded to interest expense during the three and six months ended June 30, 2011 with an offset to additional paid in capital.

On June 10, 2011, we granted a warrant to purchase 1,000,000 shares of our common stock to a third-party as payment for services. This warrant had an exercise price of $0.055 per share, with a contractual life through June 10, 2013. This warrant will vest upon the holder generated at least $100,000 in gross revenue from the licensing agreement using the technology of our Company and had an aggregate value of $31,294.

On June 10, 2011, we granted a warrant to purchase 500,000 shares of our common stock to a third-party as payment for services. The first tranche of 250,000 shares had an exercise price of $0.055 per share, and will vest when a licensee generates at least $100,000 in gross revenue from the licensing agreement using the technology of the Company, or in one year, whichever occurs first. The second tranche of 250,000 shares had an exercise price of $0.125 per share, and will vest in one year after the vesting of the first tranche. This warrant had a contractual life through June 10, 2016 and had an aggregate value of $20,102, of which $846 was recorded as operating expenses during the three and six months ended June 30, 2011.

On June 1, 2011, we granted a warrant to purchase 1,000,000 shares of our common stock to a third-party as payment for services. This warrant had an exercise price of $0.06 per share, with a contractual life through June 1, 2012. This warrant vested at commencement and had an aggregate value of $13,975, which was recorded as operating expenses during the three and six months ended June 30, 2011.

On June 1, 2011, we granted a warrant to purchase 75,000 shares of our common stock to a third-party as payment for services. This warrant had an exercise price of $0.06 per share, with a contractual life through June 1, 2012. This warrant vested at commencement and had an aggregate value of $1,048, which was recorded as operating expenses during the three and six months ended June 30, 2011.

On May 28, 2011, we granted 750,000 shares of common stock to a consultant who elected to receive their fees in the form of equity valued at $75,000.

On May 26, 2011, we granted 1,000,000 shares of common stock to an advertising firm who elected to receive their fees in the form of equity valued at $42,000.

On May 26, 2011, we granted 100,000 shares of common stock to a consultant who elected to receive their fees in the form of equity valued at $4,200.

On May 26, 2011, we granted a warrant to purchase 1,000,000 shares of our common stock to a third-party as payment for services. This warrant had an exercise price of $0.051 per share, with a contractual life through May 26, 2012. This warrant will vest upon the closing of a transaction between us and a third-party introduced to us by the third-party service provider and has an aggregate value of $20,907.

On May 26, 2011, we granted a warrant to purchase 1,000,000 shares of our common stock to a third-party as payment for services. This warrant had an exercise price of $0.051 per share, with a contractual life through May 26, 2012. This warrant vested at commencement and had an aggregate value of $20,907, which was recorded as operating expenses during the three and six months ended June 30, 2011.

On May 24, 2011, we granted 120,000 shares of common stock to a vendor who chose to receive full payment in equity for marketing and advertising services rendered valued at $12,000.

On May 24, 2011, we granted 2,796,566 warrants to purchase shares of our common stock to The RHL Group in connection with the Fifth Amended Note (see Note 3). This warrant had an exercise price of $0.051 per share, with a contractual life through May 24, 2016. This warrant vested at commencement and has an aggregate value of $105,442, which was recorded as interest expenses during the three and six months ended June 30, 2011.

On May 23, 2011, we granted 4,532,258 shares of common stock to a note holder who exercised a right to convert $125,000 and other consideration for a convertible promissory note and a warrant to purchase 500,000 shares of common stock.

On May 23, 2011, we granted 4,532,258 shares of common stock to a note holder who exercised a right to convert $125,000 and other consideration for a convertible promissory note and a warrant to purchase 500,000 shares of common stock.

On May 20, 2011, we granted 543,871 shares of common stock to a note holder who exercised a right to convert $15,000 and other consideration for a convertible promissory note and a warrant to purchase 60,000 shares of common stock.

On May 10, 2011, we granted 1,000,000 shares of common stock at a price of $0.47 per share to a vendor as part of an agreement for services rendered to us.

On May 6, 2011, we granted 13,152,183 shares of common stock at a price of $0.06 per share to our technology partner for a reduction to accounts payable previously reported in our financial statements and relating to development services in the amount of $789,131.

On May 2, 2011, we granted 22,858 shares of common stock at a price of $0.049 per share to a vendor who chose to receive full payment in equity for a one day of consulting services provided to us.

Between April 14, 2011 and December 7, 2011, we entered into fifteen separate Convertible Promissory Notes with twelve unrelated third-parties and one related party for a principal amount totaling $1,800,858 and warrants to purchase an aggregate of 8,219,148 shares of our common stock. The Convertible Promissory Notes mature between October 31, 2011, and March 31, 2012, and we may, at our sole discretion, extend the maturity date to April 1, 2012 to September 30, 2012 respectively. The Convertible Promissory Notes bear an interest of 6% or 12% per annum payable in cash or shares of common stock, or a combination of cash and shares of common stock. The decision whether to pay in cash, shares of common stock or combination of both shall be at our sole discretion. The Convertible Promissory Note are convertible into shares of common stock by dividing (i) the then outstanding balance of such note by (ii) the product of seventy percent (70%) or eighty percent (80%) multiplied by the arithmetic average of the volume weighted average price of the common stock for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable conversion date.

On April 25, 2011, we granted an employee an incentive stock option to purchase 50,000 shares of common stock at a price of $0.051 per share as a part of a sign in package. The options vest annually over two years and expire ten years after the issuance date.

On February 22, 2011, we granted an employee an incentive stock option to purchase 250,000 shares of common stock at a price of $0.08 per share as part of a performance review. The options vest quarterly over two years and expire ten years after the issuance date.

On March 3, 2011, we granted a consultant a warrant to purchase 500,000 shares of common stock at $0.10 per share in exchange for services. The warrant vest as follows: 35% after 30 days, 35% after 60 days and 30% after 90 days, and has a contractual life of two years.

On February 15, 2011, we granted a sales consultant a warrant to purchase 250,000 shares of common stock at $0.10 per share in consideration for business introductions. The warrant vest annually over two years and has a contractual life of two years.

On February 6, 2011, we granted 9,143 shares of common stock at a price of $0.07 per share to a consultant who elected to receive 20% of their fees in the form of equity valued at $640.

On January 31, 2011, we granted 120,000 shares of common stock at a price of $0.10 per share to a vendor who chose to receive full payment in equity for marketing and advertising services rendered to us, valued at $12,000.

On January 3, 2011, we granted an employee an incentive stock option to purchase 500,000 shares of common stock at a price of $0.08 per share. The options vest monthly over two years and expire ten years after the issuance date.

On January 4, 2011, we granted a public relations consultant a warrant to purchase 180,000 shares of common stock at $0.10 per share in exchange for services. The warrant vest annually over two years and has a contractual life of five years.

On January 3, 2011, we granted a third party consultant 150,000 shares of common stock at a price of $.010 per share, in consideration for services rendered to us.

On January 3, 2011, we granted a third party consultant 50,000 shares of common stock at a price of $0.095 per share, in consideration for services rendered to us.

On January 2, 2011, we granted a third party consultant 530,300 shares of common stock at a price of $0.093 per share, in consideration for a reduction in accounts payable of $49,318.

January 2010 - December 2010

On December 29, 2010, we granted a third party consultant 300,000 shares of common stock at a price of $0.10 per share in exchange for a reduction in accounts payable of $30,000.

On December 28, 2010, we granted a third party consultant 120,000 shares of common stock at a price of $0.10 per share in exchange for a reduction in accounts payable of $12,000.

On December 22, 2010, we granted a third party consultant 250,000 shares of common stock at a price of $0.10 per share in exchange for a reduction in accounts payable of $25,000.

On December 21, 2010, we granted five employees and one third party consultant, options to purchase an aggregate of 1,000,000 shares of common stock at a price of $0.10 per share in consideration for services rendered. The options vest annually over two years and expire ten years from the date of issuance.

On December 21, 2010, we granted four different consultants warrants to purchase an aggregate of 350,000 shares of common stock at $0.10 per share in exchange for services. The warrants vest annually over two years and have a contractual life of five years.

On December 21, 2010, we granted a third party consultant 850,000 shares of common stock at a price of $0.10 per share in exchange for a reduction in accounts payable of $85,000.

On December 20, 2010, we granted a third party consultant 50,000 shares of common stock at a price of $0.10 per share in exchange for a reduction in accounts payable of $5,000.

On December 17, 2010, we granted a departing director (i) a warrant to purchase 250,000 shares of common stock at $0.11 per share, and (ii) 250,000 shares of common stock at $0.179 per share in exchange continuing consulting services. The warrant vest six months after the date of grant and has a contractual life of five years.

On December 15, 2010, we granted a sales consultant a warrant to purchase 500,000 shares of common stock at $0.18 per share in exchange for sales services. The warrant vest annually over two years and has a contractual life of five years.

On December 13, 2010, we granted an employee an option to purchase 1,000,000 shares of common stock at a price of $0.10 per share. The options annually over two years and have a contractual life of ten years.

On December 13, 2010, we granted a consultant a warrant to purchase 1,000,000 shares of common stock at a price of $0.10 per share. 500,000 shares vest on 3/31/11, the remaining 500,000 vest in eight equal quarterly installments starting on 6/30/11. The warrant has a contractual life of five years.

On December 10, 2010, we granted a consultant a warrant to purchase 500,000 shares of common stock at $0.08 per share in exchange for data retrieval services. The warrant vest quarterly over twelve months and has a contractual life of five years.

On December 10, 2010, we granted a consultant a warrant to purchase 600,000 shares of common stock at $0.08 per share in exchange for services in connection with a transaction. The warrant vest monthly over six months and has a contractual life of five years but can only be exercised after the signing of a definitive agreement between us and a third party introduced by the consultant.

On December 3, 2010, we granted a related party 310,898 shares of common at a price of $0.078 per share stock in exchange for a reduction in accounts payable of $24,250.

Between December 1, 2010 and December 6, 2010, we entered into Convertible Promissory Notes with two unrelated third-parties and one related party for a principal amount totaling $188,250 and warrants to purchase an aggregate of 1,203,000 shares of our common stock. The Convertible Promissory Notes mature on June 1, 2011, and June 30, 2011, and we may, at our sole discretion, extend the maturity date to December 1, 2011, and December 30, 2011respectively. The Convertible Promissory Notes bear an interest of 6% or 12% per annum payable in cash or shares of common stock, or a combination of cash and shares of common stock. The decision whether to pay in cash, shares of common stock or combination of both shall be at our sole discretion. The Convertible Promissory Note are convertible into shares of common stock by dividing (i) the then outstanding balance of such note by (ii) the product of seventy percent (70%) or eighty percent (80%) multiplied by the arithmetic average of the volume weighted average price of the common stock for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable conversion date.

On December 1, 2010, we granted a third party consultant 50,000 shares of common stock at a price of $0.067 per share in exchange for a reduction in accounts payable of $3,345.

On November 19, 2010, we granted a third party consultant 42,857 shares of common stock at a price of $0.07 per share in exchange for a reduction in accounts payable of $3,000.

On November 17, 2010, we entered into an investment agreement with a third party in which we granted 800,000 shares of common stock at a price of $0.12 per share and a warrant to purchase 750,000 shares of common stock at an exercise price of $0.12 in exchange for ownership shares in the third party's company worth $100,000.

On November 1, 2010, we granted a third party consultant 50,000 shares of common stock at a price of $0.075 per share in exchange for consulting services.

On October 21, 2010, we granted a third party consultant 71,429 shares of common stock at a price of $0.07 per share in exchange for a reduction in accounts payable of $5,000.

On October 7, 2010, we granted to a third party 50,000 shares of common stock worth $4,500 in exchange for a reduction in accounts payable.

On October 6, 2010, we granted 192,308 shares of common stock at a price of $0.13 per share to a vendor in exchange for a reduction in accounts payable of $25,000.

On October 1, 2010, we granted to a related party 312,500 shares of common stock at a price of $0.08 per share for consulting services.

On September 27, 2010, we granted 4,572 shares of common stock at a price of $0.07 per share to a vendor in exchange for a reduction in accounts payable of $320.

On September 21, 2010, we granted 55,556 shares of common stock at a price of $0.09 per share to a vendor in exchange for a reduction in accounts payable of $5,000.

On September 21, 2010, we granted 466,000 shares of common stock at a price of $0.09 per share to a vendor in exchange for a $70,000 deposit towards future trade show expenses.

On September 6, 2010, we granted 192,308 shares of common stock at a price of $0.13 per share to a vendor in exchange for $25,000 in consulting services.

On September 3, 2010, we granted 250,000 shares of common stock to a vendor at a price of $0.10 per share in exchange for $25,000 in consulting services.

On August 31, 2010, we granted 1,060,325 shares of common stock at a price of $0.10 per share to three vendors in exchange for a reduction in accounts payable of $106,033.

On August 6, 2010, we granted 418,919 shares of common stock at a price of $0.14 per share to two vendors in exchange for a reduction in accounts payable of $60,337.85.

On August 3, 2010, we granted 15,000 shares of common stock at a price of $0.14 per share to a vendor in exchange for services rendered to us.

On July 1, 2010 and July 8, 2010, we granted to a vendor a total of 196,310 shares of common stock valued at $28,010, in consideration for marketing and consulting services.

On July 1, 2010, we granted a consultant a warrant to purchase 500,000 shares of common stock at $0.15 per share in connection with services rendered in China. The warrant vest immediately and has a contractual life of five years.

On June 30, 2010, we granted 43,125 shares of common stock at a price of $0.16 per share to a related party in exchange for services rendered.

On June 21, 2010, we granted a reseller a warrant to purchase 1,000,000 shares of common stock at $0.20 per share. 50% of the warrant vest upon the receipt of 500 signed customer agreements and the remaining 50% vests upon the receipt of an additional 300 signed customer agreements. The warrant has a contractual life of two years.

On June 18, 2010, we granted a vendor 26,316 shares of common stock at a price of $0.19 per share in exchange for services valued at $5,000.

On June 17, 2010, we granted two vendors 277,778 shares of common stock at a price of $0.18 per share in exchange for services valued at $50,000.

On June 11, 2010, we granted an aggregate of 2,231,993 shares of common stock at a price of $0.19 per share to three different vendors in exchange for a reduction in accounts payable totaling $422,354.61.

On June 1, 2010, we granted 434,783 shares of common stock to a vendor at a price of $0.23 per share in exchange for a reduction in accounts payable of $100,000.

On May 31, 2010 we granted 113,636 shares of common stock at a price of $0.22 per share to a vendor in exchange for a $25,000 deposit towards future trade show expenses.

On May 24, 2010, we granted 148,352 shares of common stock at a price of $0.21 per share to a vendor in exchange for a reduction in accounts payable of $31,154.

Between July 26, 2010 and September 21, 2010, we entered into Convertible Promissory Notes with one unrelated third-party and two related parties for a principal amount totaling $807,000 and warrants to purchase 4,000,600 shares of our common stock. The Convertible Promissory Notes mature on January 30, 2011, February 28, 2011, and March 30, 2011, and we may, at our sole discretion, extend the maturity date to July 30, 2011, August 30, 2011, and September 30, 2011. The Convertible Promissory Notes bear an interest of 6% or 12% per annum payable in cash or shares of common stock, or a combination of cash and shares of common stock. The decision whether to pay in cash, shares of common stock or combination of both shall be at our sole discretion. The Convertible Promissory Note are convertible into shares of common stock by dividing (i) the then outstanding balance of such note by (ii) the product of seventy percent (70%) or eighty percent (80%) multiplied by the arithmetic average of the volume weighted average price of the common stock for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable conversion date.

On May 11, 2010, we granted a public relations consultant a warrant to purchase 500,000 shares of common stock at $0.25 per share. The warrant vest quarterly over two years but is only exercisable upon the signing of a definitive agreement between us and a company introduced by the public relations consultant. The warrant has a contractual life of five years.

On May 7, 2010, we granted 100,402 shares of common stock at a price of $0.249 per share to a vendor in exchange for the acquisition of intellectual property valued at $25,000.

On May 4, 2010, we granted 92,593 shares of common stock at a price of $0.27 per share to a vendor in exchange for a reduction in accounts payable of $25,000.

On various dates between April 13, 2010 and June 25, 2010, we entered into nineteen different Note and Warrant Subscription Agreements (the "Note Agreements") with fourteen unrelated third parties (the "Purchasers"). Pursuant to the terms of the Note Agreements, the Purchasers purchased convertible notes in the aggregate amount of $757,977 (the "Note"). The Note carries an annual interest rate of 12%. The Notes are convertible at the option of each Purchaser into a number of shares of common stock, par value $0.001 per share (the "Shares"), equal to the product of eighty percent (80%) multiplied by the arithmetic average of the dollar volume-weighted average price ("VWAP") of the Shares for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable conversion date, 88,049 shares of common stock has been issued. In addition to the Note, the Purchasers received warrants to purchase initially up to 3,647,327 shares, at a per share price equal to the lesser of (i) the product of fifty percent (50%) multiplied by the arithmetic average of the VWAP of the shares for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable exercise date, or (ii) $0.15, whichever is less (the "Warrants"). The Warrants expire between April 13, 2013 and June 25, 2013.

On April 29, 2010, we granted 2,614,684 warrants to purchase shares of our common stock to The RHL Group in connection with the Fourth Amended Note. This warrant had an exercise price of $0.21 per share, vested immediately and had a contractual life through April 28, 2014.

On April 14, 2010, we granted 100,000 shares of common stock at a price of $0.16 per share to a third party as part of the package for joining our Board of Advisors.

On April 14, 2010, we granted a vendor a warrant to purchase 250,000 shares of common stock at a price of $0.16 in exchange for services provided in the deployment of our MMRPro product. The warrants vest immediately and expire on April 14, 2015.

On April 7, 2010, we granted 500,000 shares of common stock at a price of $0.15 per share to a consultant for services rendered to us in China.

On March 25, 2010, we granted a consultant a warrant to purchase 500,000 shares of common stock at a price of $0.12 per share in consideration for the signing of a consulting agreement with us. The warrant starts vesting after six months of consulting services have been provided and vest in eight quarterly installments. The warrant expires on March 1, 2015.

On March 24, 2010, we granted 10,939 shares of common stock at a price of $0.12 per share to a vendor in exchange for a reduction in payables of $755.

On March 23, 2010, we granted a consultant a warrant to purchase 100,000 shares of common stock at a price of $0.12 per share in consideration for consulting services. The warrant vests immediately and expires on March 1, 2015.

On March 25, 2010, we granted a consultant a warrant to purchase 50,000 shares of common stock at a price of $0.12 per share in consideration for the consulting services in regards to the Anti CD-20 antivirus. The warrant vests immediately and expires on March 1, 2015.

From March 19, 2010 to October 18, 2010, we granted five employees and two third-party consultants incentive stock options to purchase 3,900,000 shares of common stock at prices ranging from $0.08 to $0.23 per share. The options vest quarterly or annually over two years, and expire five or ten years after the date of issuance.

On March 17, 2010, we entered into a Note and Warrant Subscription Agreement (the "Note Agreement") with Ingrid and Joe Safranek (the "Purchaser"). Pursuant to the terms of the Note Agreement, the Purchaser purchased a convertible note in the amount of $30,000 (the "Note"). The Note carries an annual interest rate of 12%. The Notes are convertible at the option of each Purchaser into a number of shares of common stock, par value $0.001 per share (the "Shares"), equal to the product of eighty percent (80%) multiplied by the arithmetic average of the dollar volume-weighted average price ("VWAP") of the Shares for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable conversion date, which has been converted into 375,000 shares of common stock. In addition to the Note, the Purchaser received a warrant to purchase initially up to 150,000 Shares, at a per share price equal to the lesser of (i) the product of fifty percent (50%) multiplied by the arithmetic average of the VWAP of the Shares for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable exercise date, or (ii) $0.15, whichever is less (the "Warrants"). The Warrant expires on March 17, 2013.

On March 17, 2010, we entered into a Note and Warrant Subscription Agreement (the "Note Agreement") with an unrelated third party (the "Purchaser"). Pursuant to the terms of the Note Agreement, the Purchaser purchased a convertible note in the amount of $500,000 (the "Note"). The Note carries an annual interest rate of 12%. The Notes are convertible at the option of each Purchaser into a number of shares of common stock, par value $0.001 per share (the "Shares"), equal to the product of eighty percent (80%) multiplied by the arithmetic average of the dollar volume-weighted average price ("VWAP") of the Shares for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable conversion date, which has been converted into 6,250,000 shares of common stock. In addition to the Note, the Purchaser received a warrant to purchase initially up to 3,500,000 Shares, at a per share price equal to the lesser of (i) the product of fifty percent (50%) multiplied by the arithmetic average of the VWAP of the Shares for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable exercise date, or (ii) $0.15, whichever is less (the "Warrants"). The Warrant expires on March 17, 2013.

On March 16, 2010, we granted 300,000 shares of common stock at a price of $0.14 per share to a vendor, in consideration for HIMMS booth space.

On March 16, 2010, we entered into a two separate Note and Warrant Subscription Agreements (the "Note Agreement") with one unrelated third party (the "Purchaser"). Pursuant to the terms of the Note Agreement, the Purchaser purchased a convertible note in the amount of $307,875 (the "Note"). The Note carries an annual interest rate of 12%. The Notes are convertible at the option of each Purchaser into a number of shares of common stock, par value $0.001 per share (the "Shares"), equal to the product of eighty percent (80%) multiplied by the arithmetic average of the dollar volume-weighted average price ("VWAP") of the Shares for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable conversion date. In addition to the Note, the Purchaser received warrants to purchase initially up to 1,539,375 Shares, at a per share price equal to the lesser of (i) the product of fifty percent (50%) multiplied by the arithmetic average of the VWAP of the Shares for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable exercise date, or (ii) $0.15, whichever is less (the "Warrants"). The Warrant expires on March 16, 2013.

On February 28, 2010, we granted 49,505 shares of common stock at a price of $0.101 per share to a related party for consulting services rendered to us.

On February 23, 2010, we granted 500,000 shares of common stock at a price of $0.10 per share to a consultant, of which 250,000 is for services rendered to us in China and 250,000 for services related to Anti CD20.

On February 12, 2010, we granted 81,818 shares of common stock at a price of $0.11 per share to a consultant, in consideration for services rendered to us.

On February 11, 2010, we granted 674,000 shares of common stock at a price of $0.09 per share to a related party, in consideration for a reduction in accounts payable of $60,712.

On January 31, 2010 we granted 47,619 shares of common stock at a price of $0.105 per share to a related party for services rendered.

On January 27, 2010, we granted five non-employee directors and Robert H. Lorsch, our Chief Executive Officer, options to purchase an aggregate of 19,000,000 shares of common stock at a price of $0.10 per share in consideration for services rendered as members of the Board of Directors. The options vest annually over two years and expire ten years from the date of issuance.

On January 26, 2010, we granted three new members of our board of advisors an option to purchase an aggregate of 300,000 shares of common stock at a price of $0.09 per share in consideration for services rendered. 50% of the options vest immediately and the remaining 50% vest on December 17, 2011. The options expire four years from the date of issuance.

On January 21, 2010, we granted five employees and one third party consultant, options to purchase an aggregate of 1,977,891 shares of common stock at a price of $0.125 per share in consideration for services rendered as part of the 2001 Incentive Plan. The options vest immediately and expire ten years from the date of issuance.

On January 21, 2010, the Board approved the granting of 1,000,000 shares of restricted common stock to Alexian Brothers Health Network's ("Alexian") building and capital fund. The Board also unanimously approved a contribution to Alexian's building and capital fund of two warrants: (a) an immediate grant of a warrant to acquire up to 500,000 shares of common stock, exercisable at any time on or before December 31, 2011, with an exercise price of twenty-five cents ($0.25) per share payable in cash or through a cashless exercise at the option of the holder and (b) an immediate grant of a warrant to acquire up to 500,000 shares of common stock, exercisable at any time on or before December 31, 2013, with an exercise price of thirty five cents ($0.35) per share payable in cash or through a cashless exercise at the option of the holder.

On January 21, 2010, we granted one Director and three of our Board of Advisors, 50,000 shares of common stock each at a price of $0.11 per share in consideration for consulting services rendered.

On January 6, 2010 and January 15, 2010, we entered into a Note and Warrant Subscription Agreement (the "Note Agreement") with a related third party and an unrelated third party (the "Purchasers"). Pursuant to the terms of the Note Agreement, the Purchaser purchased a convertible note in the amount of $412,300 (the "Note"). The Note carries an annual interest rate of 12%. The Notes are convertible at the option of each Purchaser into a number of shares of common stock, par value $0.001 per share (the "Shares"), equal to the product of eighty percent (80%) multiplied by the arithmetic average of the dollar volume-weighted average price ("VWAP") of the Shares for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable conversion date. In addition to the Note, the Purchaser received a warrant to purchase initially up to 2,861,500 shares, at a per share price equal to the lesser of (i) the product of fifty percent (50%) multiplied by the arithmetic average of the VWAP of the shares for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable exercise date, or (ii) $0.15, whichever is less (the "Warrants"). The Warrants expires on January 6, 2013 and February 3, 2013.

On January 6, 2010, we granted 1,388,889 shares of common stock to an unrelated third party as consideration for ongoing support in Japan as a strategic partner and as part of the final documentation for the termination of our joint venture with an investor to establish an entity to market and sell our services in the countries of Japan, China, Korea, Taiwan and Thailand.

On January 4, 2010, we granted 250,000 shares of common stock at a price of $0.10 per share to a consultant, in consideration for services rendered to us in China.

May 2009 - December 2009

On December 31, 2009, we granted 60,976 shares of common stock at a price of $0.10 per share to a related third party in consideration for services rendered to us.

On December 10, 2009 and December 23, 2009, we entered into a Note and Warrant Subscription Agreement (the "Note Agreement") with two separate third parties (the "Purchasers"). Pursuant to the terms of the Note Agreement, the Purchasers purchased a convertible note in the total amount of $213,000 (the "Note"). The Note carries an annual interest rate of 12%. The Notes are convertible at the option of each Purchaser into a number of shares of our common stock, par value $0.001 per share (the "Shares"), equal to the product of eighty percent (80%) multiplied by the arithmetic average of the dollar volume-weighted average price ("VWAP") of the Shares for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable conversion date. In addition to the Note, the Purchasers received warrants to purchase up to 1,258,000 Shares, at a per share price equal to the lesser of (i) the product of fifty percent (50%) multiplied by the arithmetic average of the VWAP of the Shares for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable exercise date, or (ii) $0.08, whichever is less (the "Warrants").

On November 30, 2009, we granted 39,683 shares of common stock at a price of $0.126 per share to a related party in exchange for services rendered to us.

On November 24, 2009, we granted 500,000 shares of common stock at a price of $0.10 per share to a vendor, in consideration for services rendered to us.

On November 21, 2009, we granted 219,298 shares of common stock at a price of $0.114 per share to a vendor, in consideration for services rendered to us.

On November 19, 2009, we entered into two separate Note and Warrant Subscription Agreements (the "Note Agreements") with one related party and one unrelated third party (the "Purchasers"). Pursuant to the terms of the Note Agreements, the Purchasers purchased a convertible note in the amount of $300,000 and $200,000, respectively (the "Notes"). The Notes carry an annual interest rate of 12%. The Notes are convertible at the option of each Purchaser into a number of shares of our common stock, par value $0.001 per share (the "Shares"), equal to the product of eighty percent (80%) multiplied by the arithmetic average of the dollar volume- weighted average price ("VWAP") of the Shares for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable conversion date. In addition to the Notes, the Purchasers each received a warrant to purchase, in the case of Mr. Loftus, initially up to 2,400,000 Shares, and in the case of Ms. Berger, initially up to 1,200,000 Shares, at a per share price equal to the lesser of (i) the product of fifty percent (50%) multiplied by the arithmetic average of the VWAP of the Shares for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable exercise date, or (ii) $0.15, whichever is less (the "Warrants"). Each Warrant expires on November 19, 2012.

On November 16, 2009, we granted 225,000 shares of common stock at a price of $0.08 per share to a vendor in consideration for future services in the amount of $18,000.

On November 5, 2009, we entered into a Note and Warrant Subscription Agreement (the "November Note Agreement") with an related third-party. Pursuant to the terms of the November Note Agreement, the unrelated third-party purchased a convertible note in the amount of $100,000 (the "November Note"). The November Note carries an annual interest rate of 12%. The November Note is convertible at the option of the unrelated third-party into a number of shares of our common stock, par value $0.001 per share, equal to the product of eighty percent (80%) multiplied by the arithmetic average of the dollar volume- weighted average price ("VWAP") of the our common stock for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable conversion date. In connection with the November Note, we issued a warrant to purchase up to 600,000 shares of our common stock at a per share price equal to the lesser of (i) the product of fifty percent (50%) multiplied by the arithmetic average of the VWAP of the Shares for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable exercise date, or (ii) $0.15, whichever is less (the "Warrants"). The Warrant expires on November 4, 2012.

On September 30, 2009, we granted 60,976 shares of common stock at a price of $0.09 per share to a related third party consultant in consideration for services rendered to us.

On October 5, 2009, we granted 104,880 shares of common stock at a price of $0.10 per share to a vendor in exchange for a reduction in accounts payable of $10,448.

On October 1, 2009, we granted 125,000 shares of common stock at a price of $0.09 per share to a vendor in consideration for services rendered to us.

On September 30, 2009, we granted 2,270,000 shares of common stock at a price of $0.09 per share to a vendor, in consideration of a reduction in payables of $103,188 and agreeing to continue deferring amounts due for consulting and other services performed for us.

On September 30, 2009, we granted 250,000 shares of common stock at a price of $0.09 per share to a consultant, in consideration of consulting and other services performed for us.

On September 30, 2009, we granted 55,556 shares of common stock at a price of $0.09 per share to a related third party consultant in consideration for services rendered to us.

On September 30, 2009, we granted 424,789 shares of common stock at a price of $0.09 per share to a vendor in consideration for a reduction in accounts payable of $38,231.

On September 25, 2009, we granted 112,360 shares of common stock to an unrelated third party in consideration for services rendered in the amount of $10,000.

On September 25, 2009, we granted 382,022 shares of common stock at a price of $0.089 per share to a consultant, in consideration of retainer and consulting services.

On September 18, 2009, we granted 100,000 shares of common stock at a price of $0.09 per share to a vendor, in consideration for services rendered to us.

On September 16, 2009, we paid a consulting fee to David T. Loftus, in consideration for a five-year commitment to offer his services in assisting us with our use of a marketing database, in an amount equal to $250,000 in the form of 2,777,778 shares of common stock at a price of $0.09 per share, which was the closing price of our common stock on September 15, 2009.

On September 15, 2009, we entered into Convertible Promissory Notes with one related party and one unrelated third party for a principal amount totaling $400,000 and warrants to purchase a total of 2,400,000 shares of our common stock. The Convertible Promissory Notes mature on December 31, 2009, and we may, at our sole discretion, extend the maturity date to June 30, 2010. The Convertible Promissory Notes bear an interest of 12% per annum payable in cash or shares of common stock or a combination of cash and shares of common stock. The decision whether to pay in cash, shares of common stock or a combination of both shall be at our sole discretion. The Convertible Promissory Notes are convertible into shares of common stock at the option of the Purchaser by dividing (i) the then outstanding balance of such notes by (ii) the product of eighty percent (80%) multiplied by the arithmetic average of the dollar volume-weighted average price ("VWAP") of the shares for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable conversion date. The warrants were issued at a per share price equal to the lesser of (i) the product of fifty percent (50%) multiplied by the arithmetic average of the VWAP of the shares for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable exercise date, or (ii) $0.15, whichever is less.

On September 15, 2009, in connection with the preparation of the Investment Agreement and the Registration Rights Agreement with Dutchess Equity Fund, L.P. ("Dutchess"), we paid Dutchess a document preparation fee in the amount of $5,000, and issued Dutchess 230,800 shares of common stock, which equaled $30,000 worth of common stock based on a $0.13 price per share value, which was the closing sales price of our common stock on August 13, 2009, the execution date of the non-binding term sheet with Dutchess.

On September 4, 2009, we granted 770,000 shares of common stock at a price of $0.09 per share to a related third party, in consideration of a reduction in payables of $60.167 and a performance bonus of $10,000.

On September 2, 2009, we granted 100,000 shares of common stock at a price of $0.10 to a vendor in consideration for continuing to defer amounts owed.

On September 2, 2009, we granted 95,239 shares of common stock at a price of $0.10 per share to a vendor in consideration of a reduction in accounts payable of $9,524.

On August 31, 2009, we granted 291,667 shares of common stock at a price of $0.12 per share to a related party in consideration for services rendered in the amount of $35,000.

On August 18, 2009, we granted 80,000 shares of common stock at a price of $0.125 per share to an unrelated third-party in exchange for services worth $10,000.

On August 18, 2009, we entered into a waiver agreement with The RHL Group, Inc., pursuant to which, in consideration of The RHL Group's waiver of MMR's payment default under the Third Amended Note, we granted to The RHL Group a warrant to purchase an aggregate of 11,039,378 shares of our common stock, with an exercise price equal to $0.13 per share, the closing price of our common stock on the date immediately preceding the date of grant. In addition, as repayment of the unpaid origination fee owed to The RHL Group by MMR in connection with the credit line restructuring, we granted to The RHL Group an aggregate of 2,800,000 shares of common stock.

On August 17, 2009, in consideration of a personal guaranty given by Robert H. Lorsch, our Chairman, Chief Executive Officer and President, to a vendor, to guarantee payments due to the vendor from us for services rendered, we granted Mr. Lorsch (i) a warrant to purchase 706,605 shares of our common stock at an exercise price of $0.13 per share, the closing price of our common stock on the date immediately preceding the date of grant, and (ii) 141,321 shares of our common stock. On August 12, 2009, we granted 25,000 shares of common stock at a price of $0.12 per share to a vendor in exchange for services rendered to us.

On August 11, 2009 we issued a warrant to purchase 1,000,000 shares of common stock at a price of $0.125 per share to a vendor in exchange for services rendered to us.

On August 7, 2009, we granted 830,379 shares of common stock at a price of $0.12 per share to a related third-party in consideration for a reduction in payables of $96,490.

On August 6, 2009, we granted four non-employee directors, options to purchase an aggregate of 5,600,000 shares of common stock at a price of $0.125 per share in consideration for their services. The options vest in 8 quarterly installments beginning 8/6/09. The 1st quarterly installment vests on 8/6/09 and the remaining seven vest on the first day of each quarter thereafter. The options expire five years from the date of issuance.

On August 6, 2009, our Board of Directors, upon recommendation of the Compensation Committee, approved the issuance of an option grant (the "Option") to Robert H. Lorsch, our President, Chairman and Chief Executive Officer, pursuant to the terms of Mr. Lorsch's employment agreement with us, dated January 27, 2009. Mr. Lorsch's employment agreement provided that, each year during the term of Mr. Lorsch's employment with us, Mr. Lorsch is entitled to a grant or grants of stock options as determined by the Board of Directors. However the option grant was not considered until the August 6, 2009 meeting. The Option entitles Mr. Lorsch to purchase up to 3,000,000 shares of Company common stock per year for the three year term of the employment agreement, at an exercise price of $0.125 per share, which was the closing price of our common stock as reported on the OTC Bulletin Board on August 6, 2009. 3,000,000 shares are being vested as of the date of grant for the period from January 27, 2009 through January 27, 2009, 3,000,000 shares vest on January 27, 2010, and the remaining 3,000,000 shares will vest on January 27, 2011. The Option agreement has a five year term.

On August 6, 2009, we granted 410,000 shares of common stock at a price of $0.12 per share to a third-party consultant in exchange for continuing to defer payment owed for services rendered to us.

On August 6, 2009, we granted 707, 016 shares of common stock to Naj Allana, our then Chief Financial Officer and Senior Vice President. The shares were issued to Mr. Allana in consideration of Mr. Allana agreeing to allow us to defer payments of salaries under the terms of Mr. Allana's employment agreement with us.

On August 6, 2009, we granted 1,000,000 shares of common stock at $0.125 per share to a related party in exchange for consulting and other services for a two-year term.

On August 6, 2009, we granted 100,000 shares of common stock at a price of $0.12 per share to a third-party consultant in exchange for continuing to defer payment of services rendered to us.

On July 29, 2009, we granted 500,000 shares of common stock to a vendor at a price of $0.1191 per share in exchange for a reduction in payables of $59,548.45.

On July 29, 2009 we granted a warrant to purchase 304,826 shares of common stock to a vendor at a price of $0.125 per share in consideration for continuing to defer payment for services rendered. The warrant vests immediately and expire after five years.

On July 16, 2009, August 3, 2009, and August 7, 2009, we entered into Convertible Promissory Notes with three different unrelated third parties for a principal amount totaling $160,000 and warrants to purchase a total of 800,000 shares of our common stock. The Convertible Promissory Notes mature on December 31, 2009, and we may, at our sole discretion, extend the maturity date to June 30, 2010. The Convertible Promissory Notes bear an interest of 12% per annum payable in cash or shares of common stock or a combination of cash and shares of common stock. The decision whether to pay in cash, shares of common stock or a combination of both shall be at our sole discretion. The Convertible Promissory Notes are convertible into shares of common stock at the option of the Purchaser by dividing (i) the then outstanding balance of such notes by (ii) the product of eighty percent (80%) multiplied by the arithmetic average of the dollar volume-weighted average price ("VWAP") of the shares for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable conversion date. The warrants were issued at a per share price equal to the lesser of (i) the product of fifty percent (50%) multiplied by the arithmetic average of the VWAP of the shares for the ten (10) consecutive trading days ending on the day that is three (3) trading days prior to the applicable exercise date, or (ii) $0.15, whichever is less.

On July 3, 2009, we granted 50,000 shares of common stock at a price of $0.14 per share to an unrelated third-party in consideration for the purchase of a mobile application in the amount of $7,000.

On May 21, 2009, we granted five non-employee directors, options to purchase an aggregate of 1,370,000 shares of common stock at a price of $0.179 per share in consideration for their services. The options vest annually over two years and expire five years from the date of issuance.

On May 13, 2009 we granted a total of 137,000 shares of common stock at a price of $0.19 per share to four unrelated third-parties in consideration for a reduction in rent in the amount of $26,030.

On May 13, 2009, we granted warrants to three unrelated third-party creditors to acquire an aggregate 275,000 shares of our common stock. The warrants, 75,000 of which are immediately exercisable, have an exercise price of $0.19and expire on May 13, 2014. The warrants were granted in exchange for consulting services rendered.

We generally used the proceeds of the foregoing sales of securities for repayment of indebtedness, working capital and other general corporate purposes.

Item 16. Exhibits and Financial Statement Schedules

(a) The exhibits set forth under the caption "Exhibit Index" below are included herein and incorporated by reference.

(b) Financial Statement Schedules. The financial statement schedules have been omitted because they are not applicable, not required, or the information is included in the consolidated financial statements or notes thereto.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purposes of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(h)(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 8, 2012.

MMRGLOBAL, INC.

By:	/s/ Robert H. Lorsch
Name:	Robert H. Lorsch
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Lorsch and Ingrid Safranek, and each of them individually, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert H. Lorsch	Chief Executive Officer and Director	May 8, 2012
Robert H. Lorsch	(Principal Executive Officer)

/s/ Ingrid Safranek	Chief Financial Officer, Chief Accounting Officer	May 8, 2012
Ingrid Safranek	(Principal Financial and Accounting Officer)

/s/ Mike Finley	Director	May 8, 2012
Mike Finley

/s/ Douglas H. Helm	Director	May 8, 2012
Douglas H. Helm

/s/ Bernard Stolar	Director	May 8, 2012
Bernard Stolar

/s/ Jack Zwissig	Director	May 8, 2012
Jack Zwissig

II-5

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1#

Agreement and Plan of Merger and Reorganization, dated as of November 8, 2008, by and among Favrille, Inc., Montana Merger Sub, Inc. and mymedicalrecords.com, Inc. (incorporated by reference to Exhibit 2.1 of the registrant's current report on Form 8-K filed on November 13, 2008)

2.2

Form of Voting Agreement, dated as of November 8, 2008, by and among Favrille, Inc. and certain stockholders of mymedicalrecords.com, Inc. (incorporated by reference to Exhibit 2.2 of the registrant's current report on Form 8-K filed on November 13, 2008)

3.1

Amended and Restated Certificate of Incorporation, as amended by a Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant's current report on Form 8-K filed on February 2, 2009)

3.2

Certificate of Amendment of Certificate of Incorporation of MMR Information Systems, Inc., dated as of July 10, 2009 (incorporated by reference to Exhibit 3.2 of the registrant's current report on Form 8-K filed on July 13, 2009)

3.3	Certificate of Ownership and Merger (incorporated by reference to Exhibit 3.2 of the registrant's current report on Form 8-K filed on February 2, 2009)
3.4

Certificate of Amendment of Amended and Restated Certificate of Incorporation of MMR Global, Inc., as amended, dated as of June 15, 2010 (incorporated by reference to Exhibit 3.1 of the registrant's current report on Form 8-K filed on June 18, 2010)

3.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the registrant's current report on Form 8-K filed on October 9, 2007)
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to registrant's registration statement on Form S-1 (File No. 333-114299) filed on May 11, 2004)
4.2

Amended and Restated Investor Rights Agreement dated March 26, 2004 among the registrant and certain of its stockholders (incorporated by reference to Exhibit 4.2 to registrant's registration statement on Form S-1 (File No. 333-114299) filed on April 8, 2004)

4.3

Amendment No. 1 to Amended and Restated Investor Rights Agreement dated April 6, 2004 among the registrant and certain of its stockholders (incorporated by reference to Exhibit 4.3 to registrant's registration statement on Form S-1 (File No. 333-114299) filed on April 8, 2004)

4.4

Securities Purchase Agreement dated March 6, 2006, by and among registrant and the individuals and entities identified on Exhibit A thereto (incorporated by reference to Exhibit 4.4 of the registrant's current report on Form 8-K filed on March 10, 2006)

4.5

Form of Warrant issued pursuant to the Securities Purchase Agreement dated March 6, 2006, by and among registrant and the individuals and entities identified on Exhibit A thereto (incorporated by reference to Exhibit 4.5 of the registrant's current report on Form 8-K filed on March 10, 2006)

4.6

Securities Purchase Agreement dated February 12, 2007, by and among registrant and certain investors (incorporated by reference to Exhibit 10.1 of the registrant's current report on Form 8-K filed on February 13, 2007)

4.7

Warrant to purchase 250,000 shares of common stock dated December 19, 2006 issued to Kingsbridge Capital Limited (incorporated by reference to Exhibit 4.1 of the registrant's current report on Form 8-K filed on December 20, 2006)

4.8

Registration Rights Agreement dated December 19, 2006, by and between registrant and Kingsbridge Capital Limited (incorporated by reference to Exhibit 4.2 of the registrant's current report on Form 8-K filed on December 20, 2006)

4.9

Amendment No. 1 to Registration Rights Agreement dated December 19, 2006, by and between registrant and Kingsbridge Capital Limited dated August 10, 2007 (incorporated by reference to Exhibit 4.11 of the registrant's quarterly report on Form 10-Q for the quarter ended June 30, 2007)

4.10

Warrant to purchase 48,834 shares of common stock dated December 30, 2005 issued to General Electric Capital Corporation (incorporated by reference to Exhibit 4.6 of the registrant's annual report on Form 10-K for the year ended December 31, 2005)

4.11

Warrant to purchase 48,834 shares of common stock dated December 30, 2005 issued to Oxford Finance Corporation (incorporated by reference to Exhibit 4.7 of the registrant's annual report on Form 10-K for the year ended December 31, 2005)

4.12	Form of Warrant issued to investors in November 2007 registered direct offering (incorporated by reference to Exhibit 4.1 of the registrant's current report on Form 8-K filed on November 5, 2007)
4.13

Placement Agent Agreement dated November 2, 2007, by and between registrant and Lazard Capital Markets, LLC (incorporated by reference to Exhibit 1.1 of the registrant's current report on Form 8-K filed on November 5, 2007)

4.14

Warrant to purchase 10,000 shares of common stock dated April 8, 2008 issued to Porter Novelli Life Sciences, LLC (incorporated by reference to Exhibit 4.13 of the registrant's quarterly report on Form 10-Q for the quarter ended March 31, 2008)

4.15

Form of Warrant issued pursuant to the Creditor Plan dated as of November 8, 2008 by and among registrant, mymedicalrecords.com, Inc. and Kershaw, Mackie & Co. as the administrative agent (incorporated by reference to Exhibit 4.15 of the registrant's current report on Form 8-K filed on February 2, 2009)

4.16

Registration Rights Agreement dated April 16, 2012, by and between the Company and Granite State Capital, LLC (incorporated by reference to Exhibit 10.2 of the registrant's current report on Form 8-K filed April 18, 2012).

5.1*	Legal Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation, included in Exhibit 5.1.
10.1

Amended and Restated 2001 Equity Incentive Plan and Form of Stock Option Agreement thereunder (incorporated by reference to Exhibit 10.2 to registrant's registration statement on Form S-1 (File No. 333-114299) filed on April 8, 2004)

10.2	2005 Non-Employee Directors' Stock Option Plan, as amended (incorporated by reference to Exhibit 10.4A of the registrant's annual report on Form 10-K for the year ended December 31, 2006)
10.3

Form of Stock Option Agreement to the 2005 Non-Employee Directors' Stock Option Plan, as amended (incorporated by reference to Exhibit 10.3 to registrant's registration statement on Form S-1 (File No. 333-114299) filed on January 7, 2005)

10.4

2005 Employee Stock Purchase Plan and Form of Offering Document thereunder (incorporated by reference to Exhibit 10.4 to registrant's registration statement on Form S-1 (File No. 333-114299) filed on January 7, 2005)

10.5

Creditor Plan dated as of November 8, 2008 by and among registrant, mymedicalrecords.com, Inc. and Kershaw, Mackie & Co. as the administrative agent (incorporated by reference to Exhibit 10.1 of the registrant's current report on Form 8-K filed on November 13, 2008)

10.6	Security Agreement dated July 31, 2007 by and between MMR and The RHL Group, Inc. (incorporated by reference to Exhibit10.6 of the registrant's current report on Form 8-K filed on February 2, 2009)
10.7

Second Amended and Restated Secured Promissory Note dated August 1, 2008 by and between MMR and The RHL Group, Inc. (incorporated by reference to Exhibit 10.7 of the registrant's current report on Form 8-K filed on February 2, 2009)

10.8

Allonge to RHL Group Promissory Note and Security Agreement dated January 27, 2009 by and between mymedicalrecords.com, Inc. and The RHL Group, Inc. (incorporated by reference to Exhibit 10.8 of the registrant's current report on Form 8-K filed on February 2, 2009)

10.9	Form of Indemnity Agreement for the registrant's directors and executive officers (incorporated by reference to Exhibit 10.9 of the registrant's current report on Form 8-K filed on February 2, 2009)
10.10

Employment Agreement dated as of January 27, 2009 by and among the registrant, MMR and Robert H. Lorsch (incorporated by reference to Exhibit 10.10 of the registrant's current report on Form 8-K filed on February 2, 2009)

10.11

Form of Employment Agreement dated as of January 27, 2009 by and among the registrant, MMR and Naj Allana (incorporated by reference to Exhibit 10.11 of the registrant's current report on Form 8-K filed on February 2, 2009)

10.12

Amended and Restated Consulting Agreement dated as of January 27, 2009 by and between MMR and The RHL Group, Inc. (incorporated by reference to Exhibit 10.12 of the registrant's current report on Form 8-K filed on February 2, 2009)

10.13

Marketing and Strategic Planning Agreement dated August 24, 2006 by and between MMR and Hector V. Barreto, Jr. (incorporated by reference to Exhibit 10.13 of the registrant's current report on Form 8-K filed on February 2, 2009)

10.14

Marketing and Strategic Planning Agreement dated November 23, 2005 by and between MMR and Bernard Stolar (incorporated by reference to Exhibit 10.14 of the registrant's current report on Form 8-K filed on February 2, 2009)

10.15

Letter Agreement dated December 28, 2007 by and between MMR and The Rebensdorf Group, Inc. (incorporated by reference to Exhibit 10.15 of the registrant's current report on Form 8-K filed on February 2, 2009)

10.16

Letter Agreement dated as of December 30, 2008 by and between MMR and Richard Teich (incorporated by reference to Exhibit 10.16 of the registrant's current report on Form 8-K filed on February 2, 2009)

10.17

Third Amended and Restated Secured Promissory Note dated April 29, 2009 by and between MMR and The RHL Group, Inc. (incorporated by reference to Exhibit 10.1 of the registrant's current report on Form 8-K filed on May 4, 2009)

10.18

Secured Credit Restructuring Agreement dated April 29, 2009, by and between the registrant, MMR, The RHL Group, Inc. and Robert H. Lorsch (incorporated by reference to Exhibit 10.2 of the registrant's current report on Form 8-K filed on May 4, 2009)

10.19	Guaranty dated April 29, 2009, made by the registrant in favor of The RHL Group, Inc. (incorporated by reference to Exhibit 10.3 of the registrant's current report on Form 8-K filed on May 4, 2009)
10.20

Addendum dated May 21, 2009 to the Letter Agreement with The Rebensdorf Group, Inc. dated December 27, 2007 (incorporated by reference to Exhibit 10.1 of the registrant's current report on Form 8-K filed on May 27, 2009)

10.21

Stock Option Agreement dated August 6, 2009, by and between MMR Information Systems, Inc. and Robert H. Lorsch (incorporated by reference to Exhibit 10.1 of the registrant's quarterly report on Form 10-Q filed on August 27, 2009)

10.22

Waiver Agreement, dated August 18, 2009, by and among MMR Information Systems, Inc., MyMedicalRecords, Inc., and The RHL Group, Inc. (incorporated by reference to Exhibit 10.2 of the registrant's quarterly report on Form 10-Q filed on August 27, 2009)

10.23

Warrant dated August 18, 2009, issued by MMR Information Systems, Inc. in favor of Robert H. Lorsch (incorporated by reference to Exhibit 10.3 of the registrant's quarterly report on Form 10-Q filed on August 27, 2009)

10.24

Warrant dated August 18, 2009, issued by MMR Information Systems, Inc. in favor of The RHL Group, Inc. (incorporated by reference to Exhibit 10.4 of the registrant's quarterly report on Form 10-Q filed on August 27, 2009)

10.25#

Licensing and Sales Commission Agreement, dated September 16, 2009, by and among MMR Information Systems, Inc., E-Mail Frequency, LLC and David T. Loftus (incorporated by reference to Exhibit 10.1 of the registrant's quarterly report on Form 10-Q filed on November 16, 2009)

10.26#

Cooperation Agreement dated January 4, 2010, by and among MMR Information Systems and Unis-TongHe Technology (Zhengzhou) Co., Ltd. (incorporated by reference to Exhibit 10.26 of the registrant's annual report on Form 10-K for the year ended December 31, 2009)

10.27#

Letter agreement dated January 4, 2010, with regard to the UNIS-TongHe Medical Technology Service Group (Henan) Co., Ltd. Cooperation Agreement, by and among MMR Information Systems and Unis-TongHe Technology (Zhengzhou) Co., Ltd. (incorporated by reference to Exhibit 10.27 of the registrant's annual report on Form 10-K for the year ended December 31, 2009)

10.28#

Master Services Agreement dated March 22, 2010, by and among MMR Information Systems and Chartis International LLC. (incorporated by reference to Exhibit 10.28 of the registrant's annual report on Form 10-K for the year ended December 31, 2009)

10.29

Employment Agreement dated as of January 26, 2010 by and among MMR Information Systems and Ingrid Safranek. (incorporated by reference to Exhibit 10.29 of the registrant's annual report on Form 10-K for the year ended December 31, 2009)

10.30

Amendment No. 1, dated March 5, 2010, to that Stock Option Agreement, dated August 6, 2009, by and between MMR Information Systems, Inc., and Robert H. Lorsch. (incorporated by reference to Exhibit 10.30 of the registrant's annual report on Form 10-K for the year ended December 31, 2009)

10.31

Amended agreement dated June 18, 2010, with Dutchess Opportunity Fund of Boston to provide a $10 million standby equity line facility. (incorporated by reference to Exhibit 10.1 of the registrant's current report on Form 8-K filed on June 18, 2010)

10.32#

Non-Exclusive License Agreement dated December 21, 2010, by and between MMRGlobal, Inc. and Celgene Corporation (incorporated by reference to Exhibit 10.32 of the registrant's annual report on Form 10-K for the year ended December 31, 2010)

10.33

Employment Agreement dated as of December 13, 2010, by and between the Company and Sunil K. Singhal (incorporated by reference to Exhibit 10.33 of the registrant's annual report on Form 10-K for the year ended December 31, 2010)

10.34

Employment Agreement dated as of December 15, 2010, by and between the Company and Ingrid Safranek (incorporated by reference to Exhibit 10.34 of the registrant's annual report on Form 10-K for the year ended December 31, 2010)

10.35

Fifth Amended and Restated Secured Promissory Note dated April 29, 2011 by and between MMR and The RHL Group, Inc. (incorporated by reference to Exhibit 10.1 of the registrant's current report on Form 8-K filed on May 26, 2011)

10.36	Guaranty dated April 29, 2011, made by the registrant in favor of The RHL Group, Inc. (incorporated by reference to Exhibit 10.3 of the registrant's current report on Form 8-K filed on May 26, 2011)
10.37#

Equipment Purchase Agreement, Effective as of July 11, 2011, by and between the Company and Eastman Kodak Company (incorporated by reference to Exhibit 10.1 of the registrant's quarterly report on Form 10-Q filed on August 15, 2011).

10.38

Settlement and Patent License Agreement, Effective as of December 9, 2011, by and between the Company and Surgery Center Management, LLC. (incorporated by reference to Exhibit 10.1 of the registrant's current report on Form 8-K filed on January 17, 2012)

10.39

Employment Agreement dated as of December 23, 2011, by and between the Company and Richard Lagani (incorporated by reference to Exhibit 10.39 of the registrant's annual report on Form 10-K for the year ended December 31, 2011)

10.40

Employment Agreement dated as of January 1, 2012 by and among the registrant, MMR and Robert H. Lorsch (incorporated by reference to Exhibit 10.40 of the registrant's annual report on Form 10-K for the year ended December 31, 2011)

10.41

Employment Agreement dated as of January 1, 2012 by and among the registrant, MMR and Rafael ("Ralph") Salazar (incorporated by reference to Exhibit 10.41 of the registrant's annual report on Form 10-K for the year ended December 31, 2011)

10.42

Amended Employment Agreement dated as of January 1, 2012 by and among the registrant, MMR and Ingrid Safranek (incorporated by reference to Exhibit 10.42 of the registrant's annual report on Form 10-K for the year ended December 31, 2011)

10.43

2011 Equity Incentive Plan and Form of Stock Option Agreement thereunder (incorporated by reference to Exhibit 10.43 of the registrant's annual report on Form 10-K for the year ended December 31, 2011)

10.44

Investment Agreement dated April 16, 2012, by and between the Company and Granite State Capital, LLC (incorporated by reference to Exhibit 10.1 of the registrant's current report on Form 8-K filed April 18, 2012).

16.1	Letter re: Change in Certifying Accountant. (incorporated by reference to Exhibit 16.1 of the registrant's current report on Form 8-K/A filed on January 5, 2010)
21.1	Schedule of Subsidiaries (incorporated by reference to Exhibit 21.1 of the registrant's current report on Form 8-K filed on February 2, 2009)
23.1*	Consent of Rose, Snyder & Jacobs LLP
23.2*	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation, included in Exhibit 5.1.
+	The Company has requested confidential treatment with respect to portions of this exhibit.
*	Filed herewith.
#	Confidential treatment has been granted with respect to portions of this exhibit.
This exhibit is identified as a management contract or compensatory plan or arrangement pursuant to Item 15(a)(3) of Form 10-K.